As filed with the Securities and Exchange Commission on July 13, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Buckeye Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	4610	23-2432497
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William H. Schmidt, Jr.
Vice President, General Counsel and Secretary
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Swidler, Esq. Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	William N. Finnegan IV, Esq. Sean T. Wheeler, Esq. Latham & Watkins LLP 717 Texas Avenue, Suite 1600 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement and the effective time of the merger pursuant to the merger agreement described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)       ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Offering Price(2)	Registration Fee
Limited partnership units	19,951,500	$1,175,342,865	$83,801.95

(1)	Represents the maximum number of limited partnership units of the registrant to be issued in connection with the merger.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the limited partnership units on July 7, 2010 on the New York Stock Exchange, which was $58.91.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not distribute the limited partnership units of Buckeye Partners, L.P. being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

Subject to completion, dated July 13, 2010

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Buckeye Partners, L.P. (the “Partnership”), Buckeye GP LLC, the general partner of the Partnership (the “Partnership GP”), Grand Ohio, LLC, a wholly-owned subsidiary of the Partnership (“MergerCo”), Buckeye GP Holdings L.P. (“Holdings”), and MainLine Management LLC, Holdings’ general partner (“Holdings GP”), have entered into an Agreement and Plan of Merger dated as of June 10, 2010 (the “merger agreement”). Under the merger agreement, the Partnership will acquire Holdings through a merger of MergerCo with and into Holdings (the “merger”), and all common units and management units of Holdings (“Holdings units”), will be converted into limited partner interests of the Partnership represented by limited partnership units (“Partnership LP units”). As a result of the merger, Holdings will be a subsidiary of the Partnership, with the Partnership as Holdings’ sole limited partner and Holdings GP remaining as the non-economic general partner of Holdings. In connection with the merger, the incentive compensation agreement (the “incentive distribution rights,” or the “IDRs”) held by the Partnership GP will be cancelled and the general partner units held by the Partnership GP (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a non-economic general partner interest in the Partnership pursuant to the Partnership’s amended and restated partnership agreement (the “amended and restated partnership agreement”). The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The form of the Partnership’s amended and restated partnership agreement is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Pursuant to the merger agreement, the Partnership will issue to the holders of Holdings common units and management units (the “Holdings unitholders”) approximately 20 million Partnership LP units in the merger. Each unitholder of Holdings will receive 0.705 Partnership LP units per Holdings unit (the “stated consideration”). The stated consideration represents a 32% premium to the closing price of Holdings common units on June 10, 2010, the last trading day before the public announcement of the proposed merger.

The holders of Partnership LP units (the “Partnership unitholders”) will continue to own their existing Partnership LP units. Following the merger, the Partnership will be owned approximately 72% by current Partnership unitholders and approximately 28% by former Holdings unitholders (including 17% that will be owned by BGH GP Holdings, LLC, the sole member of Holdings GP (“BGH GP”), and its affiliates). The Partnership LP units will continue to be traded on the New York Stock Exchange under the symbol “BPL” following the merger.

YOUR VOTE IS VERY IMPORTANT.  We cannot complete the merger unless, among other things, (a) the Partnership unitholders approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement and the amended and restated partnership agreement and (b) the Holdings unitholders approve the merger, the merger agreement and the transactions contemplated thereby at the special meetings of the Partnership unitholders and Holdings unitholders.

The Partnership will hold a special meeting on          , 2010 at  :00 a.m., local time, at the offices of the Partnership, One Greenway Plaza, Suite 600, Houston, Texas 77046. Holdings will hold a special meeting on          , 2010 at  :00 a.m., local time, at the offices of Holdings, One Greenway Plaza, Suite 600, Houston, Texas 77046. Whether or not you plan to attend your meeting, to ensure your units are represented at the meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet as described on your proxy card.

The Audit Committee (the “Partnership Audit Committee”) of the board of directors of the Partnership GP (the “Partnership Board”), comprised of independent directors, to which the board of directors has delegated full authority to negotiate and approve the merger and any definitive documentation related to the merger, has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant thereto, and has determined that the merger agreement and the transactions contemplated thereby, including the merger and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, are fair and reasonable to and in the best interests of, the Partnership and the unaffiliated Partnership unitholders. Accordingly, the Partnership Audit Committee unanimously recommends that the Partnership unitholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of the Partnership LP units pursuant to the merger agreement. In addition, the Partnership Audit Committee has unanimously approved and declared the advisability of the amended and restated partnership agreement, has determined that the amended and restated partnership agreement is fair and reasonable to, and in the best interest of, the Partnership and the unaffiliated Partnership unitholders, and unanimously recommends that the Partnership unitholders vote to approve the amended and restated partnership agreement.

The board of directors of Holdings GP (the “Holdings Board”) has unanimously approved and declared the advisability of (with the director that is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) the merger, the merger agreement and the transactions completed thereby and determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, Holdings and the Holdings unitholders. Accordingly, the Holdings Board unanimously recommends that the Holdings unitholders vote to approve the merger, the merger agreement and the transactions contemplated thereby.

This joint proxy statement/prospectus gives you detailed information about the special meetings and the proposed merger. The Partnership and Holdings both urge you to read carefully this entire joint proxy statement/prospectus, including all of its annexes. In particular, please read “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus for a discussion of risks relevant to the merger, the Partnership and other matters.

The Partnership LP units are traded on the New York Stock Exchange under the symbol “BPL.” The last reported sale price of the Partnership LP units on the New York Stock Exchange on July 12, 2010 was $60.76. Holdings common units are traded on the New York Stock Exchange under the symbol “BGH.” The last reported sale price of Holdings common units on the New York Stock Exchange on July 12, 2010 was $39.88.

Forrest E. Wylie Chief Executive Officer MainLine Management LLC	Keith E. St.Clair Senior Vice President and Chief Financial Officer Buckeye GP LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2010 and is first being mailed to the Partnership unitholders and the Holdings unitholders on or about          , 2010.

NOTICE OF SPECIAL MEETING OF
BUCKEYE PARTNERS, L.P. UNITHOLDERS
TO BE HELD ON          , 2010

To the Unitholders of Buckeye Partners, L.P.:

This is a notice that a special meeting of the unitholders of Buckeye Partners, L.P. (the “Partnership”) will be held on          , 2010 at  :00 a.m., local time, at the offices of the Partnership, One Greenway Plaza, Suite 600, Houston, Texas 77046. The purpose of the special meeting is:

1. To consider and vote upon the approval of the Agreement and Plan of Merger (the “merger agreement”) by and among the Partnership, Buckeye GP LLC, the general partner of the Partnership (the “Partnership GP”), Grand Ohio, LLC (“MergerCo”), Buckeye GP Holdings L.P. (“Holdings”) and MainLine Management LLC, the general partner of Holdings (“Holdings GP”), dated as of June 10, 2010, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement;

2. To consider and vote upon the approval of the Amended and Restated Agreement of Limited Partnership of the Partnership (the “amended and restated partnership agreement,” a copy of which is attached as Annex B to this joint proxy statement/prospectus); and

3. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Pursuant to the merger agreement (i) MergerCo will merge with and into Holdings and Holdings will survive as a subsidiary of the Partnership with the Partnership as Holdings’ sole limited partner and Holdings GP remaining as the sole general partner of Holdings and (ii) all common units and management units of Holdings will be converted into limited partner interests of the Partnership represented by limited partnership units (“Partnership LP units”) (a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus).

The Audit Committee of the board of directors of the Partnership GP (the “Partnership Audit Committee”), comprised of independent directors, has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant thereto, and has determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and the holders of Partnership LP units (the “Partnership unitholders”) who are not affiliated with the Partnership GP. Accordingly, the Partnership Audit Committee unanimously recommends that the Partnership unitholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement. In addition, the Partnership Audit Committee has unanimously approved and declared the advisability of the amended and restated partnership agreement, has determined that the amended and restated partnership agreement is fair and reasonable to, and in the best interest of, the Partnership and the unaffiliated Partnership unitholders, and unanimously recommends that Partnership unitholders vote to approve the amended and restated partnership agreement.

The proposals described in paragraphs 1 and 2 above require the affirmative vote of the holders of a majority of the Partnership’s outstanding LP units entitled to vote as of the record date. The approval of the proposals described in paragraphs 1 and 2 are a condition to consummation of the merger. Only Partnership unitholders of record at the close of business on          , 2010, the record date, are entitled to receive this notice and to vote at the Partnership special meeting or any adjournment or postponement of that meeting.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold Partnership LP units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your Partnership LP units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the Partnership special meeting and voting in person. Please note, however, that if you hold your Partnership LP units through a bank or broker, and you wish to vote in person at the Partnership special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the Partnership special meeting and voting your Partnership LP units in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to           at the address provided with the proxy card at or before the Partnership special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your Partnership LP units at the Partnership special meeting or submitting your voting instructions by proxy.

By Order of the Audit Committee of the Board of Directors of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

William H. Schmidt, Jr.
Secretary

Houston, Texas
          , 2010

NOTICE OF SPECIAL MEETING OF
BUCKEYE GP HOLDINGS L.P. UNITHOLDERS
TO BE HELD ON          , 2010

To the Unitholders of Buckeye GP Holdings L.P.:

This is a notice that a special meeting of the unitholders of Buckeye GP Holdings L.P. (“Holdings”) will be held on          , 2010 at   a.m., local time, at the offices of Holdings, One Greenway Plaza, Suite 600, Houston, Texas 77046. The purpose of the special meeting is:

1. To consider and vote upon the approval of (a) the Agreement and Plan of Merger (the “merger agreement”) by and among Holdings, Buckeye Partners, L.P. (the “Partnership”), Buckeye GP LLC, the general partner of the Partnership (the “Partnership GP”), Grand Ohio, LLC, a wholly owned subsidiary of the Partnership (“MergerCo”), and MainLine Management LLC, the general partner of Holdings (“Holdings GP”), dated as of June 10, 2010, as such agreement may be amended from time to time, pursuant to which (i) MergerCo will merge with and into Holdings and Holdings will survive as a subsidiary of the Partnership with the Partnership as Holdings’ sole limited partner and Holdings GP remaining as the sole general partner of Holdings and (ii) all common units and management units of Holdings will be converted into limited partner interests of the Partnership represented by limited partnership units (“Partnership LP units”) (a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus), (b) the merger, and (c) the transactions contemplated thereby; and

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The board of directors of Holdings GP (the “Holdings Board”) has unanimously approved, adopted and declared the advisability of (with the director that is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) the merger, the merger agreement and the transactions contemplated thereby and determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, Holdings and the holders of Holdings common units and management units (the “Holdings unitholders”). Accordingly, the Holdings Board unanimously recommends that the Holdings unitholders vote to approve the merger, the merger agreement and the transactions contemplated thereby.

The proposal described in paragraph 1 above requires the affirmative vote of the holders of (A) a majority of the common units of Holdings outstanding and entitled to vote at the meeting as of the record date, voting as a separate class, and (B) a majority of the common units and management units of Holdings outstanding and entitled to vote at the meeting as of the record date, voting together as a single class. The approval and adoption of the proposal described in paragraph 1 is a condition to consummation of the merger. Only Holdings unitholders of record at the close of business on          , 2010, the record date, are entitled to receive this notice and to vote at the Holdings special meeting or any adjournment or postponement of that meeting.

Whether or not you plan to attend the Holdings special meeting, please submit your proxy with voting instructions as soon as possible. If you hold units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the Holdings special meeting and voting in person. Please note, however, that if you hold your units through a bank or broker, and you wish to vote in person at the Holdings special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the Holdings special meeting and voting your shares in person at the Holdings special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to           at the address provided with the proxy card at or before the Holdings special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your shares at the Holdings special meeting or submitting your voting instructions by proxy.

By Order of the Board of Directors of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P.

William H. Schmidt, Jr.
Secretary

Houston, Texas
          , 2010

Page

ANNEX A Agreement and Plan of Merger	Annex A-1
ANNEX B Form of Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P.	Annex B-1
ANNEX C Form of Second Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P.	Annex C-1
ANNEX D Support Agreement	Annex D-1
ANNEX E Opinion of Barclays Capital Inc.	Annex E-1
ANNEX F Opinion of Credit Suisse Securities (USA) LLC	Annex F-1
EX-10.15
EX-23.1
EX-23.2
EX-99.1
EX-99.2
EX-99.6
EX-99.7
EX-99.8
EX-99.9

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of (a) the Partnership with respect to the solicitation of proxies for the Partnership special meeting to, among other things, approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units, and to approve the Partnership’s amended and restated partnership agreement; and (b) Holdings with respect to the solicitation of proxies for the Holdings special meeting to, among other things, approve the merger, the merger agreement and the transactions contemplated thereby. This joint proxy statement/prospectus is also a prospectus of the Partnership under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for the Partnership LP units that Holdings unitholders will receive in the merger.

As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about the Partnership and Holdings from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 152. This information is available to you without charge upon your request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the Partnership or Holdings at the following addresses and telephone numbers:

Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
One Greenway Plaza	One Greenway Plaza
Suite 600	Suite 600
Houston, Texas 77046	Houston, Texas 77046
(832) 615-8600	(832) 615-8600
Attention: Investor Relations	Attention: Investor Relations

Please note that copies of the documents provided to you will not include exhibits.

You may obtain certain of these documents at the Partnership’s website, www.buckeye.com, by selecting “Investor Center” and then selecting “SEC Filings,” and at Holdings’ website, www.buckeyegp.com, by selecting “Investor Center” and then selecting “SEC Filings.” Information contained on the Partnership’s and Holdings’ websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Partnership special meeting and Holdings special meeting, your request should be received no later than          , 2010.

The Partnership and Holdings have not authorized anyone to give any information or make any representation about the merger and related matters or about the Partnership or Holdings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

In the following questions and answers, selected information from this joint proxy statement/prospectus has been highlighted but all of the information that may be important to the holders of Partnership LP units and the holders of Holdings units regarding the merger and the other transactions contemplated by the merger agreement has not been included. To better understand the merger and the other transactions contemplated by the merger agreement, and for a complete description of their legal terms, please read carefully this joint proxy statement/prospectus in its entirety, including all of its annexes, as well as the documents incorporated by reference in this joint proxy statement/prospectus. Please read “Important Note About this Joint Proxy Statement/Prospectus” on page iv and “Where You Can Find More Information” beginning on page 152.

Q:	What are the proposed transactions?

A:	The Partnership and Holdings have agreed to combine by merging MergerCo with and into Holdings under the terms of a merger agreement that is described in this joint proxy statement/prospectus and attached as Annex A to this joint proxy statement/prospectus. Holdings is currently the parent of the Partnership GP. As a result of the merger and the other transactions contemplated by the merger agreement, Holdings will become a subsidiary of the Partnership, with the Partnership as the sole limited partner of Holdings and Holdings GP continuing as the non-economic general partner of Holdings. In addition, the incentive distribution rights held by the Partnership GP will be terminated and the general partner units held by the Partnership GP (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a non-economic general partner interest in the Partnership. The merger agreement provides that all outstanding Holdings units at the effective time of the merger will be converted into Partnership LP units. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be set forth in the certificate of merger. Throughout this joint proxy statement/prospectus, this is referred to as the “effective time” of the merger.

Q:	Why am I receiving these materials?

A:	The merger cannot be completed without obtaining the appropriate approvals of the Partnership unitholders and the Holdings unitholders. The Partnership and Holdings will hold separate special meetings of their respective unitholders to obtain these approvals.

Q:	Why are the Partnership and Holdings proposing the merger?

A:	The Partnership and Holdings both believe that the merger will provide substantial benefits to the Partnership unitholders and the Holdings unitholders by combining into a single partnership that is better positioned to compete in the marketplace. The Partnership’s Audit Committee and the Holdings Board both believe that the combination of the Partnership and Holdings offers the following advantages to the Partnership following the merger:

•	eliminates the incentive distribution rights in the Partnership, which will provide a substantially lower cost of equity capital, thereby enhancing the Partnership’s ability to compete for new accretive acquisitions;

•	improves the potential returns to the Partnership unitholders, including former Holdings unitholders receiving Partnership LP units in the merger, from the Partnership’s enhanced competitive position following the merger;

•	reduces the costly duplication of services required to maintain two public companies; and

•	increases the public float and trading liquidity of the market for the Partnership LP units.

Q:	What will Holdings unitholders receive in connection with the merger?

A:	If the merger is completed, Holdings unitholders will receive 0.705 Partnership LP units per Holdings unit. Based on the number of outstanding Holdings units, the total number of Partnership LP units to be received by Holdings unitholders is approximately 20 million. No Holdings unitholder will receive a fractional Partnership LP unit; instead, any Holdings unitholder who would otherwise be entitled to receive a fractional Partnership LP unit will receive cash in lieu thereof.

Q:	How do I exchange my Holdings units for Partnership LP units?

A:	Each holder of record of Holdings units at the close of business on the effective date of the merger will receive a letter of transmittal and other appropriate and customary transmittal materials that will contain instructions for the surrender of Holdings units for Partnership LP units.

Q:	Do I have appraisal rights?

A:	No. Neither Holdings unitholders nor Partnership unitholders have or are entitled to exercise appraisal rights in connection with the merger under Delaware law and the Partnership’s or Holdings’ partnership agreement.

Q:	Will Holdings unitholders be able to trade Partnership LP units that they receive pursuant to the merger?

A:	Yes. Partnership LP units received pursuant to the merger will be registered under the Securities Act and will be listed on the New York Stock Exchange under the symbol “BPL.” All Partnership LP units that each Holdings unitholder receives in the merger will be freely transferable unless such Holdings unitholder is deemed to be an affiliate of the Partnership following the merger for purposes of U.S. federal securities laws.

Q:	What will Partnership unitholders receive in connection with the merger?

A:	Partnership unitholders will not receive any consideration in the merger. Partnership unitholders will continue to own their existing Partnership LP units.

Q:	What happens to distributions by the Partnership?

A:	Once the merger is completed and Holdings unitholders receive their Partnership LP units, when distributions are approved and declared by the Partnership GP and paid by the Partnership, the former Holdings unitholders and the current Partnership unitholders will receive distributions on their Partnership LP units.

Q:	As a Holdings unitholder, what happens to the payment of distributions for the quarter in which the merger is effective?

A:	If the merger is completed before the record date for a quarterly distribution, Holdings unitholders will receive no quarterly distribution from Holdings; instead, a Holdings unitholder will receive Partnership distributions on all Partnership LP units such unitholder received in the merger. If the merger closes after the record date, Holdings unitholders will receive distributions on Holdings units held as of the record date. However, Holdings unitholders will not receive distributions from both Holdings and the Partnership for the same quarter.

Q:	What will happen to Holdings after the merger?

A:	As a result of the merger, MergerCo will be merged with and into Holdings, and Holdings will become a subsidiary of the Partnership, with the Partnership being the sole limited partner of Holdings and Holdings GP remaining as the sole general partner of Holdings. Holdings GP’s general partner interest will be non-economic. Holdings units will cease to exist. Holdings will continue to exist in order to avoid a change of control, as defined in the Partnership’s credit agreement, but its purpose will be solely to own the limited liability company interest in the Partnership GP, and Holdings GP will be restricted from causing Holdings to engage in any business activities other than such ownership and immaterial or administrative actions relating thereto and electing directors of the Partnership GP in accordance with the terms of the amended and restated partnership agreement of the Partnership.

Q:	What Holdings unitholder and Partnership unitholder approvals are required?

A:	The following require the affirmative vote of the holders of at least a majority of the outstanding Partnership LP units entitled to vote as of the record date: (a) the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of the Partnership LP units in the merger; and (b) the approval of the Partnership’s amended and restated partnership agreement. Accordingly, if a Partnership unitholder fails to vote, or if a Partnership unitholder abstains from voting, that will have the same effect as a vote against (a) and (b) above.

The approval of the merger, the merger agreement and the transactions contemplated thereby require the affirmative vote of the holders of (a) a majority of the common units of Holdings outstanding and entitled to vote at the meeting as of the record date, voting as a separate class, and (b) a majority of the common units and management units of Holdings outstanding and entitled to vote at the meeting as of the record date, voting as a single class. Accordingly, if a Holdings unitholder fails to vote, or if a Holdings unitholder abstains from voting, that will have the same effect as a vote against the approval of the merger, the merger agreement and the transactions contemplated thereby.

BGH GP, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P., and KEP VI, LLC, the record and/or beneficial owners of approximately 62% of Holdings units (the “Major Holdings Unitholders”), have agreed to vote their Holdings units in favor of the merger and the merger agreement pursuant to a support agreement dated June 10, 2010 among the Partnership and such unitholders (a copy of which is attached as Annex D to this joint proxy statement/prospectus). These units constitute approximately 61% of all outstanding Holdings common units and 97% of all outstanding Holdings management units. Please read “The Proposed Merger — Transactions Related to the Merger — Support Agreement” beginning on page 84.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before the Partnership and Holdings can complete the merger, including the approvals by the Partnership unitholders and Holdings unitholders and the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, relating to the Partnership LP units to be received by Holdings unitholders. We expect to complete the merger promptly following the Partnership special meeting and the Holdings special meeting, which we currently anticipate will occur in the fourth quarter of 2010.

Q:	After completion of the merger, will I be able to vote to elect directors of the Partnership GP board?

A:	Pursuant to the merger agreement, the Partnership agreed to amend and restate its existing partnership agreement. Under the amended and restated partnership agreement, holders of Partnership LP units (other than BGH GP) will have the right to elect 7 of the 9 members of the board of directors of the Partnership GP. Holdings GP will have the right to appoint the two remaining directors.

Q:	After the merger, who will direct the activities of the Partnership?

A:	Pursuant to the amended and restated partnership agreement of the Partnership and the amended and restated limited liability company agreement of the Partnership GP, each of which will be in effect after the merger, the Partnership Board will direct the activities of the Partnership.

Q:	What are the expected tax consequences to a Holdings unitholder as a result of the merger?

A:	Under current law, it is anticipated that for U.S. federal income tax purposes no income or gain should be recognized by a Holdings unitholder solely as a result of the merger, other than any gain resulting from the exchange of Holdings units for cash in lieu of the distribution of fractional Partnership LP units, in which case such unitholder would recognize gain or loss equal to the difference between the amount of cash received and the unitholder’s adjusted tax basis allocable to such fractional unit.

Please read “Risk Factors — Tax Risks Related to the Merger” beginning on page 27, “Risk Factors — Tax Risks to Holdings Common Unitholders” beginning on page 27, and “Material Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Holdings Common Unitholders” beginning on page 115.

Q:	Under what circumstances could the merger result in an existing Partnership unitholder recognizing taxable gain as a result of the recalculation of such unitholder’s share of the Partnership’s nonrecourse liabilities?

A:	Upon the completion of the merger, Holdings unitholders who receive Partnership LP units will become limited partners of the Partnership and will be allocated their pro rata share of the Partnership’s nonrecourse liabilities. This will result in a reduction in the amount of nonrecourse liabilities allocated to the Partnership’s unitholders, which is referred to as a “reducing debt shift.” If an existing Partnership unitholder experiences a reducing debt shift as a result of the merger, such a unitholder will be deemed to have received a cash distribution in the amount of such shift. An existing Partnership unitholder will recognize gain to the extent a deemed cash distribution to such holder exceeds such holder’s adjusted tax basis in its Partnership LP units. Although the Partnership has not received an opinion with respect to whether any existing Partnership unitholders will recognize gain from a reducing debt shift upon completion of the merger, the Partnership does not expect that any deemed cash distribution will exceed an existing Partnership unitholder’s tax basis in its Partnership LP units.

Please read “Material Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Existing Partnership Unitholders— Potential for Reducing Debt Shifts” beginning on page 114.

Q:	What are the expected tax consequences after the merger is completed for Holdings unitholders who receive Partnership LP units in the merger?

A:	Each Holdings unitholder who becomes a Partnership unitholder as a result of the merger will, as is the case for existing Partnership unitholders, be required to report on its federal income tax return such unitholder’s distributive share of the Partnership’s income, gains, losses, deductions and credits. In addition to federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the unitholder is resident.

Please read “Federal Income Taxation of the Partnership and its Unitholders” beginning on page 118.

Q:	Who is entitled to vote at the special meetings?

A:	Partnership special meeting: All of the Partnership’s unitholders of record at the close of business on , 2010, the record date for the Partnership’s special meeting, are entitled to receive notice of and to vote at the Partnership’s special meeting.

Holdings special meeting: All of Holdings’ unitholders of record at the close of business on , 2010, the record date for Holdings’ special meeting, are entitled to receive notice of and to vote at Holdings’ special meeting.

Q: What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your Partnership LP units or Holdings units will be represented and voted at your special meeting.

If your Partnership LP units or Holdings units are held in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate Partnership unitholders or Holdings unitholders and to allow you to confirm that your instructions have been properly recorded.

The method you use to submit a proxy will not limit your right to vote in person at the Partnership special meeting or Holdings special meeting if you later decide to attend your special meeting. If your Partnership LP units or Holdings units are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the Partnership special meeting or Holdings special meeting.

Q:	If my Partnership LP units or Holdings units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. Your broker will not be able to vote your Partnership LP units or Holdings units without instructions from you. Please follow the procedure your broker provides to vote your units.

In connection with either special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. An abstention will be the equivalent of a “NO” vote with respect to all of the matters to be voted upon. A broker non-vote will have the effect of a vote against all of the matters to be voted upon at the special meetings.

An abstention occurs when a Partnership unitholder or Holdings unitholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes may occur when a person holding units through a bank, broker or other nominee does not provide instructions as to how the units should be voted, and the broker lacks discretionary authority to vote on a particular proposal.

Q:	If I am a Holdings unitholder with certificated units, should I send in my unit certificates with my proxy card?

A:	No. Please DO NOT send your Holdings unit certificates with your proxy card. A letter of transmittal for your Holdings units and instructions will be delivered to you in a separate mailing. If your Holdings units are held in “street name” by your broker or other nominee, you should follow their instructions.

Q:	If I am a Partnership unitholder, should I send in my Partnership unit certificates with my proxy card?

A:	No. Please DO NOT send your Partnership unit certificates with your proxy card. Since the Partnership LP units are not being exchanged, you should keep your Partnership unit certificates.

Q:	If I am planning on attending a special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend your special meeting, you should submit a proxy. Generally, Partnership LP units or Holdings units will not be voted if the holder of such Partnership LP units or Holdings units does not submit a proxy and if such holder does not vote in person at such holder’s special meeting. Failure to submit a proxy would have the same effect as a vote against all the proposals at the Partnership special meeting and will have the same effect as a vote against all the proposals at the Holdings special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before Partnership LP units or Holdings units are voted at your special meeting. You can do this in any of the three following ways:

•	by sending a written notice to in time to be received before your special meeting stating that you revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before your special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending your special meeting and voting in person.

If your Partnership LP units or Holdings units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the Partnership special meeting or the Holdings special meeting?

A:	You may receive more than one set of voting materials for the Partnership special meeting or the Holdings special meeting and the materials may include multiple proxy cards or voting instruction cards. For

x

example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Can I submit my proxy by telephone or the internet?

A:	Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet are described on your proxy card.

Q:	Who can I contact with questions about the special meetings or the merger and related matters?

A:	If you have any questions about the merger and the other matters contemplated by this joint proxy statement/prospectus or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

Banks and brokers call:
Unitholders call toll-free:
Email:

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. To understand the merger fully and for a complete description of the terms of the merger and related matters, you should read carefully this joint proxy statement/prospectus, the documents incorporated by reference and the full text of the annexes to this joint proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 152.

The Proposed Merger (page 83)

Under the merger agreement, the Partnership will acquire Holdings through a merger of MergerCo with and into Holdings, and all Holdings units will be converted into Partnership LP units. As a result of the merger, Holdings will be a subsidiary of the Partnership, with the Partnership as the sole limited partner of Holdings and Holdings GP remaining as the sole general partner (with a non-economic general partner interest) of Holdings.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Please read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, please read “The Merger Agreement” beginning on page 87.

Merger Consideration (page 88)

Pursuant to the merger agreement, the Partnership will issue to the Holdings unitholders approximately 20 million Partnership LP units in the merger. Each unitholder of Holdings will receive 0.705 Partnership LP units per Holdings unit. This stated consideration represents a 32% premium to the closing price of Holdings common units on June 10, 2010, the last trading day before the public announcement of the proposed merger.

Transactions Related to the Merger (page 83)

Amended and Restated Partnership Agreement

Immediately following the closing of the merger, the Partnership’s existing partnership agreement will be amended and restated. Under the amended and restated partnership agreement, (i) the general partner interest represented by the incentive compensation agreement (the “incentive distribution rights”) will be cancelled and the general partner units (“GP units,” which currently represent an approximate 0.5% general partner interest in the Partnership) will be converted into a non-economic general partner interest in the Partnership; (ii) provisions for the election of seven of the nine members of the board of directors of the Partnership GP by the Partnership unitholders will be added; (iii) the Partnership GP’s right to acquire all Partnership LP units if the Partnership GP or its affiliates own more than 90% of the outstanding Partnership LP units will be eliminated; (iv) certain provisions added to the existing partnership agreement in 2004 to clarify the separateness of the Partnership GP, the Partnership, and certain related entities from the owners of the Partnership GP, which will become generally inapplicable once the Partnership owns the Partnership GP, will be eliminated; and (v) certain other legacy provisions that are no longer applicable to the Partnership will be eliminated.

For a summary of the amended and restated partnership agreement, please read “The Amended and Restated Partnership Agreement of the Partnership” beginning on page 102.

The foregoing description of the amended and restated partnership agreement is qualified in its entirety by reference to the full text of the form of amended and restated partnership agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Support Agreement

In connection with the execution of the merger agreement, the Partnership entered into a support agreement with the Major Holdings Unitholders. As of June 10, 2010, the last trading day before the public announcement of the proposed merger, the Major Holdings Unitholders beneficially owned 17,004,596 Holdings common units and 509,141 Holdings management units. These units represent approximately 62% of all outstanding Holdings units (61% of the total Holdings common units and 97% of the total Holdings management units).

Pursuant to the support agreement, the Major Holdings Unitholders agreed to vote their Holdings units (a) in favor of the adoption of the merger and the merger agreement, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty of Holdings or Holdings GP contained in the merger agreement, (c) against any acquisition proposal (as defined in the merger agreement) and (d) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger and the transactions contemplated by the merger agreement. The support agreement may be terminated upon, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Registration Rights Agreement

Pursuant to the support agreement described above, on June 10, 2010 the Partnership and the Major Holdings Unitholders entered into a registration rights agreement pursuant to which the Partnership has agreed to file a registration statement covering the potential sale of Partnership LP units to be issued to the Major Holdings Unitholders in the merger. In addition, the registration rights agreement gives the Major Holdings Unitholders piggyback registration rights under certain circumstances.

The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

Directors and Executive Officers of the Partnership GP Following the Merger (page 139)

The Partnership GP will continue to manage the Partnership after the merger. The Partnership GP’s management team will continue in their current roles and will manage the Partnership GP following the merger. Following the effective time of the merger, the Partnership Board is expected to consist of nine members. Mr. Forrest E. Wylie, the chief executive officer of the Partnership GP and the current chairman of the Partnership Board, as well as the three current members of the Partnership Audit Committee will continue as directors of the Partnership GP. In addition, the three members of the audit committee of Holdings GP shall serve as directors of the Partnership GP following the effective time of the merger. Holdings GP has designated Frank J. Loverro and John F. Erhard to serve as additional members of the Partnership Board following the effective time of the merger. Holdings GP will have the right and authority to designate these two additional members of the Partnership Board going forward, subject to reduction if the Major Holdings Unitholders ownership of Partnership LP units drops below certain thresholds.

Recommendation of the Partnership Audit Committee and Its Reasons for the Merger (page 44)

The Partnership Board delegated full authority to the Partnership Audit Committee to negotiate and approve the merger and any definitive documentation related to the merger on behalf of the Partnership Board. The Partnership Audit Committee engaged independent legal and financial advisors to assist in the negotiations.

The Partnership Audit Committee has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, and has determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and its unitholders (other than the Partnership GP, Holdings or their respective affiliates). Accordingly, the Partnership Audit Committee unanimously recommends that the Partnership’s unitholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement.

In addition, the Partnership Audit Committee has unanimously approved and declared the advisability of the Partnership’s amended and restated partnership agreement and has determined that the amended and restated partnership agreement is fair and reasonable to, and in the best interests of, the Partnership and its unitholders (other than the Partnership GP, Holdings or their respective affiliates). Accordingly, the Audit Committee unanimously recommends that the Partnership’s unitholders vote “FOR” the proposal to approve the amended and restated partnership agreement.

To review the background of and the Partnership Audit Committee’s reasons for the merger in greater detail, please read “Special Factors — Background of the Merger” beginning on page 29 and “Special Factors — Recommendation of the Partnership Audit Committee and Its Reasons for the Merger” beginning on page 44. To review certain risks related to the merger, please read “Risk Factors” beginning on page 23.

Recommendation of the Holdings Board and Its Reasons for the Merger (page 47)

The Holdings Board has unanimously approved and declared the advisability of (with the director who is the chief executive officer of the Partnership GP and Holdings GP recusing himself) the merger, the merger agreement and the transactions contemplated thereby and determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, Holdings and the Holdings unitholders. Accordingly, the Holdings Board unanimously recommends that Holdings’ unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

To review the background of and the Holdings Board’s reasons for the merger in greater detail, please read “Special Factors — Background of the Merger” beginning on page 29 and “Special Factors — Recommendation of the Holdings Board and Its Reasons for the Merger” beginning on page 47. To review certain risks related to the merger, please read “Risk Factors” beginning on page 23.

Conditions to the Completion of the Merger (page 97)

Before the Partnership and Holdings can complete the merger, a number of conditions must be satisfied, or where permissible, waived by the Partnership or Holdings, as appropriate. For the complete list of conditions to the completion of the merger, please see “The Merger Agreement — Conditions to the Completion of the Merger.”

The Merger Parties (page 74)

Buckeye Partners, L.P.

The Partnership is a publicly traded Delaware limited partnership. The Partnership operates and reports in five business segments: Pipeline Operations; Terminalling & Storage; Natural Gas Storage; Energy Services; and Development & Logistics. The Partnership’s principal line of business is the transportation, terminalling, and storage of refined petroleum products in the United States for major integrated oil companies, large refined petroleum product marketing companies and major end users of refined petroleum products on a fee basis through facilities it owns and operates. The Partnership also markets refined petroleum products in certain of the geographic areas served by its pipeline and terminalling operations. The Partnership owns a major natural gas storage facility in northern California. In addition, the Partnership operates and maintains approximately 2,400 miles of other pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.

The executive offices of the Partnership are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. The telephone number is (832) 615-8600.

Buckeye GP Holdings L.P.

Holdings is a publicly traded Delaware limited partnership that owns the Partnership GP. Holdings’ only cash-generating assets are its direct and indirect partnership interests in the Partnership, which are comprised of the following:

•	the indirect ownership of the incentive distribution rights in the Partnership;

•	the indirect ownership of the general partner interests in certain of the Partnership’s operating subsidiaries (representing an approximate 1% interest in each of such operating subsidiaries);

•	the indirect ownership of the general partner interests in the Partnership (representing 243,914 GP units), or an approximate 0.5% interest in the Partnership; and

•	80,000 Partnership LP units.

The incentive distribution rights noted above entitle Holdings (through its ownership of the Partnership GP) to receive amounts equal to specified percentages of the incremental amount of cash distributed by the Partnership to the holders of Partnership LP units when target distribution levels for each quarter are exceeded. The 2,573,146 Partnership LP units originally issued to the Buckeye Pipe Line Services Company Employee Stock Ownership Plan (the “ESOP”) are excluded for the purpose of calculating incentive distributions. The target distribution levels begin at $0.325 and increase in steps to the highest target distribution level of $0.525 per eligible Partnership LP unit. When the Partnership makes quarterly distributions above this level, the incentive distributions include an amount equal to 45% of the incremental cash distributed to each eligible unitholder for the quarter, or approximately 30% of total incremental cash distributed by the Partnership above $0.525.

The executive offices of Holdings are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. The telephone number is (832) 615-8600.

Relationship of the Parties (page 74)

Holdings and the Partnership are closely related. Holdings currently owns all of the limited liability company interests of the Partnership GP and 80,000 Partnership LP units. The Partnership GP currently directly owns an approximate 0.5% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights, and indirectly owns the general partner interests in certain of the Partnership’s operating subsidiaries.

Since Holdings’ initial public offering in August 2006, distributions by the Partnership have increased from $0.775 per Partnership LP unit for the quarter ended September 30, 2006 to $0.95 per Partnership LP unit for the quarter ended March 31, 2010; and as a result, distributions from the Partnership to Holdings (through the Partnership GP) have increased.

The following table summarizes the cash Holdings received for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010 as a result of its direct and indirect ownership of partnership interests in the Partnership (dollars in thousands):

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2007	2008	2009	2010

Incentive payments from the Partnership	$29,978	$38,895	$45,739	$12,314
Distributions from the ~ 1% ownership in certain of the Partnership’s operating subsidiaries	1,292	1,131	1,955	403
Distribution from the ownership of 243,914 GP units	786	835	884	229
Distribution from the ownership of 80,000 Partnership LP units	258	274	290	75

	$32,314	$41,135	$48,868	$13,021

Moreover, certain directors and executive officers of Holdings GP are also directors and executive officers of the Partnership GP. Messrs. Forrest E. Wylie, John F. Erhard and Robb E. Turner serve as members of both the Holdings Board and the Partnership GP board. The executive officers of Holdings GP are also executive officers of the Partnership GP.

Information About the Special Meetings and Voting (page 76)

The Partnership Special Meeting

Where and when:  The Partnership special meeting will take place at the offices of the Partnership, One Greenway Plaza, Suite 600, Houston, Texas 77046, on          , 2010 at     a.m., local time.

What the Partnership unitholders are being asked to vote on:  At the Partnership special meeting and any adjournment or postponement thereof, the Partnership unitholders will be asked to consider and vote on the following matters:

•	a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement;

•	a proposal to approve the Partnership’s amended and restated partnership agreement; and

•	any proposal to transact such other business as may properly come before the Partnership special meeting and any adjournment or postponement thereof.

Who may vote:  You may vote at the Partnership special meeting if you owned Partnership LP units at the close of business on the record date,          , 2010. You may cast one vote for each Partnership LP unit that you owned on the record date.

How to vote:  Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

What vote is needed:  The affirmative vote of the holders of at least a majority of the outstanding Partnership LP units is required to: (1) approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement; and (2) approve the Partnership’s amended and restated partnership agreement.

Recommendations of the Partnership Audit Committee:  The Partnership Audit Committee unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement. In addition, the Partnership Audit Committee unanimously recommends that you vote “FOR” the proposal to approve the Partnership’s amended and restated partnership agreement.

The approval of each of the merger agreement and the amended and restated partnership agreement by the Partnership’s unitholders are conditions to completion of the merger.

The Holdings Special Meeting

Where and when:  The Holdings special meeting will take place at the offices of Holdings, One Greenway Plaza, Suite 600, Houston, Texas 77046, on          , 2010 at   a.m., local time.

What Holdings unitholders are being asked to vote on:  At the Holdings special meeting, Holdings unitholders will be asked to consider and vote on the following matters:

•	a proposal to approve the merger, the merger agreement and the transactions contemplated thereby; and

•	any proposal to transact such other business as may properly come before the Holdings special meeting and any adjournment or postponement thereof.

Who may vote:  You may vote at the Holdings special meeting if you owned Holdings units at the close of business on the record date,          , 2010. You may cast one vote for each Holdings unit that you owned on the record date.

How to vote:  Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

What vote is needed:  The affirmative vote of the holders of (A) a majority of the common units of Holdings outstanding and entitled to vote at the meeting as of the record date, voting as a separate class, and (B) a majority of the common units and management units of Holdings outstanding and entitled to vote at the meeting as of the record date, voting together as a single class is required to approve the merger, the merger agreement and the transactions contemplated thereby.

Recommendations of the Holdings Board:  The Holdings Board unanimously recommends that you vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

The approval of the merger and the merger agreement by the Holdings unitholders is a condition to the completion of the merger.

Risk Factors (page 23)

You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. Certain risks related to the merger are described under the caption “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	the directors and executive officers of the Partnership GP and of Holdings GP may have interests that differ from your interests;

•	at the effective time, the market value of the Partnership LP units to be received in the merger could decrease and Holdings unitholders cannot be sure of the market value of such Partnership LP units;

•	no ruling has been obtained with respect to the tax consequences of the merger; and

•	the benefits of the merger may not be realized.

Appraisal Rights (page 85)

Neither Holdings unitholders nor Partnership unitholders have or are entitled to exercise appraisal rights in connection with the merger under Delaware law and the Partnership’s or Holdings’ partnership agreement.

No Solicitation of Other Offers by Holdings (page 96)

Pursuant to the merger agreement, Holdings agreed not to (a) knowingly initiate, solicit or encourage the submission of any acquisition proposal; or (b) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal. Notwithstanding these restrictions, at any time prior to the approval of the merger agreement by Holdings unitholders, Holdings is permitted to enter into or participate in any discussions or negotiations with any party that has made an unsolicited written acquisition proposal if the Holdings Board determines, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal constitutes or is likely to result in a superior proposal and that failure to take such action would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings or applicable law. See “The Merger Agreement — No Solicitation of Other Offers by Holdings” beginning on page 96.

In addition, Holdings may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal. See “The Merger Agreement — No Solicitation of Other Offers by Holdings — Change in Recommendation by the Holdings Board” on page 96.

Termination of Merger Agreement (page 99)

The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

•	by mutual written consent of Holdings and the Partnership;

•	by either Holdings or the Partnership upon written notice to the other:

•	if the merger is not completed on or before December 31, 2010, unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party. Either the Partnership or Holdings may extend the termination date to February 28, 2011 unless a change in U.S. law has been adopted such that gain or loss would be recognized by holders of Holdings units upon exchange of such Holdings units for Partnership LP units (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or cash or other property distributions);

•	if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger; provided, that the terminating party is not in breach of its covenant to use commercially reasonable best efforts to complete the merger promptly;

•	if Holdings fails to get the necessary unitholder approval at the Holdings special meeting, subject to certain limitations;

•	if there has been a material breach of any agreements or covenants, or there is any material inaccuracy in any of the representations or warranties of any of the other parties set forth in the merger agreement under certain circumstances;

•	if the Partnership fails to get the necessary unitholder approval at the Partnership special meeting, subject to certain limitations;

•	by the Partnership if the Holdings Board makes a change in recommendation;

•	by Holdings if:

•	prior to obtaining the necessary unitholder approval at the Holdings special meeting, Holdings receives a third party acquisition proposal which the Holdings Board concludes, in good faith, is a superior proposal; the Holdings Board makes a change in recommendation; Holdings has not knowingly and intentionally breached the no solicitation provisions of the merger agreement; and Holdings subsequently enters into an agreement for the superior proposal, and pays the termination fee described below; or

•	the Partnership Audit Committee makes a change in recommendation regarding the merger.

Termination Fees and Expenses (page 100)

Holdings or the Partnership will be obligated to pay termination fees (to be held by an escrow agent) upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay a fee to the Partnership equal to $29.0 million in cash, reduced by certain amounts paid, if:

•	the merger agreement is terminated by the Partnership because the Holdings Board makes a change in recommendation regarding the merger;

•	after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of Holdings has been made to the Holdings unitholders or an intention to make such an acquisition proposal has been made known, the merger agreement is terminated by either the Partnership or Holdings because the merger was not consummated by the termination date or Holdings failed to obtain the requisite unitholder approvals or by the Partnership because of a breach of Holdings’ representations and warranties or agreements and covenants and, in either case, within 12 months after the merger agreement is terminated, Holdings enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

•	the merger agreement is terminated by Holdings to enter into a superior proposal under certain circumstances.

•	The Partnership will be obligated to pay a fee to Holdings equal to $29.0 million in cash if the Partnership Audit Committee makes a change in recommendation regarding the merger and Holdings terminates the merger agreement because of such change in recommendation.

In the event that Holdings or the Partnership is obligated to pay the termination fee to the Partnership or Holdings, respectively, the escrow agent will release to the Partnership or Holdings, as applicable, a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partnership GP or Holdings GP, as applicable, may be taken in the gross income of the Partnership or Holdings, as the case may be, without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Following the year in which the initial release of the termination fee occurs, additional amounts may be released or a portion of the fee may be required to be returned so that the amount released equals between 80% and 90% of the maximum which the Partnership or Holdings, as applicable, could actually have taken in gross income. Any amount of the termination fee not distributed to the party to which the fee is due will be refunded to the party that paid the fee. In addition, Holdings has waived for itself and its affiliates, and will cause the Partnership GP to waive, any rights to any distribution by the Partnership of any termination fee paid to the Partnership.

To the extent that Holdings has already paid the Partnership its expenses in connection with the termination of the merger agreement and subsequently Holdings is obligated to pay the termination fee to the escrow agent on the Partnership’s behalf, Holdings is only obligated to pay the escrow agent an amount equal to the difference between the applicable termination fee and the expenses previously paid.

Holdings or the Partnership will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay the Partnership’s expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

•	the Partnership because of a breach of Holdings’ or Holdings GP’s material representations and warranties or agreements and covenants; or

•	the Partnership or Holdings because Holdings failed to obtain the requisite approvals from its unitholders.

•	The Partnership will be obligated to pay Holdings’ expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

•	Holdings because of a breach of the Partnership’s or the Partnership GP’s material representations and warranties or agreements and covenants; or

•	Holdings or the Partnership because the Partnership failed to obtain the requisite approvals from its unitholders.

If the merger is consummated, the Partnership will pay the property and transfer taxes imposed on either party in connection with the merger. The Partnership will pay the expenses for filing, printing, and mailing this joint proxy statement/prospectus. Any filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fee.

Opinion of the Partnership Audit Committee’s Financial Advisor (page 53)

The Partnership Audit Committee retained Barclays Capital Inc., or Barclays, to act as its financial advisor in connection with the merger. At a meeting of the Partnership Audit Committee held on June 10, 2010, Barclays rendered its opinion to the Partnership Audit Committee that, as of June 10, 2010, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio to be paid is fair, from a financial point of view, to the Partnership and accordingly, the holders of the Partnership LP units, other than Holdings, the Partnership GP, ArcLight Capital Partners, LLC and certain of its affiliates and Kelso & Company and certain of its affiliates.

The full text of the Barclays opinion, dated as of June 10, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Barclays in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the Barclays opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. The holders of Partnership LP units are urged to read the Barclays opinion carefully and in its entirety. Barclays provided financial advisory services and its opinion for the information and assistance of the Partnership Audit Committee in connection with its consideration of the merger. The Barclays opinion does not constitute a recommendation to any holder of Partnership LP units as to how such holder should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Partnership Audit Committee and Barclays, the Partnership has agreed to pay Barclays’ fees for its services, a principal portion of which is contingent upon consummation of the merger.

Opinion of the Holdings Board’s Financial Advisor (page 64)

On June 10, 2010, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, rendered its oral opinion to the Holdings Board, in its capacity as the board of directors of the general partner of Holdings (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of June 10, 2010, the exchange ratio was fair, from a financial point of view, to the unaffiliated unitholders of Holdings. For purposes of its opinion, Credit Suisse defined the unaffiliated unitholders of Holdings as the holders of Holdings units, other than BGH GP and its affiliates.

Credit Suisse’s opinion was directed to the Holdings Board, in its capacity as the board of directors of the general partner of Holdings, and only addressed the fairness, from a financial point of view, to the unaffiliated unitholders of Holdings of the exchange ratio and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex F to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of Holdings units as to how such holder should vote or act with respect to any matter relating to the merger.

Comparison of Partnership Unitholder Rights and Holdings Unitholder Rights (page 143)

As a result of the merger, Holdings unitholders will become holders of Partnership LP units. The rights of holders of Partnership LP units will be governed by the Partnership’s amended and restated partnership agreement and applicable Delaware law. There are differences between the rights of Holdings unitholders and Partnership unitholders pursuant to the existing partnership agreement of Holdings and the amended and restated partnership agreement of the Partnership. Certain of these differences are described under “Comparison of Partnership Unitholder Rights and Holdings Unitholder Rights” beginning on 143.

Interests of Certain Persons in the Merger (page 135)

In considering the recommendations of the Partnership Audit Committee and Holdings Board, Partnership unitholders and Holdings unitholders should be aware that some of the executive officers and directors of the Partnership GP and Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of Partnership unitholders or of Holdings unitholders generally. These interests include:

•	Holdings and Partnership Units. Some of the executive officers and directors of the Partnership GP and Holdings GP currently own Holdings units and will be receiving Partnership LP units as a result of the merger. Holdings units held by the directors and executive officers will be converted into Partnership LP units at a ratio of 0.705 Partnership LP units per Holdings unit. This is the same ratio as that applicable to all other holders of Holdings units. In addition, certain directors and officers of the Partnership GP and Holdings GP currently own Partnership LP units.

•	Indemnification and Insurance. The merger agreement provides for indemnification by the Partnership and Holdings of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following the merger. The Partnership and MergerCo also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings agreement of limited partnership (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by Holdings, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•	Director and Executive Officer Interlock. Certain of Holdings GP’s directors and all of Holdings GP’s executive officers are currently directors and executive officers of the Partnership GP, respectively, and will remain directors and executive officers of the Partnership GP following the merger. Messrs. Wylie, Smith, St.Clair and Schmidt are officers of BGH GP. Mr. Wylie is a director of BGH GP. After the effective time, the Partnership Board is expected to consist of nine members, three of whom are expected to be the existing members of the Partnership Audit Committee, one of whom is expected to be the existing chief executive officer of the Partnership GP and three of whom are expected to be the three existing members of the audit committee of the Holdings Board. The amended and restated partnership agreement of the Partnership will provide that Holdings GP shall have the right to designate (a) two directors for so long as BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates (directly and indirectly) own at least 10,495,107 Partnership LP units (85% of the number they will own after the closing of the merger) or (b) one director for so long as they own at least 5,247,554 Partnership LP units (42.5% of the number they will own after the closing of the merger).

•	Interests in BGH GP. In addition, all of the executive officers and certain of the directors of the Partnership GP and Holdings GP have limited liability company interests in BGH GP, which owns approximately 61% of the total Holdings common units and 97% of the total Holdings management units and has entered into a support agreement and registration rights agreement. For more information on the support agreement and registration rights agreement, please read “The Proposed Merger — Transactions Related to the Merger.”

Senior management of the Partnership GP and Holdings GP prepared projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to Barclays and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Audit Committee and the Holdings Board, respectively, and related financial advisory services. The projections were also provided to the Partnership Audit Committee and the Holdings Board.

Accounting Treatment of the Merger (page 86)

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

Material Federal Income Tax Consequences of the Merger (page 112)

Tax matters associated with the merger are complicated. The tax consequences to a Holdings unitholder of the merger and related matters will depend on such unitholder’s own personal tax situation. Holdings unitholders are urged to consult their tax advisors for a full understanding of the federal, state, local and foreign tax consequences of the merger that will be applicable to them.

The Partnership expects to receive an opinion from Vinson & Elkins L.L.P. to the effect that no gain or loss should be recognized by existing holders of Partnership LP units as a result of the transactions (other than gain resulting from any decrease in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code). Holdings expects to receive an opinion from Latham & Watkins LLP to the effect that no gain or loss should be recognized by the holders of Holdings units to the extent Partnership LP units are received in exchange therefor as a result of the merger, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (ii) any cash or other property distributions. Opinions of counsel, however, are not binding on the Internal Revenue Service, or “IRS,” and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel.

The federal income tax consequences described above may not apply to some holders of Partnership LP units and Holdings units. Please read “Risk Factors — Tax Risks Related to the Merger” beginning on page 27, “Risk Factors — Tax Risks to Holdings Common Unitholders” beginning on page 27, “Risk Factors — Tax Risks to Existing Partnership Unitholders” beginning on page 28 and “Material Federal Income Tax Consequences of the Merger” beginning on page 112 for a more complete discussion of the federal income tax consequences of the merger.

Ownership Structure

The following diagrams depict the Partnership’s and Holdings’ ownership structure before and after giving effect to the merger and based on the Partnership’s ownership as of July 2, 2010.

Summary Historical and Unaudited Pro Forma Financial Information of Holdings

Holdings will be treated as the surviving consolidated entity of the merger for accounting purposes, even though the Partnership will be the surviving consolidated entity for legal and reporting purposes. The following table sets forth summary consolidated historical financial data and pro forma combined financial data for Holdings. The summary historical financial data as of and for the years ended December 31, 2005 through 2009 are derived from Holdings’ historical audited consolidated financial statements and related notes. The summary historical financial data as of and for the three months ended March 31, 2010 are derived from Holdings’ historical unaudited condensed consolidated financial statements and related notes. The summary financial data should be read in conjunction with Holdings’ consolidated financial statements, including the notes thereto. Holdings’ consolidated balance sheets as of December 31, 2008 and 2009 and as of March 31, 2010 and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the three-year period ended December 31, 2009 and for the three months ended March 31, 2010 are incorporated by reference into this joint proxy statement/prospectus from Holdings’ quarterly report on Form 10-Q for the period ended March 31, 2010 and annual report on Form 10-K for the year ended December 31, 2009.

Currently, the Partnership, a publicly traded limited partnership, is a consolidated subsidiary of Holdings, which also is a publicly traded limited partnership. If the merger and merger agreement as described in this joint proxy statement/prospectus are approved by the unitholders of both Holdings and the Partnership and all other conditions set forth in the merger agreement are met, the Partnership GP will become a subsidiary of the Partnership, with the Partnership as the sole limited partner of Holdings and Holdings GP continuing as the non-economic general partner of Holdings. In addition, the incentive distribution rights held by the Partnership GP will be cancelled and the general partner units held by the Partnership GP (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a non-economic general partner interest in the Partnership. For accounting purposes, Holdings is considered the accounting acquirer of the Partnership’s noncontrolling interests.

The unaudited pro forma condensed consolidated financial data provided below gives pro forma effect to the merger, reflecting the issuance of 0.705 Partnership LP units for each outstanding Holdings unit. In addition, the Partnership’s existing partnership agreement will be amended and restated to provide for the cancellation of the incentive distribution rights and the approximate 0.5% general partner interest in the Partnership owned, directly and indirectly, by the Partnership GP will be converted into a non-economic general partner interest in the Partnership. The unaudited pro forma balance sheet data assumes the merger occurred as of March 31, 2010. The unaudited pro forma income statement data for the year ended December 31, 2009 and for the three months ended March 31, 2010 assumes the merger occurred as of January 1, 2009 and January 1, 2010, respectively.

	Holdings Consolidated Historical						Pro Forma
						Three		Three
						Months		Months
						Ended	Year Ended	Ended
	Year Ended December 31,					March 31,	December 31,	March 31,
	2005(1)	2006	2007	2008	2009	2010	2009	2010
						(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per unit amounts)

Income Statement Data:
Product sales	$6,629	$9,840	$10,680	$1,304,097	$1,125,653	$568,170	$1,125,653	$568,170
Transportation and other services	401,817	451,920	508,667	592,555	644,719	163,004	644,719	163,004

Total revenues(2)	408,446	461,760	519,347	1,896,652	1,770,372	731,174	1,770,372	731,174
Cost of product sales and natural gas storage services	6,457	9,637	10,473	1,274,135	1,103,015	569,737	1,103,015	569,737
Operating expenses	190,293	217,737	245,271	281,965	275,930	66,583	275,930	66,583
Depreciation and amortization	32,408	39,629	40,236	50,834	54,699	14,528	54,699	14,528
Asset impairment expense	—	—	—	—	59,724	—	59,724	—
General and administrative	23,419	29,884	28,014	43,226	41,147	10,835	41,147	10,835
Reorganization expense	—	—	—	—	32,057	—	32,057	—

Operating income(2)	155,869	164,873	195,353	246,492	203,800	69,491	203,800	69,491
Investment income	884	1,410	1,490	1,553	453	155	453	155
Interest and debt expense	(55,366)	(60,702)	(51,721)	(75,410)	(75,147)	(21,656)	(75,219)	(21,674)
Earnings from equity investments	5,303	6,219	7,553	7,988	12,531	2,652	12,531	2,652

Net income	106,690	111,800	152,675	180,623	141,637	50,642	141,565	50,624
Less: net income attributable to noncontrolling interests	(99,704)	(103,066)	(129,754)	(154,146)	(92,043)	(39,372)	(4,202)	(1,212)

Net income attributable to Holdings(2)	$6,986	$8,734	$22,921	$26,477	$49,594	$11,270	$137,363	$49,412

Net income from August 9 to December 31, 2006	$—	$2,599	$—	$—	$—	$—	$—	$—
Earnings per limited partner unit:(3)
Basic	$—	$0.09	$0.81	$0.94	$1.75	$0.40	$1.95	$0.69
Diluted	$—	$0.09	$0.81	$0.94	$1.75	$0.40	$1.95	$0.69

	Holdings Consolidated Historical						Pro Forma
						Three		Three
						Months		Months
						Ended	Year Ended	Ended
	Year Ended December 31,					March 31,	December 31,	March 31,
	2005(1)	2006	2007	2008	2009	2010	2009	2010
						(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per unit amounts)

Adjusted EBITDA:(4)
Net income	$106,690	$111,800	$152,675	$180,623	$141,637	$50,642	$141,565	$50,624
Less: Net income attributable to noncontrolling interests	(99,704)	(103,066)	(129,754)	(154,146)	(92,043)	(39,372)	(4,202)	(1,212)

Net income attributable to Holdings’ unitholders	6,986	8,734	22,921	26,477	49,594	11,270	137,363	49,412
Interest and debt expense	55,366	60,702	51,721	75,410	75,147	21,656	75,219	21,674
Income tax expense (benefit)	874	596	760	801	(343)	(16)	(343)	(16)
Depreciation and amortization	32,408	39,629	40,236	50,834	54,699	14,528	54,699	14,528

EBITDA	95,634	109,661	115,638	153,522	179,097	47,438	266,938	85,598
Non-cash deferred lease expense	—	—	—	4,598	4,500	1,059	4,500	1,059
Asset impairment expense	—	—	—	—	59,724	—	59,724	—
Reorganization expense	—	—	—	—	32,057	—	32,057	—
Non-cash unit-based compensation expense	—	329	968	1,912	4,405	1,831	4,405	1,831

Adjusted EBITDA	$95,634	$109,990	$116,606	$160,032	$279,783	$50,328	$367,624	$88,488

Balance Sheet Data (at period end):
Total assets(2)	$2,040,832	$2,212,585	$2,354,326	$3,263,097	$3,486,571	$3,355,079	n/a	$3,355,079
Total debt, including current portion	1,104,660	1,020,449	869,463	1,555,719	1,746,473	1,630,722	n/a	1,642,722
Partners’ Capital	80,442	240,617	238,330	232,060	242,334	242,327	n/a	1,416,535
Noncontrolling interests	711,722	772,525	1,066,143	1,166,774	1,209,960	1,204,755	n/a	18,547
Cash Distribution Data:
Cash distributions declared per unit(5)	$—	$0.350	$1.040	$1.260	$1.520	$0.430	$3.250	$0.860
Cash distributions paid per unit(5)	$—	$0.125	$0.980	$1.215	$1.440	$0.410	$3.180	$0.840

(1)	Certain amounts for the year ended December 31, 2005 presented in this table as product sales and transportation and other services have been reclassified to conform to the presentation for the years ended December 31, 2006, 2007, 2008 and 2009 and the three months ended March 31, 2010. These reclassifications for 2005 have not been audited.

(2)	Substantial increases in revenue, operating income, net income and total assets for the year ended December 31, 2008 resulted from the acquisitions of Lodi Gas Storage, L.L.C. and Farm & Home Oil Company LLC in the first quarter of 2008.

(3)	Earnings per limited partner unit is presented only for the period since August 9, 2006, the date Holdings became a public company.

(4)	EBITDA, a measure not defined under U.S. generally accepted accounting principles, referred to as GAAP, is defined as net income attributable to Holdings’ unitholders before interest expense, income taxes and depreciation and amortization. EBITDA should not be considered an alternative to net income, operating income, cash flow from operations or any other measure of financial performance presented in accordance with GAAP. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Holdings’ businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by Holdings’ capital structure due to the elimination of interest expense and income taxes. Adjusted EBITDA, which is also a non-GAAP measure, is defined as EBITDA plus (i) non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for the natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease, and (ii) non-cash unit-based compensation expense. In addition, for the year ended December 31, 2009, the Buckeye NGL impairment expense of $59.7 million and the reorganization expense of $32.1 million have been excluded from Adjusted EBITDA in order to evaluate Holdings’ results of operations on a comparative basis over multiple periods. The EBITDA and Adjusted EBITDA data presented may not be comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Holdings’ unitholders, and these items may vary among other companies. Historically, the Partnership’s senior management used Adjusted EBITDA to evaluate consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business segments. In addition, the Partnership’s senior management used Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities. Adjusted EBITDA is provided in this joint proxy statement/prospectus because the Partnership believes that investors benefit from having access to the same financial measures that the Partnership has historically used. Further, Adjusted EBITDA is provided in this joint proxy statement/prospectus because the Partnership and Holdings believe that this measure is useful to investors because it is one of the bases for comparing its operating performance with that of other companies with similar operations, although its measures may not be directly comparable to similar measures used by other companies. Given the nature of the transactions the merger agreement contemplates, the Partnership and Holdings believe investors benefit from having Adjusted EBITDA for partnership comparison purposes.

(5)	Cash distributions declared represent distributions declared associated with each calendar year. Distributions are declared and paid within 45 days following the close of each quarter. Cash distributions paid represent cash payments for distributions during each of the periods presented. Cash distributions declared/paid reflect the distribution decisions made by the Holdings Board and the Partnership Board at their respective quarterly board meetings. As such, these pro forma calculations are not necessarily indicative of the distribution decision that the Holdings Board or the Partnership Board would have made had the merger been completed at January 1, 2009 or January 1, 2010. For comparison to the historical Holdings per unit data, the pro forma data should be multiplied by the 0.705 conversion ratio.

Selected Historical Financial Information of the Partnership

The following table sets forth summary condensed consolidated historical financial information for the Partnership. The summary historical financial data as of and for the years ended December 31, 2005 through 2009 are derived from the Partnership’s historical audited consolidated financial statements and related notes. The summary historical financial data as of and for the three months ended March 31, 2010 are derived from the Partnership’s historical unaudited condensed consolidated financial statements and related notes. The summary financial data should be read in conjunction with the Partnership’s consolidated historical financial statements, including the notes thereto. The Partnership’s consolidated balance sheets as of December 31, 2008 and 2009 and as of March 31, 2010 and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the three-year period ended December 31, 2009 and the three months ended March 31, 2010 are incorporated by reference into this joint proxy statement/prospectus from the Partnership’s quarterly report on Form 10-Q for the period ended March 31, 2010 and annual report on Form 10-K for the year ended December 31, 2009.

	The Partnership Consolidated Historical
						Three Months
						Ended
	Year Ended December 31,					March 31,
	2005(1)	2006	2007	2008	2009	2010
						(Unaudited)
	(In thousands, except per unit amounts)

Income Statement Data:
Product sales	$6,629	$9,840	$10,680	$1,304,097	$1,125,653	$568,170
Transportation and other services	401,817	451,920	508,667	592,555	644,719	163,004

Total revenues(2)	408,446	461,760	519,347	1,896,652	1,770,372	731,174
Cost of product sales and natural gas storage services	6,457	9,637	10,473	1,274,135	1,103,015	569,737
Operating expenses	185,628	211,801	240,258	279,454	273,985	65,709
Depreciation and amortization	36,760	44,039	44,651	55,299	59,164	15,644
Asset impairment expense	—	—	—	—	59,724	—
General and administrative	18,288	19,216	21,885	34,143	33,984	9,064
Reorganization expense	—	—	—	—	32,057	—

Operating income(2)	161,313	177,067	202,080	253,621	208,443	71,020
Investment income	637	1,944	1,362	1,429	777	155
Interest and debt expense	(43,357)	(52,113)	(50,378)	(74,387)	(74,851)	(21,549)
General partner incentive compensation	(20,180)	(18,277)	—	—	—	—
Earnings from equity investments	5,303	6,219	7,553	7,988	12,531	2,652

Income from continuing operations	103,716	114,840	160,617	188,651	146,900	52,278
Income from discontinued operations	—	—	—	1,230	—	—

Net income(2)	103,716	114,840	160,617	189,881	146,900	52,278
Less: net income attributable to noncontrolling interests	(3,758)	(4,600)	(5,261)	(5,492)	(5,918)	(1,765)

Net income attributable to the Partnership	$99,958	$110,240	$155,356	$184,389	$140,982	$50,513

Earnings per LP unit:
Basic	$2.12	$2.14	$2.91	$3.00	$1.84	$0.73
Diluted	$2.12	$2.14	$2.91	$3.00	$1.84	$0.73

	The Partnership Consolidated Historical
						Three Months
						Ended
	Year Ended December 31,					March 31,
	2005(1)	2006	2007	2008	2009	2010
						(Unaudited)
	(In thousands, except per unit amounts)

Adjusted EBITDA:(3)
Net income	$103,716	$114,840	$160,617	$189,881	$146,900	$52,278
Less: Net income attributable to noncontrolling interests	(3,758)	(4,600)	(5,261)	(5,492)	(5,918)	(1,765)
Less: Income from discontinued operations	—	—	—	(1,230)	—	—

Net income attributable to the Partnership’s unitholders from continuing operations	99,958	110,240	155,356	183,159	140,982	50,513
Interest and debt expense	43,357	52,113	50,378	74,387	74,851	21,549
Income tax expense (benefit)	866	595	763	796	(348)	(18)
Depreciation and amortization	36,760	44,039	44,651	55,299	59,164	15,644

EBITDA	180,941	206,987	251,148	313,641	274,649	87,688
General partner incentive compensation	20,180	18,277	—	—	—	—
Non-cash deferred lease expense	—	—	—	4,598	4,500	1,059
Asset impairment expense	—	—	—	—	59,724	—
Reorganization expense	—	—	—	—	32,057	—
Non-cash unit-based compensation expense	—	329	378	486	3,079	1,335

Adjusted EBITDA	$201,121	$225,593	$251,526	$318,725	$374,009	$90,082

Balance Sheet Data (at period end):
Total assets(2)	$1,816,867	$1,995,470	$2,133,652	$3,034,410	$3,255,649	$3,120,974
Long-term debt	899,077	994,127	849,177	1,445,722	1,498,970	1,441,076
General Partner’s capital (deficit)	2,529	1,964	(1,005)	(6,680)	1,849	1,801
Limited Partners’ capital	756,531	807,488	1,100,346	1,201,144	1,214,136	1,207,739
Accumulated other comprehensive income (loss)	—	785	(9,169)	(18,967)	(847)	(2,513)
Noncontrolling interests	19,516	20,169	21,468	20,775	20,957	21,574
Cash Distribution Data:
Cash distributions declared per LP unit(4)	$2.8750	$3.0750	$3.2750	$3.4750	$3.6750	$0.9500
Cash distributions paid per LP unit(4)	$2.8250	$3.0250	$3.2250	$3.4250	$3.6250	$0.9375

(1)	Certain amounts for the year ended December 31, 2005 presented in this table as product sales and transportation and other services have been reclassified to conform to the presentation for the years ended December 31, 2006, 2007, 2008 and 2009 and the three months ended March 31, 2010. These reclassifications for 2005 have not been audited.

(2)	Substantial increases in revenue, operating income, net income and total assets for the year ended December 31, 2008 resulted from the acquisitions of Lodi Gas Storage, L.L.C. and Farm & Home Oil Company LLC in the first quarter of 2008.

(3)	EBITDA, a measure not defined under GAAP, is defined as net income attributable to the Partnership’s unitholders from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA should not be considered an alternative to net income, operating income, cash flow from operations or any other measure of financial performance presented in accordance with GAAP. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of the Partnership’s businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by the Partnership’s capital structure due to the elimination of interest expense and income taxes. The Partnership defines Adjusted EBITDA, which is also a non-GAAP measure, as EBITDA plus (i) general partner incentive compensation, (ii) non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for the Partnership’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease, and (iii) non-cash unit-based compensation expense. In addition, for the year ended December 31, 2009, the Partnership has excluded the Buckeye NGL impairment expense of $59.7 million and the reorganization expense of $32.1 million from Adjusted EBITDA in order to evaluate its results of operations on a comparative basis over multiple periods. The EBITDA and Adjusted EBITDA data presented may not be comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to the Partnership’s unitholders, and these items may vary among other companies. The Partnership’s senior management uses Adjusted EBITDA to evaluate consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business segments. In addition, the Partnership’s senior management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities. The Partnership believes that investors benefit from having access to the same financial measures that it uses. Further, the Partnership believes that these measures are useful to investors because they are one of the bases for comparing its operating performance with that of other companies with similar operations, although its measures may not be directly comparable to similar measures used by other companies.

(4)	Cash distributions declared represent distributions declared associated with each calendar year. Distributions were generally declared and paid within 45 days following the close of each quarter. Cash distributions paid represent cash payments for distributions during each of the periods presented.

COMPARATIVE PER UNIT INFORMATION

The following table sets forth certain historical per unit information of the Partnership and Holdings and the unaudited pro forma combined per unit information after giving pro forma effect to the merger, and the Partnership’s issuance of 0.705 Partnership LP units for each outstanding Holdings unit.

You should read this information in conjunction with the summary historical financial information included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Holdings and the Partnership and related notes that are incorporated by reference in this joint proxy statement/prospectus and in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined per unit information does not purport to represent what the actual results of operations of Holdings and the Partnership would have been had the partnerships been combined or to project Holdings and the Partnership’s results of operations that may be achieved after the merger is completed.

					Pro Forma
	Historical				Year Ended	Three Months
	Year Ended		Three Months Ended		December 31,	Ended
	December 31, 2009		March 31, 2010		2009	March 31, 2010
Per Unit Data:	Partnership	Holdings	Partnership	Holdings	Partnership(e)	Partnership(e)

Net Income:
Basic(a)	$1.84	$1.75	$0.73	$0.40	$1.95	$0.69
Diluted(b)	$1.84	$1.75	$0.73	$0.40	$1.95	$0.69
Cash Distributions:
Declared Per Unit(c)	$3.68	$1.52	$0.95	$0.43	$3.25	$0.86
Paid Per Unit(c)	$3.63	$1.44	$0.94	$0.41	$3.18	$0.84
Book Value(d)	$24.03	$51.32	$23.86	$51.13	—	$20.09

(a)	For the Partnership and Holdings, the amounts are based on the weighted-average number of units outstanding for the period. The pro forma amounts are based on information provided in “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this joint proxy statement/prospectus.

(b)	For the Partnership, the amount is based on the weighted-average number of LP units outstanding plus the potential dilution that would occur associated with certain awards granted under the Partnership’s equity compensation plans. Holdings had no dilutive units at December 31, 2009 or March 31, 2010. The pro forma combined amount is based on information provided in “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this joint proxy statement/prospectus.

(c)	The pro forma cash distribution declared/paid amounts are based on the weighted-average cash distributions declared/paid for the Partnership and Holdings for each quarterly period and give effect to the additional Partnership LP units outstanding as a result of the merger. Cash distributions declared/paid reflect the distribution decisions made by the Partnership GP and Holdings GP at their respective quarterly board meetings. As such, these pro forma calculations are not necessarily indicative of the distribution decisions that the Partnership GP would have made had the merger been completed at January 1, 2009 for the period ended December 31, 2009 or January 1, 2010 for the three months ended March 31, 2010.

(d)	For the Partnership and Holdings, these amounts are computed by dividing partners’ capital for each entity by their respective limited partner units outstanding as of December 31, 2009 and as of March 31, 2010, as applicable. The pro forma combined amounts are computed by dividing the pro forma partners’ capital as of March 31, 2010 by the number of limited partner units outstanding at March 31, 2010, adjusted to include the estimated number of Partnership LP units to be outstanding as a result of the merger. Pro forma data is not presented for December 31, 2009 because a pro forma balance sheet for that date is not included in this filing.

(e)	Represents the pro forma combined results of the merger. For comparison to historical Partnership per unit data, no further adjustments are necessary to these amounts.

MARKET PRICES AND DISTRIBUTION INFORMATION

The Partnership LP units are traded on the New York Stock Exchange under the symbol “BPL,” and the Holdings common units are traded on the New York Stock Exchange under the symbol “BGH.” The Holdings management units are not publicly traded. The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for the Partnership LP units and the Holdings common units, as well as information concerning quarterly cash distributions for the Partnership LP units and Holdings common units. The sales prices are as reported in published financial sources.

	Partnership LP Units			Holdings Common Units
	High	Low	Distributions(1)	High	Low	Distributions(1)

2008
First Quarter	$51.09	$43.66	$0.8500	$29.92	$21.65	$0.3000
Second Quarter	50.00	42.65	0.8625	26.44	18.00	0.3100
Third Quarter	44.54	36.08	0.8750	22.70	13.35	0.3200
Fourth Quarter	42.39	22.00	0.8875	18.72	9.51	0.3300
2009
First Quarter	$43.25	$32.00	$0.9000	$17.25	$12.75	$0.3500
Second Quarter	43.69	35.01	0.9125	20.56	14.90	0.3700
Third Quarter	49.44	41.43	0.9250	30.00	18.17	0.3900
Fourth Quarter	57.00	47.51	0.9375	30.00	23.01	0.4100
2010
First Quarter	$61.50	$51.68	$0.9500	$34.77	$26.45	$0.4300
Second Quarter	62.39	45.00	(2)	40.75	27.93	(2)
Third Quarter (through July 12, 2010)	61.00	57.19	—	40.28	37.00	—

(1)	Represent cash distributions per Partnership LP unit or Holdings common unit declared with respect to the quarter and paid in the following quarter. The Holdings management units receive cash distributions identical to those received by the Holdings common units.

(2)	Cash distributions for Partnership LP units or Holdings common units for the second quarter of 2010 have not yet been declared or paid.

As of July 2, 2010, the Partnership had 51,520,531 outstanding Partnership LP units. As of July 2, 2010, the Partnership LP units were held of record by approximately 1,900 holders. The Partnership has not formally adopted a cash distribution policy that requires it to distribute its available cash to its partners on a quarterly or other basis, although it has historically distributed its available cash to its partners on a quarterly basis.

Holdings has 27,774,016 outstanding common units. As of July 2, 2010, Holdings common units were held of record by 6 holders. Holdings has 525,984 outstanding management units. As of July 2, 2010, Holdings management units were held of record by two holders. Holdings’ partnership agreement requires Holdings to distribute all of its “available cash,” as defined in Holdings’ partnership agreement, within 75 days after the end of each quarter.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including, without limitation, the risk factors and other information contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009, and the risk factors and other information contained in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2009, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement and the transactions contemplated thereby and the Partnership’s amended and restated partnership agreement. This joint proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements” on page 73.

Risks Related to the Merger and Related Matters

The market value of the stated consideration to Holdings unitholders will be determined by the price of the Partnership LP units, the value of which will decrease if the market value of the Partnership LP units decreases, and Holdings unitholders cannot be sure of the market value of Partnership LP units that will be issued.

Pursuant to the merger agreement, Holdings unitholders will receive approximately 20 million Partnership LP units as a result of the merger. The aggregate market value of the Partnership LP units that Holdings unitholders will receive in the merger will fluctuate with any changes in the trading price of the Partnership LP units. This means there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Partnership LP units that Holdings unitholders will receive based on any decreases in the trading price of Partnership LP units. If the Partnership LP unit price decreases, the market value of the stated consideration received by Holdings unitholders will also decrease. Consider the following example:

Example:  Pursuant to the merger agreement, Holdings unitholders will receive 0.705 Partnership LP units for each Holdings unit, subject to receipt of cash in lieu of any fractional Partnership LP units. Based on the closing sales price of Partnership LP units on June 10, 2010 of $58.17 per unit, the market value of all Partnership LP units to be received by Holdings unitholders would be approximately $1,161 million. If the trading price for Partnership LP units decreased 10% from $58.17 to $52.35, then the market value of all Partnership LP units to be received by Holdings unitholders would be approximately $1,045 million.

Accordingly, there is a risk that the 32% premium estimated by the Holdings Board to exist at the date the merger agreement was executed will not be realized by Holdings unitholders at the time the merger is completed. Partnership LP unit price changes may result from a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the Partnership’s control. For historical prices of Holdings common units and Partnership LP units, please read “Market Prices and Distribution Information” on page 22.

The directors and executive officers of Holdings GP and the Partnership GP may have interests that differ from your interests.

Certain directors and all of the executive officers of Holdings GP are also directors and executive officers of the Partnership GP. Messrs. Wylie, Erhard and Turner serve as members of both the Holdings Board and the board of the Partnership GP. Mr. Wylie is the President and Chief Executive Officer of both Holdings GP and the Partnership GP. Clark C. Smith is the President and Chief Operating Officer of both Holdings GP and the Partnership GP. Keith E. St.Clair is the Senior Vice President and Chief Financial Officer of both Holdings GP and the Partnership GP. William H. Schmidt, Jr. is the Vice President, General Counsel and Secretary of both Holdings GP and the Partnership GP. Robert A. Malecky is the Vice President, Customer Services of both Holdings GP and the Partnership GP. Khalid A. Muslih is the Vice President, Corporate Development of both Holdings GP and the Partnership GP.

In considering the recommendation of the Partnership Audit Committee or Holdings Board, as applicable, to approve the merger, the merger agreement and the transactions contemplated thereby, and to approve the amended and restated partnership agreement, you should consider that the executive officers and directors of Holdings GP and the Partnership GP have interests that differ from, or are in addition to, their interests as Holdings unitholders or Partnership unitholders generally. These interests include:

•	Some of the executive officers and directors of the Partnership GP and Holdings GP currently own Holdings units and will be receiving Partnership LP units as a result of the merger. Holdings units held by the directors and executive officers will be converted into Partnership LP units at a ratio of 0.705 Partnership LP units per Holdings unit. This is the same ratio as that applicable to all other holders of Holdings units. In addition, certain directors and officers of the Partnership GP and Holdings GP currently own Partnership LP units.

•	The merger agreement provides for indemnification by the Partnership and Holdings of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following the merger. The Partnership and MergerCo also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings agreement of limited partnership (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by Holdings, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•	Certain of Holdings GP’s directors and all of Holdings GP’s executive officers are currently directors and executive officers of the Partnership GP, respectively, and will remain directors and executive officers of the Partnership GP following the merger. Messrs. Wylie, Smith, St.Clair and Schmidt are officers of BGH GP. Mr. Wylie is a director of BGH GP. After the effective time, the Partnership GP board is expected to consist of nine members, three of whom are expected to be the existing members of the Partnership Audit Committee, one of whom is expected to be the existing chief executive officer of the Partnership GP and three of whom are expected to be the three existing members of the audit committee of the Holdings Board. The amended and restated partnership agreement of the Partnership will provide that Holdings GP shall have the right to designate (a) two directors for so long as BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates (directly and indirectly) own at least 10,495,107 Partnership LP units (85% of the number they will own after the closing of the merger) or (b) one director for so long as they own at least 5,247,554 Partnership LP units (42.5% of the number they will own after the closing of the merger).

•	In addition, all of the executive officers and certain of the directors of the Partnership GP and Holdings GP have limited liability company interests in BGH GP, which owns approximately 61% of the total Holdings common units and 97% of the total Holdings management units and has entered into a support agreement and registration rights agreement. For more information on the support agreement and registration rights agreement, please read “The Proposed Merger — Transactions Related to the Merger.”

Senior management of the Partnership GP and Holdings GP prepared projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to Barclays and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Audit Committee and the Holdings Board, respectively, and related financial advisory services. The projections were also provided to the Partnership Audit Committee and the Holdings Board.

The right of a Holdings unitholder to distributions will be changed following the merger.

Under the Partnership’s current partnership agreement, Holdings is entitled to receive approximately 0.5% of all distributions made by the Partnership and increasing percentages, up to a maximum of 45%, of the amount of incremental cash distributed by the Partnership in respect of the Partnership LP units (other than 2,573,146 Partnership LP units) as certain target distribution levels are reached in excess of $0.325 per

Partnership LP unit in any quarter. This results in Holdings being entitled to receive incentive distributions of up to approximately 31% of the aggregate amount of distributions to the Partnership’s partners. After the merger, the former Holdings unitholders as a group will be entitled to receive approximately 28% of all distributions made by the Partnership. As a result of this change, the distributions received by the former unitholders of Holdings could be significantly different. If distributions from the Partnership were to increase significantly, the distributions to the former Holdings unitholders would be significantly less than they would be if the current structure was not changed.

The matters contemplated by the merger agreement may not be completed even if the requisite Holdings unitholder and Partnership unitholder approvals are obtained, in which case the partnership agreement of the Partnership will not be amended and restated.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Holdings unitholders and Partnership unitholders may have voted in favor of the merger agreement and related matters. In addition, Holdings and the Partnership can agree not to complete the merger even if all unitholder approvals have been received. The closing conditions to the merger may not be satisfied, and Holdings or the Partnership may choose not to waive any unsatisfied condition, which may cause the merger not to occur. If the merger does not occur, the Partnership’s partnership agreement will not be amended and restated.

While the merger agreement is in effect, Holdings’ opportunities to enter into different business combination transactions with other parties on more favorable terms may be limited, and both Holdings and the Partnership may be limited in their ability to pursue other attractive business opportunities.

While the merger agreement is in effect, Holdings is prohibited from knowingly initiating, soliciting or encouraging the submission of any acquisition proposal or from participating in any discussions or negotiations regarding any acquisition proposal, subject to certain exceptions. As a result of these provisions in the merger agreement, Holdings’ opportunities to enter into more favorable transactions may be limited. Likewise, if Holdings were to sell directly to a third party, it might have received more value with respect to the general partner interest in the Partnership and the incentive distribution rights in the Partnership based on the value of the business at such time.

Moreover, the merger agreement provides for the payment of up to $29.0 million in termination fees under specified circumstances, which may discourage other parties from proposing alternative transactions that could be more favorable to the Holdings unitholders or Partnership unitholders. For a detailed discussion of these termination fees, please read “The Merger Agreement — Termination Fees and Expenses” beginning on page 100.

Both Holdings and the Partnership have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions could be in effect for an extended period of time if completion of the merger is delayed. These limitations do not preclude the Partnership from conducting its business in the ordinary or usual course or from acquiring assets or businesses so long as such activity does not have a “material adverse effect” as such term is defined in the merger agreement or materially affect the Partnership’s or Holdings’ ability to complete the transactions contemplated by the merger agreement. For a detailed discussion of these restrictions, please read “The Merger Agreement — Actions Pending the Merger” beginning on page 89.

In addition to the economic costs associated with pursuing the merger, the management of Holdings GP and the Partnership GP will continue to devote substantial time and other human resources to the proposed merger, which could limit Holdings’ and the Partnership’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Holdings or the Partnership is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of their businesses following the merger could be adversely affected.

Existing Partnership unitholders will be diluted by the merger.

The merger will dilute the ownership position of the existing Partnership unitholders. Pursuant to the merger agreement, Holdings unitholders will receive approximately 20 million Partnership LP units as a result of the merger. Immediately following the merger, the Partnership will be owned approximately 72% by its current unitholders and approximately 28% by former Holdings unitholders.

The number of outstanding Partnership LP units will increase as a result of the merger, which could make it more difficult to pay the current level of quarterly distributions.

As of July 2, 2010, there were approximately 52 million Partnership LP units outstanding. The Partnership will issue approximately 20 million Partnership LP units in connection with the merger. Accordingly, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that the Partnership will not have sufficient funds to pay the current level of quarterly distributions to all Partnership unitholders. Using the amount of $0.95 per Partnership LP unit paid with respect to the first quarter of 2010, the aggregate cash distribution paid to Partnership unitholders totaled $49 million, resulting in a distribution of $12.8 million to the Partnership GP for its general partner units and incentive distribution rights. Therefore, the Partnership’s combined total distribution paid with respect to the first quarter of 2010 was $61.8 million. Pursuant to the merger agreement, Holdings unitholders will receive approximately 20 million Partnership LP units as a result of the merger. The combined pro forma Partnership distribution with respect to the first quarter 2010, had the merger been completed prior to such distribution, would result in $0.95 per unit being distributed on approximately 71 million Partnership LP units, or a total of $68.0 million, with the Partnership GP no longer receiving any distributions. As a result, the Partnership would be required to distribute an additional $6.2 million per quarter in order to maintain the distribution level of $0.95 per the Partnership LP unit paid with respect to the first quarter of 2010.

Although the elimination of the incentive distribution rights may increase the cash available for distribution to Partnership LP units in the future, this source of funds may not be sufficient to meet the overall increase in cash required to maintain the current level of quarterly distributions to holders of Partnership LP units.

Failure to complete the merger or delays in completing the merger could negatively impact the Partnership LP unit price and Holdings unit price.

If the merger is not completed for any reason, the Partnership and Holdings may be subject to a number of material risks, including the following:

•	the Partnership will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the price of Partnership LP units or Holdings units may decline to the extent that the current market price of these securities reflects a market assumption that the merger will be completed; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

The costs of the merger could adversely affect the Partnership’s operations and cash flows available for distribution to its unitholders.

The Partnership and Holdings estimate the total costs of the merger to be approximately $12.0 million, primarily consisting of investment banking and legal advisors’ fees, accounting fees, financial printing and other related costs. These costs could adversely affect the Partnership’s operations and cash flows available for distributions to its unitholders. The foregoing estimate is preliminary and is subject to change.

If the merger agreement were terminated, Holdings may be obligated to pay the Partnership for costs incurred related to the merger. These costs could require Holdings to seek loans or use Holdings’ available cash that would have otherwise been available for distributions.

Upon termination of the merger agreement, and depending upon the circumstances leading to that termination, Holdings could be responsible for reimbursing the Partnership for merger related expenses that the Partnership has paid. For a detailed discussion of the various circumstances leading to a reimbursement of expenses, please read “The Merger Agreement — Termination Fees and Expenses” beginning on page 100.

If the merger agreement is terminated, the expense reimbursements required by Holdings under the merger agreement may require Holdings to seek loans, borrow amounts under its revolving credit facility or use cash received from its distributions from the Partnership to reimburse these expenses. In either case, reimbursement of these costs could reduce the cash Holdings has available to make its quarterly distributions.

Tax Risks Related to the Merger

In addition to reading the following risk factors, you should read “Material Federal Income Tax Consequences of the Merger” beginning on page 112 and “Federal Income Taxation of the Partnership and Its Unitholders” beginning on page 118 for a more complete discussion of the expected material federal income tax consequences of the merger and of owning and disposing of Partnership LP units received in the merger.

No ruling has been obtained with respect to the tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, the Partnership and Holdings are relying on the opinions of their respective counsel as to the tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material Federal Income Tax Consequences of the Merger.”

The intended tax consequences of the merger are dependent upon each of the Partnership and Holdings being treated as a partnership for tax purposes.

The treatment of the merger as nontaxable to the Partnership unitholders and Holdings unitholders is dependent upon each of the Partnership and Holdings being treated as a partnership for federal income tax purposes. If either the Partnership or Holdings were treated as a corporation for federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to a Holdings unitholder.

The tax treatment of the merger could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The federal income tax consequences of the merger depend in some instances on determinations of fact and interpretations of complex provisions of federal income tax law. The federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present federal income tax consequences of the merger to Partnership unitholders and Holdings unitholders may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively and could change the tax treatment of the merger as nontaxable to Partnership unitholders and Holdings unitholders. For example, in response to recent public offerings of interests in the management operations of private equity funds and hedge funds, the U.S. House of Representatives has passed legislation that may cause the merger to be treated as a taxable exchange to a Holdings unitholder. The U.S. Senate is considering similar legislation, although the most current version of the legislation under consideration by the U.S. Senate would not cause the merger to be treated as a taxable exchange if a Holdings unitholder agreed to make an affirmative election that, as currently interpreted, could change the tax treatment of future sales of Partnership LP units received in the merger. The most current version of the legislation under consideration in the U.S. Senate would apply to transactions, such as the merger, that occur after December 31, 2010. We are unable to predict whether this proposed legislation or any other proposals will ultimately be enacted, and if so, whether any such proposed legislation would be applied retroactively.

Tax Risks to Holdings Common Unitholders

A Holdings unitholder may recognize taxable income as a result of receiving cash in lieu of fractional units.

Although it is anticipated that for U.S. federal income tax purposes no gain or loss should be recognized by a Holdings unitholder solely as a result of the merger, the receipt of cash in lieu of any fractional Partnership LP units will result in a Holdings unitholder recognizing gain or loss equal to the difference between the amount of cash received and the Holdings unitholder’s adjusted tax basis allocable to such fractional Partnership LP units. Please read “Material Federal Income Tax Consequences of the Merger.”

Tax Risks to Existing Partnership Unitholders

An existing Partnership unitholder may be required to recognize gain as a result of the decrease in its allocable share of Partnership nonrecourse liabilities as a result of the merger.

As a result of the merger, the allocable share of nonrecourse liabilities allocated to the existing Partnership unitholders will be recalculated to take into account Partnership LP units issued by the Partnership in the merger. If an existing Partnership unitholder experiences a reduction in its share of nonrecourse liabilities as a result of the merger, which is referred to as a “reducing debt shift,” such Partnership unitholders will be deemed to have received a cash distribution equal to the amount of the reduction. A reduction in a Partnership unitholder’s share of liabilities will result in a corresponding basis reduction in a Partnership unitholder’s Partnership LP units. A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by a Partnership unitholder, to the extent that the deemed cash distribution exceeds such Partnership unitholder’s tax basis in its Partnership LP units. Although the Partnership has not received an opinion with respect to the shift of nonrecourse liabilities, the Partnership does not expect that any constructive cash distribution will exceed an existing unitholder’s tax basis in its Partnership LP units. Please read “Material Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Existing Partnership Unitholders.”

The Partnership estimates that the merger will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders.

The Partnership estimates that the closing of the merger will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders. In addition, the federal income tax liability of an existing Partnership unitholder could be further increased if the Partnership makes a future offering of Partnership LP units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership’s assets. Please read “Material Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Existing Partnership Unitholders.”

SPECIAL FACTORS

Background of the Merger

From time to time over the past three years, senior management of the Partnership GP (“senior management”), along with the Holdings Board and the Partnership Board, evaluated ways to enhance long-term value to unitholders of the Partnership and Holdings. This has led to a focus on improving the competitive position of the Partnership by reducing its cost of equity capital and enhancing its long-term growth prospects, which could benefit unitholders of both the Partnership and Holdings. Senior management believed that the Partnership’s cost of equity capital was high in comparison to peer master limited partnerships (“MLPs”). As the holder of the incentive distribution rights, the Partnership GP is entitled to increasing percentages of the cash distributed from the Partnership above certain levels. For instance, the Partnership GP is currently receiving approximately 18% of all cash distributed by the Partnership and would be entitled to approximately 30% of any incremental Partnership distribution increases in the future. Senior management’s focus on reducing the Partnership’s cost of equity capital became more acute after other midstream MLPs, including Sunoco Logistics Partners LP, Nustar Energy LP and Magellan Midstream Partners, L.P. (“Magellan”), acted to reduce their cost of equity capital by repurchasing, capping, or eliminating their incentive distribution rights. By eliminating the incentive distribution rights, senior management believed that the Partnership would be more competitive when pursuing acquisitions and able to finance organic growth projects less expensively, which should enhance the Partnership’s long-term distribution growth prospects.

During late 2009 and early 2010, senior management, along with the Holdings Board and the Partnership Board, continued to discuss ways of reducing the Partnership’s cost of equity capital.

On February 23, 2010, Mr. Forrest Wylie, Chairman of the Partnership Board and CEO of the Partnership GP, met with Mr. C. Scott Hobbs, a member of the Partnership Board and the Chairman of the Partnership Audit Committee, to suggest that the Partnership Audit Committee consider, on behalf of the Partnership, a possible acquisition of Holdings by the Partnership for the purpose of eliminating the incentive distribution rights, simplifying the Partnership’s capital structure, and reducing the Partnership’s cost of equity capital. Khalid A. Muslih, Vice President, Corporate Development of the Partnership GP and Christopher S. Pine, Senior Corporate Development Associate of the Partnership GP, were also present. At the conclusion of the meeting, Mr. Hobbs asked Mr. Wylie to contact ArcLight Capital Partners, LLC (“ArcLight”) and Kelso & Company (“Kelso”) to determine if they would be receptive to a proposal for this type of transaction. Mr. Wylie subsequently spoke with a representative of Kelso, Mr. Frank J. Loverro, a director of the Holdings Board, who indicated that ArcLight and Kelso would be receptive. Mr. Wylie called Mr. Hobbs on March 1 to suggest that Mr. Hobbs initiate a process with the Partnership Audit Committee.

The Partnership Audit Committee held a telephonic meeting on March 2, which was attended by Mr. Hobbs and the other two members of the Partnership Audit Committee, Mr. Mark C. McKinley and Mr. Oliver G. Richard, III. Also attending the Partnership Audit Committee meeting were representatives of Prickett, Jones & Elliott, P.A. (“Prickett Jones”), special Delaware counsel to the Partnership Audit Committee. At the meeting, Mr. Hobbs described his conversation with Mr. Wylie. The Partnership Audit Committee then discussed various matters, including: (1) whether such a transaction would be in the best interests of the public unitholders of the Partnership, (2) precedent MLP general partner acquisition transactions, (3) potential conflicts of interests and the special approval process under the Partnership’s partnership agreement, (4) the likely need for a delegation of authority by the Partnership Board to the Partnership Audit Committee and the desirability of a resolution of the Partnership Board to that effect, (5) the engagement of financial advisors and initial consideration of potential advisors, (6) the engagement of potential securities law and M&A counsel, and (7) the unitholder approval requirements at Holdings and at the Partnership. After discussion, the Partnership Audit Committee decided to use Prickett Jones as special Delaware counsel with respect to the potential transaction and directed Prickett Jones to assemble a list of candidates to serve as securities law and M&A counsel to the Partnership Audit Committee. The Partnership Audit Committee also agreed that further discussion with Mr. Wylie was needed to understand the rationale for a possible transaction.

On March 3, 2010, the Partnership Audit Committee held a telephonic meeting, with representatives of Prickett Jones in attendance. The Partnership Audit Committee discussed potential law firms to act as special securities law and M&A counsel to the Partnership Audit Committee and potential investment banking firms to act as financial advisor to the Partnership Audit Committee.

On March 4, 2010, the Partnership Audit Committee met telephonically to further discuss the retention of special securities law and M&A counsel for the Partnership Audit Committee. Representatives of Vinson & Elkins L.L.P. (“V&E”) joined the call at the invitation of the Partnership Audit Committee, and discussed their experience representing MLPs in similar transactions, their experience with and knowledge of the Partnership and Holdings, and their ability to serve as counsel to the Partnership and advise the Partnership Audit Committee under the supervision of Prickett Jones. The Partnership Audit Committee and the representatives of V&E also discussed V&E’s prior and current work for the Partnership and Holdings; their prior work for Riverstone/Carlyle Global Energy and Power Fund, the former controlling party of the Partnership GP and Holdings; and their recent communications with Mr. Muslih and Mr. William H. Schmidt, Jr., Vice President, General Counsel and Secretary of the Partnership GP, regarding a possible acquisition of Holdings. After the representatives of V&E left the call, the Partnership Audit Committee determined to engage V&E as special securities law and M&A counsel to the Partnership.

On March 8, 2010, the Partnership Audit Committee met in Houston with representatives of Prickett Jones and a representative of V&E. Members of senior management were also in attendance at the meeting for the purpose of making a presentation to the Partnership Audit Committee regarding the strategic rationale and economic case for an acquisition of Holdings. At the meeting, senior management described the Partnership’s five-year plan and related assumptions, together with their thoughts about the beneficial effects of reducing the Partnership’s cost of equity capital. Senior management described the increasingly competitive market among MLPs and discussed what other MLPs had done to reduce their high cost of equity capital, including temporary and permanent solutions. Senior management expressed its preference for a permanent reduction of the cost of equity capital by eliminating the incentive distribution rights through the acquisition of Holdings, which currently entitles Holdings, through its ownership of the Partnership GP, to approximately 30% of any incremental cash distributions by the Partnership. Senior management stated that an acquisition of Holdings could be in the best interest of the Partnership because it would:

•	reduce the Partnership’s cost of equity capital by eliminating the incentive distribution rights and the Partnership GP’s economic interest in the Partnership,

•	result in an improved ability to compete successfully for acquisition opportunities,

•	better position the Partnership to execute on consolidation opportunities,

•	provide a much higher opportunity for long-term growth in distributions, and

•	allow the Partnership’s unitholders to receive valuable corporate governance rights through the election of directors to the Partnership Board.

On the downside, senior management noted that an acquisition of Holdings could lead to:

•	dilution for a number of years resulting from the issuance of additional Partnership LP units as acquisition consideration, and

•	elimination of perceived “drop-down” acquisition opportunities from the private equity owners of Holdings.

Also at the March 8 meeting, senior management presented an accretion and dilution analysis of a possible acquisition of Holdings based on a number of assumptions, including an exchange ratio of .695, representing a 25% premium for Holdings units based on recent trading prices, which was used for illustrative purposes only and was the premium in the Magellan transaction. After the presentation, senior management left the meeting, and the Partnership Audit Committee then discussed the appropriate scope of its authority and the appropriate level of fees to request for their services in connection with the potential transaction. After discussion, the Partnership Audit Committee determined that it should have the authorization to make a recommendation regarding the potential transaction with Holdings to the entire Partnership Board, rather than absolute authority to approve the potential transaction with Holdings. In consideration of the anticipated work and time commitment associated with the potential transaction, and after consideration of fees payable to conflict committee members in precedent situations, the Partnership Audit Committee determined to request a continuation of the current per meeting fees and an additional one time fee of $25,000 to the chairman and $20,000 to the other members of the Partnership Audit Committee.

At the March 8 meeting, the Partnership Audit Committee also discussed:

•	appropriate contact personnel in management,

•	governance issues that may arise from the proposed transaction, including possible unitholder votes to approve the transaction at the Partnership and Holdings, possible benefits from a simplification of the Partnership’s governance structure, and the potential opportunity to update the Partnership’s agreement of limited partnership,

•	the policy announcements of shareholder advocacy groups, such as Risk Metrics, regarding MLP coverage and their possible effect on a unitholder vote in connection with a proposed transaction, and

•	potential issues regarding any third party bid that may arise for either the Partnership or Holdings or both.

Thereafter, the Partnership Audit Committee interviewed representatives of three investment banking firms to serve as its financial advisor.

On March 9, 2010, Mr. Hobbs called Mr. John F. Erhard and Mr. Loverro, both of whom are directors on the Holdings Board, to indicate that the Partnership Audit Committee was contemplating making a proposal to eliminate the Partnership GP’s incentive distribution rights through the acquisition of Holdings by the Partnership.

On March 10, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones and V&E in attendance. The Partnership Audit Committee and its legal advisors discussed the need for confidentiality and the Partnership’s announcement of the non-binding open season for a proposed pipeline project (the “Marcellus Union Pipeline Project”). The Partnership Audit Committee then discussed the candidates to serve as financial advisor to the Partnership Audit Committee, including their respective qualifications, potential conflicts and proposed fees.

On March 11, 2010, the Partnership Audit Committee again met telephonically, with representatives of Prickett Jones and V&E in attendance, to discuss the potential engagement of Barclays Capital, Inc. (“Barclays”), one of the investment banks previously interviewed by the Partnership Audit Committee, as financial advisor to the Partnership Audit Committee. The Partnership Audit Committee and its legal counsel discussed Barclays’ breadth of experience in the MLP space, Barclays’ knowledge of and prior work for both the Partnership and Holdings, Barclays’ prior work for organizations with which Mr. Wylie previously was affiliated, and Barclays’ prior work for ArcLight and Kelso, with particular emphasis on Barclays’ role as financial advisor to ArcLight and Kelso in connection with their acquisition of the interest in Holdings. At the conclusion of the meeting, the Partnership Audit Committee determined to retain Barclays as financial advisor.

To manage the potential conflicts of interest of senior management and certain directors who are directors and/or officers of both the Partnership GP and Holdings GP, the Partnership Board executed a unanimous written consent dated March 10, 2010, authorizing and directing the Partnership Audit Committee to, among other things, (i) consider, review and evaluate a possible acquisition of Holdings by the Partnership or an alternative transaction that the Partnership Audit Committee deems appropriate, (ii) consider, review and evaluate any conflict, agreement, transaction or situation in connection therewith, (iii) negotiate with Holdings and its representatives or any other appropriate person with respect to the terms and conditions of any proposed transaction and any such alternative transaction, (iv) determine whether any proposed transaction or any such alternative transaction is fair and reasonable to, and in the best interests of, the Partnership and all of its public unitholders (other than Holdings, the Partnership GP and other unitholders affiliated with Holdings or the Partnership GP), (v) make a recommendation to the Partnership Board regarding what action, if any, should be taken by the Partnership Board, the Partnership GP and the Partnership with respect to any proposed transaction or any such alternative transaction, and (vi) determine whether to provide Special Approval (as defined in the existing partnership agreement of the Partnership) of any proposed transaction or any such alternative transaction. The Partnership Board resolution also approved and ratified the Partnership Audit Committee’s engagement of legal and financial advisors, and approved the payment of an additional one-time fee to the members of the Partnership Audit Committee consistent with the request of the Partnership Audit Committee.

Over the following weeks, Barclays reviewed projections prepared by senior management and probed their assumptions. As part of its review, Barclays applied a number of sensitivities to develop alternate cases to the projections, including (i) the base case of senior management, (ii) the base case of senior management including construction of the Marcellus Union Pipeline Project, (iii) a downside case, and (iv) an upside case.

In mid-March, the Holdings Board interviewed potential legal and financial advisors with respect to Holding GP’s review of strategic alternatives for Holdings.

On March 15, 2010, the Holdings Board met telephonically, and after considering Latham & Watkins LLP’s (“Latham & Watkins”) knowledge and experience with respect to public company M&A transactions, the energy industry generally and the Partnership and Holdings particularly, as well as Latham & Watkins’ experience advising MLPs and other companies with respect to transactions similar to the proposed transaction, the Holdings Board determined to retain Latham & Watkins on behalf of Holdings.

On March 18, 2010, representatives of Latham & Watkins met telephonically with the Holdings Board to discuss various issues related to a possible transaction between the Partnership and Holdings, including, without limitation, fiduciary duty issues and the advisability of recusal by overlapping directors.

On March 25, 2010, the Partnership Audit Committee met in Houston, with representatives of Prickett Jones and V&E in attendance. During the meeting, the Partnership Audit Committee confirmed the continued independence of its members from the Partnership and Holdings. Mr. Hobbs described his relationship with Kelso, including (i) the occasional provision of informal, unpaid advice to Kelso concerning the oil and gas industry in connection with potential Kelso acquisitions, (ii) his service as an officer for Optigas, Inc., a Denver-based midstream services company in which Kelso was an investor, and (iii) his service as an outside director for CVR Energy, Inc., a public company in which Kelso has an equity interest. Mr. Hobbs noted that he is not an investor with or through Kelso. Mr. Hobbs agreed that his informal advisory services for Kelso would cease, and expressed his view that his prior relationships with Kelso would not impair his independence or his ability to act on an arms-length basis with Holdings. After discussion, the other two committee members determined that Mr. Hobbs was independent and should continue to serve as chairman of the Partnership Audit Committee. In addition, the Partnership Audit Committee discussed the fact that Mr. Richard had previously served as a member of the Holdings Board. Mr. Richard affirmed that the prior board service would not affect his independence or his ability to act on an arms-length basis with Holdings, and the other two committee members determined that Mr. Richard was independent. Representatives of Prickett Jones and V&E then discussed the Partnership Audit Committee members’ fiduciary duties under Delaware law and the Partnership’s existing partnership agreement. Representatives of Barclays also made an extended presentation to the Partnership Audit Committee regarding Barclays’ preliminary financial analysis of a possible acquisition of Holdings by the Partnership.

On March 29, 2010, the Holdings Board, including Mr. Wylie, met in New York, with Latham & Watkins in attendance, to discuss the possible acquisition of Holdings by the Partnership. Representatives of Latham & Watkins provided a brief overview of certain ministerial matters associated with the interaction between the Holdings Board and the members of the Partnership Board. The Holdings Board considered the overlap of three directors on the Holdings Board and the Partnership Board, noting that such directors, other than Mr. Wylie, were affiliated with ArcLight and did not have any material interest in the Partnership other than through that affiliation. Accordingly, the overlapping directors (other than Mr. Wylie) determined to recuse themselves from meetings of the Partnership Board and Mr. Wylie was asked to recuse himself from meetings of the Holdings Board, in each case to the extent discussions and deliberations by those boards related to the potential strategic transaction between Holdings and the Partnership. Representatives of Latham & Watkins then provided an overview of the typical relationship between a public MLP and its public general partner, together with the effect of increases in the cost of equity capital at the MLP level caused by increasing payments to the general partner under incentive distribution rights. The Holdings Board discussed recent precedent transactions in which MLPs have reduced their cost of equity capital either temporarily or permanently. Mr. Wylie then departed the meeting. Representatives of Latham & Watkins then advised the Holdings Board of its fiduciary duties under the circumstances and the normal procedure for dealing with the inquiry from Mr. Hobbs. The Holdings Board then asked Mr. Erhard, Mr. Loverro and Frank S. Sowinski (the “Transaction Committee”) to gather information on behalf of the Holdings Board, interact with the Holdings Board’s legal and financial advisors and facilitate discussions with the Partnership Audit Committee. The Transaction Committee was not authorized to approve the proposed transaction with the Partnership or to take any other extraordinary action, which power remained with the Holdings Board. The Holdings Board then interviewed representatives of Credit Suisse with respect to the potential engagement of Credit Suisse to serve as financial advisor to Holdings in connection with a potential transaction involving the Partnership. After considering Credit Suisse’s knowledge and experience with respect to M&A transactions and the energy industry generally, as well as Credit Suisse’s experience advising MLPs and other companies with respect to transactions similar to the proposed transaction, the Holdings Board determined to retain Credit Suisse as Holdings’ financial advisor in connection with a potential transaction involving the Partnership.

Over the course of several meetings from late-March until April 12, the Partnership Audit Committee and its legal and financial advisors discussed a number of factors relating to a possible acquisition by the Partnership of Holdings, including:

•	transaction structures, with a focus on a post-closing structure that would not trigger a change of control as defined under the Partnership’s credit agreement,

•	alternatives to the acquisition of Holdings,

•	anticipated growth of the Partnership, both organically and through acquisitions,

•	pro forma consequences of the proposed acquisition, including the post-closing ownership percentages of ArcLight and Kelso in the Partnership, and their ability to appoint or elect directors of the Partnership GP,

•	analyses of possible consideration to be proposed to Holdings, including an analysis of relative post-closing ownership, comparable companies and comparable transactions,

•	exclusivity of the proposed bid and whether Holdings would agree not to “shop” the transaction following an offer by the Partnership,

•	an analysis of incremental capital expenditures necessary to increase cash flows across various case models in order to make the proposed transaction accretive to the Partnership’s existing unitholders, and

•	the benefits and detriments of waiting to effect an acquisition of Holdings.

In addition, during this period, the Partnership Audit Committee members conferred with Barclays, and Mr. Hobbs conferred with senior management, regarding organic growth capital projects identified as reasonably achievable by senior management, particularly without the incentive distribution rights burden. At the request of the Partnership Audit Committee, Barclays developed an additional no-acquisitions financial case for analysis. Separately, Mr. Hobbs met with senior management to review the planning, budget and financing for the Marcellus Union Pipeline Project along with the status of competing projects proposed by Buckeye’s competitors.

At several meetings during this period, the Partnership Audit Committee affirmed their strong desire to obtain for the unitholders of the Partnership the ability to vote for directors of the Partnership Board following the transaction. In addition, the Partnership’s financial and legal advisors conferred with the Partnership Audit Committee regarding negotiating tactics, deal-protection issues, including the size of any termination fees, the effect of material adverse changes, the scope of representations and warranties, no-shop provisions and the appropriate level of support by ArcLight and Kelso for any proposed transaction. During these meetings, the Partnership Audit Committee and its legal and financial advisors discussed whether it would be appropriate for the Partnership Audit Committee to be delegated full authority to propose and approve on behalf of the Partnership any potential acquisition of Holdings by the Partnership.

On April 9, 2010, the members of Holdings Board and the Partnership Board met with senior management to obtain an update on the status of the Marcellus Union Pipeline Project.

On April 5, 2010, the Partnership Board expanded the authority of the Partnership Audit Committee in connection with the consideration of a potential acquisition of Holdings to (i) consider, review, evaluate and analyze a potential transaction and to consider, review, evaluate and analyze any conflict, agreement, transaction or situation in connection therewith; (ii) make proposals to Holdings with respect to a potential transaction; (iii) consider and analyze any counterproposal received from Holdings; (iv) negotiate or delegate the ability to negotiate with Holdings; (v) determine whether the potential transaction is fair and reasonable to, advisable for and in the best interests of the Partnership and all of its public unitholders (other than Holdings, the Partnership GP and other unitholders affiliated with Holdings or the Partnership GP); (vi) if applicable and as appropriate, exercise the full authority of the Partnership Board with respect to the approval of the potential transaction and with respect to the solicitation of the vote or consent of the unitholders of the Partnership and the making of any recommendation to the unitholders in connection therewith; and (vii) if applicable and as appropriate, provide Special Approval with respect to the potential transaction.

On April 12, 2010, the Partnership Audit Committee met to discuss a possible proposal to purchase Holdings. Barclays presented updated preliminary financial analyses of the potential acquisition. The Partnership Audit Committee discussed, among other things, the appropriate exchange ratio for a proposal, the exchange ratio’s impact on accretion and dilution to the existing holders of Partnership LP units, meetings with senior management regarding the Marcellus Union Pipeline Project, an analysis of the Partnership’s credit agreement, negotiating strategy, the importance of support by ArcLight and Kelso for any agreement between the Partnership and Holdings, and the desirability of confidentiality and exclusivity. The Partnership Audit Committee determined that it would propose to acquire Holdings in a merger transaction pursuant to which each unitholder of Holdings would receive 0.65 Partnership LP units and to request that Holdings sign a confidentiality agreement and commit to a 60-day exclusivity period. The Partnership Audit Committee directed Mr. Hobbs to send a letter to the Transaction Committee to convey the proposal. In response, Mr. Hobbs sent the following letter on April 13.

AUDIT COMMITTEE OF BUCKEYE GP LLC

April 13, 2010

Transaction Committee of
MainLine Management LLC

Dear Mr. Sowinski, Mr. Loverro and Mr. Erhard:

On behalf of the Audit Committee of Buckeye GP LLC and Buckeye Partners, L.P. (“Partners”), I am pleased to propose to the Transaction Committee of MainLine Management LLC a merger transaction pursuant to which holders of common units of Buckeye GP Holdings L.P. (“Holdings”) would receive LP units of Partners in a tax-free exchange.

Consideration.  We propose that each common unit of Holdings be exchanged for 0.65 LP units of Partners. This represents a 17% premium over Holdings’ common units’ closing price as of April 12, 2010. Based on management’s estimated 2010 distributions and the proposed exchange ratio, Holdings’ unitholders would receive distributions which are approximately 43% higher than the estimated 2010 Holdings’ distributions.

Support.  We expect that ArcLight and Kelso will support the proposed transaction to the fullest extent lawful, and in a manner designed to avoid triggering a change of control under the Partners credit agreement.

Governance.  Following the proposed transaction, the public holders of Partners would be entitled to elect five of the directors of Buckeye GP LLC, and ArcLight and Kelso will each be entitled to elect one director. With future dispositions by ArcLight and Kelso of their interest in Partners, we expect that the two director seats would be shifted to Partners’ public holders.

Partnership Agreement.  As part of the proposed transaction, we expect to amend the Partners’ partnership agreement primarily to (i) eliminate the general partner interest represented by the Incentive Compensation Agreement, (ii) eliminate allocations of cash or income on the GP units, and (iii) facilitate public voting for election of the members of the board of directors of Buckeye GP LLC.

We are excited about purchasing Holdings and see benefits for unitholders of both entities. The proposed transaction will enable a lower, more competitive cost of capital, enhanced opportunities for acquisitions and growth projects, and a deeper market for securities of the asset base that the two partnerships share. We think the proposed transaction is attractive from Holdings’ perspective particularly in view of the ability of all Holdings unitholders to continue to participate in a faster growing and more competitive combined Buckeye, with a premium-enhanced tax-deferred interest and substantial accretion to Holdings’ expected future distributions.

We are mindful of the process that your committee must undertake, and are happy to discuss the foregoing with you. In view however of the time and attention this endeavor will consume, we ask that you agree to a 60 day period of exclusivity to allow us to engage with you in a thoughtful way, and that you agree that this letter and the proposed transaction remain confidential. Both commitments are in the attached letter. To be clear, execution of that letter does not commit you to anything other than the exclusivity and confidentiality provisions. Our willingness to proceed with discussions regarding the proposed transaction is dependent upon execution of the attached letter.

The Audit Committee of Buckeye GP LLC has been delegated full authority to process this proposed transaction, and we look forward to hearing your reaction.

Sincerely,

C. Scott Hobbs

cc:	Mark C. McKinley Oliver G. “Rick” Richard, III

* * *

On April 14, 2010, the Holdings Board met with their legal and financial advisors to discuss the Partnership’s April 13th proposal. Representatives of Latham & Watkins summarized the terms and conditions of the April 13th proposal, with an emphasis on the proposed exchange ratio, the request for exclusivity, the soliciting of competing proposals and possible restrictions on those rights in a definitive agreement, the treatment of confidential information and the nature of the support for the transaction from ArcLight and Kelso. The Holdings Board then discussed the possible timing, nature and content of a proposed response to the April 13th proposal, noting that the proposed exchange ratio was insufficient.

On April 16, 2010, the Transaction Committee met with representatives of Credit Suisse and Latham & Watkins to discuss the financial terms of the April 13th proposal. Credit Suisse reviewed and discussed its preliminary financial analyses with respect to Holdings, the Partnership and the proposed transaction with the Transaction Committee. The Transaction Committee then discussed the appropriate response to the April 13th proposal.

On April 19, 2010, Mr. Erhard and Mr. Loverro advised Mr. Hobbs that the terms of the April 13th proposal were not acceptable. Mr. Hobbs explained the process by which the Partnership Audit Committee arrived at the proposed terms, including the exchange ratio, and suggested that Credit Suisse speak with Barclays to understand the assumptions used to arrive at the proposed exchange ratio. Messrs. Erhard and Loverro expressed their appreciation for the proposal but characterized the exchange ratio as insufficient, while also noting that the Holdings Board needed additional information in order to arrive at an appropriate exchange ratio. Given that and other facts, Messrs. Erhard and Loverro indicated that they did not believe it was appropriate to consider exclusivity or other terms until the parties could get closer on an exchange ratio and Holdings could obtain additional information to facilitate a more thorough understanding of the business and prospects of the Partnership.

On April 20, 2010, the Partnership Audit Committee met, with representatives of Prickett Jones, V&E and Barclays in attendance. Mr. Hobbs reported that on the prior day he received a telephone call from Messrs. Erhard and Loverro with respect to the April 13th proposal letter. Mr. Hobbs reported that the Holdings Board needed additional time and information to complete its analysis of the April 13th proposal. After discussion, the Partnership Audit Committee directed Mr. Hobbs to urge the Holdings Board to provide a specific response by April 30th or the Partnership would withdraw its proposal, which Mr. Hobbs communicated in a telephone call to Messrs. Erhard and Loverro, and which he confirmed in a letter to the Transaction Committee dated April 21.

Also on April 20, 2010, the Transaction Committee met with representatives of Latham & Watkins and Credit Suisse to discuss recent conversations with Mr. Hobbs. After a discussion, Mr. Erhard and Mr. Sowinski decided to schedule a diligence session with senior management to better assess the business case for the proposed transaction between Holdings and the Partnership.

On April 22, 2010, Mr. Wylie signed a waiver of notice and recusal from all meetings of the Holdings Board where strategic transactions for Holdings were to be discussed. Mr. Wylie did not participate in any further meetings of the Holdings Board where strategic transactions for Holdings were discussed.

On April 26, 2010, members of the Holdings Board and representatives from Credit Suisse and Latham & Watkins attended a presentation by senior management regarding the business and prospects of the Partnership and the strategic rationale for, and financial implications of, the acquisition of Holdings by the Partnership.

On April 27, 2010, the Transaction Committee met with representatives of Latham & Watkins and Credit Suisse to discuss the management presentation held on the preceding day. Credit Suisse reviewed and discussed its updated preliminary financial analyses with respect to Holdings, the Partnership and the proposed transaction with the Transaction Committee. The Transaction Committee, with the assistance of Holdings’ legal and financial advisors, then discussed the range of potential exchange ratios, the other terms of a possible transaction and the pro forma effects of an acquisition of Holdings by the Partnership.

On April 28, 2010, the Holdings Board met to discuss the Holdings response to the April 13th proposal. Credit Suisse reviewed and discussed its updated preliminary financial analyses with respect to Holdings, the Partnership and the proposed transaction. The Holdings Board, with the assistance of its legal and financial advisors, then discussed the pro forma effects of the proposed transaction and an appropriate counter to the April 13th proposal. The Holdings Board evaluated the nature of the consideration, an increase in the exchange ratio, whether Holdings should have an affirmative right to shop itself after signing a definitive agreement, the universe of potential buyers for Holdings and whether Holdings should be able to respond to unsolicited written proposals after signing a definitive agreement. After discussion, the Holdings Board asked the Transaction Committee to develop a response to the April 13th proposal and give further consideration to the appropriate exchange ratio and the other terms of the transaction.

On April 29, 2010, the Transaction Committee met with representatives of Latham & Watkins and Credit Suisse to discuss the financial terms of a potential counterproposal.

On April 30, 2010, the Holdings Board met and, with the assistance of Holdings’ legal and financial advisors and input from the Transaction Committee, discussed potential responses to the April 13th proposal. The Holdings Board again considered the pro forma consequences of the proposed transaction and reconsidered the appropriate components of a counterproposal. After discussion, the Holdings Board decided to counter with a proposed exchange ratio of 0.76, while continuing to resist exclusivity and deferring negotiation of other terms until it appeared reasonably likely that agreement would be reached on the exchange ratio. The Holdings Board also took action to formalize the Transaction Committee, with Mr. Sowinski serving as chairman. As part of such action, the Holdings Board authorized the Transaction Committee to: (i) review, evaluate and negotiate the terms of the proposed transaction with the Partnership, (ii) obtain advice from and otherwise consult with the officers of Holdings GP and the Holdings Board’s legal and financial advisors, and

(iii) make a recommendation to the Holdings Board regarding the proposed transaction. The Holdings Board did not delegate to the Transaction Committee the ability to approve or otherwise authorize the proposed transaction with the Partnership. Later that day, Mr. Erhard and Mr. Loverro delivered the Holdings Board’s response to the April 13th proposal to Mr. Hobbs.

On April 30, 2010, the Partnership Audit Committee held a telephonic meeting, with representatives of Prickett Jones, V&E and Barclays in attendance. Mr. Hobbs reported that the Transaction Committee had responded earlier in the day with a counterproposal of 0.76 for the exchange ratio. Mr. Hobbs explained his understanding of Holdings’ rationale for the 0.76 exchange ratio. Mr. Hobbs then advised the Partnership Audit Committee that the Transaction Committee informed him that the other issues could be resolved quickly if the parties could agree to a mutually acceptable exchange ratio. After discussion, the Partnership Audit Committee directed Barclays to prepare an analysis of Holdings’ counterproposal, and to arrange a meeting with Credit Suisse to discuss the financial assumptions underlying the Partnership’s proposal and the Transaction Committee’s counterproposal.

On May 4, 2010, a telephonic meeting of the Partnership Audit Committee was held, with representatives of Prickett Jones, V&E and Barclays in attendance. Barclays presented an analysis of Holdings’ proposed exchange ratio of 0.76. As part of its presentation, Barclays estimated the incremental growth capital required to reach accretion within a fixed number of years, and the types and availability of acquisition opportunities and management’s history in executing sizeable acquisitions. In addition, the Partnership Audit Committee and its financial and legal advisors discussed what would be an acceptable period of dilution resulting from the proposed transaction for the Partnership and its unitholders. The Partnership Audit Committee then reiterated its request that Barclays meet with Credit Suisse to discuss the financial assumptions underlying the Partnership’s proposal and Holdings’ counterproposal.

On May 5 and May 6, 2010, the Holdings Board and the Partnership Board met in regularly scheduled joint sessions to discuss the Partnership’s operations and financial results for the first quarter of 2010. The proposed transaction between Holdings and the Partnership was not discussed at these sessions.

On May 7, 2010, as directed by the Holdings Board and the Partnership Audit Committee, respectively, Credit Suisse and Barclays met to discuss certain aspects of the April 13th proposal and Holdings’ counterproposal and the financial assumptions underlying both proposals.

On May 11, 2010, the Transaction Committee, Credit Suisse and Latham & Watkins met to discuss the status of negotiations with the Partnership.

On May 12, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance. The Partnership Audit Committee heard additional detail from Barclays regarding a number of financial aspects associated with the Holdings counterproposal, including a review of incremental exchange ratios between the initial 0.65 proposal by the Partnership and the 0.76 counterproposal by Holdings, the required growth capital to reach accretion under each case and the valuation suggested by an array of different analyses, including a discounted cash flow analysis. The Partnership Audit Committee also determined that senior management should provide an updated forecast for 2010 based on actual results to-date and expectations for the balance of the year. In addition, Barclays reported on its meeting with Credit Suisse, and reported to the Partnership Audit Committee on the recently announced acquisition by Energy Transfer Equity, L.P. of the general partner of Regency Energy Partners LP. The Partnership Audit Committee then directed its advisors to prepare a letter to the Transaction Committee with (i) a revised proposed exchange ratio to be determined, (ii) a proposal regarding the make-up of the Partnership Board following the transaction, including a representative from each of ArcLight and Kelso, (iii) a 45-day period of exclusive negotiations, and (iv) full support for the transaction by ArcLight and Kelso.

On May 18, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance. Barclays presented its preliminary financial analysis, taking into account a new exchange ratio and an updated financial forecast from senior management. Barclays presented its analysis under four financial cases: (i) the base case of senior management, (ii) a no-acquisition case, (iii) a downside case, and (iv) an upside case (which included construction of the Marcellus Union Pipeline Project).

The Partnership Audit Committee discussed an exchange ratio of 0.705, the midpoint between the initial proposal of 0.65 and the counterproposal of 0.76, and the Partnership’s ability to maintain its distribution growth, together with a break even analysis to achieve accretion for the Partnership unitholders. Based on the closing price for the Partnership LP units for the prior day and based on the prior 30-day and 90-day average closing prices for the Partnership LP units, the premium associated with the proposed exchange ratio was approximately 25%, which was consistent with the premium paid in the Magellan transaction. Based on Barclays’ preliminary pro forma analysis and assuming reasonable levels of incremental annual capital expenditures, the Partnership Audit Committee believed the dilution from the proposed exchange ratio would be for no more than four years and then become accretive to the Partnership’s unitholders. The Partnership Audit Committee emphasized the importance of signaling to Holdings that this represented its final and best offer. The Partnership Audit Committee also discussed with its advisors possible transaction terms, including the likelihood of a third party bid for Holdings, the Partnership or both, and potential protections for Holdings if directors are elected by the public unitholders, including a staggered board and a rights plan. The Partnership Audit Committee also heard a presentation from Prickett Jones respecting the directors’ fiduciary duties under Delaware law and the Partnership’s existing partnership agreement in connection with consideration of the possible acquisition transaction.

On May 19, 2010, the Partnership Audit Committee met and authorized Mr. Hobbs to send to the Transaction Committee a letter with revised terms. Accordingly, on May 20, Mr. Hobbs sent the following letter and, in a subsequent telephone call with Messrs. Erhard and Loverro, reinforced the “best and final” nature of the proposal:

AUDIT COMMITTEE OF BUCKEYE GP LLC

May 20, 2010

Confidential

Transaction Committee of
MainLine Management LLC

Dear Mr. Sowinski, Mr. Loverro and Mr. Erhard:

On behalf of the Audit Committee of Buckeye GP LLC and Buckeye Partners, L.P. (“Partners”), I am following up on our earlier letter to you of April 13, 2010 and our subsequent phone calls regarding a proposed merger transaction pursuant to which holders of common units of Buckeye GP Holdings L.P. (“Holdings”) would receive LP units of Partners in a tax-free exchange.

Consideration.  We propose that each common unit of Holdings be exchanged for 0.705 LP units of Partners. This represents a significant premium to Holdings’ common units and based on management’s estimated 2011 distributions and the proposed exchange ratio, Holdings’ unitholders would receive distributions which are approximately 46% higher than the estimated 2011 Holdings’ distributions.

Support.  Pursuant to the proposed transaction, (i) the board of MainLine Management LLC will agree, to the fullest extent permitted by the terms of the Holdings partnership agreement and Delaware law, to recommend and bring the proposed transaction to a vote of Holdings unitholders, (ii) BGH GP Holdings, LLC (and ArcLight and Kelso as controlling persons of the general partner of Holdings) will commit to vote in favor of and to support the proposed transaction, and (iii) Holdings and its representatives will agree, to the fullest extent permitted by the terms of the Holdings partnership agreement and Delaware law, not to solicit, facilitate, discuss or negotiate an alternative transaction. The issuance by Partners of the LP units pursuant to the proposed transaction and the related amendments to the Partners partnership agreement will be subject to the approval of a majority interest of Partners’ unitholders.

Structure.  We believe that the proposed transaction can be effected without triggering a change of control under the Partners credit agreement, and look forward to sharing with you and your advisors our thoughts on the post-closing structure of Partners.

Governance.  Following the consummation of the proposed transaction, the holders of the Partners units will elect the directors of Buckeye GP LLC. We envision the initial board of Buckeye GP LLC to be composed of nine members, namely, (a) the three current members of the audit committee of Buckeye GP LLC, (b) the three members of the audit committee of MainLine Management LLC, (c) a representative from each of ArcLight and Kelso, and (d) the CEO.

Partnership Agreement.  In connection with the consummation of the proposed transaction, the Partners’ partnership agreement will be amended primarily to (i) eliminate the general partner interest represented by the Incentive Compensation Agreement, (ii) eliminate allocations of cash or income on the GP units, and (iii) facilitate unitholder voting for election of the members of the board of directors of Buckeye GP LLC.

You know of our enthusiasm for the proposed transaction, and our belief that, for many reasons, it will be beneficial for the unitholders of both Partners and Holdings. We believe that time is of the essence for both Partners and Holdings and that maintaining the confidentiality of these proceedings is crucial to negotiating a mutually beneficial transaction. As such, we ask that you execute the attached letter that provides for a 45 day exclusivity period and contains confidentiality provisions. To be clear, execution of that letter does not commit you to anything other than the exclusivity and confidentiality provisions.

We look forward to hearing your endorsement of this proposal, and ask that you respond to us within the coming week.

Sincerely,

C. Scott Hobbs

cc:	Mark C. McKinley Oliver G. “Rick” Richard, III

* * *

On May 24, 2010, the Transaction Committee met and, with the assistance of representatives of Credit Suisse and Latham & Watkins, reviewed and discussed the May 20th proposal. Representatives of Credit Suisse reviewed and discussed their preliminary financial analyses with respect to the Partnership, Holdings and the proposed transaction. Representatives of Latham & Watkins summarized other components of the revised proposal. The Transaction Committee then discussed the revised proposal and considered whether it should seek an increase in the proposed exchange ratio above 0.705. The Transaction Committee decided to take the matter under advisement and discuss it with the Holdings Board at the next Holdings Board meeting.

On May 25, 2010, the Holdings Board met and, with the assistance of Holdings’ legal and financial advisors, discussed potential responses to the May 20th proposal of the Partnership Audit Committee. The Holdings Board discussed, among other things, the pro forma consequences of the proposed transaction, an increase in the exchange ratio, whether Holdings should have an affirmative right to shop itself after signing a definitive agreement, the universe of potential buyers for Holdings and whether Holdings should be able to respond to unsolicited written proposals after signing a definitive agreement. Following those discussions, the Holdings Board decided to counter with a proposed exchange ratio of 0.715. The Holdings Board directed the Transaction Committee to (1) continue resisting exclusivity prior to signing a definitive agreement, (2) accept limitations on Holdings’ ability to affirmatively shop itself after the signing of a definitive agreement, (3) retain the right to respond to unsolicited written proposals, (4) accept the proposal regarding post-closing governance, and (5) emphasize the importance of promptly executing a definitive agreement.

On May 26, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance. Mr. Hobbs reported to the Partnership Audit Committee that he had heard from the Transaction Committee with their reaction to the May 20th proposal. According to Mr. Hobbs, the Transaction Committee expressed the following:

•	a counterproposal of an exchange ratio of 0.715 in response to the proposal by the Partnership Audit Committee of 0.705,

•	a rejection of the Partnership Audit Committee’s request regarding exclusivity,

•	a willingness to sign a definitive agreement within 7 days,

•	a willingness to obtain the “full commitment” of ArcLight and Kelso within the confines of Delaware law,

•	a confirmation that Holdings would not insist on the right to affirmatively market itself after the signing of a definitive agreement with respect to the proposed transition, and

•	agreement on the proposal by the Partnership Audit Committee that the post-transaction Partnership Board be composed of 9 directors, of which 2 would be effectively appointed by BGH GP, and 7 would be elected by the unitholders of the Partnership.

At the meeting, the Partnership Audit Committee discussed the exchange ratio, and Barclays presented materials showing the consequences of an exchange ratio of 0.705, 0.710 and 0.715. The legal advisors discussed other aspects of the Holdings’ response, including the rejection of exclusivity. The Partnership Audit Committee also discussed the term of the two directors to be appointed by BGH GP, and when the appointment rights would cease. The Partnership Audit Committee continued to express concern regarding a possible third party which might seek to acquire Holdings following an announcement of the merger. At the end of the meeting, the Partnership Audit Committee members (i) authorized Mr. Hobbs to respond that the Partnership Audit Committee was no longer flexible on the exchange ratio and was reaffirming its proposed ratio of 0.705 and (ii) directed counsel to prepare promptly drafts of definitive agreements for review by the Partnership Audit Committee.

Later in the day on May 26, Mr. Hobbs advised the Transaction Committee that the Partnership Audit Committee was not flexible on the exchange ratio and was reaffirming its proposed ratio of 0.705.

On May 27, 2010, the Holdings Board met, and with the advice and assistance of its legal and financial advisors, discussed the Partnership Audit Committee’s position with respect to the exchange ratio and other terms of the potential transaction. The Holdings Board discussed its repeated efforts to increase the exchange ratio, the increase in the exchange ratio since the April 13th proposal, the relatively small difference between the exchange ratios proposed by the Holdings Board and the Partnership Audit Committee, and the likelihood of competing proposals. The Holdings Board also considered other factors, including the risk of nonconsummation resulting from further delays and increasing volatility in the financial markets. Representatives of Latham & Watkins also provided an update on proposed legislation in the U.S. Congress that could affect the taxation of certain direct and indirect holders of incentive distribution rights. After further discussion, the Holdings Board instructed the Transaction Committee to communicate the Holdings Board’s agreement with the 0.705 exchange ratio, subject to prompt negotiation of final deal terms and the execution of definitive agreements.

On May 27, 2010, Messrs. Erhard and Loverro responded by telephone to Mr. Hobbs and indicated agreement with the Partnership Audit Committee’s proposed ratio of 0.705, subject to prompt negotiation of final deal terms and the execution of definitive agreements.

On May 29, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance. The Partnership Audit Committee and its legal and financial advisors discussed the terms of a draft merger agreement with respect to the proposed acquisition of Holdings by the Partnership and a draft support agreement to be entered into by ArcLight and Kelso. The Partnership Audit Committee directed its legal advisors to send revised agreements to Latham & Watkins, counsel to Holdings, with a copy to Mr. Schmidt, who until that time had not been involved in the negotiations. On May 30, counsel to the Partnership Audit Committee sent to Latham & Watkins and Mr. Schmidt a draft merger agreement and draft support agreement.

On June 1, 2010, Mr. Schmidt provided comments to the draft merger agreement and support agreement to V&E and Prickett Jones. Also on June 1, the Transaction Committee and representatives of Latham & Watkins met to discuss various issues in the merger agreement and support agreement. The Transaction Committee discussed, among other things, the requirement for a Partnership unitholder vote, the potential for a change in recommendation and its consequences, the right to consider and provide information in connection with unsolicited written proposals, termination rights and termination fees.

From June 1 through June 10, 2010, representatives of V&E held several telephone conferences with Mr. Schmidt and other members of management respecting due diligence matters, including tax issues, insurance issues, accounting issues and other matters addressed in the representations and warranties of the draft merger agreement.

On June 3, 2010, Latham & Watkins provided comments to the draft merger agreement and support agreement to the Partnership Audit Committee’s legal advisors. Later on June 3, representatives of Prickett Jones and V&E engaged in a telephone call with representatives of Latham & Watkins and Richards, Layton & Finger, P.A., special Delaware counsel to Holdings, to discuss the necessity of a vote by the Partnership’s unitholders on the proposed transaction.

On June 4, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance, to discuss comments to the draft merger agreement and draft support agreement received from Latham & Watkins and from senior management. After discussion, the Partnership Audit Committee determined that it would not authorize a proposed transaction that was not conditioned on receipt of a vote of the Partnership’s unitholders. The Partnership Audit Committee and its legal advisors then discussed other issues raised by Holdings’ comments, including changes to the deal protection provisions in the merger agreement, the definition of material adverse effect, and changes to the termination provisions of the support agreement, and the terms of a registration rights agreement with Kelso and ArcLight. After a number of questions and comments, the Partnership Audit Committee directed its legal advisors to send revised drafts of the merger agreement and support agreement to Latham & Watkins. Also during the meeting, representatives of V&E further reported on, and answered questions with respect to, the tax treatment of the proposed transaction.

Later on June 4, 2010, counsel for the Partnership Audit Committee sent revised drafts of the merger agreement and support agreement to Latham & Watkins, which provided, among other things, for a vote of the Partnership’s unitholders, that a decision by the Holdings Board to change its recommendation or terminate the merger agreement to accept a superior proposal should include the approval of a majority of the conflicts committee of the Holdings Board and maintaining a post-closing lock-up period of 60 days with respect to units received by ArcLight and Kelso in the merger.

On June 5, 2010, the Transaction Committee and representatives of Latham & Watkins met to discuss various issues in the merger agreement and support agreement. The Transaction Committee discussed, among other things, the requirement for a Partnership unitholder vote, the ability of each of the Holdings Board and the Partnership Audit Committee to change its recommendation, the right of each of Holdings and the Partnership to terminate the merger agreement and the amount of termination fees for each party.

Later on June 5, 2010, counsel for the Partnership Audit Committee sent to Latham & Watkins a draft amended and restated partnership agreement of the Partnership to be adopted in connection with the transaction.

On June 6, 2010, Latham & Watkins provided the Partnership Audit Committee with comments on the revised transaction documents, with changes relating to, among other things, the deal protection provisions (including, without limitation, the ability to consider and accept a superior proposal without the payment of a termination fee), the definition of material adverse effect, termination events, termination fees, support agreement termination and terms of a registration rights agreement with ArcLight and Kelso.

On June 7, 2010, Mr. Hobbs engaged in a telephone conversation with Mr. Loverro with respect to deal protection provisions and the amount of termination fees, which the Transaction Committee proposed to set at zero for Holdings in the event it accepted a superior proposal, 3% to be paid by the Partnership in the event the Partnership Board changed its recommendation and 1% to be paid by Holdings in the event the Holdings Board changed its recommendation.

Later on June 7, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance, to discuss comments to the draft transaction documents received from Latham & Watkins, and to discuss Mr. Hobbs’ conversation with Mr. Loverro. Also during the meeting, representatives of V&E further reported on, and answered questions with respect to, the tax treatment of the proposed transaction. The Partnership Audit Committee and its advisors also discussed fluctuations in the trading prices of the Partnership’s and Holdings’ units, and Barclays confirmed that these factors did not have a material effect on its analysis of the proposed transaction. The Partnership Audit Committee expressed its agreement with various changes proposed by the Holdings Board, but continued to insist on a termination fee in an amount equal to 3% of the equity value of the transaction (including in the event Holdings accepted a superior proposal) and a provision that an alternative proposal for both the Partnership and Holdings could not be a superior proposal without Partnership Audit Committee approval. Mr. Hobbs was directed to engage in further conversations with Mr. Loverro to discuss and attempt to resolve these open issues in accordance with the direction provided by the Partnership Audit Committee.

Later on June 7, 2010, Mr. Hobbs engaged in further discussions with Messrs. Loverro and Erhard with respect to certain of the open issues. Later on June 7, counsel to the Partnership Audit Committee distributed revised drafts of the merger agreement and support agreement to Latham & Watkins and senior management, which reflected the Partnership Audit Committee’s determinations and Mr. Hobbs discussions with Messrs. Loverro and Erhard.

Late on June 7, 2010, counsel for the Partnership Audit Committee distributed to senior management a draft registration rights agreement for their input and comments. On June 8, Mr. Hobbs and representatives of V&E engaged in discussions with members of senior management respecting the draft registration rights agreement.

On June 8, 2010, the Transaction Committee and representatives of Latham & Watkins met to discuss various issues in the transaction documents. The Transaction Committee provided guidance to Latham & Watkins, which continued negotiating the transaction documents with the legal advisors to the Partnership Audit Committee.

Later on June 8, 2010, Mr. Hobbs engaged in discussions with Messrs. Loverro and Erhard respecting certain open issues, including proposed termination fees. Also on June 8, V&E sent a draft registration rights agreement to Latham & Watkins.

Later on June 8, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance, to discuss the registration rights agreement and proposed changes to the termination rights, termination fees and other issues in the merger agreement.

Later on June 8, 2010, Latham & Watkins distributed revised drafts of the merger agreement to the Partnership Audit Committee’s legal advisors, requesting among other things a 3% termination fee to apply to the Partnership and a 1.5% termination fee to apply to Holdings, eliminating the approval requirement of the Partnership Audit Committee for a superior proposal involving an acquisition of both the Partnership and Holdings and eliminating the termination fee for Holdings’ breach of the no-solicitation provision. Latham & Watkins also distributed comments of the Holdings Board to the draft amended and restated agreement of limited partnership of the Partnership.

On June 9, 2010, V&E distributed to Latham & Watkins a draft amended and restated partnership agreement for Holdings to be adopted in connection with the proposed merger.

On June 9, 2010, the Transaction Committee and representatives of Latham & Watkins met to discuss various issues in the transaction documents. The Transaction Committee provided guidance to Latham &

Watkins, which continued negotiating the transaction documents with the legal advisors to the Partnership Audit Committee.

Also on June 9, 2010, Mr. Hobbs engaged in telephone discussions with Messrs. Loverro and Erhard. During the call, the parties agreed on a reciprocal termination fee of 2.5% of transaction value for both Holdings and the Partnership, the elimination of a termination fee for breach of the no-solicitation provision and clarifying language with respect to whether an acquisition proposal for both Holdings and the Partnership could be a superior proposal without the approval of the Partnership Audit Committee. Open issues with respect to the registration rights agreement were identified but not resolved.

Later on June 9, 2010, Latham & Watkins distributed a revised draft of the registration rights agreement to the Partnership Audit Committee’s legal advisors. Mr. Hobbs suggested to V&E that senior management be involved to discuss the impact of the terms of the registration rights agreement on Partnership activities going forward. V&E and Mr. Hobbs discussed various issues with members of senior management, and Mr. Schmidt delivered senior management’s recommendations to both the representatives of the Partnership Audit Committee and the representatives of the Transaction Committee.

On the evening of June 9, 2010, senior management, V&E, Mr. Hobbs, Latham & Watkins and representatives of the Transaction Committee resolved most of the open issues with respect to the registration rights agreement.

Late on June 9, 2010, V&E distributed to Latham & Watkins revised drafts of the merger agreement, the registration rights agreement and the amended and restated partnership agreements of each of the Partnership and Holdings.

On June 10, 2010, further drafts of the transaction documents were exchanged between counsel for the Partnership Audit Committee and counsel to the Holdings Board, and further discussions were held to resolve minor drafting issues.

On June 10, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance, to review and consider the proposed merger between the Partnership and Holdings. Prior to the meeting, the members of the Partnership Audit Committee were provided drafts of the merger agreement and certain related agreements as well as materials to assist the Partnership Audit Committee in evaluating the proposed merger and the related transactions. Barclays presented its financial analysis of the proposed merger transaction and, at the conclusion of its presentation, delivered to the Partnership Audit Committee its oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, the exchange ratio to be paid by the Partnership in the proposed transaction is fair to the Partnership and, accordingly, its unitholders (other than Holdings, the Partnership GP, ArcLight and Kelso). Representatives of V&E then reviewed the terms of the transaction documents, and the resolution of certain open issues. A representative of Prickett Jones reviewed the members’ fiduciary duties under Delaware law and the Partnership’s partnership agreement. After considering the benefits of the proposed transaction as well as the associated risks, and after consideration of other relevant factors including the Barclays’ fairness opinion, the Partnership Audit Committee unanimously resolved to approve and declare advisable the merger agreement and the related agreements, and resolved that the merger agreement, the related agreements and the transactions contemplated thereby were fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders (other than Holdings, the Partnership GP and their respective affiliates), resolved to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, and the amended and restated partnership agreement of the Partnership, by the unitholders of the Partnership, and resolved that such approval by the Partnership Audit Committee constituted special approval (as defined in the Partnership’s existing limited partnership agreement).

Later on June 10, 2010, the Holdings Board, with all members in attendance (other than Mr. Wylie, who recused himself), met to review and consider the proposed merger between Holdings and the Partnership. Prior to the meeting, the members of the Holdings Board were provided drafts of the merger agreement and certain related agreements and other documents as well as other materials to assist the Holdings Board in evaluating the proposed merger. Latham & Watkins discussed (1) the fiduciary duties of the directors and the judicial standard of review under the circumstances, and (2) recent developments relating to proposed legislation in the U.S. Congress that could affect the taxation of certain direct and indirect holders of incentive distribution rights. Credit Suisse then reviewed and discussed its financial analyses with respect to the Partnership, Holdings and the proposed merger, and, thereafter, at the request of the Holdings Board, rendered its opinion to the Holdings Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated June 10, 2010) with respect to the fairness, from a financial point of view, to the unaffiliated unitholders of Holdings of the exchange ratio. Latham & Watkins then summarized, and responded to questions regarding, the merger agreement, the support agreement, the registration rights agreement, the amended and restated agreement of limited partnership of the Partnership and the amended and restated agreement of limited partnership of Holdings. The Transaction Committee then gave its recommendation regarding these documents and the merger to the Holdings Board.

After discussion, the Holdings Board unanimously (not including Mr. Wylie, who recused himself) (1) determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Holdings and its partners, (2) approved the merger agreement and the transactions contemplated thereby (including the merger) and (3) resolved (subject to certain exceptions in the merger agreement) to recommend the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby by the unitholders of Holdings.

During the evening of June 10, the Partnership, the Partnership GP, MergerCo, Holdings and Holdings GP executed the merger agreement, and the Partnership and the Major Unitholders executed the support agreement and the registration rights agreement.

On June 11, 2010, the Partnership and Holdings issued a joint press release announcing the proposed merger.

Recommendation of the Partnership Audit Committee and Its Reasons for the Merger

At a meeting of the Partnership Audit Committee held on June 10, 2010, the Partnership Audit Committee, comprised of independent directors, received a presentation from its financial advisor concerning the financial analyses of the proposed merger, and reviewed with its legal counsel the terms of the merger agreement and the other related agreements. At the meeting, the Partnership Audit Committee considered the benefits of the merger as well as the associated risks and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, and the Partnership’s amended and restated partnership agreement, are fair and reasonable to the Partnership, and in the best interests of the Partnership and its unitholders (other than the Partnership GP, Holdings or their respective affiliates) and has approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, and including the Partnership’s amended and restated partnership agreement. Accordingly, the Partnership Audit Committee unanimously recommends that the Partnership unitholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement and the Partnership’s amended and restated partnership agreement.

In reaching its decision on the merger, the Partnership Audit Committee consulted with its legal and financial advisors and considered the following factors that supported the approval of the merger:

•	the fact that the Partnership will no longer have any issued and outstanding incentive distribution rights as a result of the merger;

•	the significant reduction in the Partnership’s equity cost of capital because the Partnership will no longer have any issued and outstanding incentive distribution rights as a result of the merger;

•	the enhancement of the Partnership’s ability to compete for new acquisitions following the merger as a result of its reduced equity cost of capital;

•	the fact that the merger is expected to be long-term accretive to the Partnership’s distributable cash flow per Partnership LP unit;

•	the fact that the merger is expected to result in a long-term increase in the growth rate of the Partnership’s distributable cash flow per Partnership LP unit, thereby improving potential total return due to both valuation and potential distribution growth;

•	the potential to accelerate the anticipated strategic benefits of the merger;

•	the probability that the Partnership and Holdings will be able to complete the merger, including their ability to obtain unitholder approvals;

•	the fact that the Partnership’s approval of the merger is subject to the vote of the holders of Partnership LP units;

•	the fact that the merger will likely result in a capital structure and governance structure of the Partnership that is more easily understood by the investing public;

•	the fact that Partnership unitholders will be entitled to elect 7 of the 9 directors of the board of the Partnership GP;

•	the fact that the merger has been structured to avoid a change of control event of default under the Partnership’s credit agreement;

•	the fact that the merger will eliminate potential conflicts of interest that may arise as a result of a person being an officer of the Partnership GP and of Holdings GP and as a result of a person being a member of the Partnership Board and a member of Holdings Board;

•	the fact that the merger will reduce potential conflicts of interest between the owners of Holdings GP and the Partnership and its unitholders;

•	the fact that having a greater number of outstanding Partnership LP units is expected to increase the public float and trading liquidity of the market for Partnership LP units;

•	the terms of the merger agreement permit the Partnership Audit Committee to change or withdraw the recommendation of the merger if the Partnership Audit Committee has concluded in good faith, after consultation with its outside legal advisors and financial consultants, that the failure to withdraw, modify or qualify its recommendation would be inconsistent with its fiduciary duties under the Partnership’s existing partnership agreement and applicable law;

•	the written opinion of Barclays, dated as of June 10, 2010, that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the stated consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to the Partnership and accordingly to the holders of Partnership LP units (other than Holdings, the Partnership GP, ArcLight and certain of its affiliates, and Kelso and certain of its affiliates);

•	the elimination of certain control rights that Holdings possesses with respect to the Partnership as the sole member of the Partnership GP; and

•	the terms of the merger as set forth in the relevant agreements, including without limitation, the Partnership’s amended and restated partnership agreement, the second amended and restated agreement of limited partnership agreement of Holdings, the merger agreement and the related transaction documents.

The Partnership Audit Committee also considered the following factors that weighed against the approval of the merger:

•	the potential delay in timing with respect to some anticipated benefits of the merger;

•	the fact that the merger is expected to be near-term dilutive to the Partnership’s distributable cash flow per Partnership LP unit;

•	the fact that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive applicable unitholder approvals;

•	the fact that, as of June 10, 2010, the value of the Partnership LP units to be issued in the merger represented a 32% premium to the per unit closing price of Holdings common units as of June 10, 2010, the last trading day before the public announcement of the proposed merger (and approximately a 29% and 27% premium over the average closing price of Holdings for the 30 and 90 days, respectively, preceding the announcement when negotiations were being conducted);

•	the risk that potential benefits sought in the merger might not be fully realized;

•	the fact that the bases on which the Partnership Audit Committee made its determination, including assumptions associated with management’s projections, are uncertain;

•	the terms under which the Holdings Board may change its recommendation to holders of Holdings units to approve the merger agreement and the transactions contemplated thereby and terminate the merger agreement;

•	the fact that the Partnership may be required in certain circumstances to pay to Holdings a termination fee or reimburse Holdings for its expenses upon termination of the merger agreement; and

•	the fact that the merger might not be completed in a timely manner.

In the view of the Partnership Audit Committee, these factors did not outweigh the advantages of the merger. The Partnership Audit Committee also reviewed a number of procedural factors relating to the merger, including, without limitation, the following factors:

•	that because of the possible conflicts of interest associated with the negotiations between the Partnership and Holdings leading to agreement with respect to the merger, the Partnership Audit Committee was delegated the power and authority to consider, analyze and approve, on behalf of the Partnership and the Partnership Board, a strategic transaction between the Partnership and Holdings;

•	that the delegation of power to the Partnership Audit Committee included the authority to deny the approval, or recommend against the approval, as applicable, of the merger or any similar transaction;

•	that the Partnership Audit Committee consists of independent directors who are not affiliated with Holdings or Holdings GP;

•	that the terms and conditions of the merger were determined through arm’s-length negotiations between the Partnership Audit Committee and Holdings Board and their respective representatives and advisors;

•	that the Partnership Audit Committee was given authority to select and compensate its legal, financial and other advisors in the discretion of the Partnership Audit Committee;

•	that the Partnership Audit Committee retained and was advised by independent legal counsel experienced in advising on matters of this kind;

•	that the Partnership Audit Committee retained and was advised by independent investment bankers experienced with publicly traded limited partnerships to assist in evaluating the fairness of the merger;

•	that the Partnership Audit Committee received the written opinion of Barclays dated as of June 10, 2010, that as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the stated consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to the Partnership and accordingly to the holders of Partnership LP units (other than Holdings, the Partnership GP, ArcLight and certain of its affiliates, and Kelso and certain of its affiliates);

•	the fact that the approval of the merger requires the affirmative vote of the holders of a majority of outstanding Partnership LP units; and

•	the fact that the former holders of Holdings units will hold approximately 28% of the Partnership LP units after completion of the merger.

The foregoing discussion of the factors considered by the Partnership Audit Committee is not intended to be exhaustive, but it does set forth the principal factors considered by the Partnership Audit Committee.

The Partnership Audit Committee reached its unanimous conclusion to recommend the merger agreement and the Partnership’s amended and restated partnership agreement in light of various factors described above and other factors that each member of the Partnership Audit Committee believed were appropriate.

In view of the wide variety and complexity of factors considered by the Partnership Audit Committee in connection with its evaluations of these matters, the Partnership Audit Committee did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Partnership Audit Committee made its recommendations based on the totality of the information presented to it and the investigations conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of the Partnership Audit Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

For the reasons set forth above, the Partnership Audit Committee has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, and the Partnership’s amended and restated partnership agreement, and unanimously recommends that Partnership unitholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement and “FOR” the approval of the Partnership’s amended and restated partnership agreement.

Recommendation of the Holdings Board and Its Reasons for the Merger

At a meeting of the Holdings Board held on June 10, 2010, the Holdings Board, with the assistance of Holdings’ legal and financial advisors, reviewed and discussed the terms of the merger agreement and the other related agreements. At the meeting, the Holdings Board considered the benefits of the merger as well as the associated risks and unanimously determined (with Mr. Wylie recusing himself) that the merger, the merger agreement and the matters contemplated thereby are fair and reasonable to, and in the best interests of, Holdings and the Holdings unitholders. Accordingly, the Holdings Board unanimously recommends that the Holdings unitholders vote to approve the merger, the merger agreement and the transactions contemplated thereby.

In reaching its decision on the merger, the Holdings Board consulted with its legal and financial advisors and considered the following factors that supported the approval of the merger:

•	the Holdings’ unitholders will hold a public equity stake in the Partnership and participate in the expected benefits of the operations of the Partnership, including any future unit price appreciation and/or distribution increases;

•	after the merger, the Partnership will no longer have any incentive distribution rights, and, as a result, the Partnership’s cost of equity capital will be reduced, which will enhance the Partnership’s ability to compete in future acquisitions and finance organic growth projects;

•	the expectation that the Partnership would be able to maintain its current distribution growth rate;

•	a common equity currency for the Partnership and Holdings could facilitate future acquisitions and mergers;

•	the merger is expected to be long-term accretive to the distributable cash flow received by Holdings’ unitholders;

•	the value of the consideration to be issued in the merger represented a 32% premium to the closing price of Holdings’ common units on June 10, 2010;

•	the merger is expected to result in a long-term increase in the growth rate of the Partnership’s distributable cash flow per Partnership LP unit, thereby improving potential total return due to both valuation and potential distribution growth;

•	the pro forma increase of approximately 42% in distributions per unit expected to be received by Holdings’ unitholders in 2011;

•	the merger will likely result in a capital structure and governance structure of the Partnership that is more easily understood by the investing public;

•	the fact that Holdings unitholders, as Partnership unitholders after the effective time, will be entitled to elect 7 of the 9 directors of the board of the Partnership GP;

•	the probability that the Partnership and Holdings will be able to consummate the merger, including their ability to obtain any necessary unitholder approvals;

•	the merger will eliminate potential conflicts of interest that may arise as a result of a person being an officer of both the Partnership GP and Holdings GP and as a result of a person being a member of the board of directors of both the Partnership GP and Holdings GP;

•	the merger will reduce potential conflicts of interest between the owners of Holdings GP and the Partnership and its unitholders;

•	the merger will eliminate the duplication of services required to maintain two public limited partnerships;

•	as a result of the merger, Holdings will no longer be a reporting company, which is expected to save approximately $0.9 million annually;

•	the terms of the merger agreement permit the Holdings Board to change its recommendation of the merger if the Holdings Board (including, in the absence of a Holdings superior proposal, a majority of the members of the Holdings Audit Committee) has concluded in good faith, after consultation with its outside legal and financial advisors, that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties under the Holdings partnership agreement and applicable law;

•	the financial analysis reviewed and discussed with the Holdings Board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Holdings Board on June 10, 2010 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated unitholders of Holdings of the exchange ratio;

•	presentations by and discussions with representatives of Latham & Watkins, Holdings’ legal counsel, regarding the terms of the merger agreement, including the ability of Holdings to enter into discussions with another party in response to an unsolicited written offer, if the Holdings Board, after consultation with its outside legal and financial advisors, determines in good faith (a) that such unsolicited written offer constitutes or is reasonably likely to constitute a superior proposal and (b) that the failure to take such action would be inconsistent with its fiduciary duties under the Holdings partnership agreement and applicable law;

•	Holdings’ ability to terminate the merger agreement under certain conditions;

•	information concerning the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of the Partnership and Holdings, in each case, before and after the merger;

•	the fact that the value of the Partnership LP units to be received by the holders of Holdings units in the merger may increase as a result of fluctuations in the price of the Partnership LP units and that any such increase in value will not be limited by any “collar” arrangement;

•	the merger will mitigate the risk of underperformance associated with the Partnership’s underlying businesses to Holdings’ unitholders;

•	the current and prospective environment in which Holdings operates;

•	the holders of Holdings units, generally, should not recognize any income or gain, for U.S. federal income tax purposes, solely as a result of the receipt of the Partnership LP units pursuant to the merger; and

•	the terms of the merger as set forth in the relevant agreements, including without limitation, the amended and restated agreement of limited partnership of the Partnership, the support agreement and the merger agreement, including the conditions to closing which include the delivery of various tax opinions.

The Holdings Board also considered the following factors that weighed against the approval of the merger:

•	the possibility that the proposed carried interest legislation could be enacted with a retroactive effective date or with an effective date before consummation of the merger and the potential material tax liability that could be incurred;

•	the potential delay in timing with respect to some anticipated benefits of the merger;

•	the merger is expected to be near-term dilutive to the Partnership’s distributable cash flow per Partnership LP unit;

•	there can be no assurance that the capital requirements necessary to fund the continued growth of the Partnership can be funded through the simplified capital structure;

•	the bases on which the Holdings Board made its determination are uncertain;

•	the possibility that the Partnership LP unit price could diminish prior to closing, reducing the premium available to Holdings unitholders;

•	the risk that potential benefits sought in the merger might not be fully realized;

•	the risk that the merger might not be completed in a timely manner;

•	the terms under which the Partnership Audit Committee may change its recommendation to holders of the Partnership’s LP units to approve the merger agreement and thereafter terminate the merger agreement;

•	the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive applicable unitholder approvals or regulatory approval;

•	the potential adverse effects on Holdings’ business, operations and financial condition if the merger is not completed following public announcement of the execution of the merger agreement;

•	the capital requirements necessary to fund the continued growth of the combined Partnership’s businesses will be significant, and there can be no assurance that they can be funded from operating cash flows;

•	the elimination of certain control rights that Holdings possesses with respect to the Partnership;

•	the limitations on Holdings’ ability to solicit other offers;

•	the fact that the merger will eliminate all benefits associated with the incentive distribution rights in the event of increases in distributions by the Partnership;

•	the fact that Holdings may be required in certain circumstances to pay to the Partnership a termination fee upon termination of the merger agreement;

•	the possibility, under certain circumstances, that Holdings could be required to reimburse the Partnership for expenses incurred by the Partnership in connection with the merger; and

•	certain members of management of Holdings may have interests that are different from those of the holders of common units in Holdings.

In the view of the Holdings Board, these factors did not outweigh the advantages of the merger. The Holdings Board also reviewed a number of procedural factors relating to the merger, including, without limitation, the following factors:

•	the terms and conditions of the proposed merger were determined through arm’s-length negotiations between the Partnership Audit Committee and the Holdings Board and their respective representatives and advisors;

•	the Holdings Board retained legal and financial advisors with knowledge and experience with respect to public company M&A transactions, the energy industry generally and the Partnership and Holdings particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transaction;

•	the Holdings Board reviewed and discussed financial analyses with respect to the merger with representatives of Credit Suisse; and

•	the Holdings Board received the oral opinion of Credit Suisse on June 10, 2010 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated unit holders of Holdings of the exchange ratio.

The foregoing discussion of the factors considered by the Holdings Board is not intended to be exhaustive, but it does set forth the principal factors considered by the Holdings Board.

The Holdings Board reached its unanimous conclusion (with Mr. Wylie recusing himself) to recommend the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, in light of various factors described above and other factors that each member of the Holdings Board believed were appropriate.

In view of the complexity of and wide variety of factors considered by the Holdings Board in connection with its evaluation of these matters, the Holdings Board did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Holdings Board made its recommendations based on the totality of the information presented to it and the investigations conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors. Additionally, Messrs. Sowinski, White and LaSala, who are directors unaffiliated with ArcLight and Kelso, received a fee of $20,000 in respect of such director’s service in reviewing and analyzing the merger, and Mr. Sowinski received an additional fee of $5,000 in respect of his service as chairman of the Transaction Committee.

It should be noted that portions of this explanation of the reasoning of the Holdings Board and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

For the reasons set forth above, the Holdings Board (other than Mr. Wylie, who recused himself) has unanimously (1) determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Holdings and its partners, (2) approved the merger agreement and the transactions contemplated thereby (including the merger) and (3) recommended that the

Holdings unitholders vote “FOR” the approval and adoption of the merger, the merger agreement and the matters contemplated thereby.

Financial Projections

In connection with the proposed merger, management of the Partnership GP and Holdings GP prepared projections that included expected future financial and operating performance. The projections were prepared for the Partnership on a stand-alone basis and on a combined basis giving effect to the proposed merger. The projections were provided to Barclays and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Audit Committee and the Holdings Board, respectively, and related financial advisory services. The projections were also presented to the Partnership Audit Committee and the Holdings Board. The projections were reviewed by the Partnership Audit Committee and revised to reflect certain assumptions of the Partnership Audit Committee. The projections were reviewed by the Holdings Board and revised to reflect certain assumptions of the Holdings Board. The following projected information is included in this joint proxy statement/prospectus only because this information was provided to the financial advisors, the Partnership Audit Committee and the Holdings Board in connection with the merger.

The following projections are a summary of the projections provided to the financial advisors, the Partnership Audit Committee and the Holdings Board, and include only summary projections through 2014. The summary projections set forth below summarize the most recent projections provided to the financial advisors and/or the Partnership Audit Committee and the Holdings Board, as applicable, prior to execution of the merger agreement. The inclusion of the following summary projections in this joint proxy statement/prospectus should not be regarded as an indication that either the Partnership or Holdings or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The summary projections set forth below were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. In addition, the summary projections are not presented in accordance with GAAP. The projections, including the summary projections in this joint proxy statement/prospectus, have been prepared by, and are the responsibility of, management of Holdings and the Partnership. Neither Deloitte & Touche LLP, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP reports incorporated by reference in this joint proxy statement/prospectus relate to historical financial information of the Partnership and Holdings. Such reports do not extend to the projections and should not be read to do so.

The internal financial forecasts (upon which the projected information is based) of the Partnership and Holdings are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. You should consider the risks identified in the Partnership’s and Holdings’ most recent Annual Reports on Form 10-K, which are incorporated by reference into this joint proxy statement/

prospectus, and the matters discussed elsewhere in this joint proxy statement/prospectus under “Forward-Looking Statements.”

In developing the projections, senior management of the Partnership GP and Holdings GP made numerous material assumptions with respect to the Partnership and Holdings, including:

•	organic growth and acquisition opportunities and the amounts and timing of related costs and potential economic returns;

•	the availability and cost of capital;

•	the cash flow from existing assets and business activities, including assumptions related to shipments on the Partnership’s refined petroleum products pipeline systems, annual tariff rate adjustments for these pipeline systems which are impacted by the annual U.S. Producer Price Index and/or market forces, throughput volumes in the Partnership’s terminals, lease and hub services revenues related to its natural gas storage facilities and volumes of refined products sold and margins realized in the Partnership’s energy services segment;

•	the prices of crude oil, the impact it has on the broader refined petroleum products market and prices and the impact it has on the Partnership’s commodity related activities; most significantly its energy services segment; and

•	other general business, market and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of the Partnership and Holdings. Although senior management of the Partnership GP and Holdings GP believes that there was a reasonable basis for the projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

Among other financial information, senior management of the Partnership GP and Holdings GP prepared projections of distributable cash flow, distributable cash flow per Partnership LP unit, and distributed cash flow per Partnership LP unit. Projections for the Partnership and Holdings were prepared based on the assumption that the Partnership would invest $75 million per year on growth capital expenditures, assuming a 6.0x investment multiple, such investments being in addition to projects that were already in progress at the time the projections were prepared, and $200 million per year for acquisitions, assuming a purchase multiple of 9.0x EBITDA. Projections were also based on a compound annual growth rate (“CAGR”) of approximately 1.5% and 2.5% for pipeline volumes and tariffs, respectively, and for the terminalling and storage segment, projections were based on a CAGR of approximately 1.2% and 2.0% for volumes and rates, respectively. Annual maintenance capital expense in the range of $30 to $35 million (not including any capital expenses included with additional capital investments) was assumed for the purposes of the projections. The projections were provided to the Partnership Audit Committee in March 2010 and Holdings Board in April 2010 and were based on management assumptions as of the dates of their preparation and have not been updated since that time. Distributable cash flow and distributable cash flow per unit as set forth in the table below may not be indicative of distributions to be declared or paid in the future.

($ in millions, except per unit amounts)	2011E	2012E	2013E	2014E

The Partnership
Total distributable cash flow	$324.5	$360.9	$401.3	$447.5
Allocable to the Partnership LP units	$249.5	$275.8	$304.8	$337.7
Allocable to Holdings	$75.0	$85.1	$96.5	$109.8
Distributable cash flow per Partnership LP unit	$4.58	$4.83	$5.12	$5.46

The projections are forward-looking statements and are subject to risks and uncertainties. Accordingly, the assumptions made in preparing the projections may not prove to be reflective of actual results, and actual results may be materially different than those contained in the projections. Neither the Partnership nor Holdings intends to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the projections. Neither Deloitte & Touche LLP, Barclays, Credit Suisse nor any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and neither the Partnership nor Holdings has made any representations to Partnership unitholders or Holdings unitholders regarding such information. The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that the financial advisors, the Partnership Audit Committee or Holdings Board considered the projections predictive of actual/future events or that the projections should be relied on for that purpose. In light of the uncertainties inherent in any projected data, Partnership unitholders and Holdings unitholders are cautioned not to rely on the foregoing projections.

Opinion of Barclays Capital Inc. — Financial Advisor to the Partnership Audit Committee

The Partnership Audit Committee selected Barclays to act as its financial advisor with respect to the proposed merger. On June 10, 2010, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Partnership Audit Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the stated consideration to be paid by the Partnership in the proposed merger is fair to the Partnership and accordingly, the holders of Partnership LP units (other than Holdings, the Partnership GP, ArcLight Capital Partners LLC and certain of its affiliates and Kelso & Company LP and certain of its affiliates (the “Affiliated Unitholders”)).

The full text of Barclays’ written opinion, dated as of June 10, 2010, is attached as Annex E to this proxy statement. Barclays’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken, by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’s opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’s Fairness Opinion Committee, is addressed to the Partnership Audit Committee, addresses only the fairness, from a financial point of view, of the stated consideration to be paid in connection with the proposed merger, and does not constitute a recommendation to any unitholder of the Partnership or Holdings as to how such unitholder should vote with respect to the proposed merger or any other matter. The terms of the proposed merger were determined through arm’s-length negotiations between the Partnership Audit Committee and Holdings and were unanimously approved by the Partnership Audit Committee. Barclays was not requested to opine as to, and Barclays’s opinion does not in any manner address, (i) the underlying business decision to proceed with or effect the proposed merger, (ii) any of the tax or other consequences of the proposed merger to the holders of the Partnership LP units, (iii) the prices at which the Partnership LP units and the Holdings common units will trade at any time following the announcement of the proposed merger or the prices at which the Partnership LP units will trade at any time following the consummation of the proposed merger or (iv) the likelihood of the consummation of the proposed merger. In addition, Barclays expresses no opinion on, and Barclays’s opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed merger, or any class of such persons, relative to the stated consideration paid in the proposed merger or otherwise.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the proposed merger;

•	the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 14, 2008 (the “LP Agreement”) and the Fifth Amended and Restated Incentive Compensation Agreement dated as of August 9, 2006 (together with the merger agreement and the LP Agreement, the “Agreements”);

•	publicly available information concerning the Partnership and Holdings that Barclays believed to be relevant to its analysis, including the Partnership’s and Holdings’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	financial and operating information with respect to the business, operations and prospects of the Partnership and Holdings, furnished by the management of the Partnership, including financial projections (the “Financial Projections”) of the Partnership and Holdings prepared by the management of the Partnership;

•	a trading history of the Partnership LP units and the Holdings common units from August 4, 2006 to June 9, 2010;

•	a comparison of the historical financial results and present financial condition of the Partnership and Holdings with each other and with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	the potential pro forma impact of the proposed merger on the future financial performance of the combined company;

•	published estimates of independent research analysts with respect to the future financial performance and trading price targets of the Partnership and Holdings; and

•	the relative trading liquidity of the Partnership LP units and the Holdings common units.

In addition, Barclays had discussions with the management of the Partnership and Holdings concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon:

•	the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information;

•	the assurances of management of the Partnership that they were not aware of any facts or circumstances that would make such information inaccurate or misleading;

•	with respect to the Financial Projections, the advice of the Partnership that such Financial Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership and Holdings on a standalone basis;

•	the Financial Projections;

•	other assumptions and estimates resulting in certain adjustments to the Financial Projections (the “Adjusted Projections”) and the Partnership Audit Committee’s agreement with the appropriateness of the use of such Adjusted Projections; and

•	the Adjusted Projections.

In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Partnership or Holdings and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Partnership or Holdings. Barclays’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 10, 2010. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 10, 2010.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the Partnership LP units or the Holdings common units but rather made its determination as to fairness, from a financial point of view, of the stated consideration to be paid in the proposed merger on the basis of the various financial, comparative and other analyses described below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the proposed merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Partnership Audit Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership, Holdings or any other parties to the proposed merger.

None of the Partnership, Holdings, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Summary of Valuation Methodologies

Barclays evaluated the fairness of the stated consideration by analyzing the value of each of Holdings and the Partnership using the following valuation methodologies:

•	discounted cash flow analysis,

•	comparable company analysis,

•	comparable transaction analysis, and

•	analysis of research analyst price targets.

The implied equity value ranges per Holdings common unit derived from each of these methodologies were compared to the stated consideration. Based on the closing price of the Partnership LP units on the New York Stock Exchange on June 9, 2010 of $57.90 per unit, the stated consideration of 0.7050x implies a merger consideration value of $40.82 per Holdings common unit. The implied equity value ranges derived using the various valuation methodologies listed above supported Barclays’s conclusion that, as of the date of its opinion, from a financial point of view, the stated consideration to be paid by the Partnership in the proposed merger is fair to the Partnership and accordingly, the holders of the Partnership LP units (other than Holdings, the Partnership GP and the Affiliated Unitholders).

In addition to analyzing the value of the Partnership and Holdings under the above valuation methodologies, Barclays also analyzed and reviewed (i) the pro forma impact of the proposed merger on, among other things, projected 2010 and 2011 distributable cash flow, sometimes referred to as “DCF,” and (ii) the stated consideration based on a comparison of the historical trading prices of the Partnership LP units and (iii) the Holdings common units to calculate the amount of the premium paid to holders of the Partnership LP units.

Barclays made qualitative judgments as to the significance and relevance of each analysis. In addition, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership or Holdings. Accordingly, the methodologies and the implied common equity value range derived must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied common equity value ranges without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays’s opinion.

In performing its evaluation analysis, Barclays has analyzed data under four different Partnership operating and financial scenarios (the “Financial Cases”), as generally described below:

•	Case I (Base Case): Operating assumptions consistent with the Partnership’s long-term plan (the “Long-Term Plan”), assuming $50 million in acquisitions capital in 2010 and $200 million annually thereafter and $70 million in growth capital expenditures in 2010 and $75 million annually thereafter;

•	Case II (No Acquisitions): Operating assumptions consistent with the Long-Term Plan, assuming $50 million in acquisitions capital in 2010 and none thereafter and $70 million in growth capital expenditures in 2010 and $75 million thereafter;

•	Case III (Downside): Pipeline volumes and tariffs grow at 50% of assumed growth rate under the Long-Term Plan, assuming $50 million in acquisitions capital in 2010 and $100 million thereafter and $70 million in growth capital expenditures in 2010 and $50 million thereafter; and

•	Case IV (Upside): Pipeline volumes and tariffs grow at 150% of assumed growth rate under the Long Term Plan, assuming $50 million in acquisitions capital in 2010 and $300 million thereafter, $70 million in growth capital expenditures in 2010 and $100 million thereafter and a large cap organic growth project operational in 2013.

Adjusted Projections.  Barclays prepared Adjusted Projections through 2014 of net income from continuing operations before interest expense, income taxes and depreciation and amortization (“EBITDA”), distributable cash flow, distributable cash flow per Partnership LP unit, distributable cash flow allocable to the Partnership’s general partner interest and distributions and cash coverage per Partnership LP unit for each of the Financial Scenarios. These projections have been provided to and reviewed with the Partnership Audit Committee. Distributable cash flow and distributable cash flow per unit may not be indicative of distributions to be declared or paid in the future. The table below sets forth this information with respect to distributable cash flow, distributable cash flow per Partnership LP unit and distributions.

	2010E	2011E	2012E	2013E	2014E
	(In millions except per unit amounts)

DCF
Case I — Base Case	$274	$313	$347	$385	$429
Case II — No Acquisitions	$274	$306	$325	$346	$372
Case III — Downside	$274	$301	$317	$335	$357
Case IV — Upside	$274	$325	$375	$456	$575
DCF/Unit
Case I — Base Case	$4.13	$4.53	$4.77	$5.05	$5.38
Case II — No Acquisitions	$4.13	$4.50	$4.69	$4.90	$5.15
Case III — Downside	$4.13	$4.41	$4.51	$4.62	$4.79
Case IV — Upside	$4.13	$4.64	$4.94	$5.46	$6.33
DCF Allocable to Holdings
Case I — Base Case	$61	$72	$82	$92	$105
Case II — No Acquisitions	$61	$70	$76	$82	$89
Case III — Downside	$61	$69	$73	$78	$84
Case IV — Upside	$61	$75	$89	$112	$147

Holdings’ only assets are its indirect interests, including incentive distribution rights, its 0.5% general partner interest in the Partnership and 80,000 Partnership LP units and an approximate 1% interest in certain of the Partnership’s operating subsidiaries. Accordingly, Barclays’s valuation of Holdings is highly dependent on the underlying prospects and performance of the Partnership. Given the organizational and ownership structure of Holdings and the Partnership, any valuation of Holdings is highly dependent on the cash distributions received by Holdings from the Partnership. In any scenario where the Partnership reduces or suspends cash distributions, Holdings would receive reduced or no cash distributions. Further affecting the valuation of Holdings is Holdings’ ownership (through its ownership of the Partnership GP) of the incentive distribution rights, which do not receive cash distributions unless the common unitholders are paid the minimum quarterly distribution and all arrearages and certain target distribution levels above the minimum quarterly distribution are met. When Partnership distributions are lowered below the minimum quarterly distribution level, the Partnership GP receives reduced cash distributions on the Partnership LP units and its general partner interest in the Partnership, and no cash distributions on the incentive distribution rights. The 80,000 Partnership LP units owned by Holdings were valued at $57.90, which was the closing price of the Partnership LP units on the New York Stock Exchange on June 9, 2010.

Discounted Cash Flow Analysis

In order to estimate the present value of the Partnership LP units and Holdings common units, Barclays performed a discounted cash flow analysis of the Partnership and of Holdings under each of the Financial Cases described above. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Barclays performed a discounted cash flow analysis of projected free cash flows to each of the Partnership and Holdings for the fiscal year beginning April 1, 2010 and ending December 31, 2014. For Cases I, II and III, Barclays assumed discount rates ranging from 10% to 12%. For Case IV, Barclays assumed discount rates ranging from 11% to 13%. In each case, Barclays calculated terminal values using a terminal multiple on 2014 estimated distributions. The assumed terminal value multiples were based on comparable publicly traded general partner multiples. The range of terminal multiples used for Holdings was 16.0x to 18.0x for Case I, 15.0x to 17.0x for Cases II and III, and 18.0x — 20.0x for Case IV. For the Partnership, the range of terminal value multiples used was 12.0x to 15.0x for Case I, 11.0x to 14.0x for Cases II and III, and 13.0x to 16.0x for Case IV.

Barclays then added to the resulting Holdings equity value ranges $4.6 million in value from the 80,000 Partnership LP units owned by Holdings (which were excluded from the DCF analysis), and $3.6 million in cash on hand at Holdings, and divided the resulting equity value ranges by the number of Holdings units outstanding, to calculate the implied equity value range per Holdings common unit. For each Partnership LP unit Barclays divided the resulting equity value ranges by the number of Partnership LP units outstanding, to calculate the implied equity value range per Partnership LP common unit.

The following table summarizes the results of this analysis:

Implied Equity Value per Holdings Common Unit	Low	High

Case I — Base	$37.40	$44.46
Case II — No Acquisitions	$30.33	$36.51
Case III — Downside	$28.56	$33.86
Case IV — Upside	$48.88	$57.71

Implied Equity Value per Partnership LP Unit:	Low	High

Case I — Base	$57.77	$72.81
Case II — No Acquisitions	$48.54	$61.65
Case III — Downside	$47.09	$59.71
Case IV — Upside	$68.93	$86.89

Implied Stated Consideration	Low		High

Case I — Base	0.5136	x	0.7697	x
Case II — No Acquisitions	0.4919	x	0.7522	x
Case III — Downside	0.4784	x	0.7191	x
Case IV — Upside	0.5625	x	0.8373	x

These implied exchange ratios were compared to the stated consideration of 0.7050x in the merger.

Comparable Company Analysis

Holdings

In order to assess how the public market values units of similar publicly traded general partner holding companies, Barclays reviewed and compared specific financial data relating to Holdings with selected publicly traded general partner holding companies (“Selected GP Holdcos”) that Barclays deemed comparable to Holdings. The Selected GP Holdcos are as follows:

Selected GP Holdcos

•	Energy Transfer Equity, L.P.

•	Enterprise GP Holdings L.P.

•	Inergy Holdings, L.P.

•	NuStar GP Holdings, LLC

Barclays calculated and compared various financial multiples and ratios of Holdings and the Selected GP Holdcos. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its general partner value to estimated 2010 and 2011 distributable cash flow and distributions and to current yields. All of these calculations were performed, and based on publicly available financial data and closing prices, as of June 9, 2010, the last trading date prior to the delivery of Barclays’s opinion. The results of this selected comparable company analysis are summarized below:

Selected Holdco Statistics and Multiples

	Multiple Range of Comparable
	Companies of Holdings
	Low		Median		High

General Partner as a Multiple of
Distributable Cash Flow
2010E	11.8	x	13.8	x	19.6	x
2011E	10.3	x	11.7	x	13.8	x
Distributions
2010E	15.5	x	16.9	x	20.5	x
2011E	13.5	x	14.5	x	17.6	x
Holdco Value as a Multiple of
Current Yield	7.1%		6.0%		5.0%

The Selected GP Holdcos were selected by Barclays because they are general partners or own interests in general partners, which for the purposes of analysis may be considered similar to Holdings due to organizational structure and broadly, due to the nature of the business of the underlying MLP. However, because of the inherent differences between the business, operations and prospects of Holdings and those of the Selected GP Holdcos, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Holdings and the Selected GP Holdcos that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Holdings and the Selected GP Holdcos. Based on these judgments, Barclays selected enterprise value multiples of distributable cash flow of 13.0x to 19.0x for 2010 and 11.0x to 14.0x for 2011. Barclays selected enterprise value multiples of distributions of 15.5x to 20.0x for 2010 and 14.0x to 17.0x for 2011. Barclays selected current yields of 7.0% to 5.0% to be applied to Holdings latest annualized quarterly distributions. Barclays then applied the reference ranges of these multiples to the corresponding financial data for Holdings, using estimates provided by the Partnership management, then added the value of the 80,000 Partnership common units to the general partner multiples. The resulting equity value ranges after adding Holdings cash on hand of $3.6 million was then divided by the number of Holdings common units outstanding as of June 9, 2010 to arrive at an implied indicative equity valuation range per Holdings Common Unit of $25.75 to $34.58.

The Partnership

In order to assess how the public market values units of similar publicly traded limited partnerships, Barclays reviewed and compared specific financial and operating data relating to the Partnership with selected publicly traded limited partnerships that Barclays deemed comparable to the Partnership. The selected comparable companies (“Selected MLPs”) are as follows:

Selected MLPs

•	Holly Energy Partners L.P.

•	Magellan Midstream Partners, L.P.

•	NuStar Energy L.P.

•	Sunoco Logistics Partners L.P.

Barclays calculated and compared various financial multiples and ratios of the Partnership and the Selected MLPs. As part of its selected comparable company analysis, Barclays calculated and analyzed each Selected MLP’s ratio of its enterprise value to EBITDA, its last quarter annualized cash distribution yield, and its distributable cash flow yield. All of these calculations were performed, and based on publicly available financial data and closing prices, as of June 9, 2010, the last trading date prior to the delivery of Barclays’s opinion. The results of this analysis are summarized below:

Selected MLP Statistics and Multiples

	Multiple Range of Comparable
	Companies of the Partnership:
	Low		Median		High

Enterprise Value as a Multiple of
2010E EBITDA	10.9	x	12.5	x	13.3	x
2011E EBITDA	9.6	x	10.8	x	11.8	x
Last Quarter Annualized Cash Distribution Yield	8.25%		7.13%		6.64%
DCF Yield
2010E	9.14%		8.74%		7.39%
2011E	10.00%		9.15%		8.21%

Barclays reviewed and compared specific financial and operating data relating to the Partnership with selected companies that Barclays, based on its experience in the refined petroleum product industry and with MLPs, deemed comparable to the Partnership. Because of the inherent differences between the business, operations and prospects of the Partnership and those of the Selected MLPs, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Partnership and the Selected MLPs that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Partnership and the companies included in the selected company analysis. Based on these judgments, Barclays selected enterprise value multiples of 11.0x to 13.5x 2010 EBITDA and 9.5x to 12.0x for 2011 EBITDA. Barclays selected a distributed cash flow yield range of 8.25% to 6.75% for last quarter annualized limited partner distributions, 9.25% to 7.50% for 2010 limited partner distributable cash flow, and 10.00% to 8.25% for 2011 limited partner distributable cash flow. Barclays then applied the reference ranges of these multiples to the corresponding financial data for the Partnership, using estimates provided by management. The resulting number, after adjusting the enterprise value for net debt and the value of Holdings equity value, was then divided by the number of Partnership common units outstanding to arrive at an implied indicative equity valuation range per Partnership LP Unit of $38.83 to $54.37.

The comparable companies analysis of Holdings and the Partnership implied an exchange ratio range of 0.4736x — 0.8905x.

These implied exchange ratios were compared to the stated consideration of 0.7050x in the merger.

Comparable Transaction Analysis

Holdings

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions involving general partners (or interests in such general partner) of MLPs. These transactions principally involved publicly traded MLPs and their general partners (or the parents of their general partners). Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Holdings and the Partnership, primarily with respect to size, structure and other characteristics of their businesses.

Specifically, Barclays examined the following transactions:

Acquiror	Target	Announcement Date

Energy Transfer Equity, L.P.	Regency Energy Partners GP	May 11, 2010
Affiliates of Harold Hamm	Hiland Holdings GP, LP/Hiland Partners, LP	December 4, 2009
Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.	March 3, 2009
Occidental Petroleum Corp.	Plains All American GP LLC	July 2, 2008
MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc./10.3% interest in MarkWest Energy GP, L.L.C.	September 5, 2007
GE Energy Financial Services	Regency GP LP	June 19, 2007
Enterprise GP Holdings L.P.	Texas Eastern Products Pipeline Company, LLC	May 7, 2007
ArcLight Capital Partners, LLC Kelso & Company and Lehman Brothers holdings Inc.	Buckeye GP Holdings L.P.	April 4, 2007
Suburban Propane Partners, L.P.	Suburban Energy Services Group LLC	October 19, 2006
Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.	June 12, 2006
ONEOK, Inc.	General Partnership Interest in Northern Border Partners, L.P.	February 15. 2006
EPCO, Inc.	Texas Eastern Products Pipeline Company, LLC	February 24, 2005
EPCO, Inc.	Enterprise Products GP LLC	January 14, 2005
Valero L.P.	Kaneb Pipe Line Partners, L.P.	November 1, 2004
LB Pacific, L.P.	Pacific Energy GP	October 29, 2004
ONEOK, Inc.	Northern Plains Natural Gas Company	September 17, 2004
Carlyle/Riverstone Global Energy and Power Fund II, L.P.	Glenmoor, Ltd.	March 5, 2004
First Reserve	Arch Coal Inc’s G.P. Interest in Natural Resources Partners	December 22, 2003
Enterprise Products Partners L.P.	GulfTerra Energy Partners, L.P.	December 15, 2003
Vulcan Capital	Plains Resources Inc.	November 20, 2003
Energy Transfer Company	U.S. Propane L.P.	November 6, 2003
Goldman Sachs	GulfTerra Energy Partners, L.P.	October 3, 2005
Madison Dearborn/Riverstone	Williams Energy Partners L.P.	April 21, 2003

Specifically, Barclays calculated multiples of transaction value to distributable cash flow and distributions for the target companies in the comparable transactions. The projected distributable cash flow and cash distributions for Holdings were derived from publicly available information. The following table contains the multiples considered by Barclays:

Implied GP Value as a Multiple of	Minimum		Median		Maximum

LTM Distributable Cash Flow	2.0	x	11.6	x	145.7	x
1-Year Forward Distributable Cash Flow	3.2	x	9.7	x	16.2	x
Latest Quarter Annualized Distributions	9.4	x	16.8	x	117.0	x

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of Holdings and the Partnership and the companies included in the comparable transaction analysis. Accordingly, Barclays believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the proposed merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the proposed merger that would affect the acquisition values of the selected target companies and Holdings and the Partnership. Based on these judgments, Barclays selected the enterprise value multiples ranging from 10.0x to 18.0x for the latest twelve months distributable cash flow, 11.0x to 20.0x for the projected 2010 distributable cash flow and 12.0x to 25.0x for the latest quarterly annualized distributions, of Holdings (“LQA”) to determine the implied ranges for Holdings. Barclays then added $4.6 million to the implied ranges to account for the 80,000 Partnership LP units owned by Holdings (which were excluded from the analysis) to arrive at the preliminary implied equity value range of approximately $21.33 to $40.76 per Holdings common unit based on the benchmark multiple ranges used in this analysis, after adjusting for Holdings’ cash on hand and dividing by the number of outstanding Holdings units.

The Partnership

Barclays reviewed the purchase prices and financial multiples used in selected other transactions involving MLPs. Specifically, Barclays examined the following transactions:

Acquiror	Target	Announcement Date

Enterprise Products Partners L.P.	TEPPCO Partners, L.P.	June 29, 2009
Plains All-American Pipeline, L.P.	Pacific Energy Partners, L.P.	June 12, 2006
Valero L.P.	Kaneb Pipeline Partners, L.P.	November 1, 2004
Enterprise Products Partners L.P.	Gulfterra Energy Partners, L.P.	December 15, 2003
Kinder Morgan Energy Partners, L.P.	Santa Fe Pacific Pipeline Partners, L.P.	October 20, 1997

Barclays calculated multiples of transaction value to LTM EBITDA and EBIT and equity value to distributed cash flow and net income. The financial data regarding the comparable transactions was derived from publicly available information. The following table contains the mean and median multiples derived from this analysis:

	Median		Mean

Enterprise Value as a Multiple of
LTM EBITDA	13.8	x	13.9	x
LTM EBIT	19.5	x	18.9	x
Equity Value as a Multiple of
LTM DCF	18.5	x	16.8	x
LTM Net Income	21.3	x	22.0	x

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of the Partnership and the companies included in the comparable transaction analysis. Accordingly, Barclays believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the proposed merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the proposed merger that would affect the acquisition values of the selected target companies and the Partnership. Based on these judgments Barclays then selected enterprise value multiples of 13.0 to 17.0x for the Partnership’s LTM EBITDA and equity value multiples of 15.0 to 19.0x for the Partnership’s LTM DCF. After adjusting the enterprise value range for net debt outstanding as of March 31, 2010 and the equity value of Holdings (based on market value as of June 9, 2010), Barclays calculated an implied equity value range of approximately $54.85 to $80.10 per Partnership LP unit based on the benchmark multiple ranges used in this analysis, after dividing by the number of outstanding Partnership LP units.

The comparable transactions analysis of Holdings and the Partnership implied an exchange ratio range of 0.2663x — 0.7432x.

These implied exchange ratios were compared to the stated consideration of 0.7050x in the merger.

Research Analyst Price Targets

Barclays evaluated the publicly available price targets for Holdings and the Partnership published by independent equity research analysts associated with various Wall Street firms in order to calculate the implied equity value per unit range for Holdings and the Partnership. The independent equity research analyst target prices evaluated ranged from $28.00 to $38.00 per Holdings common unit and from $56.50 to $65.00 per Partnership LP unit, implying an exchange ratio of 0.4308x to 0.6726x.

These implied exchange ratios were compared to the stated consideration of 0.7050x in the merger.

Premiums Paid Analysis

Barclays reviewed certain publicly available information related to selected general partner transactions to calculate the amount of the premiums paid by the acquirers to the acquired companies’ stockholders. Barclays analyzed selected general partner transactions announced for the period from November 20, 2003 to January 15, 2009.

The following table sets forth the transactions analyzed to calculate premiums paid:

Acquirer	Target	Announcement Date

Affiliates of Harold Hamm	Hiland Holdings GP LP/Hiland Partners LP	January 15, 2009
Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.	March 3, 2009
MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc. & 10.3% interest in MWE GP	September 5, 2007
Valero L.P.	Kaneb Pipe Line Partners, L.P.	November 1, 2004
Vulcan Capital	Plains Resources Inc.	November 20, 2003

For each of precedent transactions analyzed, Barclays calculated the premiums paid by the acquirer by comparing the per unit purchase price in each transaction to the historical unit price of the acquired company as of one day, five days and 30 days prior to the announcement date. Barclays compared the premiums paid in the precedent transactions to the premium levels in the proposed merger consideration based on closing prices as of June 9, 2010.

The table below sets forth the summary results of the analysis:

Period	Low	Median	High

1 Day Prior	21.2%	25.0%	37.9%
5 Days Prior	6.7%	22.2%	36.2%
30 Days Prior	16.5%	20.0%	34.6%

The implied premiums to Holdings common units on a one trading day prior, five trading days prior, and 30 trading days prior were 35.8%, 36.8% and 26.3%, respectively. Barclays noted that the implied premium paid to Holdings unitholders as of June 9, 2010 of 35.8% was within the range of premiums implied in recent comparable general partner transactions.

Pro Forma Analysis

Barclays analyzed the pro forma impact of the merger on the estimated distributable cash flow to the existing holders of Partnership LP units on a per unit basis for the years 2011 through 2014 based on the Financial Cases described above. In each of Case I, Case II and Case III, the proposed merger resulted in dilution in distributable cash flow per Partnership LP unit through 2014 and in Case IV, the proposed merger resulted in dilution in distributable cash flow per Partnership LP unit through 2013. Barclays also analyzed the estimated required annual incremental capital, using an assumed return, that would be required, after giving effect to the merger, for the Partnership to break-even on a distributable cash flow per unit basis in each of 2012, 2013 and 2014 under the Financial Cases described above. Barclays found, among other things, that under Case I an estimated $250 million in annual incremental capital, using an assumed return, would be required to break-even on a distributable cash flow per unit basis in 2012 and an estimated $120 million would be required to break-even in 2013.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Partnership Audit Committee selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

Barclays is acting as financial advisor to the Partnership Audit Committee in connection with the proposed merger, and will receive a customary fee for its services, a portion of which was paid upon rendering its opinion and a substantial portion of which is contingent upon the consummation of the proposed merger. In addition, the Partnership has agreed to reimburse Barclays for its expenses and indemnify Barclays for certain liabilities that may arise out of its engagement by the Partnership Audit Committee and the rendering of Barclays’s opinion. Barclays has performed various investment banking and financial services for the Partnership and Holdings in the past, and has received customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services for the Partnership and Holdings: (i) acted as Joint Bookrunner on the Partnership’s offering of $275 million aggregate principal amount of its 5.500% senior notes due 2019; (ii) committed $40 million to the $350 million revolving credit facility of an operating subsidiary of the Partnership; (iii) acted as Joint Bookrunner in connection with the Partnership’s follow-on equity offering of $108 million aggregate principal amount of Partnership LP units and (iv) engaged hedging and risk-management transactions with the Partnership.

Barclays is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Partnership, Holdings and certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Credit Suisse Securities (USA) LLC — Financial Advisor to the Holdings Board

On June 10, 2010, Credit Suisse rendered its oral opinion to the Holdings Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of June 10, 2010, the exchange ratio was fair, from a financial point of view, to the unaffiliated unitholders of Holdings.

Credit Suisse’s opinion was directed to the Holdings Board and only addressed the fairness, from a financial point of view, to the unaffiliated unitholders of Holdings of the exchange ratio and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of Holdings units as to how such holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated June 9, 2010, of the merger agreement; a draft, dated June 9, 2010, of the amended and restated partnership agreement of the Partnership; a draft, dated June 9, 2010, of the second amended and restated partnership agreement of Holdings; and a draft, dated June 7, 2010, of the support agreement to be entered into by and among the Partnership and the holders of Holdings units named therein;

•	reviewed certain publicly available business and financial information relating to Holdings and the Partnership;

•	reviewed certain other information relating to Holdings and the Partnership, including financial forecasts relating to Holdings and the Partnership, provided to or discussed with Credit Suisse by the management of Holdings and the Partnership responsible for the operation and management of Holdings and the Partnership, respectively;

•	met with certain members of the management of Holdings and the Partnership to discuss the business and prospects of Holdings and the Partnership, respectively;

•	considered certain financial data of Holdings and the Partnership and certain market data for their publicly traded securities, and Credit Suisse compared that data with similar data for other companies with publicly traded securities in businesses Credit Suisse deemed similar to those of Holdings and the Partnership;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Holdings and the Partnership that Credit Suisse used in its analyses, the management of Holdings and the Partnership advised Credit Suisse, and Credit Suisse assumed, that such forecasts had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Holdings and the Partnership as to the future financial performance of Holdings and the Partnership, respectively. Credit Suisse was advised that both Holdings and the Partnership are operated and managed (and their respective forecasts are prepared) by employees of Buckeye Pipe Line Services Company, which we refer to as the Services Company, a consolidated affiliate of Holdings owned by the ESOP and that Services Company owns approximately 3.0% of the outstanding Partnership LP units. Credit Suisse also assumed, with the consent of the Holdings Board, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Holdings, the Partnership or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, Credit Suisse assumed that the definitive merger agreement, the amended and restated partnership agreement of the Partnership, the second amended and restated partnership agreement of Holdings and the Support Agreement would conform to the drafts reviewed by it in all respects material to Credit Suisse’s analyses. Credit Suisse did not investigate or otherwise evaluate the potential effects of the merger on the federal, state or other taxes or tax rates payable by Holdings, the Partnership or their respective security holders and, with the consent of the Holdings Board, assumed, that such taxes and tax rates would not be affected by or after giving effect to the merger. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Holdings or the Partnership, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to the unaffiliated unitholders of Holdings of the exchange ratio and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice. It was assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion is necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they exist and can be evaluated on the date of its opinion and upon certain assumptions regarding such financial, economic, market and other conditions that are currently subject to unusual volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses or opinion. In addition, as the Holdings Board was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Holdings and the Partnership reflect certain assumptions regarding the oil and gas industry that are subject to significant volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not express any opinion as to what the value of Partnership LP units actually would be when issued to the holders of Holdings units pursuant to the merger or the prices at which Partnership LP units or Holdings units would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Holdings, nor did it address the underlying business decision of Holdings to proceed with the merger. Credit Suisse was not requested to, and did not solicit, third party indications of interest in acquiring all or any part of Holdings.

It is understood that Credit Suisse’s opinion was for the information of the Holdings Board, as the board of directors of the general partner of Holdings (solely in the Board’s capacity as such), in connection with its consideration of the merger and does not constitute advice or a recommendation to any securityholder of Holdings as to how such securityholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the Holdings Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Holdings, the Partnership or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied exchange ratio reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Holdings’ control, the Partnership’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Holdings Board, as the board of directors of the general partner of Holdings, in connection with its consideration of the proposed merger and were among many factors considered by the Holdings Board in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Holdings Board with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Holdings Board on June 10, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	LP Distributed/Distributable Cash Flow Per Unit: generally the amount of the relevant partnership’s operating cash flow for a specified time period that is distributed/available for distribution to its limited partners.

•	Implied GP Only Distributed Cash Flow Per Unit: generally the amount of the relevant partnership’s operating cash flow derived from its general partner interests and incentive distribution rights in the underlying master limited partnership(s) for a specified time period that is distributed to its limited partners.

Unless the context indicates otherwise, unit prices for the selected companies used in the Selected Companies Analysis described below were as of June 9, 2010. Estimates of financial performance for Holdings and the Partnership for the calendar years ending December 31, 2010 to 2011 were based on the forecasts provided by management of Holdings and the Partnership. Estimates of financial performance for the selected companies listed below for the calendar year ending during calendar years 2010 and 2011 were based on publicly available research analyst estimates for those companies. Current yields reflect annualized yields based on latest quarterly results.

Selected Companies Analysis

Credit Suisse considered certain financial data for Holdings and the Partnership and selected master limited partnerships with publicly traded equity securities. The financial data reviewed for Holdings included:

•	Current Implied GP Only Distributed Cash Flow Yield;

•	Implied GP Only Distributed Cash Flow Yield for CY 2010E; and

•	Implied GP Only Distributed Cash Flow Yield for CY 2011E.

The selected companies were selected because they are MLPs with publicly traded equity securities and were deemed to be similar to Holdings and the Partnership in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Holdings and the Partnership, respectively.

The selected MLPs with publicly traded equity securities for Holdings selected companies analysis were:

•	Energy Transfer Equity, L.P.

•	Enterprise GP Holdings L.P.

•	Alliance Holdings GP, L.P.

•	Inergy Holdings, L.P.

•	NuStar GP Holdings, LLC

•	Penn Virginia GP Holdings, L.P.

The selected companies analysis for Holdings indicated the following high, low, mean and median multiples for the selected MLPs with publicly traded equity securities and for Holdings:

Implied
					Implied	Multiples
					Multiples for	for
					Holdings	Holdings
					Based on	Based on
					Closing	Proposed
					Price on	Stated
Multiple Description	High	Low	Mean	Median	6/9/10	Consideration

Implied GP Only Distributed Cash Flow Yield (%)(1)
Current	9.8%	4.1%	6.0%	5.5%	5.7%	4.2%
2010E	10.1%	4.3%	6.3%	5.7%	5.9%	4.3%
2011E	13.2%	5.0%	7.4%	6.4%	6.7%	4.8%

(1)	Based on 5-day average market price as of June 9, 2010.

The financial data reviewed for the Partnership included:

•	Current LP Distributed Cash Flow Yield;

•	LP Distributable Cash Flow Yield for CY 2010E;

•	LP Distributed Cash Flow Yield for CY 2010E;

•	LP Distributable Cash Flow Yield for CY 2011E; and

•	LP Distributed Cash Flow Yield for CY 2011E.

The selected master limited partnerships with publicly traded equity securities for the Partnership selected companies analysis were:

•	Kinder Morgan Energy Partners, L.P.

•	Plains All American Pipeline, L.P.

•	Magellan Midstream Partners, L.P.

•	NuStar Energy L.P.

•	Sunoco Logistics Partners L.P.

•	Holly Energy Partners, L.P.

The selected companies analysis for the Partnership indicated the following high, low, mean and median multiples for the selected MLPs with publicly traded equity securities and for the Partnership as of June 9, 2010, the most recent date for which stock market data was available prior to the meeting of the Holdings Board on June 10, 2010:

					Implied
					Multiples
					for the
					Partnership
					Based on
					Closing
					Price on
Multiple Description	High	Low	Mean	Median	6/9/10

LP Distributed Yield (%)(1)
Current Distributed	8.2%	6.4%	7.1%	6.7%	6.5%
2010E	8.4%	6.5%	7.2%	6.9%	6.6%
2011E	8.8%	6.8%	7.6%	7.3%	6.9%
LP Distributable Yield (%)(1)
2010E	8.7%	6.7%	7.6%	7.5%	7.2%
2011E	9.0%	7.1%	8.0%	8.0%	7.9%

(1)	Based on 5-day average market price as of June 9, 2010.

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for Holdings and the Partnership based on Holdings’ and the Partnership’s management forecasts, respectively, to calculate an implied exchange ratio reference range. The selected companies analyses indicated an implied exchange ratio reference range of 0.483 to 0.632 of a Partnership unit per Holdings unit, as compared to the exchange ratio in the proposed merger of 0.705 of a Partnership unit per Holdings unit.

Discounted Cash Flow Analysis

Credit Suisse also calculated the net present value of Holdings’ and the Partnership’s levered free cash flows using Holdings’ and the Partnership’s management forecasts, respectively. In performing this analysis, Credit Suisse applied discount rates ranging from 7.00% to 9.25% for Holdings and 6.50% and 8.25% for the Partnership and terminal yield ranges of 5.0% to 6.0% for Holdings and 6.5% to 7.0% for the Partnership based on the selected companies analysis to calculate an implied exchange ratio reference range. The discounted cash flow analyses indicated an implied exchange ratio reference range of 0.557 to 0.794 of a Partnership unit per Holdings unit, as compared to the exchange ratio in the proposed merger of 0.705 of a Partnership unit per Holdings unit.

Selected Transactions Analysis

Credit Suisse calculated multiples of transaction value to certain financial data based on the purchase prices paid in selected publicly announced transactions involving target companies in the oil and gas industry that it deemed relevant.

The calculated multiples included:

•	Current Implied GP Only Distributed Cash Flow Yield; and

•	Implied GP Only Distributed Cash Flow Yield for FY +1.

The selected transactions were selected because the target companies were the general partners of MLPs deemed to be similar to Holdings in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions were:

Date Announced	Acquiror	MLP

05/11/10	Energy Transfer Equity, L.P.	Regency Energy Partners LP
03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
09/05/07	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc.
05/08/07	Enterprise GP Holdings L.P.	TEPPCO Partners, L.P.
04/03/07	ArcLight Capital Partners, LLC/Kelso & Company/Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P. (61.9%)
11/01/06	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P. (50.0%)
06/12/06	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
02/24/05	EPCO, Inc.	TEPPCO Partners, L.P.
11/01/04	Valero L.P.	Kaneb Services LLC
09/16/04	ONEOK, Inc.	Northern Border Partners, L.P. (82.5%)
03/05/04	Carlyle/Riverstone Global Energy and Power Fund II, L.P.	Buckeye Partners, L.P.

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Median	Mean

Implied GP Only Distributed Cash Flow Yield (%)
Current	8.0%	0.8%	4.4%	4.6%
FY + 1	8.5%	1.0%	5.7%	5.1%

Credit Suisse applied multiple ranges based on the selected transactions analysis to corresponding financial data for Holdings and applied multiple ranges based on the selected companies analysis to corresponding financial data for the Partnership to calculate an implied exchange ratio reference range. The selected transactions analyses indicated an implied exchange ratio reference range of 0.542 to 0.755 of a Partnership unit per Holdings unit, as compared to the exchange ratio in the proposed merger of 0.705 of a Partnership unit per Holdings unit.

Other Considerations

Historical Trading Price Ratios

Credit Suisse also noted the following historical average trading price ratios as of June 10, 2010, as compared to the trading price ratio on June 10, 2010:

					Current Trading
			Average		Price Ratio
			Trading		as Premium/
	Average Unit Price		Price		(Discount) to
Unit Price as of June 10, 2010	Holdings	Partnership	Ratio(1)		Prior Period

As of June 10, 2010	$30.05	$57.90	0.519	x	—
5 Trading Days Prior	29.97	58.13	0.516		0.7%
10 Trading Days Prior	30.24	57.33	0.528		(1.7)%
20 Trading Days Prior	30.80	56.84	0.542		(4.2)%
Since 4/13/10	32.28	58.52	0.551		(5.9)%
3 months Prior	32.98	59.22	0.557		(6.8)%
6 months Prior	31.56	57.73	0.546		(5.0)%
1 year Prior	27.45	52.38	0.520		(0.3)%
2 years Prior	22.12	45.32	0.479		8.4%
3 years Prior	24.11	46.81	0.507		2.3%
Since Company IPO (8/4/06)	22.92	46.98	0.482		7.8%

(1)	Average trading price ratio for the period based on average of the daily trading price ratios for the period.

Premiums Paid Analysis

Credit Suisse also observed the premiums paid in selected transactions and as compared to the implied premium for Holdings based on the proposed exchange ratio and the average market price of a Partnership unit for the 1-trading day, 5-trading day and 20-trading day periods prior to the announcement of the selected transactions and June 10, 2010 with respect to the proposed merger. The selected transactions were:

Date Announced	Acquiror	Target

03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
09/05/07	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc.
04/03/07	ArcLight Capital Partners, LLC/Kelso & Company/Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P. (61.9%)
11/01/04	Valero L.P.	Kaneb Services LLC

The premiums paid analysis indicated the following:

					Implied
					Premium for
					Holdings
					Based on
					Proposed
					Stated
Implied Premium	High	Low	Median	Mean	Consideration

1-trading day	37.9%	14.2%	23.6%	24.8%	35.8%
5-trading day	34.1%	13.5%	19.0%	21.4%	36.2%
20-trading day	35.9%	11.6%	17.9%	20.8%	32.5%

Other Matters

Pursuant to an engagement letter dated April 8, 2010, Holdings GP retained Credit Suisse as the financial advisor of Holdings GP in connection with, among other things, the proposed merger. Holdings GP engaged Credit Suisse based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive a customary fee for its services, a substantial portion of which is contingent upon the consummation of the merger. Credit Suisse also became entitled to receive a fee upon the rendering of its opinion. In addition, Holdings has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Holdings, the Partnership and certain of their affiliates for which Credit Suisse and its affiliates have received compensation, including, during the last two years, having acted as a co-managing underwriter of an offering of debt securities by the Partnership. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Holdings, the Partnership and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Holdings, the Partnership and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of the Partnership and Holdings and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements relating to the benefits of the merger;

•	statements relating to the financial results of the Partnership following the merger; and

•	statements preceded by, followed by or that include the words “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 23, as well as the following factors:

•	the possibility that the Partnership and Holdings may be unable to obtain unitholder or regulatory approvals required for the merger;

•	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;

•	the possibility that the industry may be subject to future regulatory or legislative actions;

•	other uncertainties in the industry;

•	environmental risks;

•	competition;

•	the ability of the management of the Partnership GP to execute its plans for the Partnership following the merger to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which the Partnership is doing business, may be less favorable than expected; and

•	other economic, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact the businesses, operations or pricing of the Partnership and Holdings.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by the Partnership and Holdings. Please read “Where You Can Find More Information” beginning on page 152.

Forward-looking statements speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to the Partnership or Holdings or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither the Partnership nor Holdings undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER AGREEMENT

Buckeye Partners, L.P.

The Partnership is a publicly traded Delaware limited partnership. The Partnership operates and reports in five business segments: Pipeline Operations; Terminalling & Storage; Natural Gas Storage; Energy Services; and Development & Logistics. The Partnership’s principal line of business is the transportation, terminalling, and storage of refined petroleum products in the United States for major integrated oil companies, large refined petroleum product marketing companies and major end users of refined petroleum products on a fee basis through facilities it owns and operates. The Partnership also markets refined petroleum products in certain of the geographic areas served by its pipeline and terminalling operations. The Partnership owns a major natural gas storage facility in northern California. In addition, the Partnership operates and maintains approximately 2,400 miles of other pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.

Buckeye GP Holdings L.P.

Holdings is a publicly traded Delaware limited partnership that owns the Partnership GP. Holdings’ only cash-generating assets are its direct and indirect partnership interests in the Partnership, which are comprised of the following:

•	the indirect ownership of the incentive distribution rights in the Partnership;

•	the indirect ownership of the general partner interests in certain of the Partnership’s operating subsidiaries (representing an approximate 1% interest in each of such operating subsidiaries);

•	the indirect ownership of the general partner interests in the Partnership (representing 243,914 GP units), or an approximate 0.5% interest in the Partnership; and

•	80,000 Partnership LP units.

The incentive distribution rights noted above entitle Holdings (through its ownership of the Partnership GP) to receive amounts equal to specified percentages of the incremental amount of cash distributed by the Partnership to the holders of Partnership LP units when target distribution levels for each quarter are exceeded. The 2,573,146 Partnership LP units originally issued to the ESOP are excluded for the purpose of calculating incentive distributions. The target distribution levels begin at $0.325 and increase in steps to the highest target distribution level of $0.525 per eligible Partnership LP unit. When the Partnership makes quarterly distributions above this level, the incentive distributions include an amount equal to 45% of the incremental cash distributed to each eligible unitholder for the quarter, or approximately 30% of total incremental cash distributed by the Partnership above $0.525 per Partnership LP unit.

The executive offices of Holdings are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. The telephone number is (832) 615-8600.

Relationship of the Parties

Holdings and the Partnership are closely related. Holdings currently owns all of the limited liability company interests of the Partnership GP and 80,000 Partnership LP units. The Partnership GP currently directly owns an approximate 0.5% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights, and indirectly owns the general partner interests in certain of the Partnership’s operating subsidiaries.

Since Holdings’ initial public offering in August 2006, distributions by the Partnership have increased from $0.775 per Partnership LP unit for the quarter ended September 30, 2006 to $0.95 per Partnership LP unit for the quarter ended March 31, 2010; and as a result, distributions from the Partnership to Holdings (through the Partnership GP) have increased.

The following table summarizes the cash Holdings received for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010 as a result of its direct and indirect ownership of partnership interests in the Partnership (dollars in thousands):

				Three
				Months
				Ended
	Year Ended December 31,			March 31,
	2007	2008	2009	2010

Incentive payments from the Partnership	$29,978	$38,895	$45,739	$12,314
Distributions from the ~ 1% ownership in certain of the Partnership’s operating subsidiaries	1,292	1,131	1,955	403
Distribution from the ownership of 243,914 GP units	786	835	884	229
Distribution from the ownership of 80,000 Partnership LP units	258	274	290	75

	$32,314	$41,135	$48,868	$13,021

Moreover, certain directors and executive officers of Holdings GP are also directors and executive officers of the Partnership GP. Messrs. Forrest E. Wylie, John F. Erhard and Robb E. Turner serve as members of both the Holdings Board and the Partnership GP board. The executive officers of Holdings GP are also executive officers of the Partnership GP.

INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING

The Partnership Audit Committee is using this joint proxy statement/prospectus to solicit proxies from the holders of Partnership LP units for use at the Partnership special meeting. The Holdings Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Holdings common units for use at the Holdings special meeting. In addition, this joint proxy statement/prospectus constitutes a prospectus for the offering of Partnership LP units to be received by Holdings unitholders pursuant to the merger. The partnerships are first mailing this joint proxy statement/prospectus and accompanying proxy to the Partnership unitholders and Holdings unitholders on or about          , 2010.

	Partnership Special Meeting	Holdings Special Meeting

Time, Place and Date	a.m., local time, , 2010 at One Greenway Plaza, Suite 600, Houston, Texas 77046	a.m., local time, , 2010 at One Greenway Plaza, Suite 600, Houston, Texas 77046
Admission to Special Meetings	All Partnership unitholders are invited to attend the Partnership special meeting. Persons who are not Partnership unitholders may attend only if invited by the Partnership. If you own units in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the Partnership special meeting.	All Holdings unitholders are invited to attend the Holdings special meeting. Persons who are not Holdings unitholders may attend only if invited by Holdings. If you own units in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the Holdings special meeting.
Purpose of the Special Meetings	1. To consider and vote upon the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement;	1. To consider and vote upon the approval of the merger, the merger agreement and the transactions contemplated thereby; and

	2. To consider and vote upon the approval of the Partnership’s amended and restated partnership agreement;	2. To consider and vote upon any proposal to transact such other business as may properly come before the Holdings special meeting and any adjournment or postponement thereof.
3. To consider and vote upon any proposal to transact such other business as may properly come before the Partnership special meeting and any adjournment or postponement thereof.

	Partnership Special Meeting	Holdings Special Meeting

Recommendations of Partnership Audit Committee and the Holdings Board	The Partnership Audit Committee, comprised of independent directors, has considered the benefits of the merger as well as the associated risks and has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, the issuance of Partnership LP units pursuant to the merger agreement, and the Partnership’s amended and restated partnership agreement and unanimously recommends that the Partnership unitholders vote “FOR” the proposal to: (a) approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement; and (b) approve the Partnership’s amended and restated partnership agreement.	The Holdings Board has considered the benefits of the merger as well as the associated risks and has unanimously approved the merger, the merger agreement and the transactions contemplated thereby and unanimously recommends that Holdings unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.
Vote Necessary	The affirmative vote of the holders of a majority of the outstanding Partnership LP units entitled to vote as of the record date is required to approve each of the proposals described above.	The affirmative vote of the holders of (1) a majority of the outstanding Holdings common units entitled to vote as of the record date, voting as a separate class, and (2) a majority of the outstanding Holdings units entitled to vote as of the record date voting as a single class is required to approve the proposal described above.
Record Date	, 2010	, 2010
Outstanding Units Held	As of July 2, 2010, there were approximately 51,520,531 Partnership LP units outstanding.	As of July 2, 2010, there were approximately 28 million Holdings common units outstanding and approximately 0.5 million Holdings management units outstanding.
Unitholders Entitled to Vote	Partnership unitholders entitled to vote at the Partnership special meeting are Partnership unitholders of record at the close of business on , 2010. Each Partnership LP unit is entitled to one vote.	Holdings unitholders entitled to vote at Holdings special meeting are Holdings unitholders of record at the close of business on , 2010. Each Holdings common unit is entitled to one vote and each Holdings management unit is entitled to one vote.

	Partnership Special Meeting	Holdings Special Meeting

Quorum Requirement	A quorum of Partnership unitholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Partnership special meeting of holders of a majority of the Partnership LP units entitled to vote as of the record date at the Partnership special meeting is a quorum.	A quorum of Holdings unitholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Holdings special meeting of holders of a majority of the outstanding Holdings common units, as a separate class and a majority of the outstanding Holdings units entitled to vote as of the record date, as a single class, at the Holdings special meeting is a quorum as to each class.
	Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a Partnership unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.	Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a Holdings unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.

	A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the Partnership LP units and no instruction by the Partnership unitholder how to vote is given.	A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of Holdings units and no instruction by the Holdings unitholder how to vote is given.

Units Beneficially Owned by Directors and Executive Officers	The directors and executive officers of the Partnership GP beneficially owned 43,250 Partnership LP units as of July 11, 2010. These Partnership LP units represent in total approximately 0.1% of the total voting power of the Partnership’s voting securities. In addition, Buckeye Pipe Line Services Company owned 1,545,505 Partnership LP units as of July 2, 2010, represent approximately 3.0% of the total voting power of the Partnership. The voting of these units will be directed by the board of directors of Buckeye Pipe Line Services Company, which is comprised of Mr. Wylie, Mr. Lasala and Mr. Smith.	The directors and executive officers of Holdings GP beneficially owned an aggregate of 37,257 Holdings common units and 16,843 Holdings management units of as of July 11, 2010. These Holdings units represent in total approximately 0.2% of the total voting power of Holdings’ voting securities.

Support Agreement		The Major Holdings Unitholders have agreed to attend the Holdings special meeting and to vote their Holdings units in favor of the merger and the merger agreement pursuant to the Support Agreement. These units constitute approximately 61% of all outstanding Holdings common units and 97% of all outstanding Holdings management units.

	Partnership Special Meeting	Holdings Special Meeting

Proxies	You may vote in person by ballot at the Partnership special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the Partnership special meeting. If you attend the Partnership special meeting, you may vote by ballot, thereby canceling any proxy previously given.	You may vote in person by ballot at the Holdings special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the Holdings special meeting. If you attend the Holdings special meeting, you may vote by ballot, thereby canceling any proxy previously given.
	Voting instructions are included on your proxy card. If you properly give your proxy and submit it to the Partnership in time for it to be voted, one of the individuals named as your proxy will vote your Partnership LP units as you have directed. You may vote for or against the proposals or abstain from voting.	Voting instructions are included on your proxy card. If you properly give your proxy and submit it to the Holdings in time for it to be voted, one of the individuals named as your proxy will vote your Holdings common units as you have directed. You may vote for or against the proposals or abstain from voting.
How to Submit Your Proxy
By Mail:	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Partnership unitholder of record, return it to in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Holdings unitholder of record, return it to in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.

	Partnership Special Meeting	Holdings Special Meeting

By Telephone:	If you are a Partnership unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on , 2010. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Partnership LP units through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.	If you are a Holdings unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on , 2010. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting your voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Holdings common units through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.
By Internet:	You can also choose to submit your proxy on the internet. If you are a Partnership unitholder of record, the web site for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on , 2010. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold Partnership LP units through a broker or other custodian, please check the voting form to see if it offers internet voting.	You can also choose to submit your proxy on the internet. If you are a Holdings unitholder of record, the web site for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on , 2010. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold Holdings common units through a broker or other custodian, please check the voting form to see if it offers internet voting.

	Partnership Special Meeting	Holdings Special Meeting

Revoking Your Proxy	If you submit a completed proxy card with instructions on how to vote your Partnership LP units and then wish to revoke your instructions, you should submit a notice of revocation to as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:	If you submit a completed proxy card with instructions on how to vote your Holdings units and then wish to revoke your instructions, you should submit a notice of revocation to as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:
	• timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;	• timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;
	• written notice to the Partnership GP’s Secretary before the Partnership special meeting that you have revoked your proxy; or	• written notice to Holdings GP’s Secretary before the Holdings special meeting that you have revoked your proxy; or
	• voting by ballot at the Partnership special meeting.	• voting by ballot at the Holdings special meeting.

Proxy Solicitation	In addition to this mailing, proxies may be solicited by directors, officers or employees of the Partnership GP or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Partnership has retained to assist in the distribution and solicitation of proxies. The Partnership will pay a fixed fee of $ plus reasonable expenses for these services.	In addition to this mailing, proxies may be solicited by directors, officers or employees of Holdings GP or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Holdings has retained to assist in the distribution and solicitation of proxies. Holdings will pay a fixed fee of $ plus reasonable expenses for these services.
Adjournments	Pursuant to the Partnership’s existing partnership agreement, the Partnership GP may adjourn a meeting of the limited partners of the Partnership without setting a new record date, so long as the adjourned meeting is held within sixty days of the applicable record date. If a quorum of Partnership unitholders is not present in person or by proxy at the Partnership special meeting, the Partnership GP may adjourn the special meeting from time to time until a quorum is present or represented. In addition, adjournments of the Partnership special meeting may be made for the purpose of soliciting additional proxies in favor of a proposal.	Pursuant to Holdings’ existing partnership agreement, Holdings GP may adjourn a meeting of the limited partners of Holdings. The number of Holdings common units and management units owned by BGH GP constitutes a quorum, and under the Support Agreement, BGH GP has agreed to attend the Holdings special meeting and vote in favor of the merger, such that Holdings GP does not expect to adjourn the Holdings special meeting.

	Partnership Special Meeting	Holdings Special Meeting

Other Business	The Partnership GP board is not currently aware of any business to be acted upon at the Partnership special meeting other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the Partnership special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.	The Holdings Board is not currently aware of any business to be acted upon at the Holdings special meeting other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the Holdings special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.
Contact/Assistance	will be acting as the Partnership’s proxy solicitation agent: Banks and brokers call ( ) Partnership unitholders call toll-free ( ) Email:	will be acting as Holdings’ proxy solicitation agent: Banks and brokers call ( ) Holdings unitholders call toll-free ( ) Email:

THE PROPOSED MERGER

The following description of the material information about the merger, including the summary of the material terms and provisions of the merger agreement, is qualified in its entirety by reference to the more detailed annexes to this joint proxy statement/prospectus. We urge you to read all of the annexes to this joint proxy statement/prospectus in their entirety.

General

The Partnership, the Partnership GP, MergerCo, Holdings and Holdings GP have entered into the merger agreement. Under the merger agreement, the Partnership will acquire Holdings through a merger of MergerCo with and into Holdings, and all Holdings units will be converted into Partnership LP units. As a result of the merger, Holdings will be a subsidiary of the Partnership, with the Partnership as Holdings’ sole limited partner and Holdings GP remaining as the sole general partner (with a non-economic general partner interest) of Holdings. In connection with the merger, the incentive distribution rights held by the Partnership GP will be canceled and the general partner units held by the Partnership GP (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a non-economic general partner interest in the Partnership.

Pursuant to the merger agreement, the Partnership will issue to the Holdings unitholders approximately 20 million Partnership LP units in the merger. Each unitholder of Holdings will receive 0.705 Partnership LP units per Holdings unit. This represents a 32% premium to the closing price of Holdings common units on June 10, 2010, the last trading day before the public announcement of the proposed merger. Partnership unitholders will continue to own their existing Partnership LP units. Upon completion of the merger, the Partnership will be owned approximately 72% by current Partnership unitholders, and approximately 28% by former Holdings unitholders (including 17% that will be owned by BGH GP). The Partnership LP units will continue to be traded on the New York Stock Exchange under the symbol “BPL” following the merger.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Please read the merger agreement carefully and fully as it is the primary legal document that governs the merger. For a summary of the merger agreement, please read “The Merger Agreement” beginning on page 87.

Effective Time

As soon as practicable after the satisfaction or waiver of the conditions to the merger, the certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later date and time as may be set forth in the certificate of merger.

The Partnership and Holdings anticipate that the merger will be completed in the fourth quarter of 2010. However, the effective time of the merger could be delayed if there is a delay in satisfying any condition to the merger. There can be no assurances as to whether, or when, the Partnership and Holdings will obtain the required approvals or complete the merger. If the merger is not completed on or before December 31, 2010, either the Partnership or Holdings may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. The Partnership or Holdings may extend the termination date to February 28, 2011 under certain circumstances. Please read “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 97.

Transactions Related to the Merger

Amended and Restated Partnership Agreement

Immediately following the effective time of the merger, the Partnership’s existing partnership agreement will be amended and restated. Under the Partnership’s amended and restated partnership agreement (i) the general partner interest represented by the incentive distribution rights will be canceled and the GP units (which currently represent an approximate 0.5% general partner interest in the Partnership) will be converted into a non-economic general partner interest in the Partnership; (ii) provisions for the election of seven of the nine members of the board of directors of the Partnership GP by the Partnership unitholders will be added; (iii) the Partnership GP’s right to acquire all Partnership LP units if the Partnership GP or its affiliates own more than 90% of the outstanding Partnership LP units will be eliminated; (iv) certain provisions added to the existing partnership agreement in 2004 to clarify the separateness of the Partnership GP, the Partnership, the Partnership’s operating partnerships and Services Company from the owners of the Partnership GP, which will become generally inapplicable once the Partnership owns the Partnership GP, will be eliminated and (v) certain other legacy provisions which are no longer applicable to the Partnership, will be eliminated.

For a summary of the amended and restated partnership agreement, please read “The Amended and Restated Partnership Agreement of the Partnership” beginning on page 102.

The foregoing description of the Partnership’s amended and restated partnership agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of amended and restated partnership agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Holdings Amended and Restated Agreement of Limited Partnership

Pursuant to the merger agreement, the agreement of limited partnership of Holdings will be amended and restated. Under Holdings’ amended and restated partnership agreement, (i) Holdings’ purpose will be limited to owning all of the limited liability company interests in, and being the sole member of, the Partnership GP, and Holdings GP will be restricted from causing Holdings to engage in any business activity other than the ownership, and being a member, of the Partnership GP and immaterial or administrative actions related thereto, (ii) Holdings will be required to appoint seven directors to the Partnership GP Board at the direction of the Partnership and up to two directors at the direction of Holdings GP, as described elsewhere herein, (iii) Holdings GP will be restricted from entering into any amendment to the Holdings partnership agreement or the limited liability company agreement of the Partnership GP without the consent of the Partnership, (iv) the Partnership will have the ability to appoint a special manager with the powers of Holdings GP under the agreement if Holdings GP fails to take any action required thereunder, (v) 100% of any distributions by Holdings will be paid to the Partnership and (vi) Holdings and the Partnership will, subject to certain termination rights in favor of the Partnership, agree to indemnify Holdings GP and its officers, directors and certain of its affiliates for any liabilities they incur relating to the business and affairs of Holdings.

The foregoing description of Holdings’ amended and restated partnership agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Holdings’ amended and restated partnership agreement, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Support Agreement

In connection with the execution of the merger agreement, the Partnership entered into a support agreement with the Major Holdings Unitholders. As of June 10, 2010, the last trading day before the public announcement of the proposed merger, the Major Holdings Unitholders beneficially owned 17,004,596 Holdings common units and 509,141 Holdings management units. These units represent approximately 62% of the total Holdings units (61% of the total Holdings common units and 97% of the total Holdings management units).

Pursuant to the support agreement, the Major Holdings Unitholders agreed to vote their Holdings units (a) in favor of the approval of the merger and the merger agreement, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty of Holdings or Holdings GP contained in the merger agreement, (c) against any acquisition proposal (as defined in the merger agreement) and (d) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger and the transactions contemplated by the merger agreement. The support agreement may be terminated upon the written agreement of the Partnership and the Major Holdings Unitholders, the termination of the merger agreement or a change in recommendation by the Holdings Board.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Registration Rights Agreement

Pursuant to the support agreement, on June 10, 2010 the Partnership and the Major Holdings Unitholders entered into a registration rights agreement pursuant to which the Partnership has agreed to file a registration statement covering the potential sale of Partnership LP units to be issued to the Major Holdings Unitholders in the merger. In addition, the registration rights agreement gives the Major Holdings Unitholders piggyback registration rights under certain circumstances.

The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

Appraisal Rights

Neither Holdings unitholders nor Partnership unitholders have or are entitled to exercise appraisal rights in connection with the merger under Delaware law and Holdings’ or the Partnership’s partnership agreement.

Restrictions on Sales of Partnership LP Units Received in the Merger

Partnership LP units to be issued to the Holdings unitholders in the merger may be traded freely and without restriction by those Holdings unitholders not deemed to be affiliates (as that term is defined under the Securities Act). Partnership LP units held by any such affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. In connection with the merger agreement, the Partnership entered into a registration rights agreement with the Major Holdings Unitholders and will file a registration statement to cover the resale of Partnership LP units to be received by such unitholders in connection with the merger agreement. Once the registration statement is declared effective, those unitholders will be able to freely sell the Partnership LP units they receive in the merger so long as the registration statement remains effective and they sell pursuant thereto. In the event that an affiliate is not included in the registration statement or the registration statement cannot be used, the affiliates may sell subject to the limitations under Rule 145 under the Securities Act. Upon the expiration of the limitations under Rule 145, the affiliates will be able to freely sell the Partnership LP units they receive in connection with the merger. Upon receipt by the Partnership’s designated representative of a representation letter in a form reasonably acceptable to the Partnership from the selling affiliate’s securities broker (in the case of Partnership LP units being sold under the registration statement filed in connection with the registration rights agreement), indicating such selling affiliate’s intent to sell a number of Partnership LP units in compliance with the representation letter, the Partnership will deliver to its transfer agent an opinion or letter of instruction enabling the affiliate to sell its Partnership LP units in the transaction(s) in accordance with the terms of the representation letter.

An “affiliate” of Holdings is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Holdings. These restrictions are expected to apply to the directors and executive officers of Holdings and the holders of 10% or more of Holdings outstanding units. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. The Partnership will give stop transfer instructions to the transfer agent with respect to the Partnership LP units to be received by persons subject to these restrictions.

For further information on the registration rights agreement, see “— Transactions Related to the Merger — Registration Rights Agreement” on page 85.

Listing of the Partnership LP Units; Delisting and Deregistration of Holdings Common Units

It is a condition to the merger that the Partnership LP units to be issued in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, Holdings common units will cease to be listed on the New York Stock Exchange and Holdings common units will be deregistered under the Exchange Act.

Accounting Treatment of the Merger

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. Because this is a summary, it does not contain all information that may be important to you. You should read the entire joint proxy statement/prospectus and all of its annexes, including the merger agreement, carefully before you decide how to vote.

Explanatory Note Regarding Summary of the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the material terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about the Partnership or Holdings without consideration to the entirety of public disclosure by the Partnership and Holdings as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. The Partnership and Holdings will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Directors and Officers of the Partnership GP Following the Merger

The Partnership GP will continue to manage the Partnership after the merger. The Partnership GP’s management team will continue in their current roles and will manage the Partnership GP following the merger. Following the effective time of the merger, the Partnership Board is expected to consist of nine members. Mr. Forrest E. Wylie, the chief executive officer of the Partnership GP and the current chairman of the Partnership Board, as well as the three current members of the Partnership Audit Committee will continue as directors of the Partnership. In addition, the three members of the audit committee of the Holdings Board shall serve as directors of the Partnership Board following the effective time of the merger. Holdings GP has designated Frank J. Loverro and John F. Erhard to serve as additional members of the Partnership Board following the effective time of the merger. Holdings GP will have the right and authority to designate these two additional members of the Partnership Board going forward, subject to reduction if Holdings GP’s ownership of Partnership LP units (together with that of Holdings GP’s affiliates) drops below certain thresholds.

Closing Matters

Closing

Unless the parties agree otherwise, the closing of the merger will take place on the third business day after the closing conditions in the merger agreement have been satisfied or waived or such other time or date to which the parties agree in writing. Please read “— Conditions to the Completion of the Merger” beginning on page 97 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.” The closing of the merger will take place at the offices of Vinson & Elkins L.L.P. in New York, New York at 10:00 a.m., local time, on the closing date.

Effective Time

As soon as practicable after the satisfaction or waiver of the conditions to the merger, the certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later date and time as may be set forth in the certificate of merger.

Merger Consideration

General

Pursuant to the merger agreement, all of the limited liability company interests in MergerCo outstanding immediately prior to the effective time of the merger shall be converted into and become a 100% limited partner interest in Holdings. The non-economic general partner interest in Holdings issued and outstanding immediately prior to the effective time of the merger shall remain outstanding and unchanged subject to such changes as set forth in the second amended and restated partnership agreement of Holdings to be adopted at the effective time of the merger, and Holdings GP shall continue to be the sole general partner of Holdings.

The Partnership will issue to the Holdings unitholders approximately 20 million Partnership LP units in the merger. Each holder of Holdings units will receive 0.705 Partnership LP units per Holdings unit. All Holdings units, when converted in the merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist.

Exchange Procedures

Prior to the effective time of the merger, Holdings and the Partnership will deposit with Computershare Trust Company N.A. (the exchange agent in connection with the merger) sufficient cash and the LP units for the benefit of holders of Holdings units to be converted into the stated consideration.

Promptly after the effective time of merger, the exchange agent will send a letter of transmittal to each person who was a holder of Holdings units at the effective time of the merger. This letter will contain instructions on how to surrender certificates or non-certificated units represented by book-entry formerly representing Holdings units in exchange for the stated consideration the holder is entitled to receive under the merger agreement.

Distributions with Respect to Unexchanged Holdings Units

After the effective time of the merger, former holders of Holdings units will be entitled to (i) Partnership distributions payable with a record date after the effective time of the merger with respect to the number of Partnership LP units to which they are entitled upon exchange of their Holdings units, without interest and (ii) any distributions with respect their Holdings units with a record date occurring prior to the effective time of the merger that may have been declared or made by Holdings on such Holdings units and which remain unpaid at the effective time of the merger. However, they will not be paid distributions on such Partnership LP units or Holdings units, as they case may be, until they surrender the certificates or non-certificated units represented by book-entry formerly representing their Holdings units to the exchange agent in accordance with the exchange agent’s instructions. After the close of business on the date on which the effective time of the merger occurs, there will be no transfers on the unit transfer books of Holdings with respect to any Holdings units.

Fractional Units

Fractional Partnership LP units will not be delivered pursuant to the merger. Instead, each holder of Holdings units who would otherwise be entitled to receive fractional Partnership LP units pursuant to the merger will be entitled to receive a cash payment in an amount equal to the product of (a) the closing sale price of the Partnership LP units on the New York Stock Exchange on the trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of a Partnership LP unit which such holder would otherwise be entitled to receive.

Termination of Exchange Fund

Any portion of the stated consideration, or distributions payable in accordance with the merger agreement, made available to the exchange agent that remains unclaimed by holders of Holdings units after 180 days following the effective time of the merger will be returned to the Partnership upon demand. Thereafter, a holder of Holdings units must look only to the Partnership for payment of the stated consideration, any cash in lieu of the issuance of fractional Partnership LP units and any distributions with respect to the Partnership LP units or Holdings units to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of Holdings units immediately prior to such time as such amounts would otherwise revert to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of the Partnership free and clear of any liens, claims and interests.

Lost Unit Certificates

If a certificate formerly representing Holdings units has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by the Partnership, the posting of a bond in a reasonable amount as indemnity.

Withholding

The Partnership, Holdings and the exchange agent will be entitled to deduct and withhold from the stated consideration payable to holders of Holdings units the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the respective Holdings unitholders.

Anti-Dilution Provisions

The stated consideration will be correspondingly adjusted if, at any time between the date of the merger agreement and the effective time of the merger, there is any change in the outstanding Holdings units or outstanding Partnership LP units by reason of any subdivision, reclassification, recapitalization, split, combination, or distribution in the form of equity interests with respect to such units.

Actions Pending the Merger

Each of the Partnership and the Partnership GP have agreed that, without the prior written consent of the Holdings Board, it will not, and will cause its subsidiaries not to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course of business;

•	fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would adversely affect the ability of any party to the merger to obtain any approval required under the Hart Scott Rodino Act (the “HSR Act”);

•	take any action that would have a material adverse effect on the Partnership and its subsidiaries (taken as a whole);

•	(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights or enter into any agreements with respect to such transactions, or (ii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights; except for any such action as would not materially adversely affect the Partnership’s or Holdings’ ability to consummate the transactions contemplated by the merger agreement;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•	except as contemplated by the Partnership’s compensation or benefit plans in effect on, or as required by the terms of its securities outstanding on, the date of the merger agreement, redeem, repurchase or otherwise acquire or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership interests;

•	merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or disposition that would be likely to have a material adverse effect or enter into a definitive agreement with respect to an acquisition proposal;

•	implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

•	fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•	make or rescind any material express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of others; (ii) enter into any material lease (whether operating or capital); (iii) create any lien on the property of the Partnership or its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease; or (iv) make or commit to make any capital expenditures; except for any such action as would not materially adversely affect the Partnership’s or Holdings’ ability to consummate the transactions contemplated by the merger agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	except in connection with obtaining unitholder approval of the merger or its consideration of a acquisition proposal as permitted under the merger agreement, knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, any of the conditions to the merger not being satisfied, any material delay or prevention of the consummation of the merger or any material violation of any provision of the merger agreement except, in each case, as may be required by law; or

•	agree or commit to do any of the prohibited actions described above.

Each of Holdings and Holdings GP have agreed that, without the prior written consent of the Partnership Audit Committee, it will not, and will cause its subsidiaries not to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course of business;

•	fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would adversely affect the ability of any party to obtain any approval required under the HSR Act;

•	take any action that would have a material adverse effect on Holdings and its subsidiaries (taken as a whole);

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights or enter into any agreements with respect to such transactions or permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•	except as contemplated by Holdings’ compensation or benefit plans in effect on or as required by the terms of its securities outstanding on the date of the merger agreement, redeem, repurchase or otherwise acquire or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership interests;

•	sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it, or would be likely to have a material adverse effect;

•	amend the limited liability company agreement of the Partnership GP, the existing partnership agreement of the Partnership, the existing partnership agreement of Holdings or the limited liability company agreement of Holdings GP other than in accordance with the merger agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

•	fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•	make or rescind any material express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of others; enter into any material lease (whether operating or capital); create any lien on the property of Holdings or its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease; or make or commit any capital expenditures;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	except in connection with obtaining unitholder approval of the merger or its consideration of a acquisition proposal as permitted under the merger agreement, knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, any of the conditions to the merger not being satisfied, any material delay or prevention of the consummation of the merger or any material violation of any provision of the merger agreement except, in each case, as may be required by law; or

•	agree or commit to do any of the prohibited actions described above.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Holdings and Holdings GP on the one hand and the Partnership, the Partnership GP and MergerCo, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	existence, good standing and qualification to conduct business;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

•	existence, ownership, good standing and qualification of subsidiaries;

•	power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	compliance with laws;

•	defaults on contracts;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	filings and reports with the SEC, and financial information;

•	fees payable to brokers;

•	tax matters;

•	regulatory approvals or consents required to complete the merger;

•	the Partnership Audit Committee recommendations;

•	the Holdings Board recommendations;

•	operations of MergerCo;

•	the opinion of the financial advisor to Holdings GP;

•	the opinion of the financial advisor to the Partnership Audit Committee; and

•	no material adverse effect on the Partnership.

The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

Additional Covenants

Best Efforts

Each of Holdings and the Partnership has agreed to use its commercially reasonable best efforts in good faith to take all actions necessary, proper or advisable under applicable law to consummate the merger, including obtaining regulatory approvals and any other third party approvals, having any injunction or restraining order adversely affecting the consummation of the merger lifted or rescinded, defending any litigation seeking to enjoin, prevent or delay the consummation of the merger or seeking material damages, and cooperating fully with the other party and furnishing to the other party copies of all correspondence, filings and communications with the regulatory authorities. In complying with the commercially reasonable best efforts covenant, neither the Partnership nor Holdings nor any of their subsidiaries is required to take measures that would have a material adverse effect on it or its subsidiaries taken as a whole.

Equity Holder Approvals

Each of Holdings and the Partnership has agreed to call and convene a meeting of its unitholders. In the case of the Holdings unitholders, the purpose of voting will be to approve the merger, the merger agreement and any other matters required to be approved by them for consummation of the merger. In the case of the Partnership unitholders, the purpose of voting will be to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership LP units pursuant to the merger agreement, and the amended and restated partnership agreement, and any other matters required to be approved by them for consummation of the merger. Any change in recommendation will not affect either party’s obligation to convene such a meeting, unless the merger agreement is terminated in accordance with its terms.

Registration Statement

Each of Holdings and the Partnership agreed to cooperate in the preparation of the registration statement that includes this joint proxy statement/prospectus (and other proxy solicitation materials of the Partnership and Holdings) filed with the SEC in connection with the special meetings.

Press Releases

Prior to any change in recommendation, each of Holdings and the Partnership will not, without the prior approval of the Holdings Board in the case of Holdings and the Partnership Audit Committee in the case of the Partnership, issue any press release or written statement for general circulation relating to the merger, except as otherwise required by applicable law or regulation or the applicable stock exchange rules, in which case it will consult with the other party before issuing any press release or written statement.

Access; Information

Upon reasonable notice, and subject to competition laws relating to exchanges of information, each party and its subsidiaries will grant the other parties and their officers, employees, counsel, accountants and other authorized representatives, access throughout the period prior to the effective time of the merger, to all its properties, books, contracts and records and to its officers, employees, accountants, counsel and other representatives. Neither party is required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, fiduciary duty or binding agreement entered into prior to the date of the merger agreement.

Affiliate Arrangements

Holdings must deliver to the Partnership a schedule of each person that is, or is reasonably likely to be, deemed an affiliate of Holdings within 15 days of the mailing of this joint proxy statement/prospectus. Holdings must use commercially reasonable best efforts to prevent these affiliates from selling any Partnership LP units received in connection with the merger in violation of the registration requirements of the Securities Act.

No Rights Triggered

Each of Holdings and the Partnership will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated thereby will not result in the grant of any rights, including convertible securities, to any person under their respective partnership agreements or under any material agreement to which it or its subsidiaries is a party.

Takeover Laws

Neither Holdings nor the Partnership will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws.

New York Stock Exchange

The Partnership will use commercially reasonable best efforts to list the Partnership LP units to be issued to the unitholders of Holdings on the New York Stock Exchange prior to the effective time of the merger.

Third Party Approvals

Holdings and the Partnership and their respective subsidiaries will cooperate and use their commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and all regulatory approvals necessary to consummate the merger as expeditiously as practicable.

Indemnification; Directors’ and Officers’ Insurance

The Partnership and Holdings, as the surviving entity from the merger, jointly and severally, will indemnify each person who is a director or officer of Holdings or any of its subsidiaries, both as of the date of the merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any claim and losses or damages arising out of or pertaining to the person’s service as a director or officer of Holdings or its subsidiaries. Both will also pay for any expenses incurred in defending such claim or serving as a witness relating to any claim within ten days after any request for advancement.

The Partnership will maintain or cause Holdings to maintain, for at least six years following the effective time of the merger, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its subsidiaries, except that Holdings may substitute policies of at least the same coverage and amounts containing terms and conditions which are not, in the aggregate, less advantageous to the directors and officers of Holdings or Holdings GP than the existing policy; provided, that the Partnership is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date of the merger. Such obligation of the Partnership will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Holdings with terms and carriers at least as favorable as the current policy.

The Partnership and MergerCo also agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of existing indemnified parties, as provided in the Holdings agreement of limited partnership and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by Holdings, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

Notification of Certain Matters

Holdings and the Partnership will give prompt notice to the other of: (a) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with other facts, events or circumstances known to it to result in any material adverse effect or that would cause or constitute a material breach of any of its representations, warranties, agreements or covenants contained in the merger agreement, and (b) any change in its condition or business or any litigation or governmental complaints, investigations or hearings to the extent it results in, or would reasonably be expected to result in, a material adverse effect.

Section 16(b) Matters

Holdings will take such steps as are reasonably requested by any party to the merger agreement to cause, as applicable, dispositions of the equity of Holdings (including derivative securities) by the directors and executive officers of Holdings GP pursuant to the merger agreement, to be exempt from the short-swing profit rules under Section 16(b) of the Exchange Act.

Amended and Restated Partnership Agreement

Subject to receipt of the Partnership unitholders’ approval, the Partnership GP will execute and make effective the proposed amended and restated partnership agreement of the Partnership.

The Partnership Board Membership

Immediately following the effective time of the merger, the Partnership Board is expected to consist of nine (9) members. Prior to the mailing of this joint proxy statement, Holdings GP designated, in its sole discretion, two (2) members (the “Holdings Unitholder Director Designees”) to serve as members of the Partnership Board following the effective time of the merger, and the three (3) members of the Audit Committee of the Holdings Board are expected to serve as members of the Partnership Board following the effective time of the merger. The Chief Executive Officer of the Partnership GP and the three (3) members of the Partnership Audit Committee are expected to continue to serve as members of the Partnership Board following the effective time of the merger.

Limitation on Partnership Acquisition Proposals

General

The Partnership and the Partnership GP have agreed that, without the prior written consent of the Holdings Board, it will not, and will cause its subsidiaries not to, during the period from the date of merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, enter into a definitive agreement with another person with respect to a Partnership acquisition proposal.

Partnership Acquisition Proposal.  In this joint proxy statement/prospectus, the term “Partnership acquisition proposal” means any proposal or offer from or by any person other than Holdings and its subsidiaries relating to (i) any direct or indirect acquisition of (a) more than 50% of the assets of the Partnership and its subsidiaries, taken as a whole, (b) more than 50% of the outstanding equity securities of the Partnership or (c) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of the Partnership and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 50% of the outstanding equity securities of the Partnership; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership other than the merger.

Change in Recommendation by the Partnership Audit Committee

The Partnership Audit Committee may withdraw, modify or qualify its recommendation to its limited partners that they approve the merger agreement and the transactions contemplated thereby if it has concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under the existing partnership agreement of the Partnership and applicable law. However, prior to making a change in recommendation, the Partnership must give the Holdings Board three business days prior written notice that it intends to make a change in recommendation and specifying the reasons for the change in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed change in recommendation.

No Solicitation of Other Offers by Holdings

General

None of Holdings GP, Holdings and its subsidiaries will, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly:

•	knowingly initiate, solicit or encourage the submission of any acquisition proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any acquisition proposal.

Acquisition Proposal.  In this joint proxy statement/prospectus, the term “acquisition proposal” means: any proposal, offer or inquiry from or by any person other than the Partnership, the Partnership GP or MergerCo relating to (i) any direct or indirect acquisition of (a) more than 20% of the assets of Holdings and its subsidiaries, taken as a whole; (b) more than 20% of the outstanding equity securities of Holdings; or (c) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the merger.

Provision of Information in Connection with an Acquisition Proposal

Upon receipt of an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the provisions described under “— General” above, Holdings may furnish information, including information pertaining to the Partnership, to or enter into or participate in any discussions or negotiations with the party making such acquisition proposal if the Holdings Board, after consultation with its outside legal advisors and financial advisors, determines in good faith that such acquisition proposal constitutes or is likely to result in a superior proposal and that failure to take such action would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law. Holdings will promptly provide or make available to the Partnership any non-public information concerning Holdings or any of its subsidiaries that is provided or made available to any such party.

Holdings may not provide any non-public information or data pertaining to the Partnership to the party making the acquisition proposal unless (i) Holdings has not knowingly and intentionally breached its obligations described under this section “— No Solicitation of Other Offers by Holdings;” (ii) the Holdings Board determines, after consultation with its outside legal advisors and financial consultants, that the provision of such non-public information or data pertaining to the Partnership could possibly lead to a change in recommendation by the Holdings Board; and (iii) Holdings has first required such party to execute a confidentiality agreement meeting the requirements of such agreements as set forth in the merger agreement, furnished a copy of such confidentiality agreement to the Partnership, notified the Partnership of the identity of such party and gives the Partnership similar access to information. In addition, the Partnership must provide to Holdings and to any such receiving party any non-public information or data pertaining to the Partnership that Holdings reasonably requests. However, Holdings may not provide and the Partnership will not be required to provide to any such party any information pertaining to the Partnership where Holdings knows that the provision of such information would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the merger agreement.

Change in Recommendation by the Holdings Board

Except as provided below, the Holdings Board may not (i) withdraw, modify or qualify in any manner adverse to the Partnership its recommendation to Holdings unitholders; (ii) publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to or in connection with any acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the requisite Holdings unitholder approval, the Holdings Board may change its recommendation if it has concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law. In the absence of a “superior proposal” as defined in the merger agreement, the approval of a majority of the members of the Holdings Audit Committee will be required prior to a change in recommendation. Further, the Holdings Board will not be entitled to make a change in recommendation unless Holdings has (i) complied in all material respects with the provisions described under this section “— No Solicitation of Other Offers by Holdings”, (ii) provided the Partnership with three business days prior written notice advising that the Holdings Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action and the identity of the person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents and (iii) if applicable, provided to the Partnership all materials and information provided to the person making the proposal.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption by the Holdings unitholders of the merger, the merger agreement and the transactions contemplated hereby;

•	approval by the Partnership unitholders of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of the Partnership LP units pursuant to the merger agreement, and the proposed amended and restated partnership agreement;

•	any waiting period under the HSR Act has expired or been terminated and the receipt of all consents, approvals, permits and authorization required to be obtained prior to consummation of the merger, except where non-receipt would not be reasonably likely to result in a material adverse effect on the Partnership or Holdings;

•	absence of any order, decree or injunction of any court or agency and law, statute or regulation that enjoins, prohibits or makes illegal any of the transactions contemplated by the merger agreement, and the absence of any action, proceeding or investigation by any regulatory authority regarding the merger or any of the transactions contemplated by the merger agreement;

•	the registration statement has become effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC;

•	approval by the New York Stock Exchange of listing of the Partnership LP units to be issued in the merger, subject to official notice of issuance; and

•	the resignation of the members of the Partnership GP board who are not continuing as directors pursuant to the merger agreement.

The merger agreement provides that the condition described in the second bullet point above relating to the amended and restated partnership agreement will be satisfied if the holders of Partnership LP units approve all of the amendments other than the deletion of Sections 7.7(d) — (f) and (h)-(j) (the “Separateness

Provisions”) from the Partnership’s existing limited partnership agreement. This joint proxy statement/prospectus includes a vote to approve all of the amendments contained in the amended and restated partnership agreement, including the deletion of the Separateness Provisions, as one proposal. If approval of the proposal to approve the amended and restated partnership agreement is not obtained, the Partnership may seek approval of the amendments contained in the amended and restated partnership agreement other than the deletion of the Separateness Provisions.

Additional Conditions to Holdings’ Obligations.  The obligation of Holdings to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of the Partnership’s and the Partnership GP’s representations and warranties contained in the merger agreement both as of the date of the merger agreement and as of the closing date of the merger, in all material respects;

•	the performance in all material respects by the Partnership and the Partnership GP of their respective obligations contained in the merger agreement;

•	the receipt by Holdings of a certificate signed by the Chief Executive Officer of the Partnership GP to the effect that the conditions set forth in the two bullet points above have been satisfied;

•	the receipt by Holdings of an opinion of its counsel to the effect that: (i) the material federal income tax consequences to the holders of Holdings common units set forth in this joint proxy statement/prospectus of the transactions contemplated by the merger agreement are accurately set forth; and (ii) no gain or loss should be recognized by the holders of Holdings units to the extent Partnership LP units are received in exchange therefor as a result of the merger, other than gain resulting from either (a) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (b) any cash or other property distributions; and

•	there has not occurred a material adverse effect with respect to the Partnership between the date of the merger agreement and the closing date.

Additional Conditions to the Partnership’s Obligations.  The obligations of the Partnership to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	accuracy of Holdings and Holdings GP’s representations and warranties contained in the merger agreement both at and as of the date of the merger agreement and at and as of the closing date of the merger, in all material respects;

•	the performance in all material respects by Holdings and Holdings GP of its respective obligations contained in the merger agreement;

•	the receipt by the Partnership of a certificate signed by the Chief Financial Officer of Holdings GP to the effect that the conditions set forth in the two bullet points above have been satisfied; and

•	the receipt by the Partnership of an opinion of its counsel to the effect that: the adoption of the proposed amended and restated partnership agreement, the merger and the transactions contemplated by the merger agreement will not result in a loss of limited liability of any limited partner of the Partnership; the adoption of the proposed amended and restated partnership agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership or any operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; at least 90% of the current gross income of the Partnership constitutes qualifying income under Section 7704(d) of the Internal Revenue Code; the material federal income tax consequences to the holders of Partnership LP units (other than Holdings) discussed in this joint proxy statement/prospectus are accurate; and no gain or loss should be recognized by existing holders of Partnership LP units as a result of the transactions (other than gain resulting from a decrease, if any, in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Holdings and the Partnership;

•	by either Holdings or the Partnership upon written notice to the other:

•	if the merger is not completed on or before December 31, 2010 or the “termination date,” unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party. Either the Partnership or Holdings may, without the consent of the other party, extend the termination date to February 28, 2011 unless a law of the United States has been adopted such that gain or loss should be recognized by the holders of Holdings units to the extent Partnership LP units are received in exchange therefor as a result of the merger, with certain exceptions;

•	if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger, provided that the terminating party is not in breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

•	if the Holdings unitholders fail to approve and adopt the merger agreement by the requisite vote; but this right to terminate is not available to Holdings if the failure to obtain the Holdings unitholder approval was caused by a material breach by Holdings of the merger agreement;

•	if there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such a representation not to carry out the merger agreement because certain closing conditions are not met;

•	if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving the benefits of such covenants or agreements not to carry out the merger agreement because certain closing conditions are not met; or

•	if the Partnership unitholders fail to approve and adopt the merger agreement or the proposed amended and restated partnership agreement or approve the issuance of the LP units; but this right to terminate is not available to the Partnership if the failure to obtain the Partnership unitholder approval was caused by a material breach of the merger agreement by the Partnership.

•	by the Partnership if the Holdings Board makes a change in recommendation as described under “— No Solicitation of Other Offers by Holdings — Change in Recommendation by the Holdings Board” beginning on page 96;

•	by Holdings if:

•	prior to obtaining the necessary unitholder approval at the Holdings special meeting Holdings receives a third party acquisition proposal that the Holdings Board concludes, in good faith, is a superior proposal; the Holdings Board makes a change in recommendation; Holdings has not knowingly and intentionally breached the “no shop” provisions of the merger agreement; and Holdings concurrently enters into an agreement for that superior proposal, and pays the termination fee described below as described under “— No Solicitation of Other Offers by Holdings — Change in Recommendation by the Holdings Board”; or

•	the Partnership Audit Committee makes a change in recommendation as described under “— Limitation on Partnership Acquisition Proposals — Change in Recommendation by the Partnership Audit Committee” beginning on page 94;

Termination Fees and Expenses

Holdings or the Partnership will be obligated to pay termination fees (to be held by an escrow agent) upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay a fee to the Partnership equal to $29.0 million in cash, reduced by certain amounts paid, if:

•	the merger agreement is terminated by the Partnership because the Holdings Board effects a change in recommendation;

•	after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of Holdings has been made to the Holdings unitholders or an intention to make such an acquisition proposal has been made known, the merger agreement is terminated by either the Partnership or Holdings because the merger was not consummated by the termination date or Holdings failed to obtain the requisite unitholder approvals or by the Partnership because of a breach of Holdings’ representations and warranties or agreements or covenants and, in each case, within 12 months after the merger agreement is terminated, Holdings or any of its subsidiaries enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

•	the merger agreement is terminated by Holdings to enter into a superior proposal under certain circumstances.

•	The Partnership will be obligated to pay a fee to Holdings equal to $29.0 million in cash if the Partnership Audit Committee effects a change in recommendation and Holdings terminates the merger agreement because of such change in recommendation.

In the event that Holdings or the Partnership is obligated to pay the termination fee to the Partnership or Holdings, respectively, the escrow agent will release to the Partnership or Holdings, as applicable, a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partnership GP or Holdings GP, as applicable, may be taken in the gross income of the Partnership or Holdings, as the case may be without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Following the year in which the initial release of the termination fee occurs, additional amounts may be released or a portion of the fee may be required to be returned so that the amount released equals between 80% and 90% of the maximum which the Partnership or Holdings, as applicable, could actually have taken in gross income. Any amount of the termination fee not distributed to the party to which the fee is due will be refunded to the party that paid the fee. In addition, Holdings has waived for itself and its affiliates, and will cause the Partnership GP to waive, any rights to any distribution by the Partnership of any termination fee paid to the Partnership.

To the extent that Holdings has already paid the Partnership its expenses in connection with the termination of the merger agreement and subsequently Holdings is obligated to pay the termination fee to the escrow agent on the Partnership’s behalf, Holdings is only obligated to pay the escrow agent an amount equal to the difference of the applicable termination fee and expenses previously paid.

Holdings or the Partnership will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay the Partnership’s expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

•	the Partnership because of a breach of Holdings’ or Holdings GP’s material representations and warranties or agreements or covenants; or

•	the Partnership or Holdings because Holdings failed to obtain the requisite approvals from its unitholders.

•	The Partnership will obligated to pay to Holdings’ expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

•	Holdings because of a breach of the Partnership’s or the Partnership GP’s material representations and warranties or agreements or covenants; or

•	Holdings or the Partnership because the Partnership failed to obtain the requisite approvals from its unitholders.

If the merger is consummated, the Partnership will pay the property and transfer taxes imposed on either party in connection with the merger. The Partnership will pay the expenses for filing, printing, and mailing the joint proxy statement/prospectus. Any filing fees payable pursuant to the HSR Act or regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fee.

Waiver and Amendment of the Merger Agreement

Prior to the closing, any provision of the merger agreement may be waived in writing by the party benefited by the provision and approved by the Partnership Audit Committee in the case of the Partnership and by the Holdings Board in the case of Holdings. Any provision of the merger agreement may be amended or modified prior to the closing by a written agreement between the parties approved by the Partnership Audit Committee and the Holdings Board. Nonetheless, after the approvals of unitholders have been obtained, no amendment may be made that requires further unitholder approval without such approval.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP

The following is a summary of the material provisions of the amended and restated partnership agreement of the Partnership. The form of amended and restated partnership agreement is attached hereto as Annex B.

Immediately following the closing of the merger, the Partnership’s existing partnership agreement will be amended and restated. The material differences between the existing partnership agreement and the proposed amended and restated partnership agreement include: (i) the general partner interest represented by the incentive distribution rights will be canceled and the GP units will be converted into a non-economic general partner interest in the Partnership; (ii) provisions for the election of seven of the nine members of the board of directors of the Partnership GP by the Partnership unitholders will be added; (iii) the Partnership GP’s right to acquire all Partnership LP units if the Partnership GP or its affiliates own more than 90% of the outstanding Partnership LP units will be eliminated; (iv) certain provisions added to the existing partnership agreement in 2004 to clarify the separateness of the Partnership GP, the Partnership, the Partnership’s operating partnerships and services company from the owners of the Partnership GP, which will become generally inapplicable once the Partnership owns the Partnership GP, will be eliminated and (v) certain other legacy provisions which are no longer applicable to the Partnership, will be eliminated.

The following provisions of the amended and restated partnership agreement are summarized elsewhere in this joint proxy statement/prospectus.

•	with regard to distributions of available cash, please read “Partnership Cash Distribution Policy” on page 147;

•	with regard to allocations of taxable income and taxable loss, please read “Federal Income Taxation of the Partnership and Its Unitholders” beginning on page 118.

Organization and Duration

The Partnership was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.

Purpose

The purpose of the Partnership under the amended and restated partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Revised Uniform Limited Partnership Act (“DRULPA”).

The Partnership GP is authorized in general to perform all acts deemed necessary to carry out the Partnership’s purposes and to conduct its business.

Power of Attorney

Each limited partner in the Partnership grants to the Partnership GP and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership’s qualification, continuance or dissolution.

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of the Partnership’s amended and restated partnership agreement, the partner’s liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the partner is obligated to contribute to the Partnership for the partner’s Partnership LP units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by the Partnership’s limited partners as a group:

•	to elect members of the board of directors of the Partnership GP;

•	to remove or replace the Partnership GP;

•	to approve certain amendments to the amended and restated partnership agreement; or

•	to take any other action under the amended and restated partnership agreement constituted “participation in the control” of the Partnership’s business for the purposes of the DRULPA, then the limited partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the Partnership GP. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither the Partnership’s amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against the Partnership GP if a limited partner were to lose limited liability through any fault of the Partnership GP. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the Partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

The Partnership’s subsidiaries conduct business in multiple states. Maintenance of the Partnership’s limited liability as a limited partner or member of the Partnership’s subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying the Partnership’s subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions.

If it were determined that the Partnership was, by virtue of the Partnership’s limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to elect members of the board of directors of the Partnership GP, to remove or replace the Partnership GP, to approve certain amendments to the Partnership’s amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership’s obligations under the law of that jurisdiction to the same extent as the Partnership GP under the circumstances. The Partnership will operate in a manner that the Partnership GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the Partnership unitholder vote specified below.

Election of the Partnership Board	Seven of the nine directors of the Partnership Board will be elected by a plurality of the votes cast at meetings of the limited partners. Please read “— Meetings; Voting” beginning on page 107.
Amendment of the amended and restated partnership agreement	Certain amendments may be made by the Partnership GP without the approval of Partnership unitholders. Certain other amendments require the approval of a majority of outstanding Partnership LP units. Certain other amendments require the approval of a super-majority of outstanding Partnership LP units. Please read “— Amendment of the Amended and Restated Partnership Agreement” beginning on page 104.
Sale of all or substantially all of the Partnership’s assets	Two-thirds of outstanding Partnership LP units. Please read “— Merger, Sale or Other Disposition of Assets” beginning on page 106.
Dissolution of the Partnership	Two-thirds of outstanding Partnership LP units. Please read “— Termination and Dissolution” on page 106.
Removal/Replacement of the Partnership GP	80% of the outstanding Partnership LP units. Please read “— Withdrawal or Removal of the Partnership GP” beginning on page 106.

Issuance of Additional Securities

The amended and restated partnership agreement authorizes the Partnership GP to cause the Partnership to issue an unlimited number of additional limited partnership interests and other equity securities for the consideration and on the terms and conditions established by the Partnership GP without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding Partnership LP units, the Partnership GP is prohibited from causing the Partnership to issue any class or series of Partnership LP units having preferences or other special or senior rights over the previously outstanding Partnership LP units. Without the approval of a majority of the holders of the outstanding Partnership LP units, the Partnership GP is prohibited from causing the Partnership to issue Partnership LP units to itself or its affiliates unless the units are of a class previously listed or admitted to trading on a national securities exchange and property is contributed to the Partnership with a value at least equal to the fair market value of the issued units.

It is possible that the Partnership will fund acquisitions, and other capital requirements, through the issuance of additional Partnership LP units or other equity securities. Holders of any additional Partnership LP units that the Partnership issues will be entitled to share with then-existing holders of Partnership LP units in the Partnership’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of then-existing holders of Partnership LP units in the Partnership’s net assets, and (ii) the voting rights of then-existing holders of Partnership LP units under the amended and restated partnership agreement.

The holders of Partnership LP units do not have preemptive rights to acquire additional Partnership LP units or other partnership interests.

Amendment of the Amended and Restated Partnership Agreement

General.  Amendments to the Partnership’s amended and restated partnership agreement may be proposed only by the Partnership GP. To adopt a proposed amendment, other than certain amendments discussed below, the Partnership GP must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding Partnership LP units, referred to as a “Majority Interest.” No amendments to certain provisions and definitions in the amended and restated partnership agreement relating to or requiring “special approval” or the approval of a majority of the members of the Partnership Audit Committee may be made without first obtaining such special approval.

No Unitholder Approval.  The Partnership GP may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in the Partnership’s name, the location of the Partnership’s principal place of business, the Partnership’s registered agent or the Partnership’s registered office;

•	a change that the Partnership GP deems appropriate or necessary for the Partnership to qualify or to continue the Partnership’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or jurisdiction or to ensure that neither the Partnership nor any of the Partnership’s operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

•	a change that is appropriate or necessary, in the opinion of the Partnership’s counsel, to prevent the Partnership, Holdings, the Partnership GP or any of their subsidiaries from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

•	any other changes or events similar to any of the matters described in the clauses above.

In addition, the Partnership GP may make amendments to the Partnership’s amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the Partnership GP, reflect:

•	a change that in the good faith opinion of the Partnership GP does not adversely affect the Partnership’s limited partners in any material respect;

•	a change to divide the Partnership’s outstanding units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify the Partnership’s units in a manner than in the good faith opinion of the Partnership GP does not adversely affect any class of the Partnership’s limited partners in any material respect;

•	a change that the Partnership GP deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

•	a change that the Partnership GP deems appropriate or necessary to facilitate the trading of any of the Partnership LP units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.

Opinion of Counsel and Partnership Unitholder Approval.  No amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 80% of the Partnership LP units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of the Partnership’s limited partners or cause the Partnership or any of the Partnership’s operating partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

Any amendment to the amended and restated partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of the Partnership’s limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

The Partnership’s amended and restated partnership agreement generally prohibits the Partnership GP, without the prior approval of the holders of at least two-thirds of the outstanding Partnership LP units and approval by a majority of the members of the audit committee of the board of directors of the Partnership GP (defined as “special approval”), from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by the Partnership and its operating partnerships. The Partnership GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets without special approval. The amended and restated partnership agreement generally prohibits the Partnership GP from causing the Partnership to merge or consolidate with another entity without special approval.

Withdrawal or Removal of the Partnership GP

The Partnership GP has agreed not to withdraw voluntarily as a general partner of the Partnership prior to the later of December 23, 2011 or the date the ESOP loan, which is expected to mature on March 28, 2011, is paid in full. On or after the later of such dates, the Partnership GP may withdraw as general partner of the Partnership by giving 90 days’ advance written notice, provided such withdrawal is approved by the vote of the holders of not less than 80% of the outstanding Partnership LP units or the Partnership receives an opinion of counsel regarding limited liability and tax matters.

Upon receiving notice of the withdrawal of the Partnership GP, prior to the effective date of such withdrawal, the holders of a majority of the outstanding Partnership LP units may select a successor to the withdrawing general partner. If a successor is not elected, the Partnership will be dissolved, wound up and liquidated, unless within 90 days of that withdrawal, all of the partners of the Partnership agree in writing to continue the Partnership’s business and to appoint a successor general partner. Please read “— Termination and Dissolution” below.

The Partnership GP may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding Partnership LP units, the Partnership receives an opinion of counsel regarding limited liability and tax matters, the successor general partner or an affiliate thereof agrees to indemnify and hold harmless the Partnership GP and its affiliates from any liability or obligation arising out of, or causes the general partner and its affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the general partner or any of its affiliates in connection with the business of the Partnership, except as otherwise prohibited by the amended and restated partnership agreement, and all required regulatory approvals for removal of the Partnership GP shall have been obtained. Any removal of the Partnership GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding Partnership LP units and the agreement of the successor general partner or one of its affiliates to indemnify the removed the general partner against, or to cause it to be released from, certain liabilities.

If the Partnership GP withdraws or is removed, the Partnership is required to reimburse the departing general partner for all amounts due the departing general partner.

Transfer of General Partner Interest

The Partnership GP will be prohibited under the amended and restated partnership agreement from transferring its general partner interest.

Termination and Dissolution

The Partnership will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under the amended and restated partnership agreement. The Partnership will dissolve upon:

(1) the expiration of the Partnership’s term on December 31, 2086;

(2) the withdrawal of the Partnership GP unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

(3) the bankruptcy or dissolution of the Partnership GP, or any other event that results in its ceasing to be the Partnership GP other than by reason of a withdrawal or removal; or

(4) the election of the Partnership GP to dissolve the Partnership, if approved by the holders of two-thirds of the outstanding Partnership LP units.

Upon a dissolution under clause (2) or (3) and the failure of all partners to agree in writing to continue the business of the Partnership and to elect a successor general partner, the holders of Partnership LP units representing a Majority Interest may also elect, within 180 days of such dissolution, to reconstitute the Partnership and continue the Partnership’s business on the same terms and conditions described in the amended and restated partnership agreement by forming a new limited partnership on terms identical to those in the amended and restated partnership agreement and having as general partner a person approved by the holders of a majority of the outstanding Partnership LP units subject to the Partnership’s receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner; and

(2) neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless the Partnership is reconstituted and continued as a new partnership by the holders of Partnership LP units representing a Majority Interest, the Partnership GP or, if the Partnership GP has withdrawn, been removed, dissolved or become bankrupt, the liquidator authorized to wind up the Partnership’s affairs will, acting with all of the powers of the Partnership GP that the liquidator deems appropriate or necessary in its good faith judgment, liquidate the Partnership’s assets and apply and distribute the proceeds of the liquidation as described in “Partnership Cash Distribution Policy — Distributions Upon Liquidation” on page 147.

Meetings; Voting

For purposes of determining the holders of Partnership LP units entitled to notice of or to vote at any meeting or to give approvals without a meeting, the Partnership GP may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Any action that is required or permitted to be taken by Partnership unitholders may be taken either at a meeting of Partnership unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting, except that election of directors by unitholders may only be done at a meeting. Special meetings of Partnership unitholders may be called by the Partnership GP or by Partnership unitholders owning at least 20% of the outstanding Partnership LP units. An annual meeting of limited partners for the election of directors to the board of directors of the Partnership GP (as described below), and such other matters as the board of directors submits to a vote of the limited partners, will be held on the first Tuesday in June of each year or on such other date as is fixed by the Partnership GP. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Partnership LP units, represented in person or by proxy, will constitute a quorum.

Except as described below with respect to the election of directors, each record holder of a Partnership LP unit has one vote per Partnership LP unit, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” Partnership LP units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. With respect to the election of directors, the amended and restated partnership agreement will provide that if, at any time, any person or group beneficially owns 20% or more of the outstanding Partnership LP units, then all Partnership LP units owned by such person or group in excess of 20% of the outstanding Partnership LP units may not be voted, and in each case, the foregoing units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such Partnership LP units will not be treated as a separate class for purposes of the amended and restated partnership agreement. Notwithstanding the foregoing, the board of directors of the Partnership GP may, by action specifically referencing votes for the election of directors, determine that the limitation described above will not apply to a specific person or group. For so long as Holdings GP has the right to designate any Holdco GP Directors (as defined below), BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates will not vote their Partnership LP units in connection with the election of Public Directors, and “Public Limited Partners” will be defined as all limited partners other than BGH GP Holdings, LLC, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates. Once Holdings GP ceases to have the right to designate any Holdco GP Directors, “Public Limited Partners” will mean all limited partners.

Board of Directors

General.  The number of directors of the Partnership GP’s board will be not less than three and not more than nine as determined from time to time by a majority of the directors of the Partnership GP’s board. Any decrease in the number of directors by the Partnership GP’s board may not have the effect of shortening the term of any incumbent director.

Public Directors.  The Public Limited Partners (as defined in the amended and restated partnership agreement, and described above) will be entitled to elect all members of the board of the Partnership GP, other than the Holdco GP Directors, as described below (such directors elected by the Public Limited Partners are referred to as the “Public Directors”). The Public Directors will be classified with respect to their terms of office by dividing them into three classes, each class to be as nearly equal in number as possible. The Public Directors that have been initially designated in the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP to Class I will serve for an initial term that expires at the annual meeting held in 2011, the Public Directors designated to Class II will serve for an initial term that expires at the annual meeting held in 2012, and the Public Directors designated to Class III will serve for an initial term that expires at the annual meeting held in 2013. At each annual meeting of Partnership unitholders, directors to replace Public Directors whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each Public Director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal. Any vacancies may be filled by a majority of the remaining Public Directors then in office. A Public Director may be removed only for cause and only upon a vote of the majority of the remaining Public Directors then in office. The Partnership GP’s board must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which the Partnership LP units are listed or quoted.

Holdco GP Directors.  The amended and restated partnership agreement provides that Holdings GP will be entitled to designate up to two directors to the Partnership Board. Such directors are referred to in the amended and restated partnership agreement as “Holdco GP Directors.” The amended and restated partnership agreement provides that Holdings GP shall have the right to designate (a) two directors for so long as BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates (directly and indirectly), collectively own at least 10,495,107 Partnership LP units (85% of the number they will own after the closing of the merger) or (b) one director for so long as they collectively own at least 5,247,554 Partnership LP units (42.5% of the number they will own after the closing of the merger).

Nominations of Public Directors.  Nominations of persons for election as Public Directors may be made at an annual meeting of the limited partners only (a) by or at the direction of the Public Directors or any committee thereof or (b) by any Public Limited Partner who (i) was a record holder at the time the notice provided for in the amended and restated partnership agreement is delivered to the Partnership GP, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in the amended and restated partnership agreement.

For any nominations brought before an annual meeting by a Public Limited Partner, the limited partner must give timely notice thereof in writing to the Partnership GP. The notice must contain certain information as described in the amended and restated partnership agreement. To be timely, a Public Limited Partner’s notice must be delivered to the Partnership GP not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the Partnership GP). For purposes of the 2011 annual meeting, the first anniversary of the preceding year’s annual meeting will be deemed to be June 1, 2011. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of Public Directors is increased effective at the annual meeting and there is no public announcement by the Partnership or the Partnership GP naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Public Limited Partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Partnership GP not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the Partnership GP.

Nominations of persons for election as Public Directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the amended and restated partnership agreement.

Only such persons who are nominated in accordance with the procedures set forth in the amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as Public Directors. Notwithstanding the foregoing, unless otherwise required by law, if the Public Limited Partner (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by the Partnership GP or the Partnership.

In addition to the provisions described above and in the amended and restated partnership agreement, a Public Limited Partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in the amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the amended and restated partnership agreement, and compliance with the amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Indemnification

The amended and restated partnership agreement, the agreements of limited partnership of the Partnership’s operating partnerships (the “Operating Partnership Agreements,” and together with the amended and restated partnership agreement, the “Partnership Agreements”) and the management agreements of the Partnership’s operating partnerships provide that the Partnership or its operating partnerships, as the case may be, indemnify (to the extent permitted by applicable law) certain persons (each, an “Indemnitee”) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding (a “claim”) to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreements or the property, business, affairs or management of the Partnership or any of its operating partnership. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include the general partner of the Partnership, any affiliates of such general partner, any person who is or was a director, officer, manager, member, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another individual, corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity; and an Indemnitee shall be indemnified only in connection with any claim made by reason of such Indemnitee’s status as such or any action taken or omitted to be taken in the Indemnitee’s capacity as such. Expenses subject to indemnity will be paid by the Partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership maintains a liability insurance policy on behalf of certain of the Indemnitees.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its limited liability company agreement, a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the existing limited liability company agreement of the Partnership GP currently provides (and Article V of the amended and restated limited liability company agreement of the Partnership GP expected to be entered into and effective as of the closing of the merger will provide) for the indemnification of affiliates of the Partnership GP and members, managers, partners, officers, directors, employees, agents and trustees of the Partnership GP or any affiliate of the Partnership GP and such persons who serve at the request of the Partnership GP as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

COSTS RELATED TO THE MERGER

The Partnership will pay all applicable expenses related to filing this joint proxy statement/prospectus and related registration statement and all related SEC and other regulatory filing fees, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred by Holdings and the Partnership in connection with the merger will be borne solely by the incurring party. Please read “The Merger Agreement — Termination Fees and Expenses” beginning on page 106.

If the transactions contemplated by the merger agreement are consummated: (a) the Partnership following the merger will pay any and all property or transfer taxes imposed on either party in connection with the merger; (b) any expenses incurred in connection with filing, printing and mailing this joint proxy statement/prospectus will be paid by the Partnership; and (c) all filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fees.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to current Partnership unitholders and Holdings unitholders. Unless otherwise noted, the description of the law and legal conclusions set forth in the discussion relating to the consequences of the merger to the Partnership and its unitholders are the opinion of Vinson & Elkins L.L.P., counsel to the Partnership, as to the material U.S. federal income tax consequences relating to those matters. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Holdings and its unitholders are the opinion of Latham & Watkins LLP, counsel to Holdings, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon the current provisions of the Internal Revenue Code, existing and final Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither the Partnership nor Holdings has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete description of all U.S. federal income tax consequences of the merger. This discussion is limited to Partnership unitholders and Holdings unitholders who are individual citizens or residents of the United States and who hold the Partnership LP units and Holdings units, as applicable, as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not apply to other types of taxpayers, including corporations, estates or trusts, or Partnership unitholders or Holdings unitholders that are subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	persons that are not U.S. persons for U.S. federal income tax purposes;

•	partnerships, S corporations or other pass-through entities;

•	traders in securities that elect to mark to market;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	persons that hold Partnership LP units or Holdings units as part of any compensatory arrangement; or

•	persons that hold Partnership LP units or Holdings units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. It is a condition to closing, however, that:

The Partnership receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that:

•	the adoption of the Partnership’s Amended and Restated Partnership Agreement, the merger and the transactions contemplated by the merger agreement will not result in the loss of limited liability for a limited partner of the Partnership;

•	at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code;

•	the adoption of the Partnership’s Amended and Restated Partnership Agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership, or any operating partnership of the Partnership, to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

•	the discussion in this joint proxy statement/prospectus under the captions “Material Federal Income Tax Consequences of the Merger” and “Federal Income Taxation of the Partnership and its Unitholders,” as it relates to holders of the Partnership LP units (other than Holdings), accurately sets forth the material federal tax consequences to the holders of Partnership LP units (other than Holdings); and

•	no gain or loss should be recognized by existing holders of Partnership LP units as a result of the merger (other than gain resulting from any decrease in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

Holdings receive an opinion of its counsel, Latham & Watkins LLP, to the effect that:

•	the discussion in this joint proxy statement/prospectus under the caption “Material Federal Income Tax Consequences of the Merger,” as it relates to the holders of Holdings common units, accurately sets forth the material federal income tax consequences to the holders of Holdings common units; and

•	subject to the limitations set forth herein, such consequences include that no gain or loss should be recognized by the holders of Holdings units to the extent Partnership LP units are received in exchange therefor as a result of the merger, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash or other property distributions.

No opinions are being given with respect to any other tax matters. Moreover, the opinions of counsel described above will be expressly conditioned upon the merger being consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this joint proxy statement/prospectus. In addition, the tax opinions delivered to the Partnership and Holdings will be based on certain facts, assumptions, representations and covenants made by officers of the Partnership and Holdings and their respective general partners.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Some tax aspects of the transactions are not certain and no assurance can be given that the above-described opinions and/or the statements made in this joint proxy statement/prospectus with respect to tax matters will be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the transactions may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Please read “Risk Factors — Tax Risks Related to the Merger” beginning on page 27.

If either the Partnership or Holdings waives receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this joint proxy statement/prospectus will be amended and recirculated and approval of the unitholders of the Partnership and the unitholders of Holdings will be resolicited.

We strongly encourage the Partnership unitholders and Holdings unitholders to consult with their own tax advisors in analyzing the federal, state, local and foreign consequences of the merger in light of their own particular circumstances, including the possible effects of changes in federal or other tax laws.

Tax Consequences of the Merger — General

Under the merger agreement, MergerCo will merge with and into Holdings, and all Holdings common units and management units will be converted into Partnership LP units. Immediately thereafter, the incentive distribution rights held by the Partnership GP will be cancelled and the general partner interest held by the Partnership GP (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a non-economic general partner interest in the Partnership.

As a result of the merger, Holdings will be a subsidiary of the Partnership, with the Partnership as Holdings’ sole limited partner. After the merger, Holdings GP will own only a non-economic general partner interest of Holdings. For federal income tax purposes, the Partnership and Holdings intend to take the position that the merger will be treated as an “assets over” merger of Holdings into the Partnership, whereby Holdings is deemed to contribute all of its assets and liabilities to the Partnership in exchange for newly issued Partnership LP units and liquidate immediately thereafter, distributing all of the Partnership LP units to the Holdings unitholders. This position depends upon Holdings GP not being treated as a partner in Holdings for federal income tax purposes following the merger. However, this treatment is subject to substantial uncertainty because there is no controlling authority addressing whether Holdings GP should be treated as a partner in Holdings for federal income tax purposes following the merger, and accordingly, no assurance can be given that the IRS will agree with such treatment or that such treatment will be respected.

The remainder of this discussion, except as otherwise noted, assumes that the merger and the transactions contemplated thereby will be treated for tax purposes in the manner described above. However, where the tax consequences could be materially different if the IRS were successful in recharacterizing the merger as a contribution by the Holdings unitholders of their Holdings units to the Partnership in exchange for Partnership LP units, this discussion generally describes such alternative consequences (see “— Tax Consequences of the Merger to Holdings Common Unitholders” for a discussion of such consequences to a Holdings unitholder and see “— Effect of the Transactions on the Partnership’s Ratio of Taxable Income to Distributions” for a discussion of potential increases to the ratio of taxable income to distributions).

Tax Consequences of the Merger to Existing Partnership Unitholders

Vinson & Elkins L.L.P. expects to provide an opinion to the effect that no gain or loss should be recognized by the existing Partnership unitholders as a result of the merger, other than gain resulting from any decrease in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code.

Potential for Reducing Debt Shifts

As a result of the merger, the allocable share of nonrecourse liabilities allocated to the existing Partnership unitholders will be recalculated to take into account the Partnership LP units issued by the Partnership in the merger. A Partnership unitholder will not recognize taxable gain as a result of the merger if the unitholder’s tax basis in its Partnership LP units is positive without including any basis associated with the unitholder’s allocable share of nonrecourse liabilities.

A Partnership unitholder’s initial tax basis in its Partnership LP units consists of the amount such unitholder paid for the Partnership LP units plus such unitholder’s share of the Partnership’s nonrecourse liabilities. That tax basis is then adjusted (i) upward by a Partnership unitholder’s share of the Partnership’s income and by any increases in its share of the Partnership’s nonrecourse liabilities, and (ii) downward, but not below zero, by the amount of distributions to such unitholder from the Partnership, by such unitholder’s share of the Partnership’s losses, by any decreases in such unitholder’s share of the Partnership’s nonrecourse liabilities and by its share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A Partnership unitholder’s share of the Partnership’s nonrecourse liabilities will generally be based on its share of the unrecognized gain with respect to the Partnership’s assets and the Partnership’s profits. For these purposes, nonrecourse liabilities are liabilities of the Partnership for which no partner bears the economic risk of loss associated with those liabilities. All of the liabilities of the Partnership are considered nonrecourse liabilities. Because of the admission of the new Partnership unitholders, the merger may reduce the allocable share of nonrecourse liabilities of an existing Partnership unitholder, which is referred to as a “reducing debt shift.” If an existing Partnership unitholder experiences a reduction in such unitholder’s share of nonrecourse liabilities as a result of the merger, such unitholder will be deemed to have received a cash distribution equal to the amount of the reduction and a corresponding basis reduction in such unitholder’s units.

A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by a Partnership unitholder. If the resulting deemed cash distribution exceeds such unitholder’s basis in its Partnership LP units, such unitholder would recognize taxable gain in an amount equal to such excess. However, such unitholder will not recognize taxable gain if such unitholder’s tax basis in its Partnership LP units is positive without including any basis associated with the unitholder’s share of nonrecourse liabilities. It is not anticipated that an existing Partnership unitholder will recognize a taxable gain as a result of the reduction in such unitholder’s share of nonrecourse liabilities of the Partnership. Further, if an existing Partnership unitholder has suspended passive losses with respect to its units, such unitholder may be able to offset any gain resulting from a reducing debt shift with such losses. Please read “Federal Income Taxation of the Partnership and its Unitholders — Tax Consequences of the Partnership LP Unit Ownership — Limitations on Deductibility of Losses” beginning on page 121.

Tax Consequences of the Merger to Holdings Common Unitholders

No gain or loss should be recognized by the holders of Holdings units solely as a result of the merger, other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code and (ii) any cash or other property distributions. To the extent a holder of Holdings units receives cash in lieu of the distribution of fractional Partnership LP units, such unitholder will recognize gain or loss equal to the difference between the cash received and the unitholder’s adjusted tax basis allocable to such fractional Partnership LP units. In the event the merger is recharacterized as a contribution by the Holdings unitholders of their Holdings units to the Partnership in exchange for Partnership LP units, the receipt of cash in lieu of fractional Partnership LP units may be treated as a distribution of cash to a Holdings unitholder, which would be non-taxable to the extent of the Holdings unitholder’s adjusted tax basis in its Holdings units.

Holdings uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. As a result of the merger, Holdings’ taxable year will end and Holdings will be required to file a final federal income tax return for the taxable year ending upon the date the transactions are effected. Each Holdings unitholder will be required to include in income its share of income, gain, loss and deduction for this period. In addition, a Holdings unitholder who has a taxable year ending on a date other than December 31 and after the date the merger closes must include its share of income, gain, loss and deduction from Holdings in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from Holdings. In the event the merger is recharacterized as a contribution by the Holdings unitholders of their Holdings units to the Partnership in exchange for Partnership LP units, Holdings will continue to be a reporting entity for federal income tax purposes.

A Holdings unitholder will have an adjusted tax basis in the Partnership LP units it receives in the merger equal to such unitholder’s adjusted tax basis in its Holdings units (excluding (i) any basis attributable to its share of Holdings nonrecourse liabilities and (ii) any basis allocable to fractional Partnership LP units if such unitholder receives cash in lieu of the distribution of fractional Partnership LP units in the merger), plus such unitholder’s share of nonrecourse liabilities of the Partnership as determined in accordance with Section 752 of the Internal Revenue Code and the regulations promulgated thereunder. In the event the merger is recharacterized as a contribution by the Holdings unitholders of their Holdings units to the Partnership in exchange for Partnership LP units, a Holdings unitholder’s adjusted tax basis in its Partnership LP units will generally be determined as described above, except that such basis may be reduced by the amount of cash received in lieu of fractional Partnership LP units, rather than the amount of basis allocable to fractional Partnership LP units as described in clause (ii) above. It is not anticipated that Holdings unitholders will experience a reducing debt shift as a result of the merger (see “— Tax Consequences of the Merger to Existing Partnership Unitholders — Potential for Reducing Debt Shifts” above), as it is expected that a Holdings unitholder’s share of nonrecourse liabilities will increase as a result of the merger.

Assuming the merger is respected as an assets-over merger with a deemed liquidation of Holdings pursuant to which Partnership LP units are distributed to Holdings unitholders (see “— Tax Consequences of the Merger — General” above), a Holdings unitholder’s holding period for Partnership LP units received in the merger will not be determined by reference to the holding period of the unitholder’s Holdings units. Instead, a Holdings unitholder’s holding period for Partnership LP units received in the merger that are attributable to Holdings’ capital assets or assets used in its business, as defined in Section 1231 of the Internal Revenue Code, will include Holdings’ holding period in those assets. In contrast, in the event the merger does not result in a deemed liquidation of Holdings, a Holdings unitholder’s holding period for the Partnership LP units received in the merger generally will be determined by reference to the holding period of such unitholder’s Holdings units. However, in either case, the holding period for the Partnership LP units received by a Holdings unitholder attributable to certain “hot” assets of Holdings, such as inventory and receivables, will begin on the day following the merger.

Following the merger, a Holdings unitholder that receives the Partnership LP units will be treated as a partner in the Partnership. For a discussion of the material U.S. federal income tax consequences of owning and disposing of the Partnership LP units received in the merger, you should read “Federal Income Taxation of the Partnership and Its Unitholders.”

Effect of the Transactions on the Partnership’s Ratio of Taxable Income to Distributions

The Partnership estimates that if the merger is completed, it will result in an increase in the net income (or decrease in the net loss) allocable to all of the existing Partnership unitholders. For the period from the closing date of the merger through December 31, 2012, which is referred to as the “Projection Period,” the Partnership estimates that the following additional amounts of net income per unit described below will be allocated to the existing Partnership unitholders as a result of the merger:

Range of Increased Net Income (or Decreased Net Loss)
Time of LP Unit Purchase	per LP Unit Over the Projection Period

In or prior to July 1997	Between $3.00 and $3.20
August 1997 through January 2003	Less than $1.00
February 2003 through September 2004	Between $2.50 and $3.00
October 2004 through January 2006	Between $4.00 and $5.00
February 2006 through present	Between $5.00 and $7.00

Notwithstanding the increased net income (or decreased net loss), the Partnership does not anticipate that Partnership unitholders who continue to own Partnership LP units during the Projection Period will be allocated federal taxable income for the Projection Period that exceeds the amount of cash distributed with respect to that period. Moreover, the Partnership estimates that a Partnership unitholder that purchased its Partnership LP units in or after March 2009 and owns those units during the Projection Period will be allocated an amount of federal taxable income for that period that will be 25% or less of the amount of cash distributed with respect to that period. Holdings estimates that existing Holdings unitholders will be allocated less net income (or more net loss) per Partnership LP unit than they would be allocated per an equivalent number of Holdings units during the Projection Period as a result of the merger. Holdings estimates that a Holdings unitholder that receives Partnership LP units in the merger who owns those units during the Projection Period will be allocated an amount of federal taxable income for that period that will be 20% or less of the amount of cash distributed with respect to that period. This analysis does not consider the ability of any particular Partnership unitholder to utilize suspended passive losses.

The amount and effect of the increase or decrease in net income, or increase or decrease in net loss, allocated to an existing Partnership unitholder or a former Holdings unitholder resulting from the merger will depend upon the unitholder’s particular situation, including when the unitholder purchased its Partnership LP units or Holdings units (and the basis adjustment to such unitholder’s share of Partnership LP units or Holdings units under Section 743(b) of the Internal Revenue Code) and the ability of the unitholder to utilize any suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the projected increased net income (or decreased net loss) allocated to such unitholder.

The estimates above are based upon the assumption that the merger will close December 31, 2010, that approximately 19.9 million Partnership LP units will be issued to the unitholders of Holdings in the merger, that gross income from operations will be approximately equal to the amount required to make current distributions at the time of the merger, that the merger is respected as an assets-over merger with a deemed liquidation of Holdings (see “— Tax Consequences of the Merger — General” above) and other assumptions with regard to income, capital expenditures, cash flow, net working capital and anticipated cash distributions.

These estimates are based on current tax law and tax reporting positions that the Partnership has adopted or will adopt and with which the IRS could disagree. In addition, these estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which the Partnership has no control. Accordingly, neither the Partnership nor Holdings can assure Partnership unitholders or Holdings unitholders that these estimates will prove to be correct. The actual increase or decrease to taxable income could be higher or lower, and any such differences could be material and could materially affect the value of Partnership unitholder’s units. For example, the federal income tax liability of a unitholder could be increased during the Projection Period if the merger is not respected as an assets-over merger with a deemed liquidation of Holdings, in which case the merger would likely result in a technical termination of the Partnership for federal income tax purposes, or if the Partnership makes a future offering of Partnership LP units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the Projection Period, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership’s assets.

FEDERAL INCOME TAXATION OF THE PARTNERSHIP AND ITS UNITHOLDERS

This section is a summary of the material tax considerations that may be relevant to owning the Partnership LP units received in the merger and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all federal income tax matters affecting the Partnership or its unitholders. Moreover, the discussion focuses on Partnership unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, the Partnership encourages each prospective Partnership unitholder to consult, and depend on, its own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to it of the ownership or disposition of Partnership LP units.

No ruling has been or will be requested from the IRS regarding any matter affecting the Partnership or prospective Partnership unitholders. Instead, the Partnership will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Partnership LP units and the prices at which Partnership LP units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to the Partnership unitholders and thus will be borne indirectly by Partnership unitholders. Furthermore, the tax treatment of the Partnership, or of an investment in the Partnership, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made to the Partnership.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a Partnership unitholder whose Partnership LP units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of the Partnership LP Unit Ownership — Treatment of Short Sales”); (2) whether the Partnership’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of the Partnership LP Units — Allocations Between Transferors and Transferees”); and (3) whether the Partnership’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of the Partnership LP Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner, unless the amount of cash distributed to it is in excess of the partner’s adjusted basis in its partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships for which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership estimates that less than 5% of the Partnership’s current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by the Partnership, and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of the Partnership’s current gross income constitutes qualifying income. The portion of the Partnership’s income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to the Partnership’s status or the status of the Partnership’s operating partnerships for federal income tax purposes. Instead, the Partnership will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions and the representations described below:

(a) The Partnership will be classified as a partnership for federal income tax purposes; and

(b) Except for Buckeye Gulf Coast Pipe Lines, L.P., each of the Partnership’s operating subsidiaries will be disregarded as an entity separate from the Partnership or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by the Partnership. The representations made by the Partnership upon which Vinson & Elkins L.L.P. has relied include:

(a) Except for Buckeye Gulf Coast Pipe Lines, L.P., neither the Partnership nor any of the Partnership’s operating subsidiaries has elected or will elect to be treated as a corporation;

(b) For each taxable year, more than 90% of the Partnership’s gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c) Each hedging transaction that the Partnership treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by the Partnership in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

The Partnership believes that these representations have been true in the past and expects that these representations will be true in the future.

If the Partnership fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require the Partnership to make adjustments with respect to the Partnership unitholders or pay other amounts), the Partnership will be treated as if the Partnership had transferred all of the Partnership’s assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to the Partnership unitholders in liquidation of their interests in the Partnership. This deemed contribution and liquidation should be tax-free to the Partnership unitholders and the Partnership so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of the Partnership’s assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

If the Partnership is treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, the Partnership’s items of income, gain, loss and deduction would be reflected only on the Partnership’s tax return rather than being passed through to the Partnership unitholders, and the Partnership’s net income would be taxed to the Partnership at corporate rates. In addition, any distribution made to a Partnership unitholder would be treated as taxable dividend income to the extent of the Partnership’s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in its Partnership LP units, and taxable capital gain after the unitholder’s tax basis in its Partnership LP units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a Partnership unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of Partnership LP units.

The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that the Partnership will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Holdings unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Also:

(a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b) Partnership unitholders whose Partnership LP units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units, will be treated as partners of the Partnership for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of the Partnership LP units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of the Partnership LP units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of Partnership LP units unless the Partnership LP units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of Partnership LP units whose Partnership LP units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those Partnership LP units for federal income tax purposes. Please read “— Tax Consequences of the Partnership LP Unit Ownership — Treatment of Short Sales.”

Items of the Partnership’s income, gain, loss or deduction would not appear to be reportable by a Partnership unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a Partnership unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding Partnership LP units.

The references to “Partnership unitholders” in the discussion that follows are to persons who are treated as partners in the Partnership for federal income tax purposes.

Tax Consequences of the Partnership LP Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity Level Collections,” the Partnership does not pay any federal income tax. Instead, each Partnership unitholder will be required to report on its income tax return its share of the Partnership’s income, gains, losses and deductions without regard to whether corresponding cash distributions are received by it. Consequently, the Partnership may allocate income to a Partnership unitholder even if it has not received a cash distribution. Each Partnership unitholder will be required to include in income its allocable share of the Partnership’s income, gain, loss and deduction for the Partnership’s taxable year or years ending with or within its taxable year. The Partnership’s taxable year ends on December 31.

Treatment of Distributions

Distributions made by the Partnership to a Partnership unitholder generally will not be taxable to the Partnership unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds its tax basis in its Partnership LP units immediately before the distribution. Cash distributions made by the Partnership to a Partnership unitholder in an amount in excess of its tax basis in its Partnership LP units generally will be considered to be gain from the sale or exchange of those Partnership LP units, taxable in accordance with the rules described under “— Disposition of the Partnership LP Units” beginning on page 127. To the extent that cash distributions made by the Partnership cause a Partnership unitholder’s “at risk” amount to be less than zero at the end of any taxable year, it must recapture any the Partnership losses deducted in previous years. Please read “— Limitations on Deductibility of Losses” below.

Any reduction in a Partnership unitholder’s share of the Partnership’s liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by the Partnership of cash to that Partnership unitholder. A decrease in a Partnership unitholder’s percentage interest in the Partnership because of the Partnership’s issuance of additional Partnership LP units will decrease its share of the Partnership’s nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a Partnership unitholder, regardless of its tax basis in its Partnership LP units, if the distribution reduces the Partnership unitholder’s share of the Partnership’s “unrealized receivables” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively referred to as, “Section 751 Assets.” If the distribution reduces a Partnership unitholder’s share of Section 751 Assets, it will be treated as having received its proportionate share of the Section 751 Assets and then having exchanged those assets with the Partnership in return for the non-pro rata portion of the actual distribution made to it. This latter deemed exchange will generally result in the Partnership unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the Partnership unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of the Partnership LP Units

A former Holdings unitholder’s adjusted tax basis for the Partnership LP units it receives in the merger will be equal to the sum of such unitholder’s adjusted tax basis in its Holdings units (excluding (i) any basis attributable to its share of Holdings nonrecourse liabilities, and (ii) any basis allocable to fractional Partnership LP units if such unitholder receives cash in lieu of the distribution of fractional Partnership LP units in the merger), plus such unitholder’s share of nonrecourse liabilities of the Partnership as determined in accordance with Section 752 of the Internal Revenue Code and the regulations promulgated thereunder. That tax basis will be increased by its share of the Partnership’s income and by any increases in its share of the Partnership’s nonrecourse liabilities. That tax basis generally will be decreased, but not below zero, by distributions to it from the Partnership, by its share of the Partnership’s losses, by any decreases in its share of the Partnership’s nonrecourse liabilities and by its share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A Partnership unitholder’s share of the Partnership’s nonrecourse liabilities will generally be based on its share of the Partnership’s profits. Please read “— Disposition of the Partnership LP Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a Partnership unitholder of its share of the Partnership’s losses will be limited to its tax basis in its Partnership LP units and, in the case of an individual unitholder, estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the Partnership unitholder is considered to be “at risk” with respect to the Partnership’s activities, if that amount is less than its tax basis. A Partnership unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Partnership unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such Partnership unitholder’s tax basis in Partnership LP units. Upon the taxable disposition of a Partnership LP unit, any gain recognized by a Partnership unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a Partnership unitholder will be at risk to the extent of its tax basis in Partnership LP units, excluding any portion of that tax basis attributable to its share of the Partnership’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money it borrows to acquire or hold Partnership LP units, if the lender of those borrowed funds owns an interest in the Partnership, is related to the Partnership unitholder or can look only to the Partnership LP units for repayment. A Partnership unitholder’s at-risk amount will increase or decrease as the tax basis of such Partnership unitholder’s Partnership LP units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of the Partnership’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses the Partnership generates will be available to offset only the Partnership’s passive income generated in the future and will not be available to offset income from other passive activities or investments (including the Partnership’s investments or a Partnership unitholder’s investments in other publicly traded partnerships), or a Partnership unitholder’s salary or active business income. Passive losses that are not deductible because they exceed the Partnership unitholder’s share of income the Partnership generates may be deducted by such Partnership unitholder in full when it disposes of its entire investment in the Partnership in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

A Partnership unitholder’s share of the Partnership’s net income may be offset by any of the Partnership’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of Holdings units will be available to offset passive activity income that is allocated to a former Holdings unitholder from the Partnership after the merger. The IRS may contend that the Partnership is not the same partnership as Holdings and, accordingly, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder’s Partnership LP units are sold. A Partnership LP unitholder may take the position, however, that the Partnership should be deemed a continuation of Holdings for this purpose such that any suspended Holdings losses would be available to offset Partnership taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue and the application of the passive loss limitation rules to tiered publicly traded partnerships, Vinson & Elkins L.L.P. is unable to opine as to whether suspended passive activity losses arising from Holdings activities will be available to offset Partnership taxable income allocated to a former Holdings unitholder following the merger. If you have losses with respect to Holdings units, please consult your tax advisor.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a Partnership unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a Partnership unitholder’s share of the Partnership’s portfolio income will be treated as investment income.

Entity-Level Collections

If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Partnership unitholder or any former Partnership unitholder, the Partnership is authorized to pay those taxes from the Partnership’s funds. That payment, if made, will be treated as a distribution of cash to the Partnership unitholder on whose behalf the payment was made. If the payment is made on behalf of a Partnership unitholder whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to all current Partnership unitholders. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of a Partnership unitholder in which event the Partnership unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if the Partnership has a net profit, the Partnership’s items of income, gain, loss and deduction will be allocated among the Partnership’s unitholders in accordance with their percentage interests in the Partnership. If the Partnership has a net loss, the loss will be allocated to the Partnership’s unitholders according to their percentage interests in the Partnership to the extent of their positive capital account balances.

Specified items of the Partnership’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of the Partnership’s assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to the Partnership by the Partnership GP and its affiliates that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property.” Holders of the Partnership LP units received by the Holdings unitholders will receive the Section 704(c) Allocations that would otherwise have been allocated to Holdings pursuant to Section 704(c). Please read “Material Federal Income Tax Consequences of the Merger — Effect of the Transactions on the Partnership’s Ratio of Taxable Income to Distributions” for a discussion regarding the anticipated net impact of the merger on the projected income allocations to Holdings unitholders.

In the event the Partnership issues additional Partnership LP units or engages in certain other transactions in the future “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all persons who are holders of Partnership LP units immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by the Partnership at the time of such issuance or other transactions. In addition, items of recapture income will be allocated to the extent possible to the Partnership unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other Partnership unitholders. Finally, although the Partnership does not expect that the Partnership’s operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of the Partnership’s income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of the Partnership’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a Partnership unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a Partnership unitholder’s share of an item will be determined on the basis of its interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to the Partnership;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in ‘‘— Section 754 Election” and “— Disposition of the Partnership LP Units — Allocations Between Transferors and Transferees,” allocations under the Partnership’s limited partnership agreement will be given effect for federal income tax purposes in determining a Partnership unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A Partnership unitholder whose Partnership LP units are loaned to a “short seller” to cover a short sale of Partnership LP units may be considered as having disposed of those units. If so, it would no longer be treated for tax purposes as a partner with respect to those Partnership LP units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of the Partnership’s income, gain, loss or deduction with respect to those Partnership LP units would not be reportable by the Partnership unitholder;

•	any cash distributions received by the Partnership unitholder as to those Partnership LP units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a Partnership unitholder whose Partnership LP units are loaned to a short seller. Therefore, Partnership unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their the Partnership LP units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of the Partnership LP Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each Partnership unitholder will be required to take into account its distributive share of any items of the Partnership’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Partnership unitholders are urged to consult their tax advisors with respect to the impact of an investment in the Partnership LP units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains

(generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

The recently enacted Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a Partnership unitholder’s allocable share of the Partnership’s income and gain realized by a Partnership unitholder from a sale of Partnership LP units. The tax will be imposed on the lesser of (i) the Partnership unitholder’s net income from all investments, and (ii) the amount by which the Partnership unitholder’s adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly) or $200,000 (if the unitholder is unmarried).

Section 754 Election

The Partnership has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the Partnership. Please read “— Disposition of the Partnership LP Units — Constructive Termination.” That election will generally permit the Partnership to adjust a Partnership LP unit purchaser’s tax basis in the Partnership’s assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect its purchase price. The Section 743(b) adjustment does not apply to a person who purchases Partnership LP units directly from the Partnership or acquires them in the merger, and it belongs only to the purchaser and not to other Partnership unitholders. For purposes of this discussion, a Partnership unitholder’s inside basis in the Partnership’s assets will be considered to have two components: (1) its share of the Partnership’s tax basis in the Partnership’s assets (“common basis”) and (2) its Section 743(b) adjustment to that tax basis.

Where the remedial allocation method is adopted (which the Partnership has adopted as to all of the Partnership’s properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the Partnership’s limited partnership agreement, the Partnership is authorized to take a position to preserve the uniformity of the Partnership LP units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of the Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of the Partnership’s assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury Regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, the Partnership may take a depreciation or amortization position under which all purchasers acquiring Partnership LP units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some Partnership unitholders. Please read “— Uniformity of Units.” A Partnership unitholder’s tax basis for its Partnership LP units is reduced by its share of the Partnership’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position the Partnership takes that understates deductions will overstate a Partnership unitholder’s basis in its Partnership LP units, which may cause the unitholder to understate gain or overstate loss on any sale of such Partnership LP units. Please read “— Disposition of the Partnership LP Units — Recognition of Gain or Loss.” The IRS may challenge the Partnership’s position with respect to depreciating or amortizing the Section 743(b) adjustment the Partnership takes to preserve the uniformity of the Partnership LP units. If such a challenge were sustained, the gain from the sale of Partnership LP units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in its Partnership LP units is higher than the Partnership LP units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of the Partnership’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its Partnership LP units is lower than those units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. Thus, the fair market value of the Partnership LP units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in the Partnership if the Partnership has a substantial built-in loss immediately after the transfer or if the Partnership distributes property and has a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of the Partnership’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among the Partnership’s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment the Partnership allocated to its tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than the Partnership’s tangible assets. The Partnership cannot assure any Partnership unitholder that the determinations the Partnership makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in the Partnership’s opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Partnership’s Section 754 election. If permission is granted, a subsequent purchaser of Partnership LP units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

The Partnership uses the year ending December 31 as the Partnership’s taxable year and the accrual method of accounting for federal income tax purposes. Each Partnership unitholder will be required to include in its income its share of the Partnership’s income, gain, loss and deduction for the Partnership’s taxable year ending within or with its taxable year. In addition, a Partnership unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its Partnership LP units following the close of the Partnership’s taxable year but before the close of its taxable year must include its share of the Partnership’s income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in its taxable income for its taxable year its share of more than twelve months of the Partnership’s income, gain, loss and deduction. Please read “— Disposition of the Partnership LP Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of the Partnership’s tangible assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of the Partnership’s assets and their tax basis (a) following the merger will be borne by the Partnership unitholders as of such period, and (b) immediately prior to any other offering will be borne by the Partnership’s unitholders as of that time. Please read “— Tax Consequences of the Partnership LP Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property the Partnership subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If the Partnership disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a Partnership unitholder who has taken cost recovery or depreciation deductions with respect to property the Partnership owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in the Partnership. Please read “— Tax Consequences of the Partnership LP Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of the Partnership LP Units — Recognition of Gain or Loss.”

If the Partnership offers and sells Partnership LP units, the costs the Partnership incurs in selling the Partnership LP units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon the Partnership’s termination. There are uncertainties regarding the classification of costs as organization expenses, which the Partnership may be able to amortize, and as syndication expenses, which the Partnership may not amortize. Any underwriting discounts and commissions the Partnership incurs would be treated as syndication expenses.

Valuation and Tax Basis of the Partnership’s Properties

The federal income tax consequences of the ownership and disposition of Partnership LP units will depend in part on the Partnership’s estimates of the relative fair market values and the tax bases of the Partnership’s assets. Although the Partnership may from time to time consult with professional appraisers regarding valuation matters, the Partnership will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by the Partnership unitholders might change, and Partnership unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of the Partnership LP Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of Partnership LP units equal to the difference between the Partnership unitholder’s amount realized and the Partnership unitholder’s adjusted tax basis for the units sold. A Partnership unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of the Partnership’s nonrecourse liabilities. Because the amount realized includes a Partnership unitholder’s share of the Partnership’s nonrecourse liabilities, the gain recognized on the sale of Partnership LP units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from the Partnership in excess of cumulative net taxable income for a Partnership LP unit that decreased a Partnership unitholder’s tax basis in that unit will, in effect, become taxable income if that Partnership LP unit is sold at a price greater than a Partnership unitholder’s tax basis in that Partnership LP unit, even if the price received is less than its original cost.

Except as noted below, gain or loss recognized by a Partnership unitholder, other than a “dealer” in the Partnership LP units, on the sale or exchange of a Partnership LP unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Partnership LP units held more than twelve months is scheduled to be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables” or “inventory items” that the Partnership owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of a Partnership LP unit and may be recognized even if there is a net taxable loss realized on the sale of a Partnership LP unit. Thus, a Partnership unitholder may recognize both ordinary income and a capital loss upon a sale of Partnership LP units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may be used to offset only capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling Partnership unitholder who can identify Partnership LP units transferred with an ascertainable holding period to elect to use the actual holding period of Partnership LP units transferred. Thus, according to the ruling, a Partnership unitholder will be unable to select high or low basis Partnership LP units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific Partnership LP units sold for purposes of determining the holding period of Partnership LP units transferred. A Partnership unitholder electing to use the actual holding period of Partnership LP units transferred must consistently use that identification method for all subsequent sales or exchanges of Partnership LP units. A Partnership unitholder considering the purchase of additional Partnership LP units or a sale of Partnership LP units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and those Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, that is, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, the Partnership’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Partnership unitholders in proportion to the number of the Partnership LP units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of the Partnership’s assets other than in the ordinary course of business will be allocated among the Partnership unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Partnership unitholder transferring Partnership LP units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee Partnership unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method the Partnership has adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee Partnership unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the Partnership unitholder’s interest, the Partnership’s taxable income or losses might be reallocated among the Partnership unitholders. The Partnership is authorized to revise the Partnership’s method of allocation among the Partnership unitholders, as well as among transferor and transferee Partnership unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A Partnership unitholder who owns Partnership LP units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of the Partnership’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A Partnership unitholder who sells any of its Partnership LP units is generally required to notify the Partnership in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of the Partnership LP units who purchases such Partnership LP units from another Partnership unitholder is also generally required to notify the Partnership in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, the Partnership is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify the Partnership of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

The Partnership will be considered to have terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in the Partnership’s capital and profits within a twelve- month period. For purposes of determining whether the 50% threshold has been reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of the Partnership’s taxable year for all Partnership unitholders. In the case of a Partnership unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership’s taxable year may result in more than twelve months of the Partnership’s taxable income or loss being includable in its taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in the Partnership filing two tax returns (and the Partnership unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all the Partnership unitholders. The Partnership would also be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code. A constructive termination of the Partnership would result in a deferral of the Partnership’s deductions for depreciation. For a further discussion of the effect of a constructive termination in connection with the merger, please see “Material Federal Income Tax Consequences of the Merger — Effect of the Transactions on the Partnership’s Ratio of Taxable Income to Distributions.” A termination could also result in penalties if the Partnership was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to a Partnership unitholder for the tax years in which the termination occurs.

Uniformity of Units

Because the Partnership cannot match transferors and transferees of Partnership LP units, the Partnership must maintain uniformity of the economic and tax characteristics of Partnership LP units to a purchaser of these Partnership LP units. In the absence of uniformity, the Partnership may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Partnership LP units. Please read “— Tax Consequences of the Partnership LP Unit Ownership — Section 754 Election.”

The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of the Partnership’s assets , and Treasury Regulation Section 1.197-2(g)(3). Please read “— Tax Consequences of the Partnership LP Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury Regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization position under which all purchasers acquiring Partnership LP units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in the Partnership’s property. If the Partnership adopts this position, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some Partnership unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The Partnership will not adopt this position if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on Partnership unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Partnership LP units that would not have a material adverse effect on the Partnership unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Partnership LP units might be affected, and the gain from the sale of Partnership LP units might be increased without the benefit of additional deductions. Please read “— Disposition of Partnership LP Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of Partnership LP units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to your tax consequences of holding Partnership LP units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the Partnership’s income allocated to a Partnership unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own Partnership LP units will be considered to be engaged in business in the United States because of the ownership of Partnership LP units. As a consequence they will be required to file federal tax returns to report their share of the Partnership’s income, gain, loss or deduction and pay federal income tax at regular rates on their share of the Partnership’s net income or gain. Under rules applicable to publicly traded partnerships, distributions to non-U.S. Partnership unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. Partnership unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Partnership’s transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require the Partnership to change these procedures.

In addition, because a foreign corporation that owns Partnership LP units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of the Partnership’s income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of Partnership unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign Partnership unitholder who sells or otherwise disposes of a Partnership LP unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act (“FIRPTA”), a foreign Partnership unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a Partnership LP unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of the Partnership LP units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of the Partnership’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held Partnership LP units or the 5-year period ending on the date of disposition. Currently, more than 50% of the Partnership’s assets consist of U.S. real property interests and the Partnership does not expect that to change in the foreseeable future. Therefore, foreign Partnership unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their Partnership LP units.

Administrative Matters

Information Returns and Audit Procedures

The Partnership intends to furnish to each Partnership unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes its share of the Partnership’s income, gain, loss and deduction for the Partnership’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, the Partnership will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each Partnership unitholder’s share of income, gain, loss and deduction. The Partnership cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither the Partnership nor Vinson & Elkins L.L.P. can assure prospective Partnership unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Partnership LP units.

The IRS may audit the Partnership’s federal income tax information returns. Adjustments resulting from an IRS audit may require each Partnership unitholder to adjust a prior year’s tax liability and possibly may result in an audit of its own return. Any audit of a Partnership unitholder’s return could result in adjustments not related to the Partnership’s returns as well as those related to the Partnership’s returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The amended and restated partnership agreement names the Partnership GP as the Partnership’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on the Partnership’s behalf and on behalf of the Partnership unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against the Partnership unitholders for items in the Partnership’s returns. The Tax Matters Partner may bind a Partnership unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that the Partnership unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the Partnership unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any Partnership unitholder having at least a 1% interest in profits or by any group of the Partnership unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each Partnership unitholder with an interest in the outcome may participate.

A Partnership unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on the Partnership’s return. Intentional or negligent disregard of this consistency requirement may subject a Partnership unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of Partnership LP units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Partnership LP units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to the Partnership. The nominee is required to supply the beneficial owner of the Partnership LP units with the information furnished to the Partnership.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a) for which there is, or was, “substantial authority”; or

(b) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of the Partnership unitholders could result in that kind of an “understatement” of income for which no “substantial authority” exists, the Partnership would be required to disclose the pertinent facts on the Partnership’s return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Partnership unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit Partnership unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which the Partnership does not believe includes it, or any of its investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis , (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. The Partnership does not anticipate making any valuation misstatements.

Reportable Transactions

If the Partnership engages in a “reportable transaction,” the Partnership (and possibly the Partnership unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts of at least $2.0 million in any single year, or $4.0 million in any combination of 6 successive tax years. The Partnership’s participation in a reportable transaction could increase the likelihood that the Partnership’s federal income tax information return (and possibly a Partnership unitholder’s tax return) is audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if the Partnership were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, the Partnership unitholders could be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

The Partnership does not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, the Partnership unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the unitholder is a resident. The Partnership currently conducts business or owns property in many states, most of which impose personal income taxes. Most of these states also impose an income tax on corporations and other entities. Moreover, the Partnership may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective Partnership unitholder should consider their potential impact on its investment in the Partnership. A Partnership unitholder may be required to file state income tax returns and to pay state income taxes in any state in which the Partnership does business or owns property, and such Partnership unitholder may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or it may elect, to withhold a percentage of income from amounts to be distributed to a Partnership unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Partnership unitholder’s income tax liability to the state, generally does not relieve a nonresident Partnership unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Partnership unitholders for purposes of determining the amounts distributed by the Partnership. Please read “— Tax Consequences of the Partnership LP Unit Ownership — Entity-Level Collections” on page 123. Based on current law and the Partnership’s estimate of the Partnership’s future operations, the Partnership anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each Partnership unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in the Partnership. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or foreign tax consequences of an investment in the Partnership. The Partnership strongly recommends that each prospective Partnership unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each Partnership unitholder to file all tax returns that may be required of it.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of the Executive Officers and Directors in the Merger

In considering the recommendations of the Partnership Audit Committee and the Holdings Board, the Partnership unitholders and Holdings unitholders should be aware that some of the executive officers and directors of the Partnership GP and Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of the holders of Partnership LP units or Holdings units generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•	Holdings and Partnership Units. Some of the executive officers and directors of the Partnership GP and Holdings GP currently own Holdings units and will be receiving Partnership LP units as a result of the merger. Holdings units held by the directors and executive officers will be converted into Partnership LP units at a ratio of 0.705 Partnership LP units per Holdings unit. This is the same ratio as that applicable to all other holders of Holdings units. In addition, certain directors and officers of the Partnership GP and Holdings GP currently own Partnership LP units.

•	Indemnification and Insurance. The merger agreement provides for indemnification by the Partnership and Holdings of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following the merger. The Partnership and MergerCo also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings agreement of limited partnership (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by Holdings, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•	Director and Executive Officer Interlock. Certain of Holdings GP’s directors and all of Holdings GP’s executive officers are currently directors and executive officers of the Partnership GP, respectively, and will remain directors and executive officers of the Partnership GP following the merger. Messrs. Wylie, Smith, St.Clair and Schmidt are officers of BGH GP. Mr. Wylie is a director of BGH GP. After the effective time, the Partnership Board is expected to consist of nine members, three of whom are expected to be the existing members of the Partnership Audit Committee, one of whom is expected to be the existing chief executive officer of the Partnership GP and three of whom are expected to be the three existing members of the audit committee of the Holdings Board. The amended and restated partnership agreement of the Partnership will provide that Holdings GP shall have the right to designate (a) two directors for so long as BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates (directly and indirectly) own at least 10,495,107 Partnership LP units (85% of the number they will own after the closing of the merger) or (b) one director for so long as they own at least 5,247,554 Partnership LP units (42.5% of the number they will own after the closing of the merger).

•	Interests in BGH GP. In addition, all of the executive officers and certain of the directors of the Partnership GP and Holdings GP have limited liability company interests in BGH GP, which owns approximately 61% of the total Holdings common units and 97% of the total Holdings management units and has entered into a support agreement and registration rights agreement. For more information on the support agreement and registration rights agreement, please read “The Proposed Merger — Transactions Related to the Merger.”

Senior management of the Partnership GP and Holdings GP prepared projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to Barclays and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Audit Committee and the Holdings Board, respectively, and related financial advisory services. The projections were also provided to the Partnership Audit Committee and the Holdings Board.

Each of the Partnership Audit Committee and the Holdings Board are aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Ownership Interests of Directors and Executive Officers

The following table sets forth, as of July 11, 2010 for each of Holdings GP’s and the Partnership GP’s directors and executive officers: (a) the number of Holdings units such person owns of record; (b) the total number of Partnership LP units (and vested options relating thereto) that such director or executive officer will own of record after the merger; and (c) the number of Partnership LP units (and vested options relating thereto) each such person owns of record.

	Holdings			Partnership
	Common Units and	Partnership		LP units after
	Management Units	LP units		the Merger

Directors of the Partnership GP
Forrest E. Wylie	0	2,500		2,500
Irvin K. Culpepper, Jr.	0	0		0
John F. Erhard	0	0		0
Michael B. Goldberg	0	0		0
C. Scott Hobbs	0	13,000		13,000
Mark C. McKinley	0	7,000		7,000
Oliver G. “Rick” Richard, III	0	3,750		3,750
Robb E. Turner	0	0		0
Directors of Holdings GP
Forrest E. Wylie	0	2,500		2,500
Christopher L. Collins	0	0		0
John F. Erhard	0	0		0
Joseph A. LaSala, Jr.	0	3,000		3,000
Frank J. Loverro	0	0		0
Frank S. Sowinski	8,100	8,500		14,210
Robb E. Turner	0	0		0
Martin A. White	0	3,000		3,000
Executive Officers
Forrest E. Wylie	0	2,500		2,500
Keith E. St.Clair	0	0		0
Clark C. Smith	0	3,000	(1)	3,000
Robert A. Malecky	45,000	25,200	(2)	65,625
Khalid A. Muslih	0	0		0
William H. Schmidt	1,000 (3)	5,000	(3)	5,705

(1)	Mr. Smith owns the 3,000 Partnership LP units jointly with his wife.

(2)	Mr. Malecky owns the 9,500 Partnership LP units jointly with his wife. Total amount shown also includes 15,700 Partnership LP units issuable upon exercise of outstanding options.

(3)	Total amount shown also includes 3,000 Partnership LP units issuable upon exercise of outstanding options. Mr. Schmidt owns 2,000 Partnership LP units and 1,000 Holdings units jointly with his wife.

Indemnification; Directors’ and Officers’ Insurance

The Partnership and Holdings will indemnify, hold harmless and advance expenses to each person who was as of the date of the merger agreement or is at any time from the date of the merger agreement through the effective date of the merger, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan to the fullest extent authorized or permitted by law.

The Partnership will maintain or will cause Holdings to maintain for at least six years following the effective date of the merger, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its subsidiaries, except that Holdings may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Holdings GP than the existing policy; provided, that the Partnership is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date of the merger agreement. Such obligation of the Partnership will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Holdings.

The Partnership and MergerCo also agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of already existing indemnified parties, as provided in the Holdings agreement of limited partnership and the indemnification agreements of Holdings will be assumed by Holdings, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

Director and Executive Officer Interlock

After the effective time of the merger the Partnership GP Board is expected to consist of nine members, three of whom are expected to be the existing members of the Partnership Audit Committee, one of whom is expected to be the existing chief executive officer of the Partnership GP, two of whom will be appointed by BGH GP and three of whom are expected to be the existing members of the audit committee of the board of Holdings GP. The Partnership GP’s and Holdings GP’s executive officers are expected to remain executive officers of the Partnership GP following the merger.

Support Agreement

Contemporaneously with the execution and delivery of the merger agreement the Major Holdings Unitholders entered into a support agreement with the Partnership (a copy of which is attached as Annex D to this joint proxy statement/prospectus). Pursuant to the support agreement, the Major Holdings Unitholders have each agreed to vote, and granted certain officers of the Partnership an irrevocable proxy to vote, the Holdings units beneficially owned by them in the following manner:

•	in favor of the approval and adoption of the merger agreement and the approval of the merger;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holdings or Holdings GP contained in the merger agreement;

•	against any “acquisition proposal,” which includes any proposal or offer from or by any person other than the Partnership, the Partnership GP, and MergerCo relating to (a) any direct or indirect acquisition of more than 20% of the assets of Holdings and its subsidiaries, taken as a whole, more than 20% of the outstanding equity securities of Holdings or a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the merger; and

•	against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement.

Under the support agreement, the Major Holdings Unitholders have agreed not to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, the Holdings units held by them.

In addition, under the support agreement ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P., and KEP VI, LLC have agreed that, prior to the earlier of (a) the date of refinancing or termination of that certain Credit Agreement by and among the Partnership, the several banks and other financial institutions party thereto and the administrative agent, dated as of November 13, 2006, as amended, supplemented and modified from time to time or (ii) August 14, 2013, they will not to dissolve or liquidate BGH GP or sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, their ownership interests in, beneficial ownership of or any other interest in, BGH GP if doing so would cause them to cease to collectively own, beneficially or of record, directly or indirectly, at least 35% of the outstanding equity interests of BGH GP.

Further, the Major Holdings Unitholders each agree not to: (a) knowingly solicit, initiate or encourage the submission of any acquisition proposal or the making or consummation thereof; (b) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information about Holdings or the Partnership in connection with, or otherwise cooperate with any acquisition proposal; (c) make or participate in, directly or indirectly, a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Holdings units in connection with any vote or other action on any matter, other than to recommend that the holders of Holdings units vote in favor of the approval and adoption of the merger and merger agreement; or (d) agree or publicly propose to do any of the foregoing.

However, the voting and other obligations of the Major Holdings Unitholders pursuant to the support agreement terminate upon the earliest to occur of: (a) the effective time of the merger, (b) a change in recommendation by the Holdings Board, (c) the termination of the merger agreement or (d) the mutual agreement of the parties thereto.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

DIRECTORS AND EXECUTIVE OFFICERS OF
THE PARTNERSHIP GP FOLLOWING THE MERGER

In connection with the closing of the merger, the Limited Liability Company Agreement of the Partnership GP, which governs the conduct of the Partnership GP’s business, will be amended and restated. The amended and restated agreement will: (i) designate the initial members of the board of directors of the Partnership GP (including the Public Directors and the Holdco GP Directors, as described elsewhere herein), as well as the classes thereof; (ii) provide for the director nomination and election rights of the holders of Partnership LP units and (iii) provide that the Partnership GP’s business will be exclusively managed and controlled by the board of directors of the Partnership GP, and not by Holdings, which is the sole member of the Partnership GP. Please see “The Amended and Restated Partnership Agreement of the Partnership — Board of Directors” for more information on the nomination and election of the directors of the Partnership GP.

The following table shows information for the directors and executive officers of the Partnership GP following the merger. Executive officers are appointed by the directors. The terms of the directors are staggered and the directors are divided into three classes. At each annual meeting, only one class of directors will be elected and, upon election, directors in that class will serve for a term that ends at the third succeeding annual meeting, subject to a director’s earlier resignation or removal. The merger will result in a nine-member board expected to be comprised of the three current members of the Partnership Audit Committee, the three current members of the audit committee of the Holdings Board, the Chief Executive Officer of the Partnership GP and Holdings GP, and two directors designated by Holdings GP: Frank J. Loverro and John F. Erhard.

	Age	Position with the Partnership GP	Class

Forrest E. Wylie	47	Chairman of the Board of Directors and Chief Executive Officer	I
John F. Erhard	36	Director	N/A
C. Scott Hobbs	56	Director	I
Joseph A. LaSala, Jr.	55	Director
Frank J. Loverro	41	Director	N/A
Mark C. McKinley	53	Director	III
Oliver G. “Rick” Richard, III	57	Director	II
Frank S. Sowinski	54	Director
Martin A. White	68	Director
Robert A. Malecky	47	Vice President, Customer Services
Khalid A. Muslih	38	Vice President, Corporate Development
William H. Schmidt, Jr.	37	Vice President, General Counsel and Secretary
Clark C. Smith	56	President and Chief Operating Officer
Keith E. St.Clair	53	Senior Vice President and Chief Financial Officer

(1)	Term expires in 2011.

(2)	Term expires in 2010.

(3)	Term expires in 2012.

Mr. Wylie, 47, was named Chairman of the Board, CEO and a director of the Partnership GP on June 25, 2007. Mr. Wylie was also named Chairman of the Board, CEO and a director of Holdings GP on June 25, 2007. Mr. Wylie was also the President of the Partnership GP and Holdings GP from June 25, 2007 until he resigned, solely from such position, on October 25, 2007. Prior to his appointment, he served as Vice Chairman of Pacific Energy Management LLC, an entity affiliated with Pacific Energy Partners, L.P., a refined product and crude oil pipeline and terminal partnership, from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Wylie was President and CFO of NuCoastal Corporation, a midstream energy company, from May 2002 until February 2005. From November 2006 to June 25, 2007, Mr. Wylie was a private investor. Mr. Wylie currently serves on the board of directors and the Audit Committee of Coastal Energy Company, a publicly traded entity. We believe the breadth of Mr. Wylie’s experience in the energy industry, through his current position as the Partnership’s CEO and the past employment described above, as well as his current board of director positions, have given him valuable knowledge about the Partnership’s business and the Partnership’s industry that make him an asset to the board of directors of the Partnership GP. Furthermore, Mr. Wylie’s leadership abilities and communication skills make him particularly qualified to be the Partnership GP’s Chairman.

Mr. Erhard, 36, became a director of the Partnership GP on March 20, 2008 and has been designated by the Holdings Board to serve as a director of the Partnership GP following the effective time. He has served ArcLight Capital Partners, LLC (“ArcLight”) since 2001, initially as an associate and currently as a principal. He also serves as a director of the general partner of Holdings GP. In addition, Mr. Erhard serves as a director of Patriot Coal Corporation (NYSE: PCX). Through his positions with ArcLight described above, Mr. Erhard has gained valuable experience in evaluating the financial performance and operations of companies in the Partnership’s industry, which makes him a valuable member of the board of directors of the Partnership GP.

Mr. Hobbs, 56, became a director of the Partnership GP on October 1, 2007. Since April 2006, he has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm. Energy Capital Advisors provides consulting and advisory services to clients evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines and storage facilities, processing plants, power plants and gas distribution assets. From January 2005 through March 2006, Mr. Hobbs was Executive Chairman and a director of Optigas, Inc., a private midstream gas company, and, from January 2004 through February 2005, he was President and Chief Operating Officer of KFX, Inc. (now Evergreen Energy, Inc.), a public company that developed clean coal technologies. From 1977 to 2001, Mr. Hobbs worked for the Coastal Corporation where his last position was Chief Operating Officer of Colorado Interstate Gas Co. and its Rocky Mountain affiliates. He received a B.S. in Business Administration from Louisiana State University and is a certified public accountant. Mr. Hobbs is currently a director of American Oil and Gas Inc. where he serves on the Audit, Compensation and Governance committees. He is also a director of CVR Energy, Inc, where he serves on the Audit Committee. Mr. Hobbs has worked for many years with energy companies across a broad spectrum of sectors. This experience has given him a broader perspective on the Partnership’s operations, and, coupled with his extensive financial and accounting training and practice, has made him a valuable member of the board of directors of the Partnership GP.

Mr. LaSala, 55, became a director of Holdings GP on July 26, 2007 and in accordance with the merger agreement will serve as a director of the Partnership GP following the effective time. Prior to such date, he was a director of the Partnership GP. Since January 2008, he has served as Senior Executive Vice President, General Counsel and Secretary of Discovery Communications, Inc. From July 2001 to January 2008, Mr. LaSala previously served as Vice President, General Counsel and Secretary of Novell, Inc. From April 2001 until July 2007, Mr. LaSala served as director of the Partnership GP. Mr. LaSala’s breadth of experience serving as general counsel to public companies has given him valuable knowledge and insights with respect to SEC reporting, establishing and maintaining internal control and implementing appropriate corporate governance practices. Coupled with Mr. LaSala’s past experience in the energy industry, these attributes uniquely qualify him to serve on the board of directors of the Partnership GP.

Mr. Loverro, 41, has served as a director of Holdings GP since June 25, 2007 and has been designated by the Holdings Board to serve as a director of the Partnership GP following the effective time. Mr. Loverro joined Kelso in 1993 and has been a Managing Director since 2004. Mr. Loverro also serves as a director of Oceana Therapeutics, LLC and Poseidon Containers LLC. Mr. Loverro has gained valuable experience in evaluating the financial performance and operations of companies in the industry in which the Partnership operates through his experience with Kelso. Furthermore, Mr. Loverro’s past experiences serving on the board of directors of the following public companies RHI Entertainment, Inc, Endo Pharmaceuticals, Inc. and Eagle

Bulk Shipping Inc. enhances the functioning of the Board of Directors of the Partnership GP and its deliberations. These attributes uniquely qualify him to serve on the Board of Directors of the Partnership GP.

Mr. McKinley, 53, became a director of the Partnership GP on October 1, 2007. He has served as Managing Partner of MK Resources, a private oil and gas development company specializing in the recovery and production of crude oil and the development of unconventional resource projects, for the past six years. Mr. McKinley is a director of Merrymac McKinley Foundation and is President and a director of Labrador Oil Company. The operational and business skills Mr. McKinley developed through his past experience in oil and gas development make him an important voice as an independent director on the board of directors of the Partnership GP.

Mr. Richard, 57, became a director of the Partnership GP on February 17, 2009. He is currently Chairman of Cleanfuel USA, an alternative vehicular fuel company, and for the past five years, he has been the owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry. Mr. Richard served as Chairman, President and CEO of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard was appointed by President Reagan and confirmed by the United States Senate to the FERC, serving from 1982 to 1985. Mr. Richard also served as a director of Holdings GP from April 2008 until April 2009. Mr. Richard’s breadth of experience in the energy sector, including being the chairman, president and CEO of a Fortune 500 company and commissioner of the FERC, have given him leadership and communication skills that make him exceptionally well-qualified to serve on the board of directors of the Partnership GP.

Mr. Sowinski, 54, became a director of Holdings GP on August 4, 2006 and in accordance with the merger agreement will serve as a director of the Partnership GP following the effective time. Prior to such date, he was a director of the Partnership GP. Since January 2006, he has been a Management Affiliate of MidOcean Partners, a private equity investor. From October 2004 to January 2006, Mr. Sowinski was a private investor and prior thereto, he served as Executive Vice President of Liz Claiborne, Inc. from January 2004 until October 2004. Mr. Sowinski served as Executive Vice President and Chief Financial Officer of PWC Consulting, a systems integrator company, from May 2002 to October 2002. Mr. Sowinski also serves as Vice Chairman of Allant Group, a marketing services group and a portfolio company of MidOcean Partners. The operational and business skills Mr. Sowinski developed through his past experience in information services, consulting and retail apparel make him an important voice as an independent director on the Holdings Board and makes him well-qualified to serve in a similar capacity at the Partnership GP.

Mr. White, 68, became a director of Holdings GP on April 30, 2009 and in accordance with the merger agreement will serve as a director of the Partnership GP following the effective time. Since August 2006, Mr. White has been a private investor. Prior thereto, Mr. White was employed for 15 years by MDU Resources Group, Inc. (“MDU”), a company which operates in three core lines of business: energy, utility resources and construction materials and that is publicly traded on the New York Stock Exchange. From August 1997 until his retirement in August 2006, Mr. White served as President and Chief Executive Officer of MDU. Mr. White was also the Chairman of the board of directors of MDU from February 2001 until his retirement. Mr. White was an employee of Montana Power Company from 1966 until 1991, with his last position being President and Chief Executive Officer of Entech, Inc., a non-utility subsidiary of Montana Power Company. Mr. White also serves as a director of Plum Creek Timber Company, Inc. and First Interstate BancSystem, Inc. Mr. White’s breadth of experience in the energy sector, including being the chairman, president and chief executive officer of a Fortune 500 company, have given him leadership and communication skills that more than qualify him to serve on the board of directors of the Partnership GP.

Mr. Smith, 56, became President and Chief Operating Officer of the Partnership GP on February 17, 2009 and has served Holdings GP in the same capacity since February 17, 2009. Mr. Smith served on the board of directors of the Partnership GP from October 1, 2007 until February 17, 2009. Mr. Smith was a private investor between July 2007 and October 2007. From June 2004 through June 2007, Mr. Smith served as Managing Director of Engage Investments, L.P., a private company established to provide consulting services to, and to make equity investments in, energy-related businesses. Mr. Smith was Executive Vice President of

El Paso Corporation and President of El Paso Merchant Energy Group, a division of El Paso Corporation, from August 2000 until May 2003, and a private investor from May 2003 to June 2004.

Mr. St.Clair, 53, became Senior Vice President and Chief Financial Officer of the Partnership GP on November 10, 2008 and has served Holdings GP in the same capacity since November 10, 2008. Prior to his appointment, he served as Executive Vice President and CFO of Magnum Coal Company, one of the largest coal producers in Central Appalachia, from January 2006 until its sale to Patriot Coal Corporation (“Patriot”) in July 2008, after which he continued as an independent financial consultant to Patriot through October 2008. Mr. St.Clair was Senior Vice President and CFO of Trade-Ranger, Inc. (“Trade-Ranger”), a global business-to-business marketplace for electronic procurement and supply chain management for the oil and gas industry from March 2002 until its sale in May 2005, after which he continued as an independent financial consultant to Trade-Ranger until January 2006.

Mr. Malecky, 47, was named Vice President, Customer Services of the Partnership GP and Holdings GP in February 2010. Mr. Malecky has held the same position with Services Company since July 2009. From July 2000 to July 2009, Mr. Malecky served as Vice President, Marketing of Services Company.

Mr. Muslih, 38, was named Vice President, Corporate Development of the Partnership GP and Holdings GP in February 2010. Mr. Muslih has also been the President of the Buckeye Development and Logistics segment since May 2009. Mr. Muslih has held the Vice President, Corporate Development position with Services Company since June 2007. From November 2006 through June 2007, Mr. Muslih was a private investor. Mr. Muslih served as Vice President, Corporate Development of Pacific Energy Management LLC, an entity affiliated with Pacific Energy Partners, L.P., from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Muslih served as Commercial Officer, Mergers & Acquisitions of NuCoastal Corporation from July 2002 until March 2005.

Mr. Schmidt, 37, became Vice President, General Counsel and Secretary of the Partnership GP on November 4, 2007 and President of Lodi Gas Storage, L.L.C. on August 3, 2009. He has served as the Vice President, General Counsel and Secretary of Holdings GP since November 4, 2007. Prior to that date, Mr. Schmidt had served as Vice President and General Counsel of Services Company since February 1, 2007 and as Associate General Counsel of Services Company since September 13, 2004. Mr. Schmidt practiced law at Chadbourne & Parke LLP, an international law firm, before joining the Partnership.

COMPARISON OF PARTNERSHIP UNITHOLDER RIGHTS
AND HOLDINGS UNITHOLDER RIGHTS

The rights of Partnership unitholders are currently governed by the Partnership’s existing partnership agreement and the DRULPA. The rights of Holdings unitholders are currently governed by Holdings’ existing partnership agreement and the DRULPA. After the merger, the rights of Partnership unitholders and the former Holdings unitholders will be governed by the DRULPA and the Partnership’s proposed amended and restated partnership agreement. Please read “The Amended and Restated Partnership Agreement of the Partnership,” beginning on page 102, for a summary of the terms of the Partnership’s proposed amended and restated partnership agreement.

Immediately following the closing of the merger, the Partnership’s existing partnership agreement will be amended and restated. Under the Partnership’s amended and restated partnership agreement, (i) the general partner interest represented by the incentive distribution rights will be canceled and the GP units (which currently represent an approximate 0.5% general partner interest in the Partnership) will be converted into a non-economic general partner interest in the Partnership; (ii) provisions for the election of seven of the nine members of the Partnership Board by the Partnership unitholders will be added; (iii) the Partnership GP’s right to acquire all Partnership LP units if the Partnership GP or its affiliates own more than 90% of the outstanding Partnership LP units will be eliminated; (iv) certain provisions added to the existing partnership agreement in 2004 to clarify the separateness of the Partnership GP, the Partnership, the Partnership’s operating partnerships and Services Company from the owners of the Partnership GP, which will become generally inapplicable once the Partnership owns the Partnership GP, will be eliminated and (v) certain other legacy provisions, which are no longer applicable to the Partnership, will be eliminated.

Set forth below is a discussion of the material differences between the rights of a holder of Partnership LP units under the Partnership’s proposed amended and restated partnership agreement that will be in effect following the merger and the DRULPA, on the one hand, and the rights of a holder of Holdings units under Holdings’ existing partnership agreement and the DRULPA, on the other hand.

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DRULPA and the constituent documents of the Partnership and Holdings. We urge you to read the Partnership’s proposed amended and restated partnership agreement, Holdings’ existing partnership agreement and the DRULPA carefully and in their entirety.

	The Partnership	Holdings

Distributions	The Partnership has historically made quarterly distributions to its partners of its cash, less certain reserves for expenses and other uses of cash, including reimbursement of expenses owed to its general partner.	Holdings pays its unitholders quarterly distributions equal to the cash it receives from its Partnership distributions, less certain reserves for expenses and other uses of cash. Holdings GP owns a non-economic general partner interest, but owns common units equal to a 0.01% economic interest in Holdings and is entitled to receive 0.01% of any distributions from Holdings.

Taxation of Entity	The Partnership is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, Holdings is a flow-through entity that is not subject to an entity-level federal income tax.

	The Partnership	Holdings

Taxation of the Unitholders	The Partnership’s unitholders receive Schedule K-1s from the Partnership reflecting the unitholders’ share of the Partnership’s items of income, gain, loss and deduction at the end of each fiscal year.	Similarly, holders of Holdings’ units also receive Schedule K-1s from Holdings reflecting the unitholders’ share of Holdings’ items of income, gain, loss and deduction at the end of each fiscal year.

Source of Cash Flow	The Partnership may, generally, engage in acquisition and development activities that expand its business and operations.	Holdings’ cash-generating assets consist of its general partner interests in the Partnership and Holdings currently has no independent operations. Accordingly, Holdings’ financial performance and its ability to pay cash distributions to its unitholders is directly dependent upon the performance of the Partnership.

Limitation on Issuance of Additional Units	The Partnership may issue an unlimited number of additional partnership interests and other equity securities without obtaining its unitholders’ approval. Without the prior approval of the holders of two-thirds of the outstanding Partnership LP units, the Partnership GP is prohibited from causing the Partnership to issue any class or series of limited partnership units having preferences or other special or senior rights over the previously outstanding Partnership LP units.	Holdings may issue an unlimited number of additional partnership interests and other equity securities without obtaining its unitholders’ approval.
Voting	Certain significant decisions require approval by a Majority Interest, which may be cast either in person or by proxy. These significant decisions include, among other things, certain amendments to the Partnership’s partnership agreement. A sale of substantially all of the Partnership’s assets would require the approval of two-thirds of the outstanding Partnership LP units.	Certain decisions only require the approval of Holdings common units, voting as a separate class. Certain significant decisions require approval by a majority of outstanding Holdings units, voting as a single class, which may be voted either in person or by proxy. These significant decisions include, among other things: merger of Holdings or the sale of all or substantially all of its assets and certain amendments to Holdings’ partnership agreement.
For more information, please read “The Amended and Restated Partnership Agreement of the Partnership — Meetings; Voting.”

	The Partnership	Holdings

Election, Appointment and Removal of General Partner and Directors	Seven of the nine directors of the Partnership Board will be elected by a plurality of the votes cast at meetings of the limited partners.	Holdings unitholders do not elect the directors of Holdings’ general partner. Instead, these directors are appointed by BGH GP, the sole member of Holdings’ general partner.
	The Partnership GP may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding Partnership LP units, the Partnership receives an opinion of counsel regarding limited liability and tax matters, a successor general partner is approved by a majority of the outstanding Partnership LP units, the successor general partner or an affiliate agrees to indemnify the removed general partner, or to cause it to be released from, certain liabilities, and all required regulatory approvals are obtained.	Holdings’ general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of Holdings’ outstanding units, including units held by Holdings’ general partner and its affiliates, Holdings receives an opinion of counsel regarding limited liability and tax matters and a successor general partner is elected by a majority of outstanding Holdings units.

Preemptive Rights to Acquire Securities	The Partnership’s limited partners do not have preemptive rights.	Similarly, Holdings unitholders do not have preemptive rights.
Liquidation	The Partnership will dissolve upon any of the following:	Holdings will dissolve upon any of the following:
	• expiration of the term of the Partnership, which is scheduled to occur December 31, 2086;	• the election of Holdings’ general partner to dissolve Holdings, if approved by the holders of not less than 66 2/3% of its units;
	• the election of the Partnership GP to dissolve the Partnership, if approved by the holders of not less than 66 2/3% of the Partnership LP units;	• the entry of a decree of judicial dissolution of Holdings;
• the withdrawal of the Partnership GP unless a successor is appointed prior to such withdrawal;
•    the withdrawal or removal of Holdings’ general partner or any other event that results in its ceasing to be Holdings’ general partner other than by reason of a transfer of its general partner interest in accordance with Holdings’ partnership agreement or withdrawal or removal following approval and admission of a successor; and

	• bankruptcy or dissolution of the Partnership GP or any other event that results in its ceasing to be the Partnership’s general partner other than by reason of its withdrawal or removal; and	• at any time there are no limited partners of Holdings, unless Holdings is continued without dissolution in accordance with the DRULPA.

The Partnership	Holdings

•    though there is no provision in the Partnership’s existing partnership agreement, under DRULPA, the entry of a decree of judicial dissolution of the Partnership or at any time there are not limited partners of the Partnership, unless the Partnership is continued without dissolution in accordance with the DRULPA.

PARTNERSHIP CASH DISTRIBUTION POLICY

General

The Partnership’s amended and restated partnership agreement will not require distributions to be made quarterly. Under the amended and restated partnership agreement, the Partnership GP, from time to time and not less than quarterly, is required to review the Partnership’s accounts to determine whether distributions are appropriate. The Partnership GP will be permitted to make such distributions as it may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any of the Partnership’s funds, including, without limitation, revenues, capital contributions or borrowed funds. The general partner may also distribute other Partnership property, additional Partnership LP units, or other securities of the Partnership or other entities. Distributions will be made concurrently to all record holders on the record date set for purposes of such distributions.

Distributions upon Liquidation

If the Partnership dissolves in accordance with its amended and restated partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors, including by way of a reserve of cash or other assets of the Partnership for contingent liabilities. The Partnership will distribute any remaining proceeds to unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

If the sale of the Partnership’s assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to the limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

Incentive Distribution Rights

The incentive distribution rights will be cancelled as a result of the merger and the adoption of the Partnership’s amended and restated partnership agreement.

DESCRIPTION OF PARTNERSHIP LP UNITS

Partnership LP Units

The Partnership LP units represent limited partner interests in the Partnership. The holders of Partnership LP units are entitled to receive distributions, if made, in accordance with the Partnership’s amended and restated partnership agreement and exercise the rights or privileges available to limited partners thereunder. For a description of the rights and privileges of holders of Partnership LP units in and to partnership distributions, please read “The Partnership Cash Distribution Policy” above. For a description of the rights and privileges of limited partners under the amended and restated partnership agreement, including voting rights, please read “The Amended and Restated Partnership Agreement of the Partnership.”

Transfer Agent and Registrar

The transfer agent and registrar for the Partnership LP units is Computershare Trust Company N.A. You may contact them at the following address: 525 Washington Boulevard, Jersey City, New Jersey 07310.

LEGAL MATTERS

The validity of the Partnership LP units to be received as a result of the merger pursuant to the merger agreement will be passed upon for the Partnership by Vinson & Elkins L.L.P, New York, New York. Certain tax matters relating to the merger will be passed upon by Vinson & Elkins L.L.P., New York, New York and Latham & Watkins LLP, Houston, Texas.

EXPERTS

Buckeye Partners, L.P.

The consolidated financial statements, incorporated in this Registration Statement by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports, (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the change in method of accounting for noncontrolling interests in 2009 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Buckeye GP Holdings L.P.

The consolidated financial statements, incorporated in this Registration Statement by reference from the Buckeye GP Holdings, L.P. Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Buckeye GP Holdings, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports, (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the change in method of accounting for noncontrolling interests in 2009 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION FOR UNITHOLDERS;
FUTURE UNITHOLDER PROPOSALS

Buckeye Partners, L.P. 2011 Annual Unitholder Meeting and Unitholder Proposals

The Partnership will hold a 2011 annual meeting of unitholders only if the merger is completed. If such meeting is held, in order to nominate a person for election to the board of directors of the Partnership GP, notice must be received at the principal executive offices of the Partnership GP no later than April 2, 2011. Such unitholder proposals must also be otherwise eligible for inclusion, and the Partnership’s amended and restated partnership agreement contains additional provisions generally requiring proper written notice not less than 10 nor more than 60 days prior to the meeting.

Any matter to be voted on at an annual meeting of the Partnership’s limited partners that is not related to the nomination of persons for election to the board of directors can only be proposed by the Partnership GP. A special meeting of the Partnership’s limited partners may only be called by the Partnership GP or by limited partners owning 20% or more of the outstanding Partnership LP units.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership has filed with the SEC a registration statement under the Securities Act that registers the Partnership LP units to be received by the Holdings unitholders as a result of the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Partnership and the Partnership LP units in the Partnership. The rules and regulations of the SEC allow the Partnership and Holdings to omit certain information included in the registration statement from this joint proxy statement/prospectus.

The Partnership and Holdings also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, including the Partnership and Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about the Partnership and Holdings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows the Partnership and Holdings to incorporate by reference certain information into this joint proxy statement/prospectus. This means that the Partnership and Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about the Partnership and Holdings and their respective financial conditions.

The following documents filed with the SEC by the Partnership and Holdings are incorporated by reference into this joint proxy statement/prospectus.

The Partnership Filings with the SEC (File No. 001-09356)

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 7, 2010.

•	Current Reports on Form 8-K filed on June 11, 2010 and July 1, 2010.

•	The description of the Partnership LP units contained in the Partnership’s registration statement on Form 8-A filed on August 9, 2005, including any amendment or report filed for the purpose of updating such description.

Holdings Filings with the SEC (File No. 001-32963)

•	Annual Report on Form 10-K for the Year ended December 31, 2009, filed on March 2, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 7, 2010.

•	Current Report on Form 8-K filed on June 11, 2010.

All documents and reports filed by the Partnership and Holdings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meetings are incorporated by reference into this joint proxy statement/prospectus; provided, however, that the Partnership and Holdings are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Documents incorporated by reference are available from the Partnership or Holdings without charge. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the Partnership or Holdings at the following addresses and telephone numbers:

Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, Texas 77046 (832) 615-8600 Attention: Investor Relations	Buckeye GP Holdings L.P. One Greenway Plaza Suite 600 Houston, Texas 77046 (832) 615-8600 Attention: Investor Relations

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

You may obtain certain of these documents at the Partnership’s website, www.buckeye.com, by selecting “Investor Center” and then selecting “SEC Filings,” or at Holdings’ website, www.buckeyegp.com, by selecting “Investor Center” and then selecting “SEC Filings.” Information contained on the Partnership’s and Holdings’ websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Partnership special meeting or Holdings special meeting, as applicable, your request should be received no later than          , 2010.

BUCKEYE PARTNERS, L.P. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2010	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2010	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009	F-4
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5

BUCKEYE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Buckeye Partners, L.P. (the “Partnership”), Buckeye GP Holdings L.P. (“Holdings”), and their respective general partners have entered into an Agreement and Plan of Merger dated as of June 10, 2010 (the “merger agreement”). Pursuant to the merger agreement, all Holdings units will be converted into the Partnership’s limited partner units (“LP units”). The Partnership’s existing partnership agreement will be amended and restated to provide for the cancellation of the incentive distribution rights and the approximate 0.5% general partner interest in the Partnership owned, directly and indirectly, by the Partnership’s general partner will be converted into a non-economic general partner interest in the Partnership.

Currently, the Partnership, a publicly traded limited partnership, is a consolidated subsidiary of Holdings, which is also a publicly traded limited partnership. If the merger and merger agreement as described in this joint proxy statement/prospectus are approved by the unitholders of both Holdings and the Partnership and all other conditions set forth in the merger agreement are met, Holdings will become a subsidiary of the Partnership, with the Partnership as the sole limited partner of Holdings and the general partner of Holdings continuing as the non-economic general partner of Holdings. In addition, the incentive distribution agreement (also referred to as the incentive distribution rights) held by the Partnership’s general partner will be cancelled and the general partner units held by the Partnership’s general partner (representing an approximate 0.5% general partner interest in the Partnership) will be converted to a non-economic interest in the Partnership. For accounting purposes, Holdings is considered the accounting acquirer of the Partnership’s non-controlling interest. The changes in Holdings’ ownership interest in the Partnership’s general partner will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of the Partnership and Holdings, giving effect to the merger as if it had occurred on March 31, 2010, and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the twelve months ended December 31, 2009 give effect to the merger as if it had occurred on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger and are factually supportable.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Holdings and the Partnership, which have been incorporated by reference into this joint proxy statement/prospectus. These unaudited pro forma condensed consolidated financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of this transaction, are based on assumptions that the Partnership and Holdings believe are reasonable under the circumstances and are intended for informational purposes only. These statements do not necessarily reflect the results of operations or financial position of the Partnership that would have resulted had the transaction actually been consummated as of the indicated dates, and are not necessarily indicative of the future results of operations or the future financial position of the Partnership.

BUCKEYE PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT MARCH 31, 2010

	Buckeye GP			Buckeye
	Holdings L.P.	Pro Forma		Partners, L.P.
	Historical	Adjustments		Pro Forma
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$20,154	$(12,000	)(a)	$20,154
		12,000	(a)
Trade receivables, net	134,563	—		134,563
Construction and pipeline relocation receivables	11,420	—		11,420
Inventories	246,230	—		246,230
Derivative assets	1,964	—		1,964
Prepaid and other current assets	79,084	—		79,084

Total current assets	493,415	—		493,415

Property, plant and equipment, net	2,234,407	—		2,234,407
Equity investments	99,503	—		99,503
Goodwill	432,124	—		432,124
Intangible assets, net	44,044	—		44,044
Other non-current assets	51,586	—		51,586

Total assets	$3,355,079	$—		$3,355,079

LIABILITIES
Current liabilities:
Line of credit	$183,500	$—		$183,500
Current portion of long-term debt	6,146	—		6,146
Accounts payable	53,670	—		53,670
Derivative liabilities	2,831	—		2,831
Accrued and other current liabilities	114,393	—		114,393

Total current liabilities	360,540	—		360,540
Long-term debt	1,441,076	12,000	(a)	1,453,076
Other non-current liabilities	106,381	—		106,381

Total liabilities	1,907,997	12,000	(a)	1,919,997

PARTNERS’ CAPITAL
Partners’ capital	242,327	(12,000)		1,416,535
		1,186,208	(b)
Noncontrolling interests	1,204,755	(1,186,208	)(b)	18,547

Total partners’ capital	1,447,082	(12,000)		1,435,082

Total liabilities and partners’ capital	$3,355,079	$—		$3,355,079

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

BUCKEYE PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009					Three Months Ended March 31, 2010
	Buckeye			Buckeye		Buckeye			Buckeye
	GP Holdings			Partners,		GP Holdings			Partners,
	L.P.	Pro Forma		L.P.		L.P.	Pro Forma		L.P.
	Historical	Adjustments		Pro Forma		Historical	Adjustments		Pro Forma
	(In thousands, except per unit amounts)

Revenues:
Product sales	$1,125,653	$—		$1,125,653		$568,170	$—		$568,170
Transportation and other services	644,719	—		644,719		163,004	—		163,004

Total revenue	1,770,372	—		1,770,372		731,174	—		731,174

Costs and expenses:
Cost of product sales and natural gas storage services	1,103,015	—		1,103,015		569,737	—		569,737
Operating expenses	275,930	—		275,930		66,583	—		66,583
Depreciation and amortization	54,699	—		54,699		14,528	—		14,528
Asset impairment expense	59,724	—		59,724		—	—		—
General and administrative	41,147	—		41,147		10,835	—		10,835
Reorganization expense	32,057	—		32,057		—	—		—

Total costs and expenses	1,566,572	—		1,566,572		661,683	—		661,683

Operating income	203,800	—		203,800		69,491	—		69,491

Other income (expense):
Investment income	453	—		453		155	—		155
Interest and debt expense	(75,147)	(72	)(a)	(75,219)		(21,656)	(18	)(a)	(21,674)

Total other expense	(74,694)	(72)		(74,766)		(21,501)	(18)		(21,519)

Income before earnings from equity investments	129,106	(72)		129,034		47,990	(18)		47,972
Earnings from equity investments	12,531	—		12,531		2,652	—		2,652

Net income	$141,637	$(72)		$141,565		$50,642	$(18)		$50,624

Allocation of net income:
Noncontrolling interests	$92,043	$(87,841	)(c)	$4,202		$39,372	$(38,160	)(c)	$1,212
Limited partners’ interests	49,594	87,841	(c)	137,363		11,270	38,160	(c)	49,412
		(72	)(a)				(18	)(a)

Net income	$141,637	$(72)		$141,565		$50,642	$(18)		$50,624

Earnings per LP unit:
Basic	$1.75			$1.95		$0.40			$0.69

Diluted	$1.75			$1.95		$0.40			$0.69

Weighted average number of LP units outstanding:
Basic	28,300			70,572	(d)	28,300			71,423	(d)

Diluted	28,300			70,615	(e)	28,300			71,586	(e)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

BUCKEYE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of the Partnership and Holdings; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the merger. The Partnership and Holdings believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

As described in the section titled “— The Proposed Merger — Accounting Treatment of the Merger” on page 86 of this joint proxy statement/prospectus, the merger results in Holdings being considered the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. As a result, the merger will be accounted for in Holdings’ consolidated financial statements as an equity transaction in accordance with Financial Accounting Standards Board Accounting Standards Codification 810-10-45, Consolidation — Overall— Changes in Parent’s Ownership Interest in a Subsidiary (FASB ASC 810). As a result, non-controlling owners’ interest will be eliminated and replaced with an equal amount of owners’ equity on the balance sheet. Consequently, no fair value adjustment will be made to the assets or liabilities of Holdings and no gain or loss will be recognized in Holdings’ net income. In addition, costs incurred to complete the merger will be charged to partners’ capital during the year ended December 31, 2010. Because the Partnership is the surviving entity for legal purposes, the pro forma condensed consolidated balance sheet and statements of operations are entitled “Buckeye Partners, L.P. Pro Forma.”

The unaudited pro forma condensed consolidated financial information reflects the issuance of approximately 20 million LP units using an exchange ratio of 0.705 LP units per Holdings unit.

Note 2.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

(a) To reflect the amount borrowed for, and the payment of, the estimated incremental costs associated with completing the merger including the payment of legal fees, opinion fees and other professional fees and expenses, and the interest costs associated with the incremental borrowings.

(b) To reclassify to partners’ capital the non-controlling owners’ interests in consolidated subsidiaries previously reported by Holdings related primarily to the Partnership’s public limited partner unitholders.

(c) To reclassify to limited partners’ interest the net income previously allocated to noncontrolling owner’s interest in consolidated subsidiaries previously reported by Holdings related primarily to the Partnership’s public limited partner unitholders.

(d) The Partnership’s pro forma basic weighted average number of LP units outstanding was calculated as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
	(in thousands)

Basic weighted average number of LP units outstanding — as reported	50,620	51,471
Partnership’s LP units issued in exchange for Holdings units	19,952	19,952

Pro forma basic weighted average number of LP units outstanding	70,572	71,423

BUCKEYE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e) The Partnership’s pro forma diluted weighted average number of LP units outstanding was calculated as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
	(in thousands)

Diluted weighted average number of LP units outstanding — as reported	50,663	51,634
Partnership’s LP units issued in exchange for Holdings units	19,952	19,952

Pro forma diluted weighted average number of LP units outstanding	70,615	71,586

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

BUCKEYE PARTNERS, L.P.
BUCKEYE GP LLC
GRAND OHIO, LLC

and

BUCKEYE GP HOLDINGS L.P.

and

MAINLINE MANAGEMENT LLC

Dated as of June 10, 2010

A-i

A-ii

ANNEXES

Annex A	Form of Second Amended and Restated Agreement of Limited Partnership of Holdings
Annex B	Form of Amended and Restated Agreement of Limited Partnership of Partners
Annex C	Form of Standstill Provision

DISCLOSURE SCHEDULES

Schedule A	Partners Disclosure Schedule
Schedule B	Holdings Disclosure Schedule

A-iii

DISCLOSURE SCHEDULES

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2010 (this “Agreement”), is entered into by and among Buckeye Partners, L.P., a Delaware limited partnership (“Partners”), Buckeye GP LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Grand Ohio, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Partners (“MergerCo”), Buckeye GP Holdings L.P., a Delaware limited partnership (“Holdings”), and MainLine Management LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”).

WITNESSETH:

WHEREAS, the Holdings GP Board (as defined herein), and the Partners Audit Committee (as defined herein) of Partners GP, have determined that the business combination provided for herein pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, Partners will be the sole limited partner of Holdings, is fair and reasonable to, and in the best interests of, Holdings and its limited partners, and Partners and its limited partners, respectively;

WHEREAS, as a condition and inducement to Partners, Partners GP, and MergerCo entering into this Agreement, concurrently with the execution and delivery of this Agreement, Partners and BGH GP Holdings LLC, a Delaware limited liability company (the “Holdings Unitholder”) and the holder of approximately 61.2% of outstanding Common Units (as defined herein) and approximately 96.8% of outstanding Management Units (as defined herein), and the PE Investors (as defined herein) are entering into the Holdings Unitholder Support Agreement (as defined herein), pursuant to which, among other things, Holdings Unitholder and the PE Investors have agreed, subject to the terms and conditions set forth therein, to vote all of their Common Units and their Management Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means: any proposal or offer from or by any Person other than Partners, Partners GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Holdings or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger.

“Action” shall have the meaning set forth in Section 6.12(a).

“Affiliate” has the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Book-Entry Units” shall have the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

“Certificate” shall have the meaning set forth in Section 3.1(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.12(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” or “Holdings Common Units” shall mean the common units representing limited partner interests of Holdings having the rights and obligations specified with respect to Common Units in the Holdings Partnership Agreement.

“Compensation and Benefit Plans” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all non-public information pertaining to Partners be protected as confidential information thereunder, subject to customary exceptions, (iii) contain a provision relating to a “standstill” with respect to the Partners LP Units that is no less favorable to Partners than the form of standstill provision contained in Annex C hereto and (iv) provide that Partners is a third party beneficiary with respect to any breach thereof other than breaches relating to standstill provisions solely involving Holdings or solely involving the Holdings Common Units or information relating solely to Holdings and its Subsidiaries; provided further, that Holdings may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Partners shall have the right to approve or consent to any amendment or waiver (a) of the one-year term of the Confidentiality Agreement, (b) that would have the effect of causing any non-public information pertaining to Partners that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (c) of the provision described in (iii) above or (d) of Partners’ ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. § 18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. § 17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the Holdings Escrow Agent or Partners Escrow Agent, as applicable.

“Escrow Fund” shall have the meaning set forth in Section 9.1(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by Partners subject to the reasonable approval of Holdings.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Partners, as the case may be, or any of their respective properties or assets.

“Holdings” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Holdings Amended and Restated Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Holdings substantially in the form attached hereto as Annex A.

“Holdings Audit Committee” shall mean the Audit Committee of the Holdings GP Board, consisting (as of the date hereof) of Joseph A. LaSala, Jr., Frank S. Sowinski and Martin A. White.

“Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Delaware Secretary of State on March 27, 2006.

“Holdings Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

“Holdings Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings pursuant to Section 5.1.

“Holdings Escrow Agent” shall mean an escrow agent as appointed by Holdings and Partners, in their reasonable discretion, for the benefit of Holdings for certain payments under Article IX.

“Holdings GP” has the meaning set forth in the introductory paragraph to this Agreement.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP LLC Agreement” means the Third Amended & Restated Limited Liability Company Agreement of Holdings GP, as amended from time to time, dated August 9, 2006.

“Holdings Meeting” shall have the meaning set forth in Section 6.2.

“Holdings Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Holdings, dated as of August 9, 2006, as amended from time to time.

“Holdings Recommendation” shall have the meaning set forth in Section 6.2.

“Holdings Termination Fee” shall mean an amount equal to $29 million in cash.

“Holdings Unitholder” shall have the meaning set forth in the recitals to this Agreement.

“Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Holdings Unitholder Director Designees” shall have the meaning set forth in Section 6.17.

“Holdings Unitholder Support Agreement” shall mean the Support Agreement dated as of the date hereof by and among Partners, the Holdings Unitholder, and the PE Investors.

“HSR” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Compensation Agreement” has the meaning set forth in the Partners Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).

“Indemnified Party” shall have the meaning set forth in Section 6.12(a).

“Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement.

“Joint Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“LP Units” or “Partners LP Units” shall mean the units representing limited partner interests of Partners having the rights and obligations specified with respect to LP Units in the Partners Partnership Agreement.

“Management Units” shall mean the management units representing limited partner interests of Holdings having the rights and obligations specified with respect to Management Units in the Holdings Partnership Agreement.

“Material Adverse Effect” shall mean, with respect to either Holdings or Partners, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting petroleum product and natural gas transportation, terminalling, storage and distribution companies generally, or in any region in which Partners operates, (b) the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners operates, (c) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (d) changes in Law (other than a change in Tax Law that would make the transactions contemplated hereby taxable to the holders of Common Units), (e) earthquakes, hurricanes, floods, or other natural disasters, (f) any failure of Holdings or Partners to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (g) changes in the market price or trading volume of Common Units or LP Units, (h) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement, or (i) with respect to Holdings only, any effect to the extent resulting from a fact, event or circumstance that has a Material Adverse Effect with respect to Partners under clause (x) of this definition; provided, that, in the case of clauses (a), (b), (c), (d), or (e), the impact on Holdings or Partners is not disproportionately adverse as compared to others in the industry.

“Meeting” shall have the meaning set forth in Section 6.2.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.

“Merger Transactions” shall have the meaning set forth in Section 5.2(l).

“New LP Unit Issuance” shall mean the issuance of the LP Units as part of the Merger Consideration pursuant to this Agreement.

“New LP Units” shall have the meaning set forth in Section 3.1(c).

“Non-Qualifying Income Cushion” shall have the meaning set forth in Section 9.1(g).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).

“NYSE” shall mean the New York Stock Exchange.

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Acquisition Proposal” means: any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of Partners or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Partners and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Partners; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger.

“Partners Amended and Restated Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Partners substantially in the form attached hereto as Annex B; provided, that if the holders of a majority of the LP Units outstanding and entitled to vote at the Partners Meeting do not approve the deletion of Sections 7.7(d) — (f) and (h)-(j), “Partners Amended and Restated Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Partners substantially in the form attached hereto as Annex B, with Sections 7.7(d) — (f) and (h)-(j) from the Partners Partnership Agreement reinstated.

“Partners Audit Committee” shall mean the Audit Committee of the Board of Directors of Partners GP, consisting (as of the date hereof) of C. Scott Hobbs, Mark C. McKinley and Oliver G. “Rick” Richard, III.

“Partners Change in Recommendation” shall have the meaning set forth in Section 6.2.

“Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.

“Partners Escrow Agent” shall mean an escrow agent as appointed by Partners and Holdings, in their reasonable discretion, for the benefit of Partners for certain payments under Article IX.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Board” shall mean the board of directors of Partners GP.

“Partners GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Partners GP, as amended from time to time, dated as of August 9, 2006.

“Partners GP Units” shall mean the general partner units representing a general partner interest in Partners having the rights and obligations specified with respect to GP Units in the Partners Partnership Agreement.

“Partners Meeting” shall have the meaning set forth in Section 6.2.

“Partners Non-Public Information” shall have the meaning set forth in Section 6.6(b).

“Partners Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Partners, dated as of April 14, 2008 and effective as of January 1, 2007, as amended from time to time.

“Partners Recommendation” shall have the meaning set forth in Section 6.2.

“Partners Termination Fee” shall mean an amount equal to $29 million in cash.

“Partners Unaffiliated Unitholders” means the holders of LP Units other than Partners GP and Holdings and their respective Affiliates, officers and directors.

“Partners Unitholder Approval” shall have the meaning set forth in Section 7.1.

“PE Investors” means ArcLight Capital Partners LLC and certain of their affiliates and Kelso & Company and certain of their affiliates.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.2(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings, Partners GP and its Subsidiaries (including, for the sake of clarity, Partners) shall not be deemed to be Subsidiaries of Holdings (unless otherwise specifically provided in this Agreement).

“Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Holdings GP Board determines, in its good faith judgment and after consulting with Holdings’ financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Common Units and Management Units, from a financial point of view than the Merger (taking into account any revised proposal by the Partners Audit Committee on behalf of Partners to amend the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes a Partners Acquisition Proposal, it shall not be a Superior Proposal without the consent of the Partners Audit Committee.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Returns” shall have the meaning set forth in Section 5.2(i).

“Termination Date” shall have the meaning set forth in Section 8.1(i).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1  The Merger.

(a) The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into Holdings, the separate existence of MergerCo shall cease and Holdings shall survive and continue to exist as a Delaware limited partnership (Holdings, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Partners will be the sole limited partner of Holdings and Holdings GP will be the sole general partner of Holdings.

(b) Effectiveness and Effects of the Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

(c) Holdings Certificate of Limited Partnership and Holdings Partnership Agreement.  At the Effective Time, the Holdings Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the Holdings Partnership Agreement shall be amended and restated in its entirety to read as set forth in Annex A, and as so amended and restated shall be the partnership agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2  Closing.

Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, New York, NY at 10:00 a.m. Eastern Standard Time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1  Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Partners, Holdings or any holder of Common Units or Management Units:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be converted into and become a 100% limited partner interest in Holdings, which limited partner interest shall be duly authorized and validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and Partners, as the holder of such limited partner interest, shall be admitted as the sole limited partner of Holdings.

(b) The general partner interest in Holdings issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged subject to such changes as set forth in the Holdings Amended and Restated Partnership Agreement, and Holdings GP shall continue to be the sole general partner of Holdings.

(c) Each Common Unit and Management Unit issued and outstanding immediately prior to the Effective Time (other than Common Units held by Partners or its Subsidiaries) shall be converted into the right to receive 0.705 LP Units (the “Merger Consideration”) which LP Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such LP Units described in this clause (c) shall be referred to herein as the “New LP Units”).

(d) All Common Units and Management Units, when converted in the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Common Units or Management Units (a “Certificate”) and each holder of non-certificated Common Units or Management Units represented by book-entry (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional New LP Unit in accordance with Section 3.3(e) and (iii) any distributions in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

Section 3.2  Rights As Unitholders; Unit Transfers.  At the Effective Time, holders of Common Units and Management Units shall cease to be, and shall have no rights as, unitholders of Holdings, other than to receive (a) any distribution with respect to such Common Units and Management Units with a record date occurring prior to the Effective Time that may have been declared or made by Holdings on such Common Units and Management Units in accordance with the terms of this Agreement or prior to the date hereof and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Holdings with respect to the Common Units or Management Units.

Section 3.3  Exchange of Certificates.

(a) Exchange Agent.  Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Common Units and Management Units, for exchange in accordance with this Article III, through the Exchange Agent, the New LP Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2(a) and Section 3.3(c) and to make payments in lieu of any fractional New LP Units pursuant to Section 3.3(e). Any cash and New LP Units deposited with the Exchange Agent (including as payment for any fractional New LP Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Common Units or Management Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of Common Units or Management Units (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Partners and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Common Units or Management Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Common Units or Management Units shall be entitled to receive in exchange therefor (A) New LP Units representing, in the aggregate, the whole number of New LP Units that such holder has the right to receive pursuant to this Article III (after taking into account all Common Units and Management Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New LP Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Common Units or Management Units that is not registered in the transfer records of Holdings, the Merger Consideration payable in respect of such Common Units or Management Units may be paid to a transferee, if the Certificate representing such Common Units or Management Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Common Units or Management Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Common Units or Management Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Common Units or Management Units and any distributions to which such holder is entitled pursuant to Section 3.2.

(c) Distributions with Respect to Unexchanged Common Units.  No distributions declared or made with respect to LP Units with a record date after the Effective Time shall be paid to the holder of any Common Units or Management Units with respect to the New LP Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New LP Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New LP Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New LP Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New LP Units and payable with respect to such New LP Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New LP Units.

(d) Further Rights in Holdings Units.  The Merger Consideration issued upon conversion of a Common Unit or Management Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Unit or Management Unit, respectively.

(e) Fractional LP Units.  No certificates or scrip of the New LP Units representing fractional New LP Units or book entry credit of the same shall be issued upon the exchange of Common Units or Management Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New LP Units. Notwithstanding any other provision of this Agreement, each holder of Common Units or Management Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New LP Unit (after taking into account all Common Units or Management Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the LP Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New LP Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify

Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund constituting New LP Units or cash that remains undistributed to the holders of Common Units or Management Units after 180 days following the Effective Time shall be delivered to Partners upon demand and, from and after such delivery, any former holders of Common Units or Management Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such Common Units or Management Units, any cash in lieu of fractional New LP Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to the New LP Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Common Units or Management Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability.  Neither Partners, Holdings, nor the Surviving Entity shall be liable to any holder of Common Units or Management Units for any LP Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Common Units or Management Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i) Withholding.  Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Units or Management Units such amounts as Partners, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Common Units or Management Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units or Management Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New LP Units as Additional Limited Partners of Partners.  All New LP Units to be issued in the Merger shall be issued in book entry form, without physical certificates. Upon the issuance of New LP Units to the holders of Common Units or Management Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 12.4 of the Partners Amended and Restated Partnership Agreement, Partners GP shall consent to the admission of such holders as limited partners of Partners and reflect such admission on the books and records of Partners.

Section 3.4  Anti-Dilution Provisions.  In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Common Units, Management Units and the LP Units (in each case, as permitted pursuant to Section 4.3), the number of New LP Units to be issued in the Merger and the average closing sales prices of the LP Units determined in accordance with Section 3.3(e) will be correspondingly adjusted.

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth on Schedule 4, (a) without the prior written consent of the Partners Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings GP Board (which consent shall not be unreasonably withheld, delayed or conditioned), Partners and Partners GP will not, and will cause each of its Subsidiaries not to:

Section 4.1  Ordinary Course.  Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (a) adversely affect the ability of any party to obtain any approvals required under the HSR for the transactions contemplated hereby or (b) have a Material Adverse Effect.

Section 4.2  Equity.  In the case of Holdings and its Subsidiaries, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights. In the case of Partners, Partners will not, and Partners will cause its Subsidiaries not to take any action described in clause (a), (b) or (c) above, which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.

Section 4.3  Equity Changes.

(a) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

(b) Repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4  Acquisitions and Dispositions.  In the case of Holdings and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect. In the case of Partners, Partners will not, and will cause its Subsidiaries not to, (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect or (ii) enter into a definitive agreement with respect to a Partners Acquisition Proposal.

Section 4.5  Amendments.  In the case of Holdings GP and Holdings, amend the Partners GP LLC Agreement, the Partners Partnership Agreement, the Holdings Partnership Agreement or the Holdings GP LLC Agreement other than in accordance with this Agreement.

Section 4.6  Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

Section 4.7  Insurance.  Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.8  Taxes.

(a) Make or rescind any material express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

Section 4.9  Debt, Capital Expenditures and the Like.  In the case of Holdings and its Subsidiaries, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures. In the case of Partners, Partners will not, and Partners will cause its Subsidiaries not to take any action described in clauses (a), (b), (c) or (d) above which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.

Section 4.10  No Dissolution.  Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.11  Adverse Actions.  Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.12  Agreements.  Agree or commit to do anything prohibited by Sections 4.1 through 4.11.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1  Disclosure Schedule.  On or prior to the date hereof, Partners has delivered to Holdings and Holdings has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 5.2  Representations and Warranties.  Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings hereby represents and warrants (and to the extent necessary with respect to any representations by Holdings herein, Holdings GP also represents and warrants) to Partners, and Partners and MergerCo hereby represent and warrant (and to the extent necessary with respect to any representations by

Partners and MergerCo herein, Partners GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, Standing and Authority.  Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Capitalization.

(i) In the case of Holdings, as of the date hereof, there are 27,774,016 Common Units and 525,984 Management Units issued and outstanding, and all such Common Units and Management Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, Holdings GP owns a non-economic (0.0%) general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement. The limited partner interest in Holdings to be issued to Partners in accordance with this Agreement will be duly authorized and validly issued in accordance with the Holdings Amended and Restated Partnership Agreement and will be fully paid (to the extent required under the Holdings Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(ii) In the case of Partners, as of the date hereof, there are 51,519,271 LP Units issued and outstanding, and all of such LP Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP owns 243,914 Partners GP Units and the general partner interests evidenced by the Incentive Compensation Agreement, and such GP Units and general partner interests evidenced by the Incentive Compensation Agreement were duly authorized and validly issued in accordance with the Partners Partnership Agreement. The New LP Units will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) As of the date hereof, except as set forth in Schedule 5.2(b) of a party’s Disclosure Schedule, there are no interests of such party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(iv) The number of LP Units that are issuable upon exercise of any employee or director options to purchase LP Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.

(c) Subsidiaries.

(i) (A) Such party has set forth in Schedule 5.2(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, except as set forth in Schedule 5.2(c) of such party’s Disclosure Schedule, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

(ii) In the case of the representations and warranties of Holdings, other than ownership of its Subsidiaries, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii) Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(d) Partnership or Limited Liability Company Power.  Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.  Subject to Partners Unitholder Approval, in the case of Partners, and to Holdings Unitholder Approval, in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) No Defaults.  Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement or Holdings Certificate of Limited Partnership, and in the case of Partners, the Partners Partnership Agreement or Partners Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(g) Financial Reports and SEC Documents.  Its annual report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC Documents”), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows or equivalent statements in the case of Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2009, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

(h) No Brokers.  No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Credit Suisse Securities (USA) LLC, and, in the case of Partners, fees to be paid to Barclays Capital Inc., in every case pursuant to letter agreements which have been heretofore disclosed to the other party.

(i) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by it are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

(iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns or (y) is a party to any Tax sharing or Tax indemnity agreement.

(j) Regulatory Approvals.  Except as set forth in Schedule 5.2(j) of a party’s Disclosure Schedule, no approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act). As of the date hereof, neither Holdings nor Partners is aware of any reason why the approvals under the HSR will not be received if required.

(k) The Holdings GP Board Recommendations.  At a meeting duly called and held, the Holdings GP Board determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Holdings and the holders of Common Units and

Management Units, and approved and declared the advisability of the Merger and this Agreement, and resolved to recommend that the holders of Common Units and Management Units approve the Merger, this Agreement and the transactions contemplated hereby.

(l) The Partners GP Audit Committee Recommendations.  The Partners GP Board, by written consent, delegated to the Partners Audit Committee the full authority of the Partners GP Board to consider, review, evaluate, analyze and approve this Agreement and the transactions contemplated hereby. The Partners Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New LP Unit Issuance and the adoption of the Partners Amended and Restated Partnership Agreement (collectively, the “Merger Transactions”) are fair and reasonable to, and in the best interests of, Partners and the Partners Unaffiliated Unitholders, and has approved and declared the advisability of this Agreement and the Merger Transactions, and resolved to recommend that the holders of LP Units approve this Agreement and the Merger Transactions, and such action by the Partners Audit Committee constituted Special Approval (as defined in the Partners Partnership Agreement) of this Agreement and the Merger Transactions.

(m) Operations of MergerCo.  In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(n) Holdings Fairness Opinion.  Credit Suisse Securities (USA) LLC has delivered to the Holdings GP Board its opinion to the effect that, as of the date the Holdings GP Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration is fair, from a financial point of view, to the Holdings Unitholders other than BGH GP Holdings, LLC and its Affiliates, it being agreed that none of BGH GP Holdings, LLC, Partners, Partners GP nor MergerCo may rely upon such opinion.

(o) Partners Fairness Opinion.  Barclays Capital Inc. has delivered to the Partners Audit Committee its written opinion dated as of the date hereof, that as of such date, the Merger Consideration to be paid is fair, from a financial point of view, to Partners and accordingly, the holders of Partners LP Units (other than Holdings, Partners GP, Arclight Capital Partners LLC and certain of its affiliates and Kelso & Company LP and certain of its affiliates).

(p) No Partners Material Adverse Effect.  In the case of Partners, there has not occurred a Material Adverse Effect between January 1, 2010 and the date of this Agreement.

ARTICLE VI

COVENANTS

Holdings hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Holdings, that:

Section 6.1  Best Efforts.  Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) any third party approval that is required to be obtained by Holdings or Partners or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

Section 6.2  Equityholder Approvals.  Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, in the case of Holdings, and the Partners Partnership Agreement, in the case of Partners, all action necessary to call, hold and convene, respectively, an appropriate meeting of the holders of Common Units and Management Units of Holdings to consider and vote upon the approval of the Merger, the approval and adoption of this Agreement, and any other matters required to be approved by Holdings’ unitholders for consummation of the Merger (including any adjournment or postponement, the “Holdings Meeting”) and an appropriate meeting of the holders of the LP Units of Partners to consider and vote upon the approval of this Agreement and the Merger Transactions and any other matters required to be approved by them for consummation of the Merger (including any adjournment or postponement, the “Partners Meeting”; and each of the Holdings Meeting and Partners Meeting, a “Meeting”), respectively, promptly after the date hereof. Subject to Section 6.6(c), the Holdings GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Common Units and Management Units (the “Holdings Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Common Units and Management Units. The Partners Audit Committee shall recommend approval of this Agreement and the Merger Transactions to the holders of LP Units (the “Partners Recommendation”), and the Partners Audit Committee shall take all reasonable lawful action to solicit such approval of the holders of the LP Units. Notwithstanding the foregoing, at any time prior to obtaining Partners Unitholder Approval, the Partners Audit Committee may withdraw, modify or qualify in any manner adverse to Holdings the Partners Recommendation (any such action being referred to as a “Partners Change in Recommendation”) if it has concluded in good faith, after consultation with, its outside legal counsel and financial advisors, that a failure to make a Partners Change in Recommendation would be inconsistent with its fiduciary duties under the Partners Partnership Agreement and applicable Law; provided, however, that the Partners Audit Committee shall not be entitled to exercise its rights to make a Partners Change in Recommendation pursuant to this sentence unless Partners has provided to Holdings three (3) Business Days prior written notice advising Holdings that the Partners Audit Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action. Any Partners Change in Recommendation shall not change the approval of this Agreement or any other approval of the Partners Audit Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the matters contemplated hereby. The obligation of Partners to call, hold and convene the Partners Meeting shall not be affected by a Partners Change in Recommendation and the obligation of Holdings to call, hold and convene the Holdings Meeting shall not be affected by a Holdings Change in Recommendation.

Section 6.3  Registration Statement.

(a) Each of Partners and Holdings agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the joint proxy statement and prospectus and other proxy solicitation materials of Partners and Holdings constituting a part thereof (the “Joint Proxy Statement”) and all related documents) to be filed by Partners with the SEC in connection with the issuance of New LP Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and Holdings agrees to furnish to the other party all information concerning Partners, Partners GP and its Subsidiaries or Holdings, Holdings GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Holdings and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to unitholders and at the times of the Partners Meeting and Holdings Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Partners will advise Holdings, promptly after Partners receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New LP Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Each of Partners and Holdings will use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4  Press Releases.  Prior to a (a) Holdings Change in Recommendation, if any, or (b) Partners Change in Recommendation, if any, each of Holdings and Partners will not, without the prior approval of the Holdings GP Board in the case of Holdings and the Partners Audit Committee in the case of Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5  Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Holdings nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Partners and Holdings, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6  Acquisition Proposals; Change in Recommendation.

(a) None of Holdings GP, Holdings and its Subsidiaries shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), nothing contained in this Agreement shall prohibit Holdings from furnishing any information to, including information pertaining to Partners, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Holdings GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes a Partners Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes a Partners Acquisition Proposal.

(b) Holdings may provide any Receiving Party with any non-public information or data pertaining to Partners (the “Partners Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.6 and then only if (i) the Holdings GP Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Partners Non-Public Information to the Receiving Party could possibly lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to Partners and (C) notified Partners of the identity of such Receiving Party. Holdings shall promptly provide or make available to Partners any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to Partners. Partners shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Partners Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.6. Holdings shall not provide to any Receiving Party, and Partners shall not be required to provide to any Receiving Party, in each case pursuant to this Section 6.6, any information pertaining to Partners where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement.

(c) Except as otherwise provided in this Section 6.6(c), the Holdings GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to Partners the Holdings Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Holdings Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings GP Board (including, in the absence of a Superior Proposal, a majority of the members of the Holdings Audit Committee) may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law; provided, however, that the Holdings GP Board shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (x) complied in all material respects with this Section 6.6, (y) provided to Partners and the Partners Audit Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the Holdings GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), and (z) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Holdings Change in Recommendation shall not change the approval of this Agreement or any other approval of the Holdings GP Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement.

(d) In addition to the obligations of Holdings set forth in this Section 6.6, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation.

(e) Nothing contained in this Agreement shall prevent Holdings or the Holdings GP Board from taking and disclosing to the holders of Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the Holdings Recommendation.

Section 6.7  Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Joint Proxy Statement, Holdings shall deliver to Partners a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.8  Takeover Laws.  Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.9  No Rights Triggered.  Each of Holdings and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings under the Holdings Partnership Agreement, and in the case of Partners under the Partners Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.10  New LP Units Listed.  In the case of Partners, Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New LP Units.

Section 6.11  Third Party Approvals.

(a) Partners and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Partners Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Partners and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.12  Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, the limited liability company agreement of Holdings GP, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Holdings or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses

incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Holdings or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ Subsidiaries) and indemnification agreements of Holdings or any of its Subsidiaries shall be assumed by the Surviving Entity, Partners and Partners GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the Holdings Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Holdings than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Partners shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 6.12(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.12 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.12(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If Partners, Partners GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners, Partners GP and the Surviving Entity assume the obligations set forth in this Section 6.12.

(g) Partners and Partners GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.

(h) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, Partners GP, the Surviving Entity and their respective successors and assigns.

Section 6.13  Comfort Letters.

(a) Holdings shall use all commercially reasonable best efforts to cause to be delivered to Partners a “comfort” letter of Deloitte & Touche LLP, Holdings’ independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Holdings GP Board and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) Partners shall use all commercially reasonable best efforts to cause to be delivered to Holdings a “comfort” letter of Deloitte & Touche LLP, Partners’ independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Partners Audit Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.14  Notification of Certain Matters.  Each of Holdings and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 6.15  Rule 16b-3.  Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.16  Amended and Restated Partnership Agreement of Partners.  Subject to receipt of the Partners Unitholder Approval, Partners GP shall execute and make effective the Partners Amended and Restated Partnership Agreement.

Section 6.17  Partners GP Board Membership.  Immediately following the Effective Time, the Partners GP Board shall consist of nine (9) members. Prior to the mailing of the Joint Proxy Statement, Holdings Unitholder shall designate in its sole discretion two (2) members (the “Holdings Unitholder Director Designees”) to serve as members of the Partners GP Board following the Effective Time, and the three (3) members of the Holdings Audit Committee shall serve as members of the Partners GP Board following the Effective Time. The Chief Executive Officer of Partners GP and the three (3) members of the Partners Audit Committee shall continue to serve as members of the Partners GP Board following the Effective Time. Subject to the foregoing, Partners GP shall take such action as is necessary to cause each director designated pursuant to this Section 6.17 to be appointed to the Partners GP Board effective as of the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified.

Section 6.18  Partners GP Board.  Holdings shall cause the members of the Partners GP Board who are not continuing as directors of Partners GP pursuant to Section 6.17 to execute and deliver their resignation or shall cause their removal from such Board effective as of the Effective Time.

Section 6.19  Senior Administrative Charge.  Holdings GP and Partners GP shall terminate or cause to be terminated, effective as of the Effective Time, the Amended and Restated Management Agreement, dated as of December 15, 2004, among Partners GP and Holdings GP (as assignee of MainLine Sub LLC).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 7.1  Unitholder Vote.  This Agreement and the Merger Transactions shall have been approved and adopted by the affirmative vote of the holders of a majority of the LP Units outstanding and entitled to vote at the Partners Meeting (“Partners Unitholder Approval”); provided, that this condition shall be satisfied if such holders approve all of the Merger Transactions other than the deletion of Sections 7.7(d) — (f) and (h)-(j) from the Partners Partnership Agreement; and the Merger, this Agreement and the other transactions contemplated hereby shall have been approved and adopted by (a) the affirmative vote of holders of a majority of Common Units, voting as a separate class, outstanding and entitled to vote at the Holdings Meeting, and (b) the affirmative vote of holders of a majority of the Common Units and Management Units, voting together as a single class, outstanding and entitled to vote at the Holdings Meeting (collectively, “Holdings Unitholder Approval”).

Section 7.2  Governmental Approvals.  Any waiting period (including any extended waiting period arising as a result of a request for additional information by the Federal Trade Commission or the U.S. Department of Justice) under the HSR shall have expired or been terminated. All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or Holdings.

Section 7.3  No Injunction.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4  Representations, Warranties and Covenants of Partners and Partners GP.  In the case of Holdings’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Partners and Partners GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Partners and Partners GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Holdings shall have received a certificate signed by the Chief Executive Officer of the Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5  Representations, Warranties and Covenants of Holdings and Holdings GP.  In the case of Partners’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Partners shall have received a certificate signed by the Chief Financial Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6  Effective Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7  Opinion of Vinson & Elkins L.L.P.  In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Vinson & Elkins L.L.P., counsel to Partners, to the effect that:

(a) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Partners;

(b) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause Partners or any Operating Partnership (as defined in the Partners Partnership Agreement) to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

(c) at least 90% of the current gross income of Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;

(d) the Registration Statement accurately sets forth the material federal tax consequences to the holders of Partners LP Units (other than Holdings); and

(e) no gain or loss should be recognized by existing holders of Partners LP Units as a result of the matters contemplated by this Agreement (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

In rendering such opinions, Vinson & Elkins L.L.P. may require and rely upon representations and covenants including those contained in certificates of officers of the General Partner and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to Vinson & Elkins L.L.P.

Section 7.8  Opinion of Latham & Watkins LLP.  In the case of Holdings’ obligation to consummate the Merger, Holdings shall have received an opinion from Latham & Watkins LLP, counsel to Holdings, to the effect that the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Holdings Common Units of the transactions contemplated hereby, which subject to the limitations stated therein shall include that no gain or loss should be recognized by the holders of Holdings Common Units or Management Units to the extent LP Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) any cash or other property distributions).

In rendering such opinion, Latham & Watkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Latham & Watkins LLP.

Section 7.9  NYSE Listing.  The New LP Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.10  Partners Amended and Restated Partnership Agreement.  In the case of Holdings’ obligation to consummate the Merger, Partners GP shall have executed and made effective the Partners Amended and Restated Partnership Agreement.

Section 7.11  Partners GP Board.  The members of the Partners GP Board who are not continuing as directors of Partners GP pursuant to Section 6.17 shall have executed and delivered their resignation from such Board, effective as of the Effective Time.

Section 7.12  No Partners Material Adverse Effect.  In the case of Holdings’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after unitholder approval of this Agreement:

(a) By the mutual consent of Partners and Holdings in a written instrument.

(b) By either Partners or Holdings upon written notice to the other, if:

(i) the Merger has not been consummated on or before December 31, 2010 (the “Termination Date”); provided that either Partners or Holdings may, without the consent of the other party, extend the Termination Date to February 28, 2011 unless a Law of the U.S. has been adopted such that gain or loss should be recognized by the holders of Holdings Common Units or Management Units to the extent LP Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) any cash or other property distributions); provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) Holdings fails to obtain the Holdings Unitholder Approval at the Holdings Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Holdings where the failure to obtain the Holdings Unitholder Approval shall have been caused by the action or failure to act of Holdings and such action or failure to act constitutes a material breach by Holdings of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP);

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4. (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5. (in the case of a breach of covenants or agreements by Holdings or Holdings GP); or

(vi) Partners fails to obtain the Partners Unitholder Approval at the Partners Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(vi) shall not be available to Partners where the failure to obtain the Partners Unitholder Approval shall have been caused by the action or failure to act of Partners and such action or failure to act constitutes a material breach by Partners of this Agreement.

(c) By Partners, upon written notice to Holdings, in the event that a Holdings Change in Recommendation has occurred.

(d) By Holdings, upon written notice to Partners, in the event that if, (i) at any time after the date of this Agreement and prior to obtaining the Holdings Unitholder Approval, Holdings receives an Acquisition Proposal and the Holdings GP Board shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Holdings GP Board shall have made a Holdings Change in Recommendation pursuant to Section 6.6(c) with respect to such Superior Proposal, Holdings has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Holdings GP Board concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such

Superior Proposal and has paid the Holdings Termination Fee pursuant to Section 9.1(b), or (ii) a Partners Change in Recommendation has occurred.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Partners, MergerCo or Holdings, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), 9.1(c), 9.1(d) and 9.1(f).

(b) If this Agreement is terminated by Partners pursuant to Section 8.1(c) or by Holdings pursuant to Section 8.1(d)(i), then Holdings shall pay to the Escrow Agent for the benefit of Partners the Holdings Termination Fee. If this Agreement is terminated by Holdings pursuant to Section 8.1(d)(ii), then Partners shall pay to the Escrow Agent for the benefit of Holdings the Partners Termination Fee. If this Agreement is terminated by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Holdings or Partners pursuant to Section 8.1(b)(iii), then Holdings shall pay to Partners the Expenses of Partners.

(c) In the event that (i) an Acquisition Proposal with respect to Holdings has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Partners, Partners GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Holdings’ unitholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Holdings or Partners pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Holdings or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Holdings or any of its Subsidiaries is consummated, then Holdings shall pay to the Escrow Agent for the benefit of Partners, if and when consummation of such Acquisition Proposal occurs, the Holdings Termination Fee less all Expenses of Partners previously paid to Partners; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d) If this Agreement is (i) terminated by Holdings or Partners pursuant to Section 8.1(b)(vi), or (ii) terminated by Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Partners shall pay to Holdings the Expenses of Holdings.

(e) Except as otherwise provided herein, any payment of the Holdings Termination Fee or the Partners Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Partners Escrow Agent designated by Partners or an account of the Holdings Escrow Agent designated by Holdings, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Holdings Termination Fee by Holdings as a result of termination under Section 8.1(d)(i) shall be made prior to or concurrently with termination of this Agreement; provided, however, that any payment of the Holdings Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii)

of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(f) (i) If the Merger is consummated, Partners shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Registration Statement shall be paid by Partners and (iii) any filing fees payable pursuant to the HSR, regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $6 million.

(g) Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the “Escrow Fund”), shall be released by the Escrow Agent to Partners or to Holdings, as applicable, as follows:

(i) Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partners GP or Holdings GP, as applicable, may still be taken into the gross income of Partners or Holdings, as applicable, without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the “Non-Qualifying Income Cushion”), and the Escrow Agent shall within one Business Day thereafter, pay Partners or Holdings, as applicable, the amount demanded, by wire transfer of immediately available funds to an account designated by Partners or Holdings, as applicable;

(ii) During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 Business Days following the filing of the IRS Form 1065 for the prior year, Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Partners or Holdings, as applicable, the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Account, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or by Partners or Holdings, as applicable, as the case may be, by wire transfer of immediately available funds to an account designated by Partners or Holdings, as applicable, or the Escrow Agent, as the case may be; and

(iii) Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Holdings or Partners, as applicable, the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Holdings or Partners, as applicable.

Each of Holdings and Partners, as applicable, acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Partners or Holdings, as applicable, pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Holdings or Partners, as applicable, pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (g)) or to audit or inquire into the amounts demanded by or paid to Partners or Holdings, as applicable.

(h) Holdings agrees that, notwithstanding any right that it or Partners GP may otherwise have, including pursuant to the Partners Partnership Agreement, the Partners Amended and Restated Partnership Agreement, or otherwise, it hereby waives and renounces for itself and its Affiliates, and shall cause Partners GP to waive and renounce, any distribution by Partners to its partners of any amount paid to Partners by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to Partners from the Escrow Agent, Partners will make a distribution to the holders of LP Units who are unaffiliated with Holdings.

(i) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2  Waiver; Amendment.  Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Partners Audit Committee in the case of Partners and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval or before or after the Partners Unitholder Approval, by an agreement in writing between the parties hereto approved by the Partners Audit Committee in the case of Partners and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval, and after the Partners Unitholder Approval, no amendment shall be made that requires further Partners Unitholder Approval without such approval.

Section 9.3  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5  Confidentiality.  Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Partners, to:

Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attention: General Counsel

With copies to:

Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attention: Chairman of the Audit Committee

and

Vinson & Elkins L.L.P.
Attn: Michael Swidler, Esq.
666 Fifth Avenue, 25th Floor
New York, NY 10103
Fax: (212) 237-0100

If to Holdings, to:

Buckeye GP Holdings L.P.
Attn: John F. Erhard
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Fax: (617) 687-4698

With copies to:

Latham & Watkins LLP
Attn: William N. Finnegan IV, Esq.
Sean T. Wheeler, Esq.
717 Texas Avenue, Suite 1600
Houston, Texas 77002
Fax: (713) 546-5401

Section 9.7  Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8  Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9  Headings.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12  Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13  Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

Section 9.14  No Act or Failure to Act.  No act or failure to act by the Partners GP Board shall constitute a breach by Partners or Partners GP of this Agreement unless such act or failure to act is expressly approved by the Partners Audit Committee.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BUCKEYE GP HOLDINGS L.P.

By:	MainLine Management LLC, its general partner

By:	/s/ Forrest E. Wylie
Name:     Forrest E. Wylie
Title:     Chief Executive Officer

MAINLINE MANAGEMENT LLC

By:	/s/ Forrest E. Wylie
Name:     Forrest E. Wylie
Title:     Chief Executive Officer

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC, its general partner

By:	/s/ Keith E. St.Clair

Name: Keith E. St.Clair Title:	Senior Vice President and Chief Financial Officer

BUCKEYE GP LLC

By:	/s/ Keith E. St.Clair
Name:     Keith E. St.Clair

Title:	Senior Vice President and Chief Financial Officer

GRAND OHIO, LLC

By:	Buckeye Partners, L.P., its sole member

By:	Buckeye GP LLC, its general partner

By:

Name: Keith E. St.Clair Title:	Senior Vice President and Chief Financial Officer

Signature Page to Merger Agreement

ANNEX A

AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF HOLDINGS

A-A

ANNEX B

AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF PARTNERS

A-B

ANNEX C

FORM OF STANDSTILL PROVISION

Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Audit Committee of Partners GP, for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Partners LP Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Partners LP Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Partners LP Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Partners LP Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Partners LP Units or with a value derived from the Partners, whether or not such instrument or right shall be subject to settlement in Partners LP Units (a “Derivative Instrument”), (c) any short interest in the Partners LP Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Partners LP Units, (d) any rights to distributions on the Partners LP Units that are separated or separable from the Partners LP Units, (e) any performance-related payments based on any increase or decrease in the value of the Partners LP Units or Derivative Instruments or (f) any assets of Partners or any of its subsidiaries (other than products or services of Partners acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Partners or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Partners LP Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any Confidential Information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Partners (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

A-C

ANNEX B

FORM OF
AMENDED AND RESTATED AGREEMENT
OF
LIMITED PARTNERSHIP
OF
BUCKEYE PARTNERS, L.P.
(As Amended and Restated on          , 2010)

B-i

B-ii

B-iii

AMENDED AND RESTATED AGREEMENT
OF
LIMITED PARTNERSHIP
OF

BUCKEYE PARTNERS, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of          , 2010 and effective immediately following the Effective Time (as defined below) (the “Agreement”), is entered into by and among Buckeye GP LLC, a Delaware limited liability company (together with any successor in its capacity as general partner of the Partnership, the “General Partner”), and the additional Persons that are or become Partners of the Partnership as provided herein.

BACKGROUND

On April 14, 2008, the General Partner amended and restated the Amended and Restated Agreement of Limited Partnership of the Partnership, effective as of January 1, 2007 (as amended and restated, the “2007 Agreement”).

On June 10, 2010, the Partnership, the General Partner, Grand Ohio, LLC, a Delaware limited liability company (“MergerCo”), Buckeye GP Holdings L.P., a Delaware limited partnership (“Holdco”), and MainLine Management LLC, a Delaware limited liability company (“Holdco GP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of MergerCo with and into Holdco (the “Merger”), with Holdco surviving the Merger, and each Common Unit and Management Unit of Holdco being converted into 0.705 LP Units (as defined herein) (the “New LP Units”).

On June 10, 2010, the limited partners of the Partnership approved the Merger Agreement and the transactions contemplated thereby, including the Merger, the issuance of the New LP Units and the entry into this Agreement.

This Agreement amends the 2007 Agreement, effective immediately following the Effective Time (as defined in the Merger Agreement), to reflect, among other things, the conversion of the GP Units (as defined in the 2007 Agreement) into the GP Interest (as defined herein) and the cancellation of the Incentive Compensation Agreement (as defined herein) and to set forth the rights, preferences and privileges of the LP Units and the GP Interest.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

“2007 Agreement” has the meaning specified in the Background.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question; provided, however, that, except as expressly provided herein to the contrary, Holdco GP and its controlling Affiliates shall be deemed to not be Affiliates of the General Partner. As used herein, the term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning specified in Section 2.4

“Agreed Value” of any Contributed Property means the fair market value of such property as of the time of contribution (or, in the case of cash, the amount thereof), as determined by the General Partner using such reasonable method of valuation as it may adopt.

“Agreement” means this amended and restated agreement of limited partnership, as amended or amended and restated from time to time.

“Audit Committee” means a committee of the Board of Directors composed entirely of three or more directors who meet the independence, qualification and experience requirements of the New York Stock Exchange.

“BGH GP Holdings” means BGH GP Holdings, LLC, a Delaware limited liability company, and the sole member of Holdco GP.

“Board of Directors” means the Board of Directors of the General Partner (or comparable governing body of any successor to the General Partner).

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday recognized as such by the Government of the United States or the State of New York.

“Capital Accounts” mean the capital accounts maintained with respect to Partnership Interests pursuant to Section 5.1(a).

“Capital Contribution” means any Contributed Property which a Partner contributes to the Partnership.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced as of the time of determination (but not below zero) by (i) all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 5.1(a) with respect to such property and (ii) an appropriate amount to reflect any sales, retirements and other dispositions of assets included in such property, and (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination, in any case as may be adjusted from time to time pursuant to Section 5.1(e).

“Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.6, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contributed Property” means any cash, property or other consideration (in such form as may be permitted under the Delaware Act) contributed to the Partnership.

“Contributing Partner” means any Partner contributing Contributed Property to the Partnership in exchange for Units (or any transferee of such Units).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such Act.

“Designated Expenses” mean all costs and expenses (direct or indirect) incurred by the General Partner which are directly or indirectly related to the formation, capitalization, business or activities of the Partnership Group; provided, however, that Designated Expenses shall not include (a) any cost or expense for which the General Partner is not entitled to be reimbursed by reason of the proviso at the end of Section 7.12(b) or (b) severance costs not permitted to be reimbursed pursuant to the Management Agreements in connection with the withdrawal of the General Partner.

“Directors” shall mean the members of the Board of Directors.

“Effective Time” has the meaning specified in the Merger Agreement.

“Eighty Percent Interest” means Limited Partners holding an aggregate of at least 80% of the outstanding LP Units.

“ESOP” means the Buckeye Pipe Line Services Company Employee Stock Ownership Plan Trust, as amended.

“ESOP Loan” means the loan to the ESOP due March 28, 2011 in the original principal amount of $44,133,600, and shall include any loans refinancing such loan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor to such statute.

“General Partner” has the meaning specified in the first paragraph.

“General Partner Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as amended from time to time.

“GP Interest” means the management interest of the General Partner in the Partnership in its capacity as the general partner of the Partnership. The GP Interest does not have any rights to ownership or profit of the Partnership or any rights to receive any distributions from the operation or liquidation of the Partnership.

“Group Member” means a member of the Partnership Group.

“Holdco” has the meaning specified in the Background.

“Holdco GP” has the meaning specified in the Background.

“Holdco GP Directors” means Directors appointed by Holdco GP as described in Section 16.1(b)(iv).

“Holdco Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdco, dated as of the date hereof and adopted pursuant to Section 2.1(c) of the Merger Agreement, as amended from time to time.

“Incentive Compensation Agreement” means the Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006 between the Partnership and the General Partner.

“Indemnitee” means the General Partner, any Affiliate of the General Partner, any Person who is or was a director, officer, manager, member, employee or agent of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another Person (including any Person serving in such a role at Services Company).

“Issue Price” means the price at which a Unit is purchased from the Partnership.

“Limited Partner” means any limited partner of the Partnership, in its capacity as such.

“Liquidator” has the meaning specified in Section 14.3.

“LP Certificate” means a certificate issued by the Partnership, substantially in the form of Annex A to this Agreement, evidencing ownership of one or more LP Units.

“LP Unit” means a Partnership Interest issued pursuant to Sections 4.2 or 4.3 and representing a limited partner’s interest in the Partnership.

“Majority Interest” means Limited Partners holding an aggregate of more than 50% of the outstanding LP Units.

“Management Agreements” mean the amended and restated management agreements, dated as of August 9, 2006 pursuant to which the OLP GP manages the Operating Partnerships, in each case as amended or restated from time to time.

“MergerCo” has the meaning specified in the Background.

“Merger” has the meaning specified in the Background.

“Merger Agreement” has the meaning specified in the Background.

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“New LP Units” has the meaning specified in the Background.

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any indebtedness either assumed by the Partnership upon contribution of such Contributed Property or to which such Contributed Property is subject when contributed, (b) in the case of any property distributed to a Partner pursuant to Sections 5.2, 14.3 or 14.4, the fair market value of such property at the time of such distribution reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“OLP GP” means MainLine L.P., in its capacity as the general partner of the Operating Partnerships and in its capacity as manager of the Operating Partnerships pursuant to the Management Agreements, and any successors to MainLine L.P. as such general partner and manager.

“Operating Partnership Agreements” mean the amended and restated agreements of limited partnership, dated as of August 9, 2006, governing the rights and obligations of the partners of the Operating Partnerships and certain related matters, as amended or restated from time to time.

“Operating Partnerships” means, collectively, Buckeye Pipe Line Company, L.P., Buckeye Pipe Line Holdings, L.P., Everglades Pipe Line Company, L.P. and Laurel Pipe Line Company, L.P., each a Delaware limited partnership, and each other current or future subsidiary of the Partnership which is managed by the General Partner or the OLP GP pursuant to its organizational documents or any other contractual arrangement with the General Partner or the OLP GP.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel of the General Partner or any of its Affiliates) acceptable to the General Partner.

“Partner” means the General Partner or a Limited Partner.

“Partnership” means Buckeye Partners, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership, Holdco, the General Partner and any subsidiary of any such entity (including MainLine GP, Inc., OLP GP and the Operating Partnerships), treated as a single consolidated entity.

“Partnership Interest” means the GP Interest or a limited partner’s interest in the Partnership.

“Partnership Securities” has the meaning specified in Section 4.3.

“Percentage Interest” means, with respect to any Partner, the number of Units held by such Partner divided by the number of Units outstanding. The Percentage Interest of the General Partner and the Percentage Interest with respect to the GP Interest shall each at all times be zero.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, an association or any other entity.

“Public Directors” means the Directors designated as Public Directors as of the date hereof in the General Partner Agreement, the Directors elected by the Public Limited Partners pursuant to Section 16.1(b)(iv), and any Directors appointed by the Public Directors to fill vacancies among the Public Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors).

“Public Limited Partners” means (i) for so long as Holdco GP has the right to designate one or more Holdco GP Directors, as described in Section 16.1(b)(iv), all Limited Partners other than BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates and (ii) after such time as Holdco GP ceases to have the right to designate one or more Holdco GP Directors, as described in Section 16.1(b)(iv), all Limited Partners.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any asset of the Partnership that is not a capital gain due to the recapture of certain deductions previously taken with respect to such asset.

“Record Date” means the date established by the General Partner for determining the identity of Limited Partners entitled (a) to notice of or to vote at any meeting of Limited Partners, to vote by ballot or approve Partnership action in writing without a meeting or to exercise rights in respect of any other lawful action of Limited Partners, or (b) to receive any report or distribution.

“Record Holder” or “Holder” of any LP Unit means the Person in whose name such Unit is registered in the Units Register.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor to such statute.

“Services Agreement” means the Services Agreement, dated as of December 15, 2004, between the Partnership, the Operating Partnerships, Wood River Pipe Lines LLC, Buckeye Terminals, LLC and Services Company, as amended or supplemented from time to time.

“Services Company” means Buckeye Pipe Line Services Company, a Pennsylvania corporation.

“Special Approval” means approval by a majority of the members of the Audit Committee.

“Time of Delivery” means December 23, 1986.

“Transfer Agent” means the bank, trust company or other Person appointed from time to time by the Partnership to act as successor transfer agent and registrar for LP Units.

“Two-Thirds Interest” means Limited Partners holding an aggregate of at least two-thirds of the outstanding LP Units.

“Unit” means an LP Unit. The term “Unit” does not include the GP Interest.

“Unit Price” of a Unit means, as of any date of determination, (a) if such Unit is one of a class of Units listed or admitted to trading on a National Securities Exchange, the average of the last reported sales prices per Unit regular way or, in case no such reported sale takes place on any such day, the average of the last reported bid and asked prices per Unit regular way, in either case on the principal National Securities Exchange on which such class of Units is listed or admitted to trading (or, if such class of Units is listed or admitted to trading on the New York Stock Exchange, on the New York Stock Exchange Composite Tape), for the five trading days immediately preceding the date of determination; or (b) if such Unit is not of a class of Units listed or admitted to trading on a National Securities Exchange, an amount equal to the fair market value of such Unit as of such date of determination, as determined by the General Partner using any reasonable method of valuation it may select.

“Units Register” has the meaning specified in Section 10.2.

“Unrealized Gain” attributable to a Partnership property means, as of any date of determination, the excess, if any, of the fair market value of such property as of such date of determination over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 5.1(e) as of such date).

“Unrealized Loss” attributable to a Partnership property means, as of any date of determination, the excess, if any, of the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 5.1(e) as of such date) over the fair market value of such property as of such date of determination.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1  Continuation

The parties hereto, pursuant to the authority contained in Article XV of the 2007 Agreement, do hereby amend and restate the 2007 Agreement in its entirety, effective immediately following the Effective Time, to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2  Name

The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Buckeye Partners, L.P.”; provided, however, that (a) the Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, (b) the General Partner may change the name of the Partnership at any time and from time to time and (c) the name under which the Partnership conducts business shall include “Ltd.” or “Limited Partnership” (or similar words or letters) where necessary for purposes of maintaining the limited liability status of each Limited Partner or otherwise complying with the laws of any jurisdiction that so requires.

Section 2.3  Principal Office; Registered Office

(a) The principal office of the Partnership shall be One Greenway Plaza, Suite 600, Houston, TX, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of the Partnership’s registered agent for service of process at such address shall be Corporation Service Company.

Section 2.4  Power of Attorney

(a) Each Limited Partner hereby constitutes and appoints the General Partner or, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator, with full power of substitution, as such Limited Partner’s true and lawful agent and attorney-in-fact (“Agent”), with full power and authority in such Limited Partner’s name, place and stead to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and any amendments or restatements thereof) which the Agent deems appropriate or necessary to form or qualify, or continue the existence or qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of any state or jurisdiction; (B) all certificates, documents and other instruments which the Agent deems appropriate or necessary to reflect any amendments, changes or modifications of this Agreement in accordance with its terms; (C) all conveyances and other documents or instruments which the Agent deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, substitution, withdrawal or removal of any Partner pursuant to Articles XII, XIII or XIV and other events described in Articles XII, XIII or XIV; and (E) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and any amendments or restatements thereof) relating to the determination of the rights, preferences and privileges of any class or series of Units issued pursuant to Section 4.4; and

(ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates, documents and other instruments which the Agent deems appropriate or necessary in order to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder, is deemed to be made or given by the Partners hereunder, is consistent with the terms of this Agreement or is deemed by the Agent to be appropriate or necessary to effectuate the terms or intent of this Agreement or the purposes of the Partnership; provided, however, that, if any vote or approval of Limited Partners is specifically required for an action by any provision of this Agreement, the Agent may exercise the power of attorney made in this subsection (ii) to take such action only after such vote or approval is obtained.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Units and shall extend to such Limited Partner’s heirs, transferees, successors, assigns and personal representatives. Each Limited Partner hereby agrees to be bound by any representations made by the Agent acting in good faith pursuant to such power of attorney; and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Agent taken in good faith pursuant to such power of attorney. Each Limited Partner shall execute and deliver to the Agent, within 15 days after receipt of the Agent’s request therefor, such further designations, powers of attorney and other instruments as the Agent deems appropriate or necessary to effectuate the terms or intent of this Agreement or the purposes of the Partnership.

Section 2.5  Term

The Partnership shall continue in existence until the close of Partnership business on December 31, 2086 or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

Section 2.6  Organizational Certificate

The General Partner shall cause to be filed such certificates or documents as may be required for the formation, operation and qualification of a limited partnership in Delaware and any other state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership and any such other certificates and documents, and from all amendments thereto, the names and addresses of the Limited Partners and information relating to the Capital Contributions and shares of profits and compensation of the Limited Partners, or state such information in the aggregate rather than with respect to each individual Limited Partner.

ARTICLE III

PURPOSE

Section 3.1  Purpose

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PURCHASES PURSUANT
TO PURCHASE AGREEMENTS; ADDITIONAL ISSUANCES

Section 4.1  Conversion of the General Partner Interest

The GP Units (as defined in the 2007 Agreement) in the Partnership that existed immediately prior to the date hereof are, effective immediately following the Effective Time, hereby converted into a non-economic GP Interest in the Partnership. From the date hereof, the GP Interest shall only represent a non-economic management interest of the General Partner in the Partnership. Buckeye GP LLC hereby continues as general partner of the Partnership and the Partnership is continued without dissolution. Effective immediately following the Effective Time, the Incentive Compensation Agreement is hereby terminated and the Partnership Interest evidenced by the Incentive Compensation Agreement is hereby cancelled.

Section 4.2  Limited Partner Contributions

At and as of the Time of Delivery, each underwriting firm which entered into an underwriting agreement with the Partnership contributed to the Partnership, in exchange for the number of LP Units specified therein an amount in cash equal to the Issue Price for such LP Units (as specified in such underwriting agreement) multiplied by the number of LP Units being so purchased.

Section 4.3  Issuances of Additional LP Units and Other Securities

(a) The General Partner is hereby authorized to cause the Partnership to issue additional LP Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto or any other type of equity security that the Partnership may lawfully issue, any secured or unsecured debt obligations of the Partnership, or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), for any Partnership purpose, at any time or from time to time, to Partners or to other Persons (including, without limitation, to employee benefit plans sponsored by the Group Members or Services Company), for such consideration and on such terms and conditions, and entitling the holders thereof to such relative rights and powers, as shall be established by the General Partner, all without the approval of any Limited Partners, except as provided in Section 17.1.

(b) Without limiting the generality of the foregoing (but subject to the provisions of Section 17.1), the additional Partnership Securities to be issued by the Partnership under this Section 4.3 may contain provisions with respect to (i) the allocation of items of Partnership income, gain, loss, deduction and credit; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether any such issue of Partnership Securities may be acquired by the Partnership, by purchase, redemption or otherwise, and if so, the price at which, and the terms and conditions upon which, such Partnership Securities may be purchased, redeemed or otherwise acquired by the Partnership; (v) the conversion rights applicable to any such issue of Partnership Securities, and if so, the rate at which, and the terms and conditions upon which, such Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which any such Partnership Securities will be issued, assigned, or transferred; and (vii) the right, if any, of the holders of any such issue of Partnership Securities to vote on Partnership matters.

(c) The General Partner is hereby authorized and directed to do all acts which it deems appropriate or necessary in connection with each issuance of Units or other securities by the Partnership and to amend this Agreement in any manner which it deems appropriate or necessary to provide for each such issuance, to admit additional limited partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other securities being so issued, all without the approval of any Limited Partners, except as provided in Section 17.1.

Section 4.4  No Preemptive Rights

No Partner shall have any preemptive right with respect to the issuance or sale of Units or other securities that may be issued by the Partnership.

Section 4.5  No Interest

No interest shall be paid by the Partnership on Capital Contributions.

Section 4.6  Loans from Partners

Loans or other advances by a Partner to or for the account of the Partnership shall not be considered Capital Contributions.

Section 4.7  No Withdrawal

No Partner shall be entitled to withdraw any part of its Capital Contributions or its Capital Account or to receive any distributions from the Partnership except as provided in this Agreement.

ARTICLE V

CAPITAL ACCOUNTS; DISTRIBUTIONS

Section 5.1  Capital Accounts

(a) The Partnership shall maintain for each Partner a separate Capital Account with respect to its Partnership Interests in accordance with the regulations issued pursuant to Section 704 of the Code. The Capital Account of any Partner shall be increased by (i) the Net Agreed Value of all Capital Contributions made by such Partner in exchange for its Partnership Interest and (ii) all items of income and gain computed in accordance with Section 5.1(b) and allocated to such Partner pursuant to Section 5.1(c) and reduced by (iii) the Net Agreed Value of all distributions of cash or property made to such Partner with respect to its Partnership Interest and (iv) all items of deduction and loss computed in accordance with Section 5.1(b) and allocated to such Partner pursuant to Section 5.1(c).

(b) For purposes of computing the amount of each item of income, gain, loss or deduction to be reflected in the Capital Accounts, the determination, recognition and classification of such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:

(i) Any deductions for depreciation, cost recovery or amortization attributable to any Partnership property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property. Upon an adjustment to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization pursuant to Sections 5.1(e) or 7.8, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

(ii) If the Partnership’s adjusted basis in property subject to depreciation, cost recovery or amortization is reduced for federal income tax purposes pursuant to Section 48(q)(1) of the Code, the amount of such reduction shall be deemed to be an additional item of deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall be deemed to be an additional item of income in the year of restoration.

(iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

(iv) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code shall be treated as items of deduction.

(v) The computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

(c) (i) After giving effect to the special allocations set forth in Section 5.1(c)(ii)-(iv) for purposes of maintaining the Capital Accounts, each item of income, gain, loss and deduction (computed in accordance with Section 5.1(b)) shall be allocated to the Partners in accordance with their respective Percentage Interests.

(ii) If any Partner unexpectedly receives any adjustment allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of

Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustment, allocation or distribution as quickly as possible.

(iii) To preserve uniformity of Units, the General Partner may make special allocations of income or deduction pursuant to Section 6.1(c) that do not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.

(iv) If there is a net decrease in Partnership minimum gain, within the meaning of Treasury Regulation Section 1.704-1(b) (4) (iv), during a Partnership taxable year, all Partners with deficit balances in their Capital Accounts, computed as described in Treasury Regulation Section 1.704-1(b)(4)(iv)(c) at the end of such year, will be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in the amounts and in the proportions needed to eliminate such deficits as quickly as possible, before any other allocations are made under Section 704(b) of the Code.

(v) (A) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.1(e), this Section 5.1(c)(v) is intended to cause the respective Capital Accounts of the Partners to return to, over time, the relative proportionality of the Capital Account balances of the Partners if the prior adjustment to the Carrying Value of Partnership property had not occurred. To effectuate the intent of this Section 5.1(c)(v)(A), the General Partner may allocate that portion of the deductions, cost recovery or amortization attributable to an adjustment to the Carrying Value of a Partnership property pursuant to Section 5.1(e) in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 5.1(e).

(B) In making the allocations required under this Section 5.1(c)(v), including the allocations that may result from the sale or other taxable disposition of any Partnership property that has been subject to an adjustment to the Carrying Value of such Partnership property, the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 5.1(c)(v).

(d) (i) Except as otherwise provided in this Section 5.1(d), a transferee of LP Units shall, upon becoming a Limited Partner, succeed to the portion of the transferor’s Capital Account maintained with respect to the Units transferred.

(ii) If a transfer of Units causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of the Units) pursuant to Sections 14.4 and 14.5 and recontributed by such Partners and transferees in reconstitution of the Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with this Article V.

(e) If any additional LP Units (or other Partnership Interests) are to be issued pursuant to Section 4.3, or if any Partnership Property is to be distributed, the Capital Accounts of the Partners (and the Carrying Values of all Partnership properties) shall, immediately prior to such issuance or distribution, be adjusted (consistent with the provisions hereof and of Section 704(b) of the Code) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to all Partnership properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of such properties immediately prior to such issuance). In determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership properties, as of any date of determination, (i) shall, in the case of the issuance of additional LP Units, be deemed to be equal to (A) the number of Units outstanding, as of the date of determination, times the Issue Price for which such additional LP Units are so issued, plus (B) the fair market value of any Partnership Interests not otherwise valued pursuant to Section 5.1(e)(i)(A) and (C) the amount of any Partnership indebtedness outstanding as of the date of determination, (ii) shall, in the case of an issuance of other Partnership Interests, be deemed to be equal to (A) the number of Units outstanding, as of the date of determination, times the last reported sales price per LP Unit on the principal National Securities Exchange on which such LP Units are listed, plus (B) the fair market value of any Partnership Interests not otherwise valued pursuant to Section 5.1(e)(ii)(A) and (C) the amount of any Partnership indebtedness outstanding as of the date of determination, and (iii) shall, in the case of the distribution of Partnership property, be determined in the manner provided in Section 14.3.

Section 5.2  Distributions in Respect of Partnership Interests

(a) From time to time, not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it may determine, without being limited to current or accumulated income or gains, from any Partnership funds, including, without limitation, Partnership revenues, Capital Contributions or borrowed funds. The General Partner may also distribute to the Partners other Partnership property, additional Units or other securities of the Partnership or other entities.

All distributions in respect of Units shall be made concurrently to all Record Holders on the Record Date set for purposes of such distribution and shall be prorated in accordance with such Record Holders’ respective Percentage Interests as of such Record Date.

(b) Amounts paid pursuant to Section 7.4, any Management Agreement or any Operating Partnership Agreement shall not be deemed to be distributions with respect to a Partnership Interest for purposes of this Agreement.

ARTICLE VI

INCOME TAX MATTERS

Section 6.1  Tax Allocations

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in the manner in which the correlative item of “book” income, gain, loss or deduction is computed in accordance with Section 5.1(b) and allocated pursuant to Section 5.1(c), except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

(b) Gain resulting from the sale or other taxable disposition of Partnership assets and allocated to (or recognized by) a Partner (or its successor in interest) for federal income tax purposes shall be deemed to be Recapture Income to the extent such Partner has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.

(c) To preserve uniformity of LP Units, the General Partner may (i) adopt such conventions as it deems appropriate or necessary in determining the amount of depreciation and cost recovery deductions; (ii) make special allocations of income or deduction and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of regulations under Section 704(c) of the Code or (y) otherwise to preserve the uniformity of Units issued or sold from time to time. The General Partner may adopt such conventions and make such allocations and amendments only if they would not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.

(d) Items of Partnership income, gain, loss, deduction and credit shall, for federal income tax purposes, be determined on a monthly basis (or other basis, as required or permitted by Section 706 of the Code) and shall be allocated to the Persons who are Record Holders of Units as of the close of business on the first day of such month; provided, however, that gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Partnership shall be allocated to the Persons who are Record Holders of Units as of the close of business on the date of sale.

(e) Pursuant to Section 704(c) of the Code, items of income, gain, loss, deduction and credit attributable to Contributed Property shall be allocated in such a manner as to take into account the variation between the basis of such property to the Partnership and its Carrying Value.

Section 6.2  Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, losses, deductions, credits and other items necessary for federal and state income tax purposes and shall use all reasonable efforts to furnish to the Limited Partners within 90 days after the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gains, losses, deductions, credits and other items shall be on the accrual method of accounting for federal income tax purposes, unless the General Partner shall determine otherwise.

Section 6.3  Tax Elections

Except as otherwise provided herein, the General Partner shall determine whether to make any available election. The General Partner shall elect under Section 754 of the Code to cause the basis of Partnership property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code, but the General Partner may seek to revoke this election if the General Partner determines that such revocation is in the best interests of the Limited Partners.

Section 6.4  Tax Controversies

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Limited Partner agrees to cooperate with the General Partner and to do or refrain from doing any and all things reasonably required by the General Partner to conduct such proceedings.

Section 6.5  Withholding

The General Partner is authorized to take any action necessary to comply with any withholding requirements established by applicable law, including, without limitation, with regard to (a) the sale of United States real property interests, (b) the distributions of cash or property to any Partner which is a foreign Person, and (c) the transfer of Units.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS; INDEMNIFICATION

Section 7.1  Powers of General Partner

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any power to control or manage the business and affairs of the Partnership.

In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner is hereby authorized and empowered, in the name of and on behalf of the Partnership, to do and perform any and all acts and things which it deems appropriate or necessary in the conduct of the business and affairs of the Partnership, including, without limitation, the following:

(a) to lend or borrow money, to assume, guarantee or otherwise become liable for indebtedness and other liabilities and to issue evidences of indebtedness;

(b) to buy, lease (as lessor or lessee), sell, mortgage, encumber or otherwise acquire or dispose of any or all of the assets of the Partnership;

(c) to own, use and invest the assets of the Partnership;

(d) to purchase or sell products, services and supplies;

(e) to make tax, regulatory and other filings, and to render periodic and other reports, to governmental agencies or bodies having jurisdiction over the assets or business of the Partnership;

(f) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

(g) to negotiate, execute and perform any contracts, conveyances or other instruments;

(h) to distribute Partnership cash;

(i) to utilize the services of officers and employees of the General Partner or of any other Persons and to select and dismiss employees (if any) and outside attorneys, accountants, consultants and contractors;

(j) to maintain insurance for the benefit of the Partnership, the Partners and the Indemnitees;

(k) to form, participate in or contribute or loan cash or property to limited or general partnerships, joint ventures, limited liability companies, corporations or similar arrangements;

(l) to expand the business activities in which the Partnership is engaged or engage in new business activities by acquisition or internal development;

(m) to conduct litigation and incur legal expenses and otherwise deal with or settle claims or disputes;

(n) to purchase, sell or otherwise acquire or dispose of Units; and

(o) to take any action in connection with the Partnership’s ownership and operation of any Group Member (including Holdco);

in each case at such times and upon such terms and conditions as the General Partner deems appropriate or necessary, and subject to any express restrictions contained elsewhere in this Agreement.

Section 7.2  Duties of General Partner

The General Partner shall manage the business and affairs of the Partnership in the manner the General Partner deems appropriate or necessary. Without limiting the generality of the foregoing, the General Partner’s duties shall include the following:

(a) to take possession of the assets of the Partnership;

(b) to staff and operate the business of the Partnership with the officers and employees of the General Partner or of other Persons;

(c) to render or cause to be rendered engineering, environmental and other technical services and perform or cause to be performed financial, accounting, logistical and other administrative functions for the Partnership;

(d) to render such reports and make such periodic and other filings as may be required under applicable federal, state and local laws, rules and regulations;

(e) to provide or cause to be provided purchasing, procurement, repair and other services for the Partnership; and

(f) to conduct the business of the Partnership in accordance with this Agreement and all applicable laws, rules and regulations;

in each case in such a manner as the General Partner deems appropriate or necessary.

Section 7.3  Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.4  Compensation and Reimbursement of the General Partner

(a) Except as provided in this Section 7.4 or elsewhere in this Agreement or any other agreement contemplated or permitted hereby or thereby, the General Partner shall not be compensated for its services as General Partner to the Partnership.

(b) The General Partner shall be promptly reimbursed for all Designated Expenses, in addition to any reimbursement as a result of indemnification in accordance with Section 7.12. The General Partner shall determine such Designated Expenses in any reasonable manner determined by it.

(c) The General Partner may propose and adopt, without the approval of the Limited Partners, fringe benefit plans, including, without limitation, plans comparable to those that covered employees employed by the predecessors to the Operating Partnerships and plans involving the issuance of Units, for the benefit of employees of the Partnership Group and Services Company in respect of services performed, or obligated to be performed, directly or indirectly, for the benefit of the Partnership Group.

Section 7.5  Purchase or Sale of LP Units and Other Partnership Securities

The General Partner may, on behalf of the Partnership, purchase or otherwise acquire or sell or otherwise dispose of LP Units and other Partnership Securities. As long as LP Units are held by any member of the Partnership Group, such LP Units or other Partnership Securities shall not be considered outstanding for any purpose.

Section 7.6  [Reserved]

Section 7.7  Outside Activities; Contracts with Affiliates; Loans to or from Affiliates

(a) The General Partner shall not have any business interests or engage in any business activities except for those relating to the Partnership and the Operating Partnerships.

(b) Any Affiliate of the General Partner and any director, officer, manager, member, partner or employee of the General Partner or any of its Affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group, for their own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses or activities to the Partnership Group or any Partner. No member of the Partnership Group nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship governed hereby in any such business interests.

(c) Each of the Limited Partners hereby approves, ratifies and confirms the execution, delivery and performance of the Operating Partnership Agreements, and the Management Agreements and agrees that the General Partner is authorized to execute, deliver and perform the other agreements, acts, transactions and matters described therein on behalf of the Partnership without the approval or vote of any Limited Partners, notwithstanding any other provision of this Agreement or the Operating Partnership Agreements.

(d) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established by the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the Group Member’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner shall not create any right or benefit in favor of any Group Member or any other Person.

Section 7.8  Tax Basis and Value Determinations

To the extent that the General Partner is required pursuant to the provisions of this Agreement to establish fair market values or allocate amounts realized, tax basis, Agreed Values or Net Agreed Values, the General Partner shall establish such values and make such allocations in a manner that is reasonable and fair to the Limited Partners, taking into account all applicable laws, governmental regulations, rulings and decisions. The General Partner may modify or revise such allocations in order to comply with such laws, governmental regulations, rulings or decisions or to the extent it otherwise deems such modification or revision appropriate or necessary. The General Partner is authorized, to the extent deemed by it to be appropriate or necessary, to utilize the services of an independent appraiser in establishing such values or allocations and the General Partner shall in such cases be entitled to rely on the values or allocations established by such independent appraiser.

Section 7.9  Resolution of Conflicts of Interest; Standard of Care

(a) Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner or such Affiliate in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated hereby, or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership; provided that any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the officers and directors of the General Partner regarding any proposed transaction were disclosed to the Audit Committee at the time of its approval), (ii) on terms objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) fair to the Partnership, taking into account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). For the avoidance of doubt, in connection with its resolution of a conflict of interest the General Partner is authorized but not required to seek Special Approval and may adopt a resolution or course of action that has not received Special Approval. In connection with the determination by the General Partner (or the Audit Committee in connection with Special Approval, as applicable) of what is fair and reasonable to the Partnership in connection with its resolution of a conflict of interest, the General Partner (or the Audit Committee) shall be authorized to consider (A) the relative interests of each party to such conflict, agreement, transaction or situation, and the benefits and burdens relating to such interests; (B) any customary or accepted industry practices, and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting or engineering practices or principles; and (D) such additional factors as the Audit Committee determines to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to, nor shall it be construed to require the General Partner (or the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner in compliance with this Section 7.9 shall not constitute a breach of this Agreement or any other agreement contemplated hereby or a breach of any standard of care or duty imposed hereby or under the Delaware Act or any other applicable law, rule or regulation.

(b) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement or any agreement contemplated hereby to be fair and/or reasonable to any Person, the fair and/or reasonable nature of such transaction, arrangement or resolution shall be considered in the context of similar or related transactions.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

Section 7.10  [Reserved]

Section 7.11  Other Matters Concerning the General Partner

(a) The General Partner (including the Audit Committee) may rely and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner (including the Audit Committee) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and shall be fully protected in relying on any opinion or advice of any such Person as to matters which the General Partner (including the Audit Committee) believes to be within such Person’s professional or expert competence in connection with any action taken or suffered or omitted by the General Partner (including the Audit Committee) hereunder in good faith and in accordance with such opinion or advice.

(c) The General Partner (including the Audit Committee) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including the Audit Committee) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

Section 7.12  Limited Liability; Indemnification

(a) Notwithstanding anything to the contrary in this Agreement, and except to the extent required by applicable law, no Indemnitee shall be liable to the Partnership or any Partner for any action taken or omitted to be taken by such Indemnitee in its capacity as a person of the type described in the definition of the term, “Indemnitee,” provided that such Indemnitee acted in good faith and such action or omission does not involve the gross negligence or willful misconduct of such Indemnitee. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith or that an action or omission involves gross negligence or willful misconduct.

(b) The Partnership shall, to the extent permitted by applicable law, indemnify each Indemnitee against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which such Indemnitee was or is a party or is threatened to be made a party, by reason of (i) such Indemnitee’s status as a General Partner, any Affiliate of the General Partner, any Person who is or was a director, officer, manager, member, employee or agent of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another Person (including any Person serving in such a role at Services Company) or (ii) any action taken or omitted to be taken by such Indemnitee in any capacity referred to in clause (i) of this Section 7.12(b), relating to this Agreement or the property, business, affairs or management of the Partnership Group or Services Company (provided that the Indemnitee acted in good faith and the act or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee).

(c) Expenses (including legal fees and expenses) incurred in defending any claim, demand, action, suit or proceeding subject to Section 7.12(b) shall be paid by the Partnership in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.

(d) The indemnification provided by Section 7.12(b) shall be in addition to any other rights to which an Indemnitee may be entitled, and shall continue as to an Indemnitee who has ceased to serve in a capacity for which the Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(e) To the extent commercially reasonable, the Partnership shall purchase and maintain insurance on behalf of the Indemnitees against any liability which may be asserted against or expense which may be incurred by an Indemnitee in connection with the Partnership Group’s activities, whether or not the Partnership would have the power to indemnify an Indemnitee against such liability under the provisions of this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under Section 7.12(b) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof or any member, partner, officer, director, employee, agent, manager, or trustee of any Group Member, Services Company, the General Partner or any Affiliate of any Group Member.

(g) The provisions of this Section 7.12 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h) For purposes of this Section 7.12, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance of duties by such Indemnitee for the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.12(b); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of duties by such Indemnitee for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which does not involve gross negligence or willful misconduct.

(i) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(j) No amendment, modification or repeal of this Section 7.12 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.12, or any predecessor thereto, however numbered, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided that such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1  Limitation of Liability

The Limited Partners shall have no liability under this Agreement (including, without limitation, liability under Section 7.12).

Section 8.2  Management of Business

No Limited Partner shall, in its capacity as a Limited Partner, take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, manager, member, employee or agent of the General Partner or an Affiliate of the General Partner in such Person’s capacity as such (whether or not such Person is also a Limited Partner) shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 8.3  Outside Activities

Limited Partners shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. No member of the Partnership Group nor any of the other Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any Limited Partner.

Section 8.4  Return of Capital

No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

Section 8.5  Rights of Limited Partners Relating to the Partnership

In addition to other rights provided by this Agreement or by applicable law, each Limited Partner shall have the right for a proper purpose reasonably related to such Limited Partner’s interest in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:

(a) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(b) promptly after becoming available, to obtain a copy of the Partnership’s federal and state income tax returns for each year;

(c) to obtain a current list of the name and address of each Partner as set forth in the Units Register;

(d) to obtain a description and statement of the Net Agreed Value of any Capital Contribution made or agreed to be made by each Partner, and the date on which such Partner became a Partner;

(e) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(f) to obtain such other information regarding the affairs of the Partnership as may be just and reasonable;

provided, however, that the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes could damage the Partnership or its business or be in violation of applicable law, including, without limitation, federal securities law, or which the Partnership is required by agreements with third parties to keep confidential.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1  Books, Records and Accounting

The General Partner shall keep or cause to be kept books and records with respect to the Partnership’s business, which books and records shall at all times be kept at the principal office of the Partnership. Any books and records maintained by the Partnership in the regular course of its business, including the Units Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, punch cards, disks, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis, or on a cash basis adjusted periodically to an accrual basis, as the General Partner shall determine, in accordance with generally accepted accounting principles and applicable law.

Section 9.2  Fiscal Year

The fiscal year of the Partnership for financial reporting purposes shall be the calendar year, unless the General Partner shall determine otherwise.

Section 9.3  Reports

(a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of LP Units as of the last day of that fiscal year reports containing financial statements of the Partnership for the fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet, statement of income, statement of Partners’ capital and statement of changes in financial position, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 45 days after the close of each calendar quarter, except the last calendar quarter of each fiscal year, the General Partner shall cause the Partnership to electronically file with the Securities and Exchange Commission a quarterly report for the calendar quarter containing such financial and other information as the General Partner deems appropriate.

(c) Such reports shall present the consolidated financial position of the Partnership Group, together with Services Company and such other Persons as may be required by generally accepted accounting principles.

(d) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 9.3 if it has either (i) electronically filed such report with the Securities and Exchange Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE X

ISSUANCE OF LP CERTIFICATES; TRANSFER AND EXCHANGE OF LP UNITS

Section 10.1  Initial Issuance of LP Certificates

Upon the issuance of LP Units to any Person, the Partnership may (and will upon request of an owner of LP Units) issue one or more LP Certificates in the name of such Person evidencing the number of such LP Units being so issued. LP Certificates shall be executed on behalf of the Partnership by the General Partner. No LP Certificate shall be valid for any purpose until manually countersigned by the Transfer Agent.

Section 10.2  Registration, Registration of Transfer and Exchange

(a) The Partnership will cause to be kept a register (the “Units Register”) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the Partnership will provide for the registration of LP Units and of transfers of such LP Units. The Transfer Agent is hereby appointed registrar for the purpose of registering LP Units and transfers of such LP Units as herein provided.

Upon surrender for registration of transfer or exchange of any LP Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new LP Certificates evidencing the same aggregate number of LP Units as did the LP Certificate so surrendered.

(b) Every LP Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed, in either case by the holder thereof or such holder’s attorney duly authorized in writing. Every LP Certificate surrendered for registration of transfer shall be duly accepted on the reverse side thereof, or be accompanied by a written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed, in either case by the transferee or such transferee’s attorney duly authorized in writing. As a condition to the issuance of any new LP Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Section 10.3  Mutilated, Destroyed, Lost or Stolen LP Certificates

(a) If any mutilated LP Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute and the Transfer Agent shall countersign and deliver in exchange therefor a new LP Certificate evidencing the same number of LP Units as did the LP Certificate so surrendered.

(b) If there shall be delivered to the General Partner and the Transfer Agent (i) evidence to their satisfaction of the destruction, loss or theft of any LP Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the General Partner or the Transfer Agent that such LP Certificate has been acquired by a bona fide purchaser, the General Partner on behalf of the Partnership shall execute and upon its request the Transfer Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Certificate, a new LP Certificate evidencing the same number of LP Units as did the LP Certificate so destroyed, lost or stolen.

(c) As a condition to the issuance of any new LP Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) connected therewith.

(d) Every new LP Certificate issued pursuant to this Section 10.3 in lieu of any destroyed, lost or stolen LP Certificate shall evidence an original additional Partnership Interest in the Partnership, whether or not the destroyed, lost or stolen LP Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other LP Units duly issued hereunder.

Section 10.4  Persons Deemed Owners

Prior to due presentment of an LP Certificate for registration of transfer and satisfaction of the requirements of Section 10.2(b) with respect thereto, (a) the Partnership, the General Partner, the Transfer Agent and any agent of any of the foregoing may deem and treat the Record Holder as the absolute owner thereof and of the LP Units evidenced thereby for all purposes whatsoever and (b) a transferee shall not be entitled to distributions or allocations or any other rights in respect of the LP Units evidenced thereby other than the right to further transfer such LP Units.

Section 10.5  Prohibited Transfers

Subject to Section 13.2, neither the Partnership nor any of its Affiliates shall transfer any or all of the limited liability company interests of the General Partner and the General Partner shall not transfer the GP Interest to any Person whatsoever.

ARTICLE XI

[RESERVED]

ARTICLE XII

ADMISSION OF SUBSTITUTED AND ADDITIONAL LIMITED PARTNERS

Section 12.1  [Reserved]

Section 12.2  Admission of Substituted Limited Partners

A transferee of LP Units shall automatically be admitted to the Partnership as a Limited Partner (and the transferor of such LP Units shall, if such transferor is assigning all of such transferor’s LP Units, automatically cease to be a Limited Partner) at and as of the time the transfer is registered on the Units Register pursuant to Section 10.2.

Section 12.3  Admission of Successor General Partner

A successor General Partner approved pursuant to Section 13.1 or the proviso to Section 14.1 shall be admitted to the Partnership as the successor General Partner, effective as of the date an amendment or restatement of the Certificate of Limited Partnership is filed with the Secretary of State of the State of Delaware effecting such substitution; provided, however, that no such successor shall be so admitted to the Partnership until it has agreed in writing to assume the former General Partner’s obligations hereunder. This Agreement and the Certificate of Limited Partnership shall be amended as appropriate to reflect the termination of the former General Partner as a general partner, if applicable, and the admission of the successor General Partner.

Section 12.4  Admission of Additional Limited Partners

By acceptance of the transfer of any LP Units in accordance with this Agreement or the issuance of any LP Units pursuant to this Agreement (including in connection with a merger or consolidation), each transferee of an LP Unit and each Person who is issued LP Units pursuant to this Agreement (including in connection with a merger or consolidation) (including any nominee holder or an agent or representative acquiring LP Units for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the LP Units so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the LP Units so transferred or issued, (iv) represents that the transferee or Person being issued such LP Units has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any LP Units, the issuance of any LP Units pursuant to this Agreement, and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may be admitted as a Limited Partner or become a record holder of LP Units without the consent or approval of any of the Partners.

Section 12.5  Amendment of Agreement and Certificate of Limited Partnership

The General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, this Agreement and the Certificate of Limited Partnership to reflect the admission of any Partner.

ARTICLE XIII

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

Section 13.1  Withdrawal or Removal of the General Partner

(a) Buckeye GP LLC agrees to act as General Partner of the Partnership until the later of (i) the date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP Loan is paid in full. At any time after the later of (i) the date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP Loan is paid in full, the General Partner may withdraw from the Partnership effective upon at least 90 days’ advance written notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice, provided that such withdrawal is approved by an Eighty Percent Interest or the Partnership has received an Opinion of Counsel that such withdrawal would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes. Any such withdrawal shall also constitute the withdrawal of the OLP GP from the Operating Partnerships, as provided in the Operating Partnership Agreements. If the General Partner gives a notice of withdrawal, a Majority Interest may, prior to the effective date of such withdrawal, approve a successor General Partner. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements. If no successor General Partner is so approved, the Partnership shall be dissolved pursuant to Section 14.1. Buckeye GP LLC further agrees that it shall not cause the OLP GP to withdraw as general partner of any Operating Partnership, except in connection with Buckeye GP LLC’s withdrawal as General Partner.

(b) The General Partner may be removed only by an Eighty Percent Interest, and only if (i) in connection therewith, a successor General Partner is approved by a Majority Interest, (ii) the Partnership shall have received an Opinion of Counsel that the removal of the General Partner and the approval of a successor General Partner will not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes, (iii) the successor General Partner or an Affiliate thereof agrees to indemnify and hold harmless the General Partner and its Affiliates from any liability or obligation arising out of, or causes the General Partner and its Affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the General Partner or any of its Affiliates in connection with the business of the Partnership Group, except as otherwise prohibited by this Agreement, and (iv) all required regulatory approvals for removal of the General Partner shall have been obtained. Such removal shall be effective upon the admission of the successor General Partner pursuant to Section 12.3. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements.

Section 13.2  Sale of Former General Partner’s Interest

If a successor General Partner is approved pursuant to Sections 13.1 or 14.2 or the proviso to Section 14.1, such successor shall purchase the GP Interest of the former General Partner for an amount in cash equal to the fair market value thereof, determined as of the date the successor General Partner is admitted pursuant to Section 12.3. The fair market value of the GP Interest shall include the value of all rights associated with being the General Partner. The value of the GP Interest shall be reduced by the value of the assumption by the successor General Partner or its Affiliate of the obligations of the General Partner and its Affiliates pursuant to Section 13.1(b)(iii). Such fair market value shall be determined by agreement between the former General Partner and its successor or, failing agreement within 30 days after the date the successor General Partner is so admitted, by a firm of independent appraisers jointly selected by the former General Partner and its successor (or, if the former General Partner and its successor cannot agree on the selection of such a firm within 45 days after the date the successor General Partner is so admitted, by a firm of independent appraisers selected by two firms, one of which will be selected by the former General Partner and the other of which will be selected by the successor).

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.1  Dissolution

The Partnership shall be dissolved, and its affairs shall be wound up, upon:

(a) expiration of the term as provided in Section 2.5;

(b) withdrawal of the General Partner pursuant to Section 13.1 (unless a Person becomes a successor General Partner prior to or on the effective date of such withdrawal);

(c) bankruptcy or dissolution of the General Partner, or any other event that results in the General Partner ceasing to be a general partner in the Partnership (other than by reason of a withdrawal or removal pursuant to Section 13.1); or

(d) an election by the General Partner to dissolve the Partnership which is approved by a Two-Thirds Interest;

provided, however, that the Partnership shall not be dissolved upon an event described in Sections 14.1(b) or 14.1(c) if, within 90 days of such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

For purposes of this Section 14.1, bankruptcy of the General Partner shall be deemed to have occurred when (i) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, (iii) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief, under any bankruptcy, insolvency or similar law now or hereafter in effect, (iv) it executes and delivers a general assignment for the benefit of its creditors, (v) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any involuntary proceeding of the nature described in clause (i) above, or (vi) (1) any involuntary proceeding of the nature described in clause (i) above has not been dismissed 120 days after the commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator for it or for all or any substantial part of its properties has not been vacated or stayed within 90 days of such appointment, or (3) such appointment has been stayed but is not vacated within 90 days after the expiration of any such stay.

Section 14.2  Reconstitution

Upon dissolution of the Partnership in accordance with Sections 14.1(b) or 14.1(c), and a failure of all Partners to agree to continue the business of the Partnership and to the appointment of a successor General Partner as provided in the proviso to Section 14.1, then within 180 days after the event described in Sections 14.1(b) or 14.1(c), a Majority Interest may elect to reconstitute the Partnership and continue its business by forming a new partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by a Majority Interest. Upon any such election by a Majority Interest, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within such 180-day period, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within such 180-day period, then (a) the reconstituted partnership shall continue until the end of the term set forth in Section 2.5 unless earlier dissolved in accordance with this Article XIV and (b) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to this Agreement; provided that the right of a Majority Interest to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (i) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (ii) neither the Partnership nor the reconstituted partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Section 14.3  Liquidation

Upon dissolution of the Partnership, unless the Partnership is reconstituted pursuant to Section 14.2, the General Partner, or in the event the General Partner has withdrawn from the Partnership, been removed or dissolved or become bankrupt (as defined in Section 14.1), a liquidator or liquidating committee approved by a Majority Interest shall be the liquidator of the Partnership (the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, resignation or removal of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and obligations of the original Liquidator) shall, within 30 days thereafter, be approved by a Majority Interest. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the restrictions set forth in Article XVII) to the extent appropriate or necessary in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a) to creditors of the Partnership (including Partners); and

(b) to the Partners, in proportion to and to the extent of the positive balances in their respective Capital Accounts;

provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.

Section 14.4  Distribution in Kind

Notwithstanding the provisions of Section 14.3 requiring the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership and may, in its sole discretion, distribute to the Partners, or to specific classes of Partners, as tenants in common, in lieu of cash, and as their interests may appear in accordance with the provisions of Section 14.3(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable and to any joint ownership agreements or other agreements governing the ownership and operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 14.5  Cancellation of Certificate of Limited Partnership

Upon the completion of the distribution of Partnership property pursuant to Sections 14.3 and 14.4, the Partnership shall be terminated, and the Liquidator (or the Limited Partners if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

Section 14.6  Return of Capital

The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 14.7  Waiver of Partition

Each Partner hereby waives any rights to partition of the Partnership property.

Section 14.8  Certain Prohibited Acts

Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership to (i) make or consent to a general assignment for the benefit of the Partnership’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or otherwise seek, with respect to the Partnership, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership in a proceeding of the type described in clauses (i) — (iii) of this Section 14.8; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 17.3; (vii) dissolve or liquidate, except in accordance with this Article XIV; or (viii) merge or consolidate.

ARTICLE XV

AMENDMENT OF PARTNERSHIP AGREEMENT

Section 15.1  Amendments Which May be Adopted Solely by the General Partner

Subject to Section 15.3, the General Partner may amend any provision of this Agreement without the consent of any Limited Partner, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, in the location of the principal place of business of the Partnership or in the registered office or registered agent of the Partnership;

(b) a change that the General Partner deems appropriate or necessary to (i) qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of any state or jurisdiction or (ii) ensure that neither the Partnership nor any of the Operating Partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

(c) a change to divide outstanding Units into a greater number of Units, to combine outstanding Units into a smaller number of Units or to reclassify Units in a manner that in the good faith opinion of the General Partner, does not adversely affect any class of Limited Partners in any material respect;

(d) a change that the General Partner deems appropriate or necessary to (i) satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute or (ii) facilitate the trading of any Units or comply with any rule, regulation, requirement, condition or guideline of any National Securities Exchange on which any Units are or will be listed or admitted to trading;

(e) a change that is appropriate or necessary, as stated in an Opinion of Counsel, to prevent the Group Members and their respective directors and officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of

1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(f) a change that is required or contemplated by any provision of this Agreement, including, without limitation, Sections 4.3, 12.3 and 12.5;

(g) a change that in the good faith opinion of the General Partner does not adversely affect the Limited Partners in any material respect; or

(h) any changes or events similar to the foregoing.

Section 15.2  Other Amendments

Amendments to this Agreement may be proposed only by the General Partner. Subject to Section 15.3, a proposed amendment (other than amendments adopted pursuant to Section 15.1) shall be effective only when approved by a Majority Interest. Notwithstanding the provisions of Sections 15.1 and 15.3, no amendment of (i) the definitions of “Audit Committee,” or “Special Approval,” (ii) Section 7.6, (iii) Section 17.3, (iv) Section 7.9(a), (v) Section 14.8, or (vi) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.

Section 15.3  Amendment Requirements

Notwithstanding the provisions of Sections 15.1 and 15.2, (i) the approval of an Eighty Percent Interest shall be required for any amendment unless the Partnership has received an Opinion of Counsel that such amendment would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes, (ii) no provision of this Agreement which establishes a percentage of the Limited Partners required to take or approve any action shall be amended in any respect which would have the affect of reducing the voting requirement, unless such amendment is approved by at least such percentage of Limited Partners, and (iii) this Section 15.3 shall be amended only with the approval of an Eighty Percent Interest.

ARTICLE XVI

MEETINGS

Section 16.1  Meetings

(a) Special meetings of Limited Partners may be called by the General Partner or by Limited Partners holding an aggregate of at least 20% of the outstanding LP Units. Within 60 days after receipt by the General Partner of a written proposal to call a meeting signed by Limited Partners holding the requisite number of LP Units and indicating the purpose for which the meeting is to be called (or such longer period as shall be reasonably required by the General Partner in order to prepare documents required therefor), the General Partner shall cause a notice of the meeting to be given to each Limited Partner. A special meeting shall be held at a time and place determined by the General Partner within 60 days after the giving of notice of the meeting.

(b) (i) An annual meeting of the Limited Partners for the election of Public Directors by the Public Limited Partners and such other matters as the Board of Directors shall submit to a vote of the Limited Partners shall be held in [          ] of each year, beginning in 2011, or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 16.2 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) The Public Limited Partners shall vote together as a single class for the election of Public Directors. The Public Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting (not counting abstentions) persons to serve as Public Directors on the Board of Directors who are nominated in accordance with the provisions of this Section 16.1(b). The exercise by a Limited Partner of the right to elect the Public Directors and any other rights afforded to a Limited Partner under this Section 16.1(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii) Each Limited Partner shall be entitled to one vote for each LP Unit that is registered in the name of such Limited Partner on the record date for such meeting.

(iv) As of the date hereof, after giving effect to the Merger and the adoption of the Holdco Partnership Agreement (and the Holdco Partnership Agreement shall also provide):

(A) on an ongoing basis, the Public Limited Partners have the right to elect all of the Directors other than the Directors appointed by Holdco GP;

(B) for so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco GP shall have the right to designate two Directors;

(C) for so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, but less than 85.0% of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco GP shall have the right to designate one Director;

(D) upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco GP shall designate one of the two Holdco GP Directors to be removed, and Holdco shall cause such Holdco GP Directors to resign or be removed from the Board of Directors; and

(E) upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco shall cause any remaining Holdco GP Director(s) to resign or be removed from the Board of Directors, and thereafter the Board of Directors shall consist only of Public Directors.

(v) With respect to the election of Directors to the Board of Directors, if at any time any Person or group (as defined for purposes of Section 13(d)(3) of the Exchange Act) beneficially owns 20% or more of the outstanding LP Units, then all LP Units owned by such Person or group in excess of 20% of the outstanding LP Units shall not be voted, and in each case, the foregoing LP Units shall not be counted when calculating the required votes for such matter and shall not be deemed to be outstanding for purposes of determining a quorum for such meeting (but such LP Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement). Notwithstanding the foregoing sentence, the Board of Directors may, by action specifically referencing votes for the election of Directors under this Section 16.1(b), determine that the limitation set forth in the preceding sentence shall not apply to a specific Person or group.

(vi) The number of Directors that shall constitute the whole Board of Directors shall not be less than three and not more than nine as shall be established from time to time by a resolution adopted by a majority of the Directors. The Public Directors shall be divided into three classes, Class I, Class II, and Class III. The number of Public Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Public Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each Public Director shall serve for a term ending as provided herein; provided, however, that the Public Directors designated in the General Partner Agreement to Class I shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2011, the Directors designated in the General Partner Agreement to Class II shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2012, and the Directors designated in the General Partner Agreement to Class III shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2013. At each succeeding annual meeting of Limited Partners beginning with the annual meeting held in 2011, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.

(vii) If the number of Directors is changed, any increase or decrease shall be apportioned among the classes of Public Directors so as to maintain the number of Public Directors in each class as nearly equal as possible and any additional Public Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director and no decrease in the number of Holdco GP Directors shall be made except as described in Section 16.1(b)(iv). If a Holdco GP Director is removed or resigns pursuant to Section 16.1(b)(iv)(D) or (E), the number of Directors that shall constitute the whole Board of Directors shall automatically be reduced appropriately. A Public Director shall hold office until the annual meeting of the Limited Partners of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to death, resignation or removal from office. Any vacancy among the Public Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors) may only be filled by a majority of the Public Directors then in office, even if less than a quorum, or by a sole remaining Public Director. Any Public Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Public Director may be removed only for cause and only upon a vote of the majority of the remaining Public Directors then in office.

(viii) (A) (1) Nominations of persons for election as Public Directors may be made at an annual meeting of the Limited Partners only (a) by or at the direction of the Public Directors or any committee thereof or (b) by any Public Limited Partner who was a Record Holder at the time the notice provided for in this Section 16.1(b)(viii) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 16.1(b)(viii).

(2) For any nominations brought before an annual meeting by a Public Limited Partner pursuant to clause (b) of paragraph (A)(1) of this Section 16.1(b)(viii), the Public Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Public Limited Partner’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Public Limited Partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2011 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be [          ], 201[1]. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Public Limited Partner’s notice as described above. Such Public Limited Partner’s notice shall set forth: (a) as to each person whom the Public Limited Partner proposes to nominate for election as a Public Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Public Director if elected; and (b) as to the Public Limited Partner giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Public Limited Partner, as they appear on the Partnership’s books and records, and of such beneficial owner, (ii) the number of LP Units which are owned beneficially and of record by such Public Limited Partner and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Public Limited Partner and such beneficial owner, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned LP Units) that has been entered into as of the date of the Public Limited Partner’s notice by, or on behalf of, such Public Limited Partner and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of LP Unit price changes for, or increase or decrease the voting power of, such Public Limited Partner and such beneficial owner, with respect to LP Units, (v) a representation that the Public Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the Public Limited Partner or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s LP Units required to elect the nominee and/or (b) otherwise to solicit proxies from Public Limited Partners in support of such nomination. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Public Director.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 16.1(b)(viii) to the contrary, in the event that the number of Public Directors to be elected is increased effective at the annual meeting and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Public Limited Partner’s notice required by this Section 16.1(b)(viii) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B) Nominations of persons for election as Public Directors may be made at a special meeting of Limited Partners at which Public Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of the Public Directors or any committee thereof or (2) provided that the Directors or the Limited Partners pursuant to Section 16.1(a) hereof have determined that Public Directors shall be elected at such meeting, by any Public Limited Partner who is a Record Holder at the time the notice provided for in this Section 16.1(b)(viii) is delivered to the General Partner, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 16.1(b)(viii). In the event the General Partner calls a special meeting of Public Limited Partners for the purpose of electing one or more Public Directors, any Public Limited Partner entitled to vote in such election of Public Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Public Limited Partner’s notice required by paragraph (A)(2) of this Section 16.1(b)(viii) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Public Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Public Limited Partner’s notice as described above.

(C) (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 16.1(b)(viii) shall be eligible to be elected at an annual or special meeting of Public Limited Partners to serve as Public Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 16.3 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 16.1(b)(viii) (including whether the Public Limited Partner or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Public Limited Partner’s nominee in compliance with such Public Limited Partner’s representation as required by clause (A)(2)(b)(vi) of this Section 16.1(b)(viii)) and (b) if any proposed nomination was not made in compliance with this Section 16.1(b)(viii), to declare that such nomination shall be disregarded.

Notwithstanding the foregoing provisions of this Section 16.1(b)(viii) unless otherwise required by law, if the Public Limited Partner (or a qualified representative of the Public Limited Partner) does not appear at the annual or special meeting of Public Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 16.1(b)(viii), to be considered a qualified representative of the Public Limited Partner, a person must be a duly authorized officer, manager or partner of such Public Limited Partner or must be authorized by a writing executed by such Public Limited Partner or an electronic transmission delivered by such Public Limited Partner to act for such Public Limited Partner as proxy at the meeting of Public Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2) For purposes of this Section 16.1(b)(viii), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 16.1(b)(viii), a Public Limited Partner shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 16.1(b)(viii); provided however, that any references in this Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 16.1(b)(viii) (including paragraphs A(1)(c) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 16.1(b)(viii) shall be the exclusive means for a Public Limited Partner to make nominations.

(ix) This Section 16.1(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(x) The Partnership and General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 16.1(b), including, without limitation, amending the General Partner Agreement and Holdco Partnership Agreement such that at all times the General Partner Agreement and Holdco Partnership Agreement shall provide (i) that the Public Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 16.1(b).

(xi) If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 16.1(b) shall be applicable with respect to the board of directors or other governing body of such subsidiary.

(c) The Limited Partners owning a majority of the LP Units entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum at a meeting of the Limited Partners. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners owning LP Units that in the aggregate represent a majority of the outstanding LP Units present in person or by proxy at such meeting and entitled to vote shall constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners owning LP Units that in the aggregate represent at least such greater or different percentage shall be required.

Section 16.2  Record Date

For purposes of determining the Limited Partners entitled to notice of or to vote at any meeting or to give approvals without a meeting as provided in Section 16.4, the General Partner may set a Record Date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Section 16.3  Conduct of Meeting

The General Partner shall have full power and authority concerning the manner of conducting any meeting of Limited Partners or the solicitation of proxies or consents in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the conduct of voting, the validity and effect of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate an individual to serve as chairman of any meeting and shall further designate an individual to take the minutes of any meeting, which individuals may be directors or officers of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner.

Section 16.4  Action Without a Meeting

Any action that may be taken at a meeting of the Limited Partners, other than the election of Public Directors, may be taken without a meeting if approvals in writing setting forth the action so taken are signed by Limited Partners holding in the aggregate at least the minimum number of LP Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. If approvals to the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient consents are deposited with the Partnership, and (c) the Partnership receives an Opinion of Counsel that giving effect to such approvals would not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

ARTICLE XVII

CERTAIN RESTRICTIONS

Section 17.1  Additional Units

(a) Without the prior approval of a Two-Thirds Interest, the General Partner shall not cause the Partnership to issue any class or series of LP Units having preferences or other special or senior rights over the LP Units issued pursuant to Section 4.2.

(b) The General Partner shall not cause the Partnership to issue Units to the General Partner or any of its Affiliates unless (i) the Units are of a class which is, prior to such issuance, listed or admitted to trading on a National Securities Exchange and the Net Agreed Value of the Contributed Property being contributed in exchange for such Units is at least equal to the number of Units being so issued times the Unit Price of such Units or (ii) such issuance is approved by a Majority Interest.

Section 17.2  Certain Amendments

(a) Without the prior approval of a Two-Thirds Interest, the Partnership shall not amend, and the General Partner shall not permit the Partnership or any Operating Partnership to amend, any compensation arrangement for the General Partner, unless, in any case, such amendment does not, in the good faith opinion of the General Partner, in its capacity as general partner of the Partnership or the indirect owner of the general partner of the Operating Partnerships, as applicable, adversely affect the Limited Partners in any material respect.

(b) The General Partner shall not cause the Partnership to approve any amendment to an Operating Partnership Agreement pursuant to Section 13.2 thereof unless such amendment is approved by a Majority Interest.

Section 17.3  Sale of Assets

Without the prior approval of a Two-Thirds Interest, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by the Partnership and the Operating Partnerships; provided, however, that in the event that less than 80% of the LP Units are held by the General Partner and its Affiliates, prior Special Approval shall also be required.

ARTICLE XVIII

[RESERVED]

ARTICLE XIX

GENERAL PROVISIONS

Section 19.1  Opinions Regarding Taxation as a Partnership

Notwithstanding any other provisions of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership receive an Opinion of Counsel that the proposed action would not result in the Partnership or any of the Operating Partnerships being treated as an association taxable as a corporation for federal income tax purposes (a) shall not be applicable to the extent that the Partnership or any of the Operating Partnerships is at such time treated in all material respects as an association taxable as a corporation for federal income tax purposes and (b) shall be deemed satisfied by an Opinion of Counsel containing conditions, limitations and qualifications which are acceptable to the General Partner.

Section 19.2  Personal Property

The Partnership Interest of any Partner shall be personal property for all purposes.

Section 19.3  Addresses and Notices

Any notice, demand, request, payment or report required or permitted to be given or made to a Limited Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other means of written communication to the Limited Partner at such Limited Partner’s address as shown on the Units Register. Any notice to the Partnership or the General Partner shall be deemed given if received in writing by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.

Section 19.4  Headings

All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

Section 19.5  Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto (including the additional Persons that become Limited Partners as provided herein) and their heirs, executors, administrators, successors, legal representatives and assigns.

Section 19.6  Integration

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 19.7  Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.

Section 19.8  Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto (including the additional Persons that become Limited Partners as provided herein).

Section 19.9  Severability

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 19.10  Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

In Witness Whereof, this Agreement has been duly executed by the General Partner, as of the date first above written.

Buckeye GP LLC,
as General Partner

By:
Name:

Title:

[Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P.]

ANNEX C

FORM OF
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BUCKEYE GP HOLDINGS L.P.

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BUCKEYE GP HOLDINGS L.P. (this “Agreement”), dated as of [          ], 2010 and effective at the Effective Time (as defined below) is entered into by and between MainLine Management LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Buckeye Partners, L.P., as the limited partner (the ‘‘Limited Partner”).

BACKGROUND

Buckeye GP Holdings L.P. (the “Partnership”) was formed as of March 27, 2006 as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”). On August 9, 2006, the General Partner and limited partners as of such date adopted an Amended and Restated Agreement of Limited Partnership of the Partnership (the “Prior Agreement”).

Pursuant to (A) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2010, by and among the Limited Partner, Buckeye GP LLC, a Delaware limited liability company and the general partner of the Limited Partner (“Partners GP”), [MergerCo], a Delaware limited liability company and a wholly-owned subsidiary of Partners, the Partnership, and the General Partner, and (B) Sections 14.2(e) and 14.5 of the Prior Agreement, the Prior Agreement is hereby amended and restated in its entirety as follows.

1. Name.  The name of Partnership is Buckeye GP Holdings L.P.

2. Purpose.  The purpose and nature of the business to be conducted by the Partnership shall be to own all of the limited liability company interests in, and be the sole member of, Partners GP, which is the general partner of the Limited Partner and indirectly owns the general partner interest in certain partnership subsidiaries of the Limited Partner. The General Partner shall cause the Partnership not to engage, directly or indirectly, in any business activity other than the ownership, and being a member, of Partners GP and immaterial or administrative actions related thereto, without the prior consent of the Limited Partner.

3. Registered Office.  The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4. Registered Agent.   The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5. Partners.   At the Effective Time, the Limited Partner was admitted as the sole limited partner of the Partnership and was issued a 100% limited partner interest in the Partnership, such 100% partnership interest being duly authorized, validly issued, fully paid and, subject to applicable law, non-assessable. The names, percentage interests and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:	Percentage Interest:

MainLine Management LLC One Greenway Plaza Suite 600 Houston, Texas 77046	0%

Limited Partner:	Percentage Interest:

Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, Texas 77046	100%

6. Nature of General Partner Interest.   The General Partner’s interest in the Partnership is a non-economic interest, and is thus comprised solely of the management interest of the General Partner in the Partnership pursuant to this Agreement and the Act.

7. Powers.   The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. The General Partner shall not consent to any amendment to this Agreement or to the Limited Liability Company Agreement of Partners GP without the consent of the Limited Partner. The Limited Partner may, in its sole discretion, designate one or more individuals to serve as Special Managers of the Partnership. Such Special Managers shall constitute delegates of the General Partner, with all powers, statutory and otherwise, possessed by the General Partner, if the General Partner fails to cause the Partnership to take any action required by this Agreement. The General Partner shall not cause the Partnership to take any action without the prior consent of the Limited Partner unless otherwise expressly permitted by this Agreement to be taken without such prior consent

8. Dissolution.   The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act unless there is a remaining general partner who is hereby authorized to, and shall, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution of the Partnership has occurred under § 17-802 of the Act.

9. Additional Contributions.   No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Distributions.   To the extent the Partnership receives any cash or other property in excess of its expected liabilities and expenses, the General Partner shall cause the Partnership to distribute 100% of such cash or other property promptly to the Limited Partner. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

11. Taxes.  The General Partner shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership. The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership will be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulation § 301.7701-3.

12. Assignments.

(a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the Limited Partner.

13. Withdrawal.   The General Partner agrees not to withdraw from the Partnership without the prior consent of the Limited Partner. Upon the withdrawal of the General Partner from the Partnership or any event that causes the General Partner to cease to be a general partner of the Partnership, whether or not permitted by this Agreement, (a) the withdrawing General Partner shall cease to have any rights or powers under this Agreement and shall not be entitled to any payment or distribution in connection with its interest in the Partnership, and (b) the Limited Partner shall have the right to designate a successor General Partner and cause such successor General Partner to be admitted to the Partnership as a general partner effective immediately prior to the withdrawal of the prior General Partner.

14. Admission of Additional or Substitute Partners.

(a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner and the Limited Partner.

(b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the Limited Partner and the General Partner.

15. Liability of Limited Partner.   The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16. Appointment of Board of Directors of Partners GP.   The Partnership shall exercise its rights as sole member of Partners GP to cause the Directors to be appointed, replaced or removed in accordance with the provisions of this Section 16.

(a) For so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, the General Partner shall have the right to cause the Partnership to appoint two Directors.

(b) For so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, but less than 85.0% of the number of LP Units owned by such Persons immediately after the Effective Time, the General Partner shall have the right to cause the Partnership to appoint one Director.

(c) Upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, the General Partner shall designate one of the two Holdco GP Directors to be removed, and the Partnership shall cause such Holdco GP Director to resign or be removed from the Board of Directors.

(d) Upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, the Partnership shall cause any remaining Holdco GP Director(s) to resign or be removed from the Board of Directors, and thereafter the Board of Directors shall consist only of Public Directors.

(e) The General Partner shall have the right to designate Holdco GP Directors in its sole discretion, and the Partnership shall cause any individual designated by the General Partner to be appointed or removed as a Holdco GP Director to be so appointed (subject to the limitations on the number of Holdco GP Directors provided above) or removed. The General Partner shall have the right to fill any vacancy among the Holdco GP Directors, other than any vacancies caused by a resignation or removal pursuant to Section 16(c) or (d) above.

(f) All Public Directors shall be nominated, elected or appointed, and any vacancies in the Public Director shall be filled, in accordance with the terms of the MLP Agreement. The Partnership shall not remove any Public Director from the Board, except in accordance with the terms of the MLP Agreement.

(g) The General Partner shall not take, and shall not have the power to take, any action inconsistent with the terms of this Section 16. The General Partner shall take all action necessary to give effect to the terms of this Section 16, including causing the Public Directors to be elected, appointed and removed in accordance with this Section 16 and the MLP Agreement.

(h) The General Partner shall cause the Partnership to, with the consent of the Limited Partner as to the form of the agreement, amend the limited liability company agreement of Partners GP as soon as practicable after the Effective Time, in order to conform to the terms of the MLP Agreement and this Section 16.

17. Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and relating to the business and affairs of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 17, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 17 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 17(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 17.

(c) The indemnification provided by this Section 17 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Limited Partner, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) For purposes of this Section 17, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 17(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 17 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The provisions of this Section 17 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g) No amendment, modification or repeal of this Section 17 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h) Subject to the rights of the Indemnitees in Section 17(g), which shall remain in full force and effect, the Limited Partner may, by 14 days notice to the General Partner, terminate this Section 17 (together with its guarantee thereof) on a prospective basis only, following the later of (a) the date the General Partner no longer has the right to cause the Partnership to appoint at least one Director and (b) the Applicable Date (as defined in the Support Agreement, dated as of June 10, 2010, by and among the Limited Partner, BGH GP Holdings, and certain other parties). Notwithstanding Section 13, prior to the effective date of such termination, the General Partner shall have the right to require the Limited Partner (or a wholly owned Subsidiary of the Limited Partner designated by the Limited Partner) to purchase the interests of the General Partner in the Partnership for $1,000, effective as of the date of termination of this Section 17.

18. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner or any other Persons who have acquired interests in the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) The General Partner shall not be responsible for any misconduct or negligence on the part of any agent which exercised the powers granted to the General Partner pursuant to the Prior Agreement and appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 18 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 18 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

19. Governing Law.   This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the principles of conflicts of law.

20. Third Party Beneficiaries.   Each partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

21. Defined Terms.   The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

(a) “Act” has the meaning set forth in the Background to this Agreement.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the preamble to this Agreement.

(d) “BGH GP Holdings” has the meaning set forth in the MLP Agreement.

(e) “Board of Directors” has the meaning set forth in the MLP Agreement.

(f) “Directors” has the meaning set forth in the MLP Agreement.

(g) “Departing General Partner” means any former general partner of the Partnership, from and after the effective date of such general partner’s withdrawal or removal.

(h) “Effective Time” has the meaning specified in the Merger Agreement.

(i) “General Partner” has the meaning set forth in the preamble to this Agreement.

(j) “Holdco GP Directors” means Directors appointed by the General Partner pursuant to Section 16.

(k) “Indemnitee” means (a) the General Partner, (b) a Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or any of its Subsidiaries, the General Partner or any Departing General Partner or any Affiliate of the Partnership or any of its Subsidiaries, the General Partner or any Departing General Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services. For the avoidance of doubt, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates shall be Indemnitees under this Agreement.

(l) “Limited Partner” has the meaning set forth in the preamble to this Agreement.

(m) “LP Units” has the meaning set forth in the MLP Agreement.

(n) “Merger Agreement” has the meaning set forth in the Background to this Agreement.

(o) “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Limited Partner, as it may be amended, supplemented or restated from time to time.

(p) “Partners GP” has the meaning set forth in the Background to this Agreement.

(q) “Partnership” has the meaning set forth in the Background to this Agreement.

(r) “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, an association or any other entity.

(s) “Prior Agreement” has the meaning set forth in the Background to this Agreement.

(t) “Public Directors” has the meaning set forth in the MLP Agreement.

(u) “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

In Witness Whereof, this Agreement has been duly executed by the General Partner as of the date first above written.

MainLine Management LLC,
as General Partner

By:
Name:
Title:

The Limited Partner hereby guarantees the performance and payment of the Partnership’s obligations under Section 17 of this Agreement.

Buckeye Partners, L.P.

By: Buckeye GP LLC, its General Partner

By:
Name:
Title:

ANNEX D

SUPPORT AGREEMENT
BY AND AMONG
BUCKEYE PARTNERS, L.P.
AND
BGH GP HOLDINGS, LLC
ARCLIGHT ENERGY PARTNERS FUND III, L.P.
ARCLIGHT ENERGY PARTNERS FUND IV, L.P.
KELSO INVESTMENT ASSOCIATES VII, L.P.
KEP VI, LLC
DATED AS OF JUNE 10, 2010

D-i

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of June 10, 2010 (this “Agreement”), by and among Buckeye Partners, L.P., a Delaware limited partnership (“Partners”), and BGH GP Holdings, LLC, a Delaware limited liability company (“Holdings Unitholder”), ArcLight Energy Partners Fund III, L.P., a Delaware limited partnership, ArcLight Energy Partners Fund IV, L.P., a Delaware limited partnership, Kelso Investment Associates VII, L.P., a Delaware limited partnership, and KEP VI, LLC, a Delaware limited liability company (collectively, the “Unitholders” and, individually, a “Unitholder”).

W I T N E S S E T H:

Whereas, concurrently with the execution of this Agreement, Partners, Buckeye GP LLC, a Delaware limited liability company (“Partners GP”), Buckeye GP Holdings L.P., a Delaware limited partnership (“Holdings”), MainLine Management LLC, a Delaware limited liability company (“Holdings GP”), and Grand Ohio, LLC, a Delaware limited liability company (“MergerCo”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, MergerCo will merge with and into Holdings and each outstanding Common Unit and Management Unit of Holdings will be converted into the right to receive the merger consideration specified therein;

Whereas, as of the date hereof, each Unitholder is the record and/or beneficial owner, in the aggregate, of the number of Common Units and Management Units set forth opposite such Unitholder’s name on Schedule I hereto (the “Existing Units”); and

Whereas, as a material inducement to Partners entering into the Merger Agreement, Partners has required that the Unitholders agree, and the Unitholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Existing Units set forth herein.

Now Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to each Unitholder or other Person, Affiliate shall not include Holdings or any Person that is directly or indirectly, through one or more intermediaries, controlled by Holdings. For the avoidance of doubt, no officer or director of Holdings, Holdings GP, Partners, Partners GP or any of their controlled Affiliates shall be deemed to be an Affiliate of a Unitholder or other Person by virtue of his or her status as a director or officer of Holdings, Holdings GP, Partners, Partners GP or any of their controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote.  Each Unitholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Holdings Meeting and at any other meeting of the unitholders of Holdings, however called, including any adjournment or postponement thereof, and in connection with any written consent of the unitholders of Holdings relating to the Merger or an Acquisition Proposal, such Unitholder shall to the fullest extent that the Existing Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Existing Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Existing Units (i) in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any other action required in furtherance thereof submitted for the vote or written consent of unitholders; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holdings or Holdings GP contained in the Merger Agreement; (iii) against any Acquisition Proposal; and (iv) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

2.2 No Inconsistent Agreements.  Each Unitholder hereby covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Existing Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Existing Units (other than a proxy or proxies to vote its Existing Units in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of such Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement in any material respect.

2.3 Proxy.  In order to secure the obligations set forth herein, Unitholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be Keith St.Clair and William Schmidt, in their respective capacities as officers of Partners or Partners GP, and any individual who shall hereafter succeed to any such officer of Partners or Partners GP, as the case may be, and any other Person designated in writing by Partners or Partners GP (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Existing Units in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the Unitholders of Holdings at which any of the matters described in Section 2.1(b) are to be considered; provided that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Partners Audit Committee. To the fullest extent permitted by law, this proxy is coupled with an interest and shall be irrevocable, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Unitholder with respect to the Existing Units to the extent that such proxy is inconsistent with the provisions of this Agreement. Partners may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to such Unitholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Each Unitholder.  Each Unitholder hereby severally but not jointly represents and warrants to Partners as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  Such Unitholder has the requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Unitholder of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Unitholder, and no other actions or proceedings on the part of such Unitholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Unitholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Partners, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  Such Unitholder’s Existing Units are Beneficially Owned by such Unitholder as set forth on Schedule I hereto. Holdings Unitholder has good and marketable title to the Existing Units, free and clear of any Lien. Holdings Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Holdings Unitholder’s Existing Units.

(c) No Violation.  Neither the execution and delivery of this Agreement by such Unitholder nor the performance by such Unitholder of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Existing Units or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to such Unitholder under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Unitholder is a party or by which such Unitholder or any of its respective properties, rights or assets may be bound or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to such Unitholder or any of its material properties, rights or assets or result in a violation or breach of or conflict with its certificate of incorporation or bylaws, partnership agreement, or limited liability company agreement (as applicable).

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by such Unitholder in connection with such Unitholder’s execution, delivery and performance of this Agreement or the consummation by such Unitholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement or (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Unitholder’s ability to perform its obligations hereunder.

(e) Absence of Litigation.  There is no action, litigation or proceeding pending and no Order of any governmental authority outstanding nor, to the knowledge of such Unitholder, is any such action, litigation, proceeding or Order threatened, against such Unitholder or its Existing Units which may prevent or materially delay such Unitholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

(f) Reliance by Partners.  Such Unitholder understands and acknowledges that Partners is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Unitholder contained herein.

3.2 Representations and Warranties of Partners.  Partners hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by Partners and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Partners.

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers, Other Actions.  Each Unitholder hereby agrees not to (i) acquire any additional Common Units or Management Units or other voting equity interests of Holdings or any securities convertible into or exchangeable for Common Units or other voting equity interests of Holdings (other than the acquisition of additional Common Units upon conversion of Management Units outstanding as of the date hereof), (ii) Transfer any of the Existing Units, Beneficial Ownership thereof or any other interest therein; (iii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iv) take any action that could restrict or otherwise affect Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

4.2 Distributions, etc.  In the event of a unit split, unit distribution, or any change in the Common Units and/or Management Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include such units as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation.  Subject to Section 4.6, each Unitholder agrees that it will not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly through another Person, (i) knowingly solicit, initiate or encourage the submission of any Acquisition Proposal or the making or consummation thereof, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information about Holdings or Partners in connection with, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) make or participate in, directly or indirectly, a “soliciation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Common Units or Management Units in connection with any vote or other action on any matter, other than to recommend that holders of Common Units and Management Units vote in favor of the approval and adoption of the Merger and the Merger Agreement and as otherwise expressly provided in this Agreement, or (iv) agree or publicly propose to do any of the foregoing. Each Unitholder hereby represents that, as of the date hereof, such Unitholder is not engaged in any discussions or negotiations with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause such Unitholder’s Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished and will take commercially reasonable steps to inform its Representatives of the obligations undertaken by such Unitholder pursuant to this Agreement, including this Section 4.3.

4.4 Notice of Proposals Regarding Prohibited Transactions.  Each Unitholder hereby agrees to notify Partners as promptly as practicable (and in any event within 48 hours after receipt) in writing of any written inquiries or proposals which are received by, or any written requests for information from, or any written request to initiate negotiations or discussions with, Unitholder or any of its Affiliates (other than its Representatives acting in their capacity as an officer or director of Holdings GP) with respect to any Acquisition Proposal (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate such negotiations or discussions, as the case may be).

4.5 Further Assurances.  From time to time, at Partners’ request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

4.6 Unitholder Capacity.  Each Unitholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Existing Units. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Representative of a Unitholder who is an officer of Holdings GP or Partners GP or a member of the Partners GP Board or Holdings GP Board from exercising his or her fiduciary duties to Holdings or Partners by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by Holdings or Partners in respect of any Acquisition Proposal shall serve as the basis of a claim that a Unitholder is in breach of its obligations hereunder notwithstanding the fact that such Unitholder’s Representative, in his or her capacity as an officer or director of Holdings GP or Partners GP, has provided advice or assistance to Holdings or Partners in connection therewith.

4.7 Continued Ownership of Holdings GP and General Partner Interest in Holdings.

(a) Each of the Unitholders agrees not to Transfer its ownership interest in Holdings Unitholder, or Beneficial Ownership thereof or any other interest therein, and to cause Holdings Unitholder not to dissolve or liquidate, prior to the earlier of (i) the date of refinancing or termination of that certain Credit Agreement by and among Partners, the several banks and other financial institutions party thereto and the administrative agent, dated as of November 13, 2006, as amended, supplemented and modified from time to time or (ii) August 14, 2013, in one or more Transfers that would cause them to cease to collectively own, beneficially or of record, directly or indirectly at least 35% of the outstanding equity interests of Holdings Unitholder (such earlier date, the “Applicable Date”).

(b) Holdings Unitholder agrees not to Transfer its ownership interest in Holdings GP, or Beneficial Ownership thereof or any other interest therein, and to cause Holdings GP not to dissolve or liquidate, prior to the Applicable Date.

(c) Each of the Unitholders agrees to cause Holdings GP not to transfer its general partner interest in Holdings, or Beneficial Ownership thereof or any other interest therein, prior to the Applicable Date.

4.8 Registration Rights.  At the Effective Time, Partners and the Unitholders shall enter into a Registration Rights Agreement substantially in the form attached hereto as Annex A.

ARTICLE V

MISCELLANEOUS

5.1 Termination.  This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) a Holdings Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms; or (iv) the written agreement of the Unitholders and Partners to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect; provided, that, notwithstanding termination of this Agreement upon the Effective Time under clause (i) above, Section 4.7 shall remain in full force and effect until the Applicable Date and this Article V (except Sections 5.2 and 5.3) shall remain in full force and effect until the Applicable Date. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

5.2 No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Partners any direct or indirect ownership or incidence of ownership of or with respect to any Existing Units. All rights, ownership and economic benefit relating to the Existing Units shall remain vested in and belong to each Unitholder, and Partners shall have no authority to direct such Unitholder in the voting (except as otherwise provided herein) or disposition of any of the Existing Units.

5.3 Publicity.  Each Unitholder hereby permits Partners and Holdings to include and disclose in the Registration Statement, the Joint Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Unitholder’s identity and ownership of the Existing Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

5.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Partners, to:

Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attention: General Counsel

With copies to:

Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attention: Chairman of the Audit Committee

and

Prickett, Jones & Elliott, P.A.
1310 King Street
Wilmington, DE 19801
Tel: 302.888.6500
Fax: 302.658.8111
Attention: John H. Small, Esq.

and

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103
Tel: 212.237.0000
Attention: Michael J. Swidler, Esq.

If to a Unitholder, to:

ArcLight Capital Partners, LLC
Attn: John A. Tisdale
200 Clarendon Street, 55th Floor
John Hancock Tower
Boston, MA 02117
Fax: (617) 867-4698

and

Kelso & Company
Attn: Jim Connors
320 Park Ave., 24th Floor
New York, New York. 10022
Fax: (212) 223-2379

and

BGH GP Holdings, LLC
C/o ArcLight Capital Partners, LLC
Attn: John A. Tisdale
200 Clarendon Street, 55th Floor
John Hancock Tower
Boston, MA 02117
Fax: (617) 867-4698

with a copy to:

Latham & Watkins LLP
Attn: William N. Finnegan IV, Esq.
      Sean T. Wheeler, Esq.
717 Texas Avenue, Suite 1600
Houston, Texas 77002
Fax: (713) 546-5401

5.5 Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.6 Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7 Entire Agreement.  This Agreement, together with the schedule annexed hereto, and, solely to the extent of the defined terms referenced herein and as provided in Section 4.3 hereof, the Merger Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9 Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Partners and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Partners and the Unitholders.

5.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11 Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12 Action by Partners.  No waiver, consent or other action by or on behalf of Partners pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Partners Audit Committee. No act or failure to act by the Partner GP Board shall constitute a breach by Partners or Partners GP of this Agreement unless such act or failure to act is expressly approved by the Partners Audit Committee.

5.13 Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

BUCKEYE PARTNERS, L.P.

By: Buckeye GP LLC, its General Partner

By:	/s/ Keith E. St.Clair
Name:     Keith E. St.Clair

Title:	Senior Vice President and Chief
Financial Officer

BGH GP HOLDINGS, LLC

By:	/s/ Frank Loverro
Name:     Frank Loverro

Title:	Director

ARCLIGHT ENERGY PARTNERS FUND III, L.P.

By:	ArcLight PEF GP III, LLC,
Its General Partner

By:	ArcLight Capital Holdings, LLC
Its Manager

By:	/s/ Daniel R. Revers
Name:     Daniel R. Revers

Title:	Manager

ARCLIGHT ENERGY PARTNERS FUND IV, L.P.

By:	ArcLight PEF GP IV, LLC,
Its General Partner

By:	ArcLight Capital Holdings, LLC
Its Manager

By:	/s/ Daniel R. Revers
Name:     Daniel R. Revers

Title:	Manager

KELSO INVESTMENT ASSOCIATES VII, L.P.

By:	Kelso GP VII, L.P. , its general partner

By:	Kelso GP VII, LLC, its general partner

By:	/s/ Christopher L. Collins
Name:     Christopher L. Collins

Title:	Managing Member

KEP VI, LLC

By:	/s/ Christopher L. Collins
Name:     Christopher L. Collins

Title:	Managing Member

Schedule I

UNITHOLDER INFORMATION

	Existing Units
	Common Units		Management Units
	Record	Beneficial	Record	Beneficial
Name	Ownership	Ownership	Ownership	Ownership

BGH GP Holdings, LLC	17,001,766	17,004,596	509,141	509,141
ArcLight Energy Partners Fund III, L.P.	0	0	0	0
ArcLight Energy Partners Fund IV, L.P.	0	0	0	0
Kelso Investment Associates VII, L.P.	0	0	0	0
KEP VI, LLC	0	0	0	0

D-I

Annex A

FORM OF REGISTRATION RIGHTS AGREEMENT

D-A

ANNEX E

745 Seventh Avenue New York, NY 10019 United States

June 10, 2010

Buckeye GP LLC
One Greenway Plaza, Suite 600
Houston, TX 77094

Audit Committee of Buckeye GP LLC:

We understand that Buckeye Partners, L.P., a Delaware limited partnership (“Partners”), Buckeye GP LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Grand Ohio, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Partners (“MergerCo”), Buckeye GP Holdings L.P. a Delaware limited partnership (“Holdings”), and MainLine Management LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”) intend to enter into a transaction (the “Proposed Transaction”) pursuant to which (i) MergerCo will, subject to the terms and conditions set forth in the Agreement and Plan of Merger dated June 10, 2010, by and among Partners, Partners GP, MergerCo, Holdings and Holdings GP (the “Merger Agreement”), merge with and into Holdings, with Holdings surviving such merger and with Partners as the sole limited partner (with a 100% economic interest) of Holdings and (ii) each issued and outstanding (a) common unit of Holdings (“Holdings Common Units”) and (b) management unit of Holdings (the “Holdings Management Units”) shall be converted into the right to receive 0.705 (the “Exchange Ratio”) units representing limited partnership interests of Partners (the “Partners LP Units”), which Partners LP Units shall be duly authorized and validly issued in accordance with applicable laws and the Amended and Restated Agreement of Limited Partnership of Partners as in effect on the date hereof (the “Partnership Agreement”). We further understand that Arclight Capital Partners LLC and certain of its affiliates (“Arclight”) and Kelso & Company, LP and certain of its affiliates (“Kelso” and together with Arclight, the “Affiliated Unitholders”), who collectively indirectly own approximately 62% of Holdings through the Affiliated Unitholders’ majority ownership of BGH GP Holdings, LLC, and BGH GP Holdings LLC individually, have agreed with Partners to vote for the transaction pursuant to a Support Agreement, dated June 10, 2010 by and among the Affiliated Unitholders, BGH GP Holdings, LLC and Partners, (the “Support Agreement” and, collectively with the Merger Agreement and the Partnership Agreement, the “Agreements”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreements.

We have been requested by the Audit Committee of Partners GP to render our opinion with respect to the fairness, from a financial point of view, to Partners and accordingly, the holders of the Partners LP Units (other than Holdings, Partners GP, and the Affiliated Unitholders), of the Exchange Ratio to be paid by Partners in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address (i) the underlying business decision to proceed with or effect the Proposed Transaction, (ii) any of the tax or other consequences of the Proposed Transaction to the holders of the Partners LP Units, (iii) the prices at which the Partners LP Units and the Holdings Common Units will trade at any time following the announcement of the Proposed Transaction or the prices at which the Partners LP Units will trade at any time following the consummation of the Proposed Transaction or (iv) the likelihood of the consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Exchange Ratio paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction; (2) publicly available information concerning Partners and Holdings that we believe to be relevant to our analysis, including their Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010; (3) financial and operating information with respect to the business, operations and prospects of Partners and Holdings furnished to us by the management of Partners, including financial projections of Partners and Holdings prepared by management of Partners (the “Partners Projections”); (4) a trading history of the Partners LP Units and the Holdings Common Units from August 4, 2006 to June 9, 2010; (5) a comparison of the historical financial results and present financial condition of Partners and Holdings with each other and with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) the potential pro forma impact of the Proposed Transaction on the future financial performance of the combined company; (8) published estimates of independent research analysts with respect to the future financial performance and trading price targets of Partners and Holdings and (9) the relative trading liquidity of Partners LP Units and Holdings Common Units. In addition, we have had discussions with the management of Partners and Holdings concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information, and have further relied upon the assurances of the management of Partners that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Partners Projections, upon the advice of Partners, we have assumed that the Partners Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Partners as to the future financial performance of Partners and Holdings on a standalone basis, and we have relied on such projections in arriving at our opinion. In addition, for purposes of our analysis, we also have considered other assumptions and estimates which resulted in certain adjustments to the Partners Projections (the “Adjusted Projections”). We have discussed the Adjusted Projections with the Audit Committee of Partners GP and it is our understanding that they have agreed with the appropriateness of the use of the Adjusted Projections in performing our analysis, and we have also relied on such Adjusted Projections in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Partners or Holdings and have not made or obtained any evaluations or appraisals of the assets or liabilities of Partners or Holdings. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of Partners, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreements and that the Proposed Transaction will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Partners has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by Partners in the Proposed Transaction is fair to Partners and accordingly, the holders of the Partners LP Units (other than Holdings, Partners GP, and the Affiliated Unitholders).

We have acted as financial advisor to the Audit Committee of Partners GP in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, Partners has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for Partners and Holdings and certain of their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) acted as Joint Bookrunner on Partners’ $275 million 10-year Senior Notes offering, which priced on August 11, 2009, (ii) committed $75 million to the $250 million revolving credit facility of Partners operating subsidiary, Buckeye Energy Services LLC, which closed on August 12, 2009, (iii) acted as Joint Bookrunner on Partners’ $108 million follow-on equity offering, which priced on March 26, 2009 and had the option to sell additional units exercised by the bookrunners on April 24, 2009 and (iv) engaged in hedging and risk management transactions with Partners.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Partners, Holdings and certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Audit Committee of Partners GP and is rendered in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any unitholder of Partners as to how such unitholder should vote or act with respect to the Proposed Transaction or any related matter.

Very truly yours,

/s/  BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.

ANNEX F

June 10, 2010

Board of Directors
MainLine Management LLC, as general partner of Buckeye GP Holdings L.P.
One Greenway Plaza, Suite 600
Houston, Texas 77046

Members of the Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors of the general partner of Buckeye GP Holdings L.P. (the “Company”), with respect to the fairness, from a financial point of view, to the holders of common Units (“Common Units”) and management units (“Management Units” and, together with the Common Units, “Company Units”) each representing limited partner interests in the Company, other than BGH GP Holdings, LLC (“BGH Holdings”) and its affiliates (collectively, the “Excluded Persons”), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Buckeye Partners, L.P. (the “Acquiror”), Buckeye GP LLC, the general partner of the Acquiror and a wholly owned subsidiary of the Company (the “Acquiror GP”), Grand Ohio, LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company and MainLine Management LLC, the general partner of the Company (the “Company GP”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding Company Unit will be converted into the right to receive 0.705 units (the “Exchange Ratio”) representing limited partner interests of the Acquiror (“Acquiror Units”). We understand that BGH Holdings owns a majority of the outstanding Company Units and all of the outstanding equity interests in the Company GP. We further understand that, pursuant to the Merger Agreement, the general partnership interest in the Company shall remain outstanding and continue to be owned by the Company GP, as a wholly owned subsidiary of BGH Holdings. The holders of Company Units other than the Excluded Persons are referred to herein as the “Unaffiliated Unit Holders.” We further understand that Management Units are convertible into Common Units, at the election of the holder thereof, on a one-for-one basis and, at your direction, we have, for purposes of our analyses and this opinion treated all outstanding Management Units as if so converted.

In arriving at our opinion, we have reviewed a draft, dated June 9, 2010, of the Merger Agreement; a draft, dated June 9, 2010 (the “Acquiror Partnership Agreement”), of the Amended and Restated Partnership Agreement of the Acquiror; a draft, dated June 9, 2010 (the “Company Partnership Agreement”), of the Second Amended and Restated Partnership Agreement of the Company; and a draft, dated June 7, 2010, of the Support Agreement (the “Support Agreement”) to be entered into by and among the Acquiror and the holders of Company Units named therein and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by the management of the Company and the Acquiror responsible for the operation and management of the Company and the Acquiror, respectively, and have met with certain members of the management of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We understand that both the Company and the Acquiror are operated and managed (and their respective forecasts are prepared) by employees of Buckeye Pipe Line Services Company (“Services Company”), a consolidated affiliate of the Company which is owned by the Buckeye Pipe Line Services Company Employee Stock Ownership Plan and that Services Company owns approximately 3.2% of the outstanding Acquiror Units. We have also considered certain financial data of the Company and the Acquiror

F-1

and certain market data for their publicly traded securities, and we have compared that data with similar data for other companies with publicly traded securities in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that we have used in our analyses, the management of the Company and the Acquiror have advised us, and we have assumed, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, we have assumed that the definitive Merger Agreement, the Acquiror Partnership Agreement, the Company Partnership Agreement and the Support Agreement will conform to the drafts reviewed by us in all respects material to our analyses. We have not investigated or otherwise evaluated the potential effects of the Merger on the federal, state or other taxes or tax rates payable by the Company, the Acquiror or their respective security holders and, with your consent, have assumed, that such taxes and tax rates will not be affected by or after giving effect to the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the Unaffiliated Unit Holders of the Exchange Ratio and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions that are currently subject to unusual volatility and that, if different than assumed, could have a material impact on our analyses or opinion. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry that are subject to significant volatility and that, if different than assumed, could have a material impact on our analyses and opinion. We are not expressing any opinion as to what the value of Acquiror Units actually will be when issued to the holders of Company Units pursuant to the Merger or the prices at which Acquiror Units or Company Units will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not solicit third party indications of interest in acquiring all or any part of the Company.

F-2

We have acted as financial advisor to Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will become entitled to receive a fee upon the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company, the Acquiror and certain of their affiliates for which we and our affiliates have received compensation, including, during the last two years, having acted as a co-managing underwriter of an offering of debt securities by the Acquiror. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company GP, as general partner of the Company (solely in the Board’s capacity as such), in connection with its consideration of the Merger and does not constitute advice or a recommendation to any securityholder of the Company as to how such securityholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Unit Holders.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

F-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Amended and Restated Partnership Agreement of the Partnership — Indemnification” is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever subject to such standards and restrictions as are set forth in its partnership agreement.

Item 21.	Exhibits and Financial Statement Schedules

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-4, which Exhibit Index is incorporated herein by reference.

(b) All financial statement schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of July, 2010.

By:	/s/ Forrest E. Wylie
Forrest E. Wylie
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Forrest E. Wylie and William H. Schmidt, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 13th day of July, 2010.

Signature	Title

/s/ Forrest E. Wylie Forrest E. Wylie	Chairman of the Board, Chief Executive Officer and Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (principal executive officer)

/s/ Keith E. St.Clair Keith E. St.Clair	Senior Vice President and Chief Financial Officer of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (principal financial and accounting officer)

/s/ Irvin K. Culpepper, Jr. Irvin K. Culpepper, Jr.	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ John F. Erhard John F. Erhard	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Michael B. Goldberg Michael B. Goldberg	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ C. Scott Hobbs C. Scott Hobbs	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Mark C. McKinley Mark C. McKinley	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Oliver “Rick” G. Richard, III Oliver “Rick” G. Richard, III	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

/s/ Robb E. Turner Robb E. Turner	Director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P.

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1**	Agreement and Plan of Merger, dated June 10, 2010, by and among Buckeye Partners, L.P., Buckeye GP LLC, Buckeye GP Holdings L.P., MainLine Management LLC and Grand Ohio, LLC, a subsidiary of Buckeye Partners, L.P. (Included as Annex A to the Joint Proxy Statement/Prospectus in Part I of this Registration Statement).(1)

2.2		Purchase and Sale Agreement, dated as of July 24, 2007, by and between Lodi Holdings, L.L.C., as seller, and Buckeye Gas Storage LLC, as buyer (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on July 24, 2007).

2.3		Amendment No. 1 to the Purchase and Sale Agreement, dated as of October 31, 2007, by and between Lodi Holdings, L.L.C. and Buckeye Gas Storage LLC (Incorporated by reference to Exhibit 2.2 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 18, 2008).

2.4		Amendment No. 2 to the Purchase and Sale Agreement, dated as of November 13, 2007, by and between Lodi Holdings, L.L.C. and Buckeye Gas Storage LLC (Incorporated by reference to Exhibit 2.3 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 18, 2008).

2.5		Purchase Agreement, dated as of December 21, 2007, by and among Farm & Home Oil Company, Richard A. Longacre, as sellers’ representative and Buckeye Energy Holdings LLC (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on December 21, 2007).

3.1		Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of April 14, 2008, effective as of January 1, 2007 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on April 15, 2008).

3.2		Amended and Restated Certificate of Limited Partnership of Buckeye Partners, L.P., dated as of February 4, 1998 (Incorporated by reference to Exhibit 3.2 of Buckeye Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 1997).

3.3		Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of Buckeye Partners, L.P., dated as of April 26, 2002 (Incorporated by reference to Exhibit 3.2 of Buckeye Partners, L.P.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002).

3.4		Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of Buckeye Partners, L.P., dated as of June 1, 2004, effective as of June 3, 2004 (Incorporated by reference to Exhibit 3.3 of the Buckeye Partners, L.P.’s Registration Statement on Form S-3 filed June 16, 2004).

3.5		Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of Buckeye Partners, L.P., dated as of December 15, 2004 (Incorporated by reference to Exhibit 3.5 of Buckeye Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2004).

3	.6**	Form of Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P. (Included as Annex B to the Joint Proxy Statement/Prospectus in Part I of this Registration Statement).

4.1		Indenture dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.’s Registration Statement on Form S-4 filed September 19, 2003).

4.2		First Supplemental Indenture dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.2 of Buckeye Partners, L.P.’s Registration Statement on Form S-4 filed September 19, 2003).

4.3		Second Supplemental Indenture dated as of August 19, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.3 of Buckeye Partners, L.P.’s Registration Statement on Form S-4 filed September 19, 2003).

4.4		Third Supplemental Indenture dated as of October 12, 2004, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on October 14, 2004).

Exhibit
Number		Description

4.5		Fourth Supplemental Indenture dated as of June 30, 2005, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on June 30, 2005).

4.6		Fifth Supplemental Indenture dated as of January 11, 2008, between Buckeye Partners, L.P. and U.S. Bank National Association (successor to SunTrust Bank), as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 11, 2008).

4.7		Sixth Supplemental Indenture dated as of August 18, 2009, between Buckeye Partners, L.P. and U.S. Bank National Association (successor-in-interest to SunTrust Bank), as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on August 24, 2009).

5	.1***	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

8	.1***	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.

8	.2***	Opinion of Latham & Watkins LLP as to certain tax matters.

10	.1**	Support Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC (Included as Annex D to the Joint Proxy Statement/Prospectus in Part I of this Registration Statement).

10.2		Registration Rights Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC (Incorporated by reference to Exhibit 10.2 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on June 11, 2010).

10.3		Amended and Restated Agreement of Limited Partnership of Buckeye Pipe Line Company, L.P., as amended and restated as of August 9, 2006 (Incorporated by reference to Exhibit 10.2 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on August 14, 2006).(2)

10.4		Amended and Restated Management Agreement of Buckeye Pipe Line Company, L.P., as amended and restated as of August 9, 2006 (Incorporated by reference to Exhibit 10.3 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on August 14, 2006).(3)

10.5		Limited Liability Company Agreement of Wood River Pipe Lines LLC, dated as of September 27, 2004 (Incorporated by reference to Exhibit 10.3 of Buckeye Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.6		Services Agreement dated as of December 15, 2004, among Buckeye Partners, L.P., the Operating Subsidiaries and Services Company (Incorporated by reference to Exhibit 10.3 of Buckeye Partners, L.P.’s Current Report on Form 8-K dated December 20, 2004).

10.7		First Amendment to Services Agreement, dated as of October 15, 2008, among Buckeye Partners, L.P., Buckeye Pipe Line Services Company, and the subsidiary partnerships and limited liability companies of Buckeye set forth on the signature pages thereto. (Incorporated by reference to Exhibit 10.2 of Buckeye Partners, L.P.’s Current Report on Form 8-K dated October 16, 2008).

10.8		Fifth Amended and Restated Exchange Agreement, dated as of October 15, 2008, among Buckeye GP Holdings L.P., Buckeye GP LLC, Buckeye Partners, L.P., MainLine L.P., Buckeye Pipe Line Company, L.P., Laurel Pipe Line Company, L.P., Everglades Pipe Line Company, L.P., and Buckeye Pipe Line Holdings, L.P. (Incorporated by reference to Exhibit 10.6 of Buckeye Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008).

10	.9*	Amended and Restated Employment and Severance Agreement, dated as of October 25, 2007, by and among Stephen C. Muther, Buckeye GP Holdings L.P. and Buckeye Pipe Line Services Company (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on October 26, 2007).

10	.10*	Severance Agreement, dated as of November 10, 2008, by and among Buckeye Partners, L.P., Buckeye GP Holdings L.P., Buckeye Pipe Line Services Company, and Keith E. St.Clair (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on November 10, 2008).

Exhibit
Number		Description

10	.11*	Severance Agreement, dated as of February 17, 2009, by and among Buckeye Partners, L.P., Buckeye Pipe Line Services Company, and Clark C. Smith (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on February 17, 2009).

10	.12*	Amended and Restated Unit Option and Distribution Equivalent Plan of Buckeye Partners, L.P., dated as of April 1, 2005 (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on April 4, 2005).

10	.13*	Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006, between Buckeye Partners, L.P. and Buckeye GP LLC (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on August 14, 2006).

10	.14*	Buckeye Partners, L.P. 2009 Long-Term Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009).

10	.15**	Buckeye Partners, L.P. Annual Incentive Compensation Plan, as amended and restated, effective as of May 6, 2010.

10	.16*	Deferral Unit and Incentive Plan (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on December 17, 2009).

10.17		Credit Agreement, dated November 13, 2006, among Buckeye Partners, L.P., as borrower, SunTrust Bank, as administrative agent, and the lenders signatory thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on November 16, 2006).

10.18		First Amendment to Credit Agreement, dated as of May 18, 2007, by and among Buckeye Partners, L.P., as borrower, SunTrust Bank, as administrative agent, and the lenders signatory thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007).

10.19		Second Amendment to Credit Agreement, dated August 24, 2007, among Buckeye Partners, L.P., SunTrust Bank, as administrative agent, and the lenders signatory thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on August 28, 2007).

10.20		Third Amendment to Credit Agreement, dated January 23, 2008, among Buckeye Partners, L.P., SunTrust Bank, as administrative agent, and the lenders signatory thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 28, 2008).

10.21		Fourth Amendment to Credit Agreement, dated August 21, 2009, among Buckeye Partners, L.P., SunTrust Bank, as administrative agent, and the lenders signatory thereto (Incorporated by reference to Exhibit 10.2 of Buckeye Partners, L.P.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009).

10.22		Credit Agreement, dated as of May 20, 2008, by and among Farm & Home Oil Company LLC, Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on May 23, 2008).

10.23		First Amendment, dated as of July 18, 2008, to the Credit Agreement, dated as of May 20, 2008, among Farm & Home Oil Company LLC, Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on July 22, 2008).

10.24		Second Amendment and Increase Agreement, dated as of September 15, 2008, to the Credit Agreement, dated as of May 20, 2008, among Farm & Home Oil Company LLC, Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto (Incorporated by reference to Exhibit 10.20 of Buckeye Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008).

10.25		Third Increase Agreement and Waiver, dated as of August 12, 2009, to the Credit Agreement, dated as of May 20, 2008, among Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on August 14, 2009).

Exhibit
Number		Description

10.26		Amended and Restated Credit Agreement, dated as of June 25, 2010, among Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto (Incorporated by reference to Exhibit 10.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on July 1, 2010).

23	.1**	Consent of Deloitte & Touche LLP.

23	.2**	Consent of Deloitte & Touche LLP.

23	.3***	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

23	.4***	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1 hereto).

23	.5***	Consent of Latham & Watkins LLP (contained in Exhibit 8.2 hereto).

24.1		Power of Attorney (included on page II-3).

99	.1**	Consent of Barclays Capital Inc.

99	.2**	Consent of Credit Suisse Securities (USA) LLC.

99	.3***	Form of Proxy for Holders of Buckeye Partners, L.P. LP Units.

99	.4***	Form of Proxy for Holders of Buckeye GP Holdings L.P. Common Units.

99	.5***	Cover Letter to Unitholders of Buckeye GP Holdings L.P., Exchange Form and Application for Transfer of Common Units and/or Management Units.

99	.6**	Consent of Joseph A. LaSala.

99	.7**	Consent of Frank S. Sowinski.

99	.8**	Consent of Martin A. White.

99	.9**	Consent of Frank J. Loverro.

*	Represents management contract or compensatory plan or arrangement.

**	Filed herewith.

***	To be filed by Amendment.

(1)	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.

(2)	The Amended and Restated Agreements of Limited Partnership of the other Operating Partnerships are not filed because they are substantially identical to Exhibit 10.3 except for the identity of the Operating Partnership.

(3)	The Management Agreements of the other Operating Partnerships are not filed because they are substantially identical to Exhibit 10.4 except for the identity of the Operating Partnership.